UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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TECHE HOLDING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TECHE HOLDING COMPANY

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2014

IBERIABANK CORPORATION

PROSPECTUS

COMMON STOCK

To the Shareholders of Teche Holding Company:

Merger Proposal — Your Vote Is Very Important

You are cordially invited to attend a special meeting of the shareholders of Teche Holding Company (“Teche”) to be held on Wednesday, May 28, 2014 at 11:30 a.m. local time, at the Ramada Inn, 2915 Highway 14, New Iberia, Louisiana. At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated January 12, 2014 (hereinafter referred to as the “merger agreement”), entered into by IBERIABANK Corporation and Teche pursuant to which Teche will merge with and into IBERIABANK Corporation (hereinafter referred to as the “merger”). You will also be asked to vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger. In addition, you will be asked to approve the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

If the merger is completed, each outstanding share of Teche common stock will be converted into the right to receive 1.162 shares of common stock of IBERIABANK Corporation. Under the terms of the merger agreement, the exchange ratio may be adjusted in certain circumstances depending on the average trading prices of IBERIABANK Corporation common stock over a 15-day trading period ending one business day prior to the later of (i) the date of approval of the merger and the merger agreement by Teche’s shareholders or (ii) the date of receipt of Federal Reserve Board approval of the merger by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Based on the closing prices of IBERIABANK Corporation common stock on the NASDAQ Global Select Market on January 10, 2014, (the last trading day before public announcement of the merger agreement) and April 16, 2014 (the last practicable day before printing this document) of $62.10 and $66.66, respectively, the value of the stock consideration represented approximately $72.16 and $77.46, respectively, in value for each share of Teche common stock. You should obtain current stock price quotations for IBERIABANK Corporation and Teche common stock. IBERIABANK Corporation common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and Teche common stock trades on the NYSE MKT under the symbol “TSH.”

Your board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are fair to and in the best interests of Teche and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the other matters to be considered at the special meeting. The merger cannot be completed unless the proposal to approve the merger agreement is approved by the affirmative vote of two-thirds of the votes cast by all holders entitled to vote thereon at the special meeting.

Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed postage-prepaid envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement, “FOR” the advisory proposal on compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional votes in favor of approval of the merger agreement.

This proxy statement-prospectus provides you with detailed information about the proposed merger. It also contains or references information about IBERIABANK Corporation and Teche and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 16 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Sincerely yours,

Patrick O. Little

Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated April 16, 2014, and is first being mailed on or about April 24, 2014.

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about IBERIABANK Corporation from documents that are filed with the Securities and Exchange Commission (referred to in this document as the “SEC”) but that are not included in or delivered with this proxy statement-prospectus. You can obtain IBERIABANK Corporation’s documents incorporated by reference in this proxy statement-prospectus without charge by requesting them in writing or by telephone from IBERIABANK Corporation at the following address:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

Telephone: (337) 521-4003

Shareholders of Teche requesting IBERIABANK Corporation documents should do so by May 20, 2014 in order to receive them before the special meeting.

You may also obtain these documents at the SEC’s website (“www.sec.gov”) and you may obtain certain of these documents at IBERIABANK Corporation’s website (“www.iberiabank.com”) by selecting the tab entitled “Investor Relations” and then the tab entitled “SEC Filings.” Other information contained on IBERIABANK Corporation’s website is expressly not incorporated by reference into this document.

If you have any questions, or need assistance in completing and returning your proxy, you may contact W. Ross Little, Jr. at the following address and telephone number:

Teche Holding Company

1120 Jefferson Terrace Boulevard

New Iberia, Louisiana 70560

Attention: W. Ross. Little, Jr., Secretary

Telephone: (337) 560-7151

See “Where You Can Find More Information” on page 92.

TECHE HOLDING COMPANY

1120 Jefferson Terrace Boulevard

New Iberia, Louisiana 70560

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Teche Holding Company (“Teche”) will be held at the Ramada Inn, 2915 Highway 14, New Iberia, Louisiana at 11:30 a.m., local time, on May 28, 2014, for the following purposes:

(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated January 12, 2014, by and between Teche Holding Company and IBERIABANK Corporation (the “merger agreement”), pursuant to which Teche will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation surviving the merger (the “merger”);

(2)	To consider and vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger;

(3)	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

To transact such other business as may properly come before the special meeting, or any adjournment or postponement thereof.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick O. Little
Chairman, President and Chief Executive Officer

New Iberia, Louisiana

April 24, 2014

THE BOARD OF DIRECTORS OF TECHE UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS PRESENTED AT THE SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.

DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD.

(i)

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING OF SHAREHOLDERS

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The presence, in person or represented by proxy, of a majority of the outstanding shares of Teche common stock entitled to vote constitutes a quorum. Shares represented at the meeting by proxies reflecting a vote on any proposal, including broker non-votes, will be counted as present for quorum purposes. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the voting power present in person or represented by proxy and entitled to vote at the special meeting.

Approval of the proposal with respect to the advisory vote on the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger requires a majority of votes cast affirmatively or negatively without regard to broker non-votes or proxies marked “ABSTAIN” as to the matter. The vote on the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger is advisory in nature and will not be binding on Teche or its board of directors.

The proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies to approve the merger agreement also requires a majority of votes cast affirmatively or negatively without regard to broker non-votes or proxies marked “ABSTAIN” as to the matter.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME” WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Banks, brokers or other nominees who hold shares of Teche common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers on Proposals 1 or 2. Shares of Teche common stock not voted on a particular matter, or a “broker non-vote,” will be counted for the purpose of determining whether a quorum is present.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A:	A broker non-vote on a particular matter will be considered not present with respect to that matter and therefore will not affect the outcome of the vote on that matter.

Q:	WILL I BE ABLE TO SELL THE SHARES OF IBERIABANK CORPORATION COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:	Yes, in most cases. The shares of IBERIABANK Corporation common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be listed on the NASDAQ Global Select Market. Any former shareholders of Teche who are deemed to be “affiliates” of IBERIABANK Corporation after the merger under the Securities Act (generally, directors and executive officers of IBERIABANK Corporation and shareholders holding 10% or more of the outstanding shares of common stock of IBERIABANK Corporation) must abide by certain transfer restrictions under the Securities Act. IBERIABANK Corporation does not anticipate that any current Teche shareholder will be deemed to be an affiliate of IBERIABANK Corporation after the merger.

Q:	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All Teche shareholders of record are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. If you own your shares directly (and not in street name), you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Secretary of Teche that you wish to revoke your proxy;

•	submitting a new proxy card (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow your nominee’s directions to change your vote.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. Please do not send your stock certificates with your proxy card. Instructions for surrendering your Teche stock certificates in exchange for the merger consideration will be sent to you later.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	IBERIABANK Corporation and Teche currently expect to complete the merger in the second quarter of 2014, assuming all of the conditions to completion of the merger have been satisfied.

Q:	WHAT WILL SHAREHOLDERS OF TECHE RECEIVE IN THE MERGER?

A:	If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger each outstanding share of Teche common stock will be converted into the right to receive shares of IBERIABANK Corporation common stock in accordance with the “Exchange Ratio”, which will be as follows:

•	1.162 shares of IBERIABANK Corporation common stock for each share of Teche common stock, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock; or

•	if the “Market Value” (defined below) is greater than $68.20 per share, the adjusted Exchange Ratio will equal the quotient (to the nearest thousandth of a share) obtained by dividing $79.25 by the Market Value; or

•	if the Market Value is less than $55.80 per share, the adjusted Exchange Ratio will equal the quotient (to the nearest thousandth of a share) obtained by dividing $64.84 by the Market Value.

The term “Market Value” is defined in the merger agreement to be the average of the twenty-four (24) hour daily weighted average trading prices of IBERIABANK Corporation Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the 15 trading days ending one business day prior to the later to occur of approval of the merger agreement by Teche’s shareholders or receipt of approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

The following table provides examples of how the Exchange Ratio and the value of the shares of IBERIABANK Corporation common stock actually received may change depending on the Market Value. The range of average prices set forth in the table has been included for representative purposes only. IBERIABANK Corporation cannot assure you as to what the Market Value will be at or following the time of the exchange.

Hypothetical Market Value of IBERIABANK Corporation Common Stock	Exchange Ratio	Implied Value Received in Exchange Per Share of Teche Common Stock
$72.00	1.101	$79.25
$71.00	1.116	$79.25
$70.00	1.132	$79.25
$69.00	1.149	$79.25

$65.00	1.162	$75.53
$64.00	1.162	$74.37
$63.00	1.162	$73.21
$62.00	1.162	$72.04
$61.00	1.162	$70.88
$60.00	1.162	$69.72
$59.00	1.162	$68.56

$55.00	1.179	$64.84
$54.00	1.201	$64.84
$53.00	1.223	$64.84
$52.00	1.247	$64.84

The actual Market Value may be outside the range of the amounts set forth above, and as a result, the actual Exchange Ratio and the value of the merger consideration per share of IBERIABANK Corporation common stock may not be shown in the above table.

The 15-day average trading price of IBERIABANK Corporation common stock as of April 16, 2014 was $68.95. If this were the average price during the measurement period, you would receive 1.149 shares of IBERIABANK Corporation common stock for each share of Teche common stock owned by you. Before deciding how to vote, you should obtain a more recent price of IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC.”

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO TECHE SHAREHOLDERS?

A:	Generally, no gain or loss should be recognized as a result of the exchange of your shares of Teche common stock for shares of IBERIABANK Corporation common stock, except to the extent you receive cash in lieu of fractional shares. TECHE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR FOR AN UNDERSTANDING OF THE TAX CONSEQUENCES THAT MAY BE PARTICULAR TO SUCH SHAREHOLDER.

Q:	WHY ARE TECHE SHAREHOLDERS BEING ASKED TO APPROVE, ON A NONBINDING ADVISORY BASIS, CERTAIN MERGER-RELATED COMPENSATION?

A:	The SEC has adopted rules that require Teche to seek a nonbinding advisory vote with respect to certain payments that may be made to Teche’s named executive officers in connection with the merger.

Q:	WHAT WILL HAPPEN IF TECHE SHAREHOLDERS DO NOT APPROVE CERTAIN MERGER-RELATED COMPENSATION AT THE SPECIAL MEETING?

A:	The vote with respect to the merger-related compensation is advisory and will not be binding on Teche’s board of directors. Accordingly, if the merger is completed, the named executive officers will be contractually entitled to receive the merger-related compensation that may become payable in connection with the consummation of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the shareholder vote on this proposal.

Q:	WILL THE MERGER-RELATED COMPENSATION BE PAID IF THE MERGER IS NOT CONSUMMATED?

A:	No.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to W. Ross Little, Jr., Vice President and Secretary of Teche, at (337) 560-7151.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about IBERIABANK Corporation. For a description of this information, see “Where You Can Find More Information” on page 92. You may obtain the information incorporated by reference into this document without charge by following the instructions in that section. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger Agreement (Appendix A)

The terms and conditions of the merger by which Teche will merge with and into IBERIABANK Corporation are contained in the Agreement and Plan of Merger by and between IBERIABANK Corporation and Teche, dated as of January 12, 2014. A copy of this agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully.

Parties to the Merger

IBERIABANK Corporation (pages 23 and 60)

IBERIABANK

IBERIABANK Corporation, a Louisiana corporation, is the financial holding company for IBERIABANK, a Louisiana state banking corporation. As of December 31, 2013, IBERIABANK Corporation had total consolidated assets of $13.4 billion, total deposits of $10.7 billion and shareholders’ equity of $1.5 billion.

The principal executive office of IBERIABANK Corporation is located at 200 West Congress Street, Lafayette, Louisiana 70501, and its telephone number is (337) 521-4003.

On February 11, 2014, IBERIABANK Corporation and First Private Holdings, Inc. announced the signing of a definitive agreement for IBERIABANK Corporation to acquire First Private Holdings, Inc., the holding company of Dallas, Texas based First Private Bank of Texas. The transaction was approved by the board of directors of each of IBERIABANK Corporation and First Private Holdings, Inc. and is expected to close in the second quarter of 2014. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of First Private Holdings, Inc.’s shareholders. Under the terms of the agreement, shareholders of First Private Holdings, Inc. will receive 0.27 of a share of IBERIABANK Corporation common stock per share of First Private Holdings, Inc. common stock, subject to possible adjustments based on the market value of IBERIABANK Corporation common stock prior to closing. The stock issuance is valued at approximately $64 million in the aggregate, based on 3,747,000 shares of First Private Holdings, Inc. common stock outstanding, assuming the full exercise of then vested options and warrants outstanding.

Teche Holding Company (pages 23 and 61)

Teche Federal Bank

Teche Holding Company, or Teche, a Louisiana corporation, is the bank holding company for Teche Federal Bank, a Louisiana state banking corporation. As of December 31, 2013, Teche had total consolidated assets of $876.7 million, total deposits of $648.5 million and shareholders’ equity of $91.7 million.

Teche’s principal executive office is located at 1120 Jefferson Terrace Boulevard, New Iberia, Louisiana, 70560, and its telephone number is (337) 560-7151.

What Teche Shareholders will Receive in the Merger (page 23)

If the merger agreement is approved at the special meeting and the merger is subsequently completed, each outstanding share of Teche common stock will be converted into the right to receive 1.162 shares of common stock of

IBERIABANK Corporation. If the average of the 24-hour daily weighted average trading prices of IBERIABANK Corporation common stock over the 15 trading day period ending one business day prior to the later of the date of approval of the merger and merger agreement by Teche’s shareholders or the date of receipt of Federal Reserve Board approval (which we refer to as the “Market Value”) is greater than $68.20, then your Teche common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $79.25 by the Market Value. If the Market Value is less than $55.80, each share of Teche common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $64.84 by the Market Value. The total number of IBERIABANK Corporation shares you receive will therefore be equal to a fixed exchange ratio times the number of shares of Teche common stock you own when the merger is completed, which exchange ratio floats in the event that the Market Value of IBERIABANK Corporation common stock during the specified measurement period prior to closing falls below or rises above specified limits, as discussed in this proxy statement-prospectus. IBERIABANK Corporation will not issue fractional shares. Instead, you will receive the value of any fractional share in cash.

For example, if you own 100 shares of Teche stock and the Market Value is $69.00, the adjusted exchange ratio would equal $79.25 divided by the $69.00, or 1.149. You would receive 114 shares of IBERIABANK Corporation common stock and a cash payment instead of the 0.9 of a share of IBERIABANK Corporation common stock that would remain after applying the exchange ratio. The cash to be received in lieu of the fractional share will be calculated by multiplying the fractional share by the Market Value.

Material United States Federal Income Tax Consequences of the Merger (page 46)

It is a condition to completion of the merger that each of IBERIABANK Corporation and Teche receive a legal opinion to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. The opinion will not bind the Internal Revenue Service, which could take a different view.

For United States federal income tax purposes, it is anticipated that generally you will not recognize any gain or loss with respect to the exchange of your shares of Teche common stock for shares of IBERIABANK Corporation common stock in the merger. You will, however, generally recognize gain or loss in connection with any cash received in lieu of a fractional share interest in IBERIABANK Corporation common stock. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

You should read “Material United States Federal Income Tax Consequences of the Merger” starting on page 46 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Your Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement (page 30)

The board of directors of Teche believes that the merger presents an attractive opportunity to combine with a leading financial institution that will have significantly greater financial strength and earning power than Teche would have on its own, as well as the added scale necessary to undertake and solidify leadership positions in key business lines.

As a result, the board of directors of Teche unanimously approved the merger agreement. The board of directors of Teche believes that the merger and the merger agreement are fair to and in the best interests of Teche and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

Opinion of Teche’s Financial Advisor (page 32 and Appendix B)

In connection with the merger, the board of directors of Teche received the written opinion of Sheshunoff & Co. Investment Banking, L. P., the financial advisor to Teche, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Teche common stock. The full text of the opinion of Sheshunoff & Co. Investment Banking, L.P., dated January 12, 2014, is included in this document as Appendix B. Teche encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sheshunoff & Co. Investment Banking, L.P. The opinion of Sheshunoff & Co.

Investment Banking, L.P. is directed to the board of directors of Teche and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. Sheshunoff & Co. Investment Banking, L.P. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Shareholders of Teche (page 21)

Teche will hold a special meeting of its shareholders on May 28, 2014, at 11:30 a.m., local time, at the Ramada Inn, 2915 Highway 14, New Iberia, Louisiana. At the special meeting of shareholders, you will be asked to vote to approve the merger agreement. You will also be asked to approve, on an advisory (nonbinding) basis, a resolution regarding the compensation to be received by Teche’s named executive officers as a result of the merger and to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies to approve the merger agreement.

You may vote at the special meeting of shareholders if you owned shares of Teche common stock at the close of business on the record date, April 11, 2014. On that date, there were 2,109,504 shares of Teche common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of Teche common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, Teche recommends that you promptly complete and return your proxy card in the enclosed, postage-prepaid return envelope.

Shareholder Votes Required (page 22)

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the voting power of Teche present in person or represented by proxy and entitled to vote at the special meeting. An abstention will have the effect of a vote against the merger agreement. A broker “non-vote” will be counted for purposes of determining a quorum but will not be counted in determining the voting power present with respect to the vote on the merger agreement and thus will have no effect on the vote.

Approval of the advisory, nonbinding proposal regarding the merger-related compensation and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies each require at least a majority of votes cast affirmatively or negatively without regard to broker non-votes or proxies marked “ABSTAIN” as to that matter.

As of the record date, the directors of Teche beneficially owned 641,847 shares (exclusive of options) of Teche common stock entitled to vote at the special meeting of shareholders. This represents approximately 30.16% of the total votes entitled to be cast at the special meeting of shareholders. These individuals have agreed to vote “FOR” adoption of the merger agreement.

No Dissenters’ Rights of Appraisal (page 48)

Teche shareholders do not have dissenters’ rights of appraisal in connection with the approval of the merger agreement or the merger.

Interests of Certain Executive Officers and Directors in the Merger (page 38)

In considering the recommendation of the board of directors of Teche to approve the merger, you should be aware that certain of the executive officers and directors of Teche have financial and other interests in the merger that are in addition to their interests as Teche shareholders. These interests include rights of certain executive officers under employment and change in control severance agreements with Teche or Teche Federal Bank.

IBERIABANK Corporation has entered into noncompetition agreements with Patrick O. Little, Chairman, President and Chief Executive Officer of Teche Federal Bank, and W. Ross Little, Jr., Senior Executive Officer and Secretary of Teche Federal Bank, pursuant to which they have agreed not to compete with IBERIABANK Corporation for a period of two years after completion of the merger in exchange for certain payments over a six month period. J.L. Chauvin, Senior Vice President, Treasurer and Chief Financial Officer of Teche Federal Bank, Jason P. Freyou, Senior Vice President and Chief Operations Officer of Teche Federal Bank and Darryl R. Broussard, Senior Vice President and Chief Lending Officer of Teche Federal Bank have each entered into employment agreements with IBERIABANK.

Pursuant to these employment agreements, each of these officers of Teche Federal Bank will continue to receive his current base salary while employed, and a success bonus upon completion of conversion of Teche Federal Bank’s branch and operating systems to IBERIABANK.

Officers and directors of Teche and Teche Federal Bank currently are covered by insurance for certain acts and omissions. Teche and Teche Federal Bank will purchase a continuation of this insurance coverage for a period of up to six years after the merger for acts and omissions occurring before the merger. IBERIABANK Corporation has also agreed to indemnify the officers and directors of Teche and Teche Federal Bank for six years following the merger with respect to matters occurring at or prior to the merger.

The directors of Teche have been invited to become local market advisory directors of IBERIABANK following the merger, and have agreed not to affiliate with the board of directors or advisory board of any other financial institution serving St. Mary, Lafayette, Iberia, St. Martin, Terrebonne, Upper Lafourche, East Baton Rouge and St. Landry parishes in Louisiana for two years after consummation of the merger, except for any affiliation already in existence at the time the merger agreement was signed.

All outstanding restricted stock awards issued by Teche will become fully earned and non-forfeitable as of the effective date of the merger, and will be exchanged for the merger consideration, and all outstanding Teche stock options, whether or not then vested or exercisable, will be cancelled and converted into the right to receive a cash payment.

Additionally, certain executive officers and directors who are also employees may become entitled to receive a retention bonus and/or severance payment in connection with the merger. For a more complete discussion of these interests, please read the section titled “Interests of Certain Executive Officers and Directors in the Merger” beginning on page 38.

Regulatory Approvals Required for the Merger (page 43)

The Federal Reserve Board and the Louisiana Office of Financial Institutions were each required to approve the merger. IBERIABANK filed the required applications in February, 2014 and has received the approval of both the Federal Reserve Board and the Office of Financial Institutions.

Conditions to the Merger (page 43)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Teche shareholders must have approved the merger agreement;

•	all regulatory approvals and consents must have been obtained, any necessary approvals shall not contain a material adverse non-standard term or condition, and all waiting periods required by law must have expired; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement and the compliance in all material respects with all agreements between the parties.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 44)

Teche has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger agreement with IBERIABANK Corporation is pending.

Termination of the Merger Agreement (page 45)

IBERIABANK Corporation and Teche may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Teche shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by January 12, 2015 or if the other party breaches its agreements in a material respect and such breach cannot be or has not been cured within the applicable cure period.

Termination Fees (page 46)

If the merger is terminated pursuant to specified situations in the merger agreement (and Teche accepts a superior acquisition proposal from another party), Teche may be required to pay a termination fee to IBERIABANK Corporation of up to $5,000,000 depending on the circumstances under which the merger agreement is terminated. Teche agreed to this termination fee arrangement in order to induce IBERIABANK Corporation to enter into the merger agreement. The termination fee requirement may discourage other parties from trying or proposing to combine with Teche before the merger is completed. Under certain circumstances as described in the merger agreement, IBERIABANK Corporation may be required to pay Teche a termination fee of $4,000,000 in the event of termination of the merger agreement.

Differences in Rights of Shareholders (page 52)

The rights of Teche shareholders after the merger who continue as IBERIABANK Corporation shareholders will be governed by Louisiana law. After the merger is completed, the articles of incorporation and bylaws of IBERIABANK Corporation, rather than the articles of incorporation and bylaws of Teche, will govern your rights as a shareholder. The different shareholder rights are explained more fully in “Comparison of Shareholders’ Rights” on page 52.

Accounting Treatment (page 48)

The merger will be accounted for in accordance with accounting standards for business combinations under accounting principles generally accepted in the United States (“US GAAP”).

Comparative Market Prices and Share Information (page 48)

IBERIABANK Corporation common stock is traded on the NASDAQ Global Select Market under the symbol “IBKC.” Teche common stock is traded on the NYSE MKT under the symbol “TSH”. The following table shows the last closing sale prices of IBERIABANK Corporation common stock and Teche common stock as reported on the NASDAQ Global Select Market and the NYSE MKT, respectively, as of January 10, 2014, the last trading day before we announced the merger and on April 16, 2014, the latest practicable date prior to printing and mailing this proxy statement-prospectus. The table also presents the equivalent value of the merger consideration per share on January 10, 2014 and on April 16, 2014. The equivalent value per share of Teche common stock on such dates is calculated by multiplying the closing price of IBERIABANK Corporation on those dates by 1.162, which represents the Exchange Ratio, subject to possible adjustment as described in this proxy statement — prospectus.

	IBERIABANK CORPORATION COMMON STOCK	TECHE COMMON STOCK	TECHE EQUIVALENT PER SHARE VALUE
At January 10, 2014	$62.10	$54.50	$72.16
At April 16, 2014	$66.66	$76.82	$77.46

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

OF IBERIABANK CORPORATION

The following tables set forth selected historical consolidated financial and other data of IBERIABANK Corporation for the periods and at the dates indicated. The information in the tables is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto included in IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

	At December 31,
(Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Balance Sheet Data (1)
Total assets	$13,365,550	$13,129,678	$11,757,928	$10,026,766	$9,695,955
Cash and cash equivalents	391,396	970,977	573,296	337,778	175,397
Loans receivable	9,492,019	8,498,580	7,388,037	6,035,332	5,784,365
Investment securities	2,090,906	1,950,066	1,997,969	2,019,814	1,580,837
Goodwill and other intangibles	423,934	428,654	401,743	263,925	260,144
Deposit accounts	10,737,000	10,748,277	9,289,013	7,915,106	7,556,148
Borrowings	961,043	726,422	848,276	652,579	1,009,215
Shareholders’ equity	1,530,979	1,529,868	1,482,661	1,303,457	961,318
Book value per share (2)	51.40	51.88	50.48	48.50	46.38
Tangible book value per share (2) (4)	37.17	37.34	36.80	38.68	33.88

	Years Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Income Statement Data (1)
Interest income	$437,197	$445,200	$420,327	$396,371	$270,387
Interest expense	46,953	63,450	82,069	114,744	97,602

Net interest income	390,244	381,750	338,258	281,627	172,785
Provision for loan losses	5,145	20,671	25,867	42,451	45,370

Net interest income after provision for loan losses	385,099	361,079	312,391	239,176	127,415
Non-interest income	168,958	175,997	131,859	133,890	344,537
Non-interest expense	473,085	432,185	373,731	304,249	223,260

Income before income taxes	80,972	104,891	70,519	68,817	248,692
Income taxes	15,869	28,496	16,981	19,991	90,338

Net income	$65,103	$76,395	$53,538	$48,826	$158,354

Earnings per share — basic	$2.20	$2.59	$1.88	$1.90	$8.49
Earnings per share — diluted	2.20	2.59	1.87	1.88	8.41
Cash dividends per share	1.36	1.36	1.36	1.36	1.36

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009
Key Ratios (1) (3)
Return on average assets	0.50%	0.63%	0.49%	0.47%	2.48%
Return on average common equity	4.26	5.05	3.77	3.91	20.08
Return on average tangible equity (4)	6.20	7.21	5.30	5.27	30.66
Equity to assets at end of period	11.45	11.65	12.61	13.00	9.91
Earning assets to interest-bearing liabilities	132.74	127.62	121.74	119.27	118.34
Interest rate spread (5)	3.26	3.43	3.34	2.84	2.78
Net interest margin (TE) (5) (6)	3.38	3.58	3.51	3.05	3.09
Non-interest expense to average assets	3.64	3.57	3.43	2.95	3.49
Efficiency ratio (7)	84.60	77.49	79.50	73.22	43.16
Tangible efficiency ratio (TE) (Non-GAAP) (6) (7)	82.08	74.91	76.71	70.43	41.96
Common stock dividend payout ratio	62.11	52.50	73.61	74.75	16.13

Asset Quality Data (1)
Nonperforming assets to total assets at end of period (8)	0.61%	0.69%	0.86%	0.91%	0.91%
Allowance for credit losses to nonperforming loans at end of period (8)	175.26	150.57	132.98	122.59	124.14
Allowance for credit losses to total loans at end of period	0.95	1.10	1.40	1.40	1.36

Consolidated Capital Ratios (1)
Tier 1 leverage capital ratio	9.70%	9.70%	10.45%	11.24%	9.99%
Tier 1 risk-based capital ratio	11.57	12.92	14.94	18.48	13.34
Total risk-based capital ratio	12.82	14.19	16.20	19.74	14.71

(1)	2009 Balance Sheet, Income Statement, and Asset Quality Data, as well as Key Ratios and Consolidated Capital Ratios, are impacted by IBERIABANK Corporation’s acquisitions of CapitalSouth Bank on August 21, 2009 and Orion Bank and Century Bank on November 13, 2009. The same data for 2010 is impacted by IBERIABANK Corporation’s acquisition of Sterling Bank on July 23, 2010. 2011 data is impacted by IBERIABANK Corporation’s acquisitions of OMNI Bancshares, Inc. and Cameron Bancshares, Inc. on May 31, 2011 and Florida Trust Company on June 14, 2011. 2012 data is impacted by IBERIABANK Corporation’s acquisition of Florida Gulf Bancorp, Inc. on July 31, 2012.
(2)	Shares used for book value purposes are net of shares held in treasury at the end of the period.
(3)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(4)	Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average earning assets.
(6)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(7)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(8)	Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

TECHE HOLDING COMPANY

The following tables set forth selected historical consolidated financial and other data of Teche for the periods and at the dates indicated. The information in the tables is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto included in this proxy statement-prospectus beginning on page F-1. Operating results for any historical period are not necessarily indicative of the results that might be expected for fiscal 2014 or any other future period.

	At or for the Three Months Ended December 31, (1)		At or for the Year Ended September 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2011	2010	2009
Assets	$876,723	$839,698	$856,664	$851,962	$793,203	$761,524	$765,071
Loans Receivable, Net	696,076	634,363	676,535	665,842	600,271	586,635	588,527
Securities-Available for Sale	13,281	18,507	14,447	19,967	25,148	14,996	20,936
Securities-Held to Maturity	67,984	64,532	67,732	66,813	80,598	59,566	75,384
Cash and Cash Equivalents	35,544	59,367	34,332	37,300	29,155	40,655	23,675
Deposits	648,475	630,639	650,791	617,722	598,582	579,355	585,469
FHLB Advances	129,123	117,034	108,997	142,751	108,183	100,017	100,628
Stockholders’ Equity	91,737	84,767	89,061	83,541	79,987	75,513	71,485
SUMMARY OF OPERATIONS
Interest Income	$9,475	$9,571	$37,428	$39,134	$39,358	$41,336	$44,237
Interest Expense	1,582	1,832	6,750	8,080	9,168	11,704	15,297

Net Interest Income	7,893	7,739	30,678	31,054	30,190	29,632	28,940
Provision for Loan Losses	—	150	400	1,910	3,900	3,896	3,026

Net Interest Income after Provision for Loan Losses	7,893	7,589	30,278	29,144	26,290	25,736	25,914
Non-Interest Income	4,026	5,812	17,841	15,510	15,543	15,960	15,852
Non-Interest Expense	8,450	8,752	34,991	33,714	31,131	31,229	31,372

Income Before Income Taxes	3,469	4,649	13,128	10,940	10,702	10,467	10,394
Income Tax Expense	1,054	1,577	4,397	3,655	3,474	3,366	3,258

Net Income	$2,415	$3,072	$8,731	$7,285	$7,228	$7,101	$7,136

Basic Income per Common Share	$1.17	$1.51	$4.29	$3.55	$3.49	$3.40	$3.38
Diluted Income per Common Share	$1.15	$1.49	$4.22	$3.51	$3.45	$3.37	$3.36
Ratio of Equity to Assets	10.46%	10.09%	10.40%	9.81%	10.08%	9.92%	9.34%
Book Value/Common Share	$44.04	$41.65	$43.47	$41.09	$38.79	$36.19	$34.09
Return on Average Assets	1.11%	1.44%	1.03%	0.88%	0.94%	0.93%	0.91%
Return on Average Equity	10.49%	14.17%	9.96%	8.80%	9.12%	9.43%	9.98%
Net Interest Margin	4.00%	3.98%	3.96%	4.10%	4.28%	4.25%	4.01%
Non-Interest Expense/Average Assets	3.90%	4.11%	4.12%	4.09%	4.03%	4.10%	4.02%
Non-Interest Income/Average Assets	1.86%	2.73%	2.10%	1.88%	2.01%	2.11%	2.08%
Non-Performing Loans/Loans (2)	0.48%	1.48%	0.41%	1.58%	1.81%	2.47%	1.21%
Allowance for Loan Losses/Total Loans	1.10%	1.28%	1.15%	1.27%	1.37%	1.55%	1.14%
Dividend Payout Ratio	32.63%	48.57%	34.44%	41.45%	41.59%	42.14%	41.32%

(1)	Ratios are annualized where appropriate
(2)	Total loans net of allowance for loan losses

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF FIRST PRIVATE HOLDINGS, INC.

On February 10, 2014, IBERIABANK Corporation entered into a definitive agreement to acquire First Private Holdings, Inc., the bank holding company of First Private Bank of Texas, a commercial bank headquartered in Dallas, Texas. The following tables set forth selected historical consolidated financial and other data of First Private Holdings, Inc. and subsidiaries for the periods and at the dates indicated. The information in the tables is derived in part from the audited financial statements of First Private Holdings, Inc. for the years ended December 31, 2013 to 2009. Operating results for any historical period are not necessarily indicative of the results that might be expected for fiscal 2014 or any other future period.

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$357,274	$339,232	$283,057	$207,993	$138,155
Cash and cash equivalents	66,863	81,269	23,113	5,629	2,197
Loans receivable	255,451	211,030	159,039	124,839	105,122
Investment securities	29,066	41,852	97,755	73,671	28,057
Goodwill and other intangibles	—	—	—	—	—
Deposit accounts	317,739	306,400	247,139	169,150	97,376
Borrowings	6,669	—	5,000	10,000	12,107
Shareholders’ equity	32,695	32,150	30,680	28,660	28,575
Book value per share (1)	$10.42	$10.24	$9.77	$9.28	$9.52

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income	$10,288	$9,786	$8,673	$6,885	$5,306
Interest expense	1,939	2,404	2,645	2,098	1,482

Net interest income	8,349	7,382	6,028	4,787	3,824
Provision for loan losses	145	175	70	360	138

Net interest income after provision for loan losses	8,204	7,207	5,958	4,427	3,686
Non-interest income	84	165	87	166	103
Non-interest expense	6,249	6,025	5,704	5,122	3,625

Income (loss) before income taxes	2,039	1,347	341	(529)	164
Income taxes	684	—	—	—	—

Net income (loss)	$1,355	$1,347	$341	$(529)	$164

Earnings per share—basic	$0.43	$0.43	$0.11	$(0.17)	$0.05
Earnings per share—diluted	0.41	0.40	0.10	(0.17)	0.05
Cash dividends per share	0.10	—	—	—	—

	At or for the Years Ended December 31,
	2013	2012	2011	2010	2009
Key Ratios (2)
Return on average assets	0.39%	0.44%	0.14%	(0.29)%	0.14%
Return on average common equity	4.29%	4.45%	1.19%	(1.85)%	0.57%
Equity to assets at end of period	9.15%	9.48%	10.84%	13.78%	20.68%
Earning assets to interest-bearing liabilities	126.26%	128.44%	125.70%	125.98%	138.12%
Interest rate spread (3)	2.30%	2.24%	2.20%	2.45%	2.75%
Net interest margin (3)	2.46%	2.47%	2.47%	2.77%	3.23%
Non-interest expense to average assets	1.84%	2.02%	2.34%	2.96%	3.06%
Efficiency ratio (4)	74.11%	79.84%	93.27%	103.41%	92.32%
Common stock dividend payout ratio	23.16%	—%	—%	—%	—%

	At or for the Years Ended December 31,
	2013	2012	2011	2010	2009
Asset Quality Data
Nonperforming assets to total assets at end of period (5)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses to non-performing loans at end of period (5)	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for credit losses to total loans at end of period	0.46%	0.48%	0.53%	0.62%	0.40%
Capital Ratios (Bank Only)
Tier 1 leverage capital ratio	8.87%	9.42%	10.83%	14.02%	22.38%
Tier 1 risk-based capital ratio	14.79%	18.03%	20.25%	23.87%	30.80%
Total risk-based capital ratio	15.33%	18.64%	20.85%	24.53%	31.26%
Common stock dividend payout ratio	23.16%	—%	—%	—%	—%

(1)	Shares used for book value purposes are net of shares held in treasury at the end of the period.
(2)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(3)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average earning assets.
(4)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenue is the sum of net interest income and noninterest income.
(5)	Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

COMPARATIVE PER SHARE DATA

(Unaudited)

The following table sets forth the basic earnings, diluted earnings, cash dividends and book value per common share data for Teche, IBERIABANK Corporation and First Private Holdings, Inc. on a historical basis, on a pro forma combined basis, and on a per equivalent Teche share basis, as of or for the twelve months ended December 31, 2013 (in the case of IBERIBABANK Corporation and First Private Holdings, Inc.) and the twelve months ended September 30, 2013 (in the case of Teche).

The pro forma data was derived by combining the historical consolidated financial information of IBERIABANK Corporation, Teche and First Private Holdings, Inc. using the acquisition method of accounting for business combinations and assumes the transaction is completed as contemplated. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented. The pro forma equivalent Teche share amounts are calculated by multiplying the pro forma combined per share metrics by the exchange ratio of 1.162 so that the per share amounts equate to the respective values of one share of Teche common stock. The unaudited pro forma combined and per share equivalents are calculated by combining the IBERIABANK Corporation historical share amounts with pro forma amounts from Teche, assuming an exchange ratio of 1.162, and pro forma amounts from First Private Holdings, Inc., assuming an exchange ratio of 0.27. The unaudited pro forma data in the table represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Teche and First Private Holdings, Inc. at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the financial information and financial statements of IBERIABANK Corporation incorporated by reference in this proxy statement-prospectus, the financial information and financial statements of Teche included elsewhere in this proxy statement-prospectus and the Selected Historical Consolidated Financial and Other Data of First Private Holdings, Inc., included elsewhere in this proxy statement-prospectus. See “Where You Can Find More Information” on page 92.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	IBERIABANK Corporation Historical	Teche Historical	First Private Historical	Pro Forma Combined	Pro Forma Equivalent Teche Share(1)
Earnings per share for the fiscal year ended 2013:
Basic	$2.20	$4.28	$0.43	$2.29	$2.66
Diluted	2.20	4.22	0.41	2.28	2.65
Shares Outstanding at fiscal year ended 2013	29,786,544	2,048,888	3,138,950	33,014,869	2,380,808
Cash dividends per share declared for the fiscal year ended 2013(2)	$1.36	$1.475	$0.10	$1.36	$1.58
Book value per common share as of fiscal year end 2013(3)	51.40	43.47	10.42	52.74	61.29
Tangible common book value per share as of fiscal year end 2013(3)	37.12	41.69	10.42	37.06	43.07

(1)	The pro forma equivalent Teche share amounts show the effects of the merger from the perspective of an owner of Teche common stock. It is calculated by multiplying the pro forma combined per share amounts by an assumed exchange ratio of 1.162. The actual exchange ratio may differ.
(2)	Pro forma dividends per share represent IBERIABANK Corporation’s historical dividends per share.
(3)	Pro forma book value and tangible book value per common share amounts are based on the closing price of IBERIABANK Corporation on January 10, 2014 of $62.10, and assumes the proposed merger with Teche will result in approximately $68 million of goodwill and other intangibles, and assumes that the proposed merger with First Private Holdings, Inc. will result in approximately $23 million of goodwill and other intangibles, significant portions of which are expected to be goodwill.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including, without limitation, IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement.

Risks Associated with the Merger

Fluctuations in the trading price of IBERIABANK Corporation common stock outside of certain ranges will change the number of shares of IBERIABANK Corporation common stock that you receive in the merger.

If the Market Value of IBERIABANK Corporation common stock is less than or equal to $68.20 or greater than or equal to $55.80 per share during the measurement period, the Exchange Ratio will equal 1.162 shares of IBERIABANK Corporation common stock for each share of Teche common stock. Within that range of values, the number of shares of IBERIABANK Corporation stock you will receive will not change, although the value of the shares received will vary with the market price for the common stock. However, if the Market Value is outside of this range, the Exchange Ratio will be adjusted. If the Market Value is greater than $68.20, then the number of IEBRIABANK Corporation shares you will receive as merger consideration will equal the quotient obtained by dividing $79.25 by such Market Value. If the Market Value is less than $55.80, then the number of shares you will receive will equal the quotient obtained by dividing $64.84 by such Market Value. Outside of these Market Values, the implied value per share of Teche common stock will be fixed at $79.25 at the top end of the range and $64.84 at the bottom end of the range.

The market price of IBERIABANK Corporation’s common stock at the time the merger is completed may vary from the price of IBERIABANK Corporation’s common stock on the date the merger agreement was executed, on the date of this proxy statement-prospectus and/or on the date of the Teche special meeting as a result of various factors that are beyond the control of IBERIABANK Corporation and Teche, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Teche shareholders, completion of the merger is subject to satisfaction of other conditions that may not occur until after the Teche special meeting. Therefore, at the time of the Teche special meeting you will not know or be able to calculate the precise value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of IBERIABANK Corporation common stock before you vote.

After the merger, the market value of IBERIABANK Corporation common stock may decrease and be lower than the Market Value of IBERIABANK Corporation’s common stock that was used in calculating the Exchange Ratio in the merger.

For additional information, see “Approval of the Merger — Conversion of Teche Common Stock” on page 23.

The price of IBERIABANK Corporation common stock might decrease after the merger.

The value of the shares of IBERIABANK Corporation common stock you will receive in the merger in exchange for your shares of Teche common stock will increase or decrease as the market price for IBERIABANK Corporation common stock changes. During the twelve-month period ended on April 16, 2014 (the most recent practicable date before the printing of the proxy statement-prospectus), the price of IBERIABANK Corporation common stock varied from a low of $44.91 to a high of $72.41, and ended that period at $66.66. The market value of IBERIABANK Corporation common stock fluctuates based upon general market and economic conditions, IBERIABANK Corporation business and prospects and other factors.

The market price of IBERIABANK Corporation common stock after the merger may be affected by factors different from those affecting the shares of Teche or IBERIABANK Corporation currently.

Upon completion of the merger, holders of Teche common stock will become holders of IBERIABANK Corporation common stock. IBERIABANK Corporation’s business differs from that of Teche, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of IBERIABANK Corporation and Teche. For a discussion of the businesses of IBERIABANK Corporation and Teche and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this proxy statement-prospectus.

The integration of the operations of IBERIABANK Corporation and Teche may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) IBERIABANK Corporation’s ability to:

•	timely and successfully integrate the operations of IBERIABANK Corporation and Teche;

•	retain key employees of IBERIABANK Corporation and Teche;

•	maintain existing relationships with depositors in Teche to minimize withdrawals of deposits prior to and subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Teche;

•	control the incremental non-interest expense from IBERIABANK Corporation to maintain overall operating efficiencies;

•	retain and attract qualified personnel at IBERIABANK Corporation; and

•	compete effectively in the communities served by IBERIABANK Corporation and Teche and in nearby communities.

IBERIABANK Corporation may not be able to manage effectively its growth resulting from the merger.

Acquisitions or mergers entail risks that could negatively affect the operations of IBERIABANK Corporation.

Acquisitions and mergers, particularly the integration of companies that have previously been operated separately, involves a number of risks, including, but not limited to:

•	the time and costs associated with identifying and evaluating potential acquisition or merger partners;

•	difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

•	exposure to asset quality problems of the acquired institution;

•	IBERIABANK Corporation’s ability to finance an acquisition and maintain adequate regulatory capital;

•	diversion of management’s attention from the management of daily operations;

•	risks and expenses of entering new geographic markets;

•	potential significant loss of depositors or loan customers from the acquired institution;

•	loss of key employees of the acquired institution; and

•	exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Also, IBERIABANK Corporation may issue equity securities, including common stock and securities convertible into common stock in connection with future acquisitions, which could cause ownership and economic dilution to the current shareholders of IBERIABANK Corporation (or to the shareholders of IBERIABANK Corporation at that time). Prior to the completion of the pending acquisition, IBERIABANK Corporation and Teche operated as separate entities. IBERIABANK Corporation’s failure to successfully integrate these and future acquisitions and/or manage its growth could adversely affect its business, results of operations, financial condition and future prospects.

The mergers with Teche and with First Private Holdings, Inc. may distract management of IBERIABANK Corporation from its other responsibilities.

The acquisitions of Teche and of First Private Holdings, Inc. could cause the management of IBERIABANK Corporation to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of IBERIABANK Corporation. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of IBERIABANK Corporation.

Teche shareholders will have less influence as shareholders of IBERIABANK Corporation than as shareholders of Teche.

Teche shareholders currently have the right to vote in the election of the board of directors of Teche and on other matters affecting Teche. Following the merger and after giving effect to the acquisition of First Private Holdings, Inc., the shareholders of Teche as a group will own approximately 7.5% of the combined organization. When the merger occurs, each shareholder that receives shares of IBERIABANK Corporation common stock will become a shareholder of IBERIABANK Corporation with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Teche. Because of this, Teche shareholders will have less influence on the management and policies of IBERIABANK Corporation than they now have on the management and policies of Teche.

Certain officers and directors of Teche have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the officers and directors of Teche have interests in the merger that are in addition to their interests as shareholders of Teche generally. These interests exist because of, among other things, employment and change of control severance agreements that the officers entered into with Teche or Teche Federal bank, noncompetition and employment agreements that certain Teche officers have entered into with IBERIABANK Corporation and IBERIABANK, rights that certain Teche officers and directors have under Teche benefit plans and rights to indemnification and officers and directors insurance for a limited time (at current levels) following the merger. IBERIABANK and directors of Teche have entered into support agreements pursuant to which such directors have been invited to join IBERIABANK’s local advisory boards in the parish where each director resides following the merger, and to receive a fee of $500 per advisory board meeting attended. Teche’s directors have agreed not to affiliate with any board of directors or advisory board of any other financial institution serving certain parishes in Louisiana in which IBERIABANK conducts business for two years after consummation of the merger, except for those affiliations existing at the time the support agreements were executed. Although the members of each of the IBERIABANK Corporation and Teche board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should be aware of them and understand that some of the directors and officers of Teche will receive payments in connection with the merger that you will not receive. See “Approval of the Merger — Interests of Certain Executive Officers and Directors in the Merger” on page 38.

The fairness opinion obtained by Teche from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

In connection with the execution of the merger agreement, Teche received an opinion from its financial advisor, Sheshunoff & Co. Investment Banking, L.P., that the consideration to be received in the merger was fair to Teche shareholders from a financial point of view. Teche has not obtained an updated fairness opinion as of the date of this proxy statement-prospectus. Changes in the operations and prospects of Teche or IBERIABANK Corporation, general market and economic conditions and other factors that may be beyond the control of Teche and IBERIABANK Corporation, and on which the fairness opinion was based, may alter the value of Teche or IBERIABANK Corporation or the prices of shares of Teche common stock or IBERIABANK Corporation common stock by the time the special meeting takes place or by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Teche does not anticipate asking its financial advisor to update its opinion, the January 12, 2014 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this proxy statement-prospectus. For a description of the opinion that Teche received from its financial advisor, please refer to “Approval of the Merger — Opinion of Teche’s Financial Advisor” on page 32. For a description of the other factors considered by Teche board of directors in determining to approve the merger, please refer to “Approval of the Merger — Teche’s Reasons for the Merger; Recommendation of the Teche Board of Directors” on page 30.

Pending litigation against IBERIABANK Corporation, Teche and the current members of Teche’s board of directors could result in an injunction preventing completion of the merger or the payment of damages in the event the merger is completed.

On February 3, 2014, a putative shareholder class action lawsuit captioned John Solak v. Teche Holding Company, IBERIABANK Corporation, et al., Case No. 123884, was filed in the 16th Judicial District Court for the Parish of Iberia of the State of Louisiana against IBERIABANK Corporation, Teche and members of Teche’s board of directors. That suit subsequently was amended to assert, among other things, that the Teche directors breached their fiduciary duties and/or violated Louisiana state law and that IBERIABANK Corporation and Teche conspired with the directors in those alleged breaches of fiduciary duty. The plaintiff seeks to enjoin the merger. Teche and IBERIABANK Corporation intend to vigorously defend against the lawsuit.

All defendants filed exceptions to the suit seeking dismissal. Teche and IBERIABANK Corporation filed exceptions of no cause of action and no right of action. The directors filed an exception of no right of action. On April 15, 2014, the district court ruled in favor of defendants, finding that plaintiff had no individual right of action and dismissing all claims against Teche and IBERIABANK Corporation. The court granted plaintiff seven days within which he could amend the suit to state a derivative claim. No amendment has yet been filed.

One of the conditions to the closing of the merger is that no judgment, decree, injunction or other order by any court of competent jurisdiction is in effect that prohibits the completion of the merger. If the plaintiff is successful in obtaining an injunction prohibiting the defendants from completing the merger, then the injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. If completion of the merger is prevented or delayed, it could result in substantial additional costs to IBERIABANK Corporation and Teche. In addition, IBERIABANK Corporation and Teche could incur costs associated with the indemnification of Teche’s directors and officers. See “Approval of the Merger — Litigation Relating to the Merger” on page 41 and “Approval of the Merger — Interests of Certain Executive Officers and Directors — Indemnification” and “Approval of the Merger — Interests of Certain Executive Officers and Directors — Officers’ and Directors’ Insurance” on page 40.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then Teche shareholders may be responsible for payment of U.S. federal income taxes.

The U.S. Internal Revenue Service, or IRS, may determine that the merger does not qualify as a tax-free reorganization under Section 368(a) of the Code. In that case, each Teche shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the IBERIABANK Corporation common stock and cash received by the shareholder in the merger and (ii) the shareholder’s adjusted tax basis in the shares of Teche common stock exchanged therefore.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of IBERIABANK Corporation and Teche may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before IBERIABANK Corporation and Teche are obligated to complete the merger:

•	the merger agreement must be duly approved by the requisite vote of the shareholders of Teche;

•	all material regulatory approvals required for consummation of the merger must be obtained;

•	there must not be any order by a court or regulatory authority that enjoins or prohibits the merger;

•	there must not be any stop order of the registration statement shall have been issued or threatened by the SEC; and

•	the shares of IBERIABANK Corporation common stock to be issued in the merger must be approved for listing on the NASDAQ Global Select Market.

Termination of the merger agreement could negatively impact Teche.

If the merger agreement is terminated, there may be various consequences. For example, Teche’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Teche will have incurred substantial expenses in connection with this contemplated transaction without realizing the benefits of the merger. If the merger agreement is terminated and Teche’s board of directors seeks another merger or business combination, Teche’s shareholders cannot be certain that Teche would be able to find a party willing to pay the equivalent or greater consideration than that which IBERIABANK Corporation has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Teche’s board of directors, Teche may be required to pay IBERIABANK Corporation a termination fee of up to $5,000,000 depending on the circumstances under which the merger agreement is terminated.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Teche.

Until the completion of the merger, with some exceptions, Teche is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than IBERIABANK Corporation. In addition, Teche has agreed to pay a termination fee to IBERIABANK Corporation in specified circumstances. These provisions could discourage other companies from trying to acquire Teche even though those other companies might be willing to offer greater value to Teche shareholders than IBERIABANK Corporation has agreed to pay.

Teche will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Teche. These uncertainties may impair Teche’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Teche to seek to change existing business relationships with Teche. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Teche may experience uncertainty about their future roles with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Teche employees depart because of personal issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, the value of Teche’s business to IBERIABANK Corporation following the merger could be harmed. In addition, the merger agreement restricts Teche, without the consent of IBERIABANK Corporation, from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent Teche from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Approval of the Merger — Conduct of Business Pending the Merger” on page 41.

TECHE SPECIAL MEETING

Teche is mailing this proxy statement-prospectus to you as a Teche shareholder on or about April 24, 2014. With this document, Teche is sending you a notice of the Teche special meeting of shareholders and a form of proxy that is solicited by the Teche board of directors. The special meeting will be held on May 28, 2014 at 11:30 a.m., local time, at the Ramada Inn, 2915 Highway 14, New Iberia, Louisiana.

Matters to be Considered

The purpose of the special meeting of shareholders is to vote on a proposal to approve the Agreement and Plan of Merger dated as of January 12, 2014, by and between Teche and IBERIABANK Corporation, pursuant to which Teche will be merged with and into IBERIABANK Corporation.

You will also be asked to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger.

You will also be asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary, to solicit additional proxies to approve the merger agreement.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of Teche;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies. You may not vote in person at the special meeting without the requisite documentation from your broker.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement, “FOR” approval of the advisory proposal on compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Teche. Teche will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on April 11, 2014 has been fixed as the record date for determining the Teche shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 2,109,504 shares of Teche common stock were outstanding, and were held by approximately 387 holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Teche common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Teche common stock present in person or represented by proxy and entitled to vote at the special meeting. Holders of Teche common stock on the record date constitute the Teche voting power entitled to vote at the special meeting. An abstention will be counted for purposes of a quorum and will have the effect of a vote against the merger agreement. A broker non-vote also will be counted for purposes of determining a quorum but will not be counted in determining the voting power present with respect to the vote on the merger agreement and thus will have no effect on the vote.

Approval of the nonbinding proposal to approve the merger-related compensation and approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies, each require a majority of votes cast affirmatively or negatively without regard to broker non-votes and proxies marked “ABSTAIN” as to the matter.

As of the record date, directors of Teche beneficially owned 641,847 shares (exclusive of options) of Teche common stock entitled to vote at the special meeting of shareholders. This represents approximately 30.16% of the total votes entitled to be cast at the special meeting. These individuals have entered into support agreements pursuant to which they have agreed to vote “FOR” approval of the merger agreement.

Voting of Shares by the Teche Federal Bank Employee Stock Ownership Plan

As of the Teche record date, the Teche Federal Bank Employee Stock Ownership Plan (the “ESOP”) held 261,586 shares of Teche common stock. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant may direct the voting of shares allocated to his or her account under the ESOP. As of the record date for the special meeting, all of the shares have been allocated to participants under the ESOP. Allocated ESOP shares for which no voting instruction is timely received, shares for which participants abstain from voting and unallocated ESOP shares, if any, will be voted by the ESOP trustees as directed by the ESOP Plan Committee, subject to their fiduciary duties, in the same proportions as the ESOP trustees vote the allocated shares for which they received timely instructions. Certain officers of Teche serve as the ESOP Plan Committee members, and outside directors of the Teche board of directors serve as the ESOP trustees.

You will receive with this proxy statement-prospectus, a voting instruction form for your shares and a postage-prepaid return envelope for that form addressed to the ESOP trustees. The ESOP trustees will certify the totals to Teche for the purpose of having those shares voted. The deadline for returning your voting instruction form is May 22, 2014.

Recommendation of the Board of Directors

The Teche board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors believes that the merger agreement is fair to Teche shareholders and is in the best interest of Teche and its shareholders and recommends that you vote “FOR” the approval of the merger agreement. See “Approval of the Merger — Teche’s Reasons for the Merger; Recommendation of the Teche Board of Directors” on page 30.

The board of directors also recommends that you vote “FOR” approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger and “FOR” a proposal to adjourn or postpone the special meeting, if necessary to solicit additional proxies to approve the merger agreement.

APPROVAL OF THE MERGER

The description of the merger and the merger agreement contained in this proxy statement-prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement-prospectus (without exhibits) as Appendix A hereto and incorporated herein by reference.

General

Pursuant to the merger agreement, Teche will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation as the surviving entity. Each share of Teche common stock will be converted into the right to receive 1.162 shares of IBERIABANK Corporation common stock. This Exchange Ratio is subject to adjustment depending on the Market Value of the IBERIABANK Corporation common stock. If the Market Value is greater than $68.20, each outstanding share of Teche common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $79.25 by such Market Value. If the Market Value is less than $55.80, each share of Teche common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $64.84 by the Market Value. Cash will be paid in lieu of any fractional share of Teche common stock. See “Conversion of Teche Common Stock” below.

As a result of the merger, the separate corporate existence of Teche will cease and IBERIABANK Corporation will succeed to all the rights and be responsible for all the obligations of Teche. In the merger, IBERIABANK Corporation will acquire all of the outstanding shares of common stock of Teche Federal Bank. Teche Federal Bank will then merge with and into IBERIABANK, as a result of which, the separate corporate existence of Teche Federal Bank will cease. IBERIABANK Corporation will not operate Teche Federal Bank as a separate bank subsidiary. Upon consummation of the merger, the board of directors and officers of each of IBERIABANK Corporation and IBERIABANK shall consist of those persons serving as directors and officers of IBERIABANK Corporation and IBERIABANK, respectively, prior to the merger.

The Parties

IBERIABANK Corporation. IBERIABANK Corporation, a Louisiana corporation, is the financial holding company for IBERIABANK, a wholly owned Louisiana-chartered commercial bank subsidiary, both headquartered in Lafayette, Louisiana. The principal business of IBERIABANK Corporation is conducted through IBERIABANK. IBERIABANK operates full service bank branch offices in its market areas throughout Louisiana, Texas, Arkansas, Alabama, Tennessee and Florida. IBERIABANK provides a variety of financial services to individuals and businesses throughout its service area. Primary deposit products are checking, savings and certificate of deposit accounts and primary lending products are consumer, commercial and mortgage loans. IBERIABANK also offers discount brokerage services through a wholly owned subsidiary. IBERIABANK Corporation’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” At December 31, 2013, IBERIABANK Corporation had total assets of $13.4 billion, total deposits of $10.7 billion and shareholders’ equity of $1.5 billion.

Teche Holding Company. Teche Holding Company, a Louisiana corporation, is the bank holding company for Teche Federal Bank, a wholly owned Louisiana-chartered commercial bank, both headquartered in New Iberia, Louisiana. Teche Federal Bank has 20 banking offices in the Louisiana market. As of December 31, 2013, Teche had total assets, deposits and equity of approximately $876.7 million, $648.5 million and $91.7 million, respectively.

Conversion of Teche Common Stock

If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, each outstanding share of Teche common stock will be converted into the right to receive shares of IBERIABANK Corporation common stock. The Exchange Ratio (the precise number of shares of IBERIABANK Corporation common stock to be received for each share of Teche common stock) will depend on the Market Value of the IBERIABANK Corporation common stock. The term Market Value is defined in the merger agreement to be the average of the 24-hour daily weighted average trading prices of IBERIABANK Corporation common stock over 15 trading days ending one business day prior to the later of (i) the date of approval of the merger and merger agreement by Teche’s shareholders or (ii) the date of receipt of Federal Reserve Board approval. The Exchange Ratio will be:

•	1.162 shares of IBERIABANK Corporation common stock for each share of Teche common stock, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock if the Market Value is between $55.80 and $68.20; or

•	if the Market Value is greater than $68.20 per share, then the Exchange Ratio will equal the quotient obtained by dividing $79.25 by the Market Value, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock; or

•	if the Market Value is less than $55.80 per share, the Exchange Ratio will equal the quotient obtained by dividing $64.84 by the Market Value, and cash (without interest) payable with respect to any fractional share of IBERIABANK Corporation common stock.

The following table provides examples of how the Exchange Ratio and the value of the merger consideration may change depending on the Market Value of the IBERIABANK Corporation common stock. The range of Market Values set forth in the table has been included for representative purposes only. IBERIABANK Corporation cannot assure you as to what the market price of the IBERIABANK Corporation common stock to be issued in the merger will be at or following the time of the exchange.

Hypothetical Market Value of IBERIABANK Corporation Common Stock	Exchange Ratio	Implied Value Received in Exchange Per Share of Teche Common Stock
$72.00	1.101	$79.25
$71.00	1.116	$79.25
$70.00	1.132	$79.25
$69.00	1.149	$79.25

$65.00	1.162	$75.53
$64.00	1.162	$74.37
$63.00	1.162	$73.21
$62.00	1.162	$72.04
$61.00	1.162	$70.88
$60.00	1.162	$69.72
$59.00	1.162	$68.56

$55.00	1.179	$64.84
$54.00	1.201	$64.84
$53.00	1.223	$64.84
$52.00	1.247	$64.84

The examples above are illustrative only. The number of shares you receive for each of your shares of Teche common stock will be based on the actual Market Value. The actual Market Value may be outside the range of the amounts set forth above, and as a result, the actual Exchange Ratio and implied value of the merger consideration per share of IBERIABANK Corporation common stock may not be shown in the above table.

The 15-day average trading price of IBERIABANK Corporation common stock as of April 16, 2014 was $68.95. If this was the actual Market Value, you would receive 1.149 shares of IBERIABANK Corporation common stock for each share of Teche common stock owned by you. Before deciding how to vote, you should obtain a more recent price of IBERIABANK Corporation common stock, which trades on the NASDAQ Global Select Market under the symbol “IBKC”.

The Exchange Ratio was arrived at through arm’s-length negotiations between Teche and IBERIABANK Corporation. The merger agreement provides that, if IBERIABANK Corporation effects a stock dividend, reclassification, recapitalization, split, or combination of the shares of IBERIABANK Corporation common stock, an appropriate adjustment to the Exchange Ratio will be made.

Stock Options and Restricted Stock

On the effective date of the merger, each option to purchase shares of Teche common stock granted under the Teche stock option plans, whether vested or unvested, that is outstanding will cease to represent a right to acquire Teche common stock and will be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to the difference between (i) the average of the twenty-four (24) hour daily weighted average trading prices of the IBERIABANK Corporation common stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the two (2) trading days ending one (1) business day prior to the merger date, multiplied by the number of shares of Teche common stock subject to such Teche option, multiplied by the Exchange Ratio and (ii) the exercise price per share of the Teche option multiplied by the number of shares of Teche common stock subject to such Teche stock options.

On the effective date of the merger, the restrictions on each outstanding share of restricted stock previously issued by Teche under the Teche stock plans will lapse, and each share of Teche restricted stock will be deemed earned and non-forfeitable and treated at the closing of the merger the same, and having the same rights and subject to the same conditions, as each share of Teche common stock not subject to any restrictions.

Procedure for Exchanging Certificates

At or prior to the effective date of the merger, IBERIABANK Corporation will deposit with an exchange agent certificates representing the shares of IBERIABANK Corporation common stock and the estimated amount of cash to be paid in lieu of fractional shares of IBERIABANK Corporation common stock. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of Teche common stock.

As soon as practicable after the effective date of the merger (but in no event later than 5 business days after the effective date of the merger), a letter of transmittal, together with instructions for the exchange of certificates representing shares of Teche common stock for the merger consideration, will be mailed to each person who is a shareholder of record of Teche on the effective date of the merger. Shareholders are requested not to send in their Teche common stock certificates until they have received a letter of transmittal and further written instructions. IBERIABANK Corporation common stock certificates and cash payments for fractional shares will be sent as promptly as practicable after receipt of a properly completed letter of transmittal accompanied by the appropriate Teche common stock certificates.

After the effective time of the merger, each certificate formerly representing Teche common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of IBERIABANK Corporation common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of IBERIABANK Corporation common stock and any dividend or other distribution with respect to IBERIABANK Corporation common stock with a record date occurring after the effective time of the merger. IBERIABANK Corporation, at its option, may decline to pay former shareholders of Teche who become holders of IBERIABANK Corporation common stock pursuant to the merger agreement any dividends or other distributions that may have become payable to holders of record of IBERIABANK Corporation common stock following the effective date of the merger until they have surrendered their certificates for Teche common stock. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of IBERIABANK Corporation common stock, will be paid without interest.

If your Teche stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide evidence of ownership. You may be required to make an affidavit and post a bond in an amount sufficient to protect IBERIABANK Corporation against claims related to your common stock.

Background of the Merger

Teche’s board of directors and senior management have periodically reviewed and evaluated available strategic options with the goals of strengthening Teche’s capital and financial position, identifying opportunities for growth consistent with safe and sound banking operations, and enhancing long term shareholder value.

At times during the past several years, representatives of various area financial institutions have expressed their interest to Patrick O. Little, Teche’s President and Chief Executive Officer, regarding the possibility of Teche engaging in a business combination with their institutions. No specific deal terms were proposed or discussed in connection with any of these communications, nor did Teche actively evaluate or pursue any of these expressions of interest. In addition, Mr. Little periodically has had meetings with various investment advisory firms with significant experience providing financial advisory services to banks and thrifts, to discuss the current state of the Louisiana banking market, Teche’s prospects as an independent institution, and the mergers and acquisitions landscape. Additionally, Mr. Little periodically attends industry conferences to keep abreast of industry trends, including trends related to merger and acquisition matters. Members of Teche management first met with representatives of Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”), an investment advisory firm with significant experience providing financial advisory services to banks and thrifts, in November 2012 at a banking conference in New Orleans. Members of Teche management and staff at Sheshunoff had follow-up discussions in March 2013 to discuss the current state of the Louisiana banking market, the mergers and acquisitions market generally and several potential acquisition opportunities for Teche to consider. Members of Teche management and staff at Sheshunoff had additional discussions in May 2013 and June 2013 regarding several potential acquisition opportunities for Teche to consider and the current market metrics for potential buyers and sellers.

In July 2013, Teche reviewed the potential opportunity to pursue the acquisition of a local financial institution. On July 19, 2013, Teche engaged Sheshunoff to represent Teche in evaluating this potential acquisition. On July 26, 2013, the mergers and acquisitions committee of the board of directors comprised of directors Patrick O. Little, W. Ross Little, Jr., J.L. Chauvin, Mary Coon Biggs and Henry L. Friedman (the “M&A Committee”) met with Teche’s management, representatives from Sheshunoff and representatives of Teche’s legal counsel, a law firm with significant experience advising financial institutions, to review and discuss the opportunity to bid on this local financial institution. These discussions included analyzing pricing for a potential expression of interest to acquire this local financial institution and discussions regarding the current market for mergers and acquisitions and market metrics for potential acquisition targets. Based upon the discussions at this meeting, management and the M&A Committee determined that Teche would not pursue the potential acquisition. Management and the M&A Committee determined that they would continue to gather additional information regarding the current mergers and acquisitions market in order to gain a better understanding of the mergers and acquisitions process and the potential opportunities which might be available to Teche.

On July 31, 2013, the board of directors met with representatives of Sheshunoff. At this meeting, Sheshunoff presented an overview of the financial institutions industry, market analysis, peer group analysis and a review of the current mergers and acquisitions landscape, including recent transactions. As part of this presentation, Sheshunoff presented illustrations of the potential financial effects of a business combination with several area financial institutions that Sheshunoff identified as potential acquirers.

At the meeting, it was discussed that increasing risks for community banks might soon require Teche to make additional major investments in personnel, technology and compliance that would increase Teche’s cost structure and could diminish Teche’s future profitability. In addition, the current low-margin operating environment and other concerns about the future profitability and growth of the Teche franchise were discussed. The board determined that it should continue to educate itself on the process of exploring various strategic alternatives. At this meeting, Patrick Little was authorized to negotiate an engagement letter with Sheshunoff to assist Teche in exploring potential strategic alternatives. On August 12, 2013, Teche entered into an agreement with Sheshunoff for such investment advisory services. At that time, Teche and Sheshunoff began the preparation of a confidential information memorandum in connection with the process of formally exploring strategic alternatives.

During August and September 2013, representatives of Sheshunoff and Teche management discussed the preparation of the confidential information memorandum, the Louisiana and Texas banking markets and the mergers and acquisitions landscape. They also discussed the presentation that would be made to potential merger partners at meetings to be held between the potential parties, Teche management and representatives of Sheshunoff to discuss in detail the potential benefits of pursuing a transaction with Teche. Such confidential information memorandum and presentation included non-public information regarding Teche’s business and recent operating performance. Sheshunoff discussed with Teche the goals of the process of meeting with potential merger partners, including the primary objective of obtaining the highest per share consideration for Teche’s shareholders and the terms that interested parties would be asked to address as part of their proposals. In addition to per share consideration, these terms included, among other things, the structure of the proposed transaction, form of consideration, price protection, treatment of stock options, personnel issues, due diligence procedures and the existence of financing or other contingencies.

On September 26, 2013, the M&A Committee met with management to discuss the progress in preparing the confidential information memorandum, a list of fourteen financial institutions that could potentially be interested in a merger with Teche and the background information provided by Sheshunoff regarding the likelihood of each organization’s interest in a business combination with Teche. The list of potential transaction partners was developed by Sheshunoff with input from Teche’s management, analysis of publicly available information about other financial institutions and their acquisition histories, and Sheshunoff’s knowledge and expertise concerning Teche’s market area and the recent transactions involving financial institutions. At this M&A Committee meeting, there was discussion concerning whether there were any other reasonably likely potential merger partners who had been omitted from the list. It was the consensus of Teche management and the M&A Committee that the list presented by Sheshunoff was appropriate and that all of the institutions on the list should be contacted to determine their interest in a potential business combination with Teche. At a board of directors meeting later that day, the board was updated on the M&A Committee meeting held and the status of the process being undertaken with the assistance of Sheshunoff, including a discussion of the potential business partners to be contacted and the process to be followed.

On September 27, 2013, Sheshunoff, with the assistance of Teche management, finalized the confidential information memorandum and on October 3, 2013 began contacting the fourteen financial institutions on the list to ascertain their interest in a possible business combination. Six of the institutions that were contacted, including IBERIABANK Corporation, executed confidentiality agreements, and thereafter Sheshunoff provided these interested parties with a copy of the confidential information memorandum. Beginning on October 29, 2013, all of the interested parties that executed confidentiality agreements were also given access to an electronic data room containing additional information regarding Teche’s operations. The interested parties were requested to submit a written expression of interest.

On October 30, 2013, the M&A Committee met to discuss the process and status of the solicitation of expressions of interest from potential partners. At a board of directors meeting later that day, the board was updated by the M&A Committee as to the meeting held and the status of the process being undertaken with the assistance of Sheshunoff. As part of the process of soliciting expressions of interest from potential partners, Teche Federal Bank management consisting of Mr. Patrick O. Little, Chairman of the Board, President and Chief Executive Officer, and Mr. W. Ross Little, Jr., Senior Executive Officer and Secretary, along with representatives from Sheshunoff, met with four companies, including IBERIABANK Corporation, to discuss the Teche franchise and the potential advantages that might be realized if a merger with Teche were to occur. These meetings took place between October 24, 2013 and November 15, 2013. In addition, Teche management met with another potential partner without representatives of Sheshunoff due to scheduling conflicts. Representatives from IBERIABANK Corporation met with Teche management and representatives from Sheshunoff on November 6, 2013 to discuss the potential Teche transaction. Following this meeting, representatives from IBERIABANK Corporation were given access to Teche’s on-line data room.

On November 20, 2013, the M&A Committee discussed the status of discussions between Teche management, Sheshunoff and potential partners. In late November 2013, two institutions, including IBERIABANK Corporation, submitted written expressions of interest for a possible business combination with Teche. A third institution indicated that it required additional time to evaluate the opportunity. The two written proposals received in November 2013, including the proposal from IBERIABANK Corporation, contemplated that Teche common stock would be exchanged for 100% common stock of the acquirer. Each proposal was subject to further due diligence and other customary conditions.

On December 3 and 4, 2013, representatives of Sheshunoff presented information to Teche management and Teche’s legal counsel evaluating the two proposals received from the potential merger partners, including an update on the current market for mergers and acquisitions and transaction pricing multiples for comparable transactions. Prior to that meeting, the third institution that had been considering submitting a proposal indicated that it would not be doing so. Sheshunoff also reviewed the process undertaken to that point and discussed the two proposals for a business combination received by Teche. Sheshunoff reviewed the key terms and characteristics of each proposal, including the amount and type of consideration offered. Sheshunoff also provided a comparison of the financial performance of each of these two potential partners, as well as an analysis of their branch networks, their acquisition histories and the consensus estimates of independent research analysts for the respective stocks. Of the two proposals, IBERIABANK Corporation’s proposal offered the highest potential value to shareholders.

Patrick Little advised IBERIABANK Corporation and another party on December 4, 2013 that their representatives would be invited to meet with Teche management and representatives of Sheshunoff in order to clarify their expressions of interest. Such meeting between Teche management, representatives of Sheshunoff and representatives of IBERIABANK Corporation was held on December 12, 2013. The other party that previously submitted an expression of interest had a similar meeting with Teche management on December 13, 2013. These meetings permitted members of Teche’s senior management to meet with members of each of the two potential partners’ management teams to learn more about each of the potential partners’ operating styles, cultures, financial prospects for the future and integration plans for Teche.

On December 12, 2013, IBERIABANK Corporation was advised that it would be invited to conduct an additional due diligence investigation of Teche, including a review of Teche’s loan portfolio, securities portfolio and other assets, legal documents and obligations, and to have discussions with Teche’s executive management team. At the meeting on December 13, 2013 between Teche management and the other party, the other party verbally committed to improving its initial offer. At this meeting, this other party was also invited to conduct an additional due diligence investigation of Teche. On December 17, 2013, representatives of IBERIABANK Corporation met with Teche’s executive management and representatives from Sheshunoff to conduct one day of on-site additional due diligence and management discussions. On December 19, 2013, the M&A Committee met to discuss the status and progress of negotiations with IBERIABANK Corporation and the other interested party. The M&A Committee authorized Teche management to continue discussions with IBERIABANK Corporation and the other party. In addition, at a meeting held on December 19, 2013, the board of directors discussed and reviewed matters related to the process of identifying potential strategic partners, the progress of the discussions with the parties that had been contacted and expressed interest in Teche, the fiduciary duties of the board of directors related to the exploration of strategic alternatives and the negotiation of a potential transaction and related matters.

IBERIABANK Corporation submitted a revised expression of interest on December 26, 2013 at a proposed price which was higher than detailed in its initial expression of interest presented in November 2013, providing for a value of approximately $68.50 for each share of Teche common stock. IBERIABANK Corporation proposed to combine with Teche in a merger transaction in which holders of Teche common stock would receive shares of IBERIABANK Corporation common stock, which at the time represented a value of approximately $73.50 for each share of Teche common stock. The merger consideration under the proposal was to be calculated based upon a fixed exchange ratio of 1.162 shares of IBERIABANK Corporation common stock for each share of Teche common stock, subject to adjustment at the time of the consummation of the merger. The aggregate merger consideration offered by IBERIABANK Corporation was greater in amount than the other proposal that Teche received. The merger consideration proposed by the other interested party was also all common stock.

The M&A Committee met again on December 27, 2013 with Sheshunoff and management to review the updated expression of interest that was received from IBERIABANK Corporation and the related activities being undertaken. The M&A Committee concluded that it was reasonably likely that the alternative of maintaining independence, pursuing a longer-term strategy of growth and potentially pursuing possible future acquisitions would not yield more favorable results to the stockholders of Teche in the long term than the merger proposed by IBERIABANK Corporation. The M&A Committee discussed the use of a fixed exchange ratio for the stock to be received as the merger consideration versus a floating exchange ratio, and that IBERIABANK Corporation expressed preference for a fixed exchange ratio. The M&A Committee concluded that a fixed exchange ratio for the common stock consideration along with a potential adjustment of such exchange ratio prior to the consummation of the merger was an acceptable form of consideration for Teche’s shareholders. The next best proposal also included a fixed exchange ratio and was also a 100% stock-for-stock transaction. As a result, the M&A Committee authorized Teche’s representatives to continue discussions with IBERIABANK Corporation and to conduct reciprocal due diligence. Based upon the foregoing considerations, the M&A Committee determined at that time to negotiate exclusively with IBERIABANK Corporation, with the understanding that if IBERIABANK Corporation substantially modified its proposal adversely during subsequent negotiations, Teche could resume discussions with the next highest bidder. The M&A Committee then authorized management and its counsel to commence negotiations of the terms of a merger between Teche and IBERIABANK Corporation.

Teche’s management and its advisors began to conduct a thorough due diligence review of IBERIABANK Corporation on December 27, 2013, which lasted about two weeks. The due diligence investigation included, among other things, discussions with IBERIABANK Corporation’s senior management and a review of IBERIABANK Corporation’s business, including information related to its loan portfolio, securities portfolio and other assets, legal documents and obligations. Teche’s due diligence team was given access to an IBERIABANK Corporation data room to facilitate its review of the applicable materials.

On December 29, 2013, Teche’s legal counsel received a draft of the merger agreement from IBERIABANK Corporation’s counsel, and the parties began negotiating the terms of the merger agreement and related ancillary documents. Over the ensuing two weeks, representatives of Teche and IBERIABANK Corporation management and outside legal advisors and financial advisors worked to finalize the merger agreement and related documents. Among other things, the parties continued to work to finalize provisions of the merger agreement regarding the determination of the exchange ratio and potential adjustment to this ratio, certain covenants of the parties, the conditions to the parties’ obligations to complete the transaction, certain employee compensation arrangements, and the contents of Teche’s and IBERIABANK Corporation’s disclosure schedules.

During the course of negotiations between Teche and IBERIABANK Corporation, Teche negotiated and received a number of revisions in the proposed agreement terms deemed to be favorable to Teche from IBERIABANK Corporation. IBERIABANK Corporation agreed to reduce the proposed break-up fee which Teche might have to pay if it accepts a superior proposal. IBERIABANK Corporation agreed to reduce the termination fee that Teche might have to pay for willful breach of the merger agreement or for changing its recommendation to its stockholders to vote in favor of the merger agreement. IBERIABANK Corporation also agreed that it would pay Teche a termination fee in the event that the merger agreement is terminated by Teche as a result of IBERIABANK Corporation’s willful breach or if IBERIABANK Corporation terminates the merger agreement due to the inclusion in any approval of any regulatory authority of a condition or requirement that would so materially adversely affect the business of IBERIABANK Corporation or the economic benefits of the merger to IBERIABANK Corporation as to render consummation of the merger inadvisable or unduly burdensome. In addition, IBERIABANK Corporation agreed to provide Teche with additional representations and disclosures related to the terms of the merger agreement.

Between December 27, 2013 and January 10, 2014, members of the M&A Committee received updates on the status of negotiations with IBERIABANK Corporation. On January 10, 2014, the board of directors was provided with a notice of a special meeting of the board to be held on January 12, 2014 to review and consider the merger agreement and related ancillary documents. On January 10, 2014, the Teche board received a substantially complete draft of the merger agreement, the support agreements and other ancillary documents.

Teche’s board of directors met on January 12, 2014. Teche’s legal counsel presented a summary of the legal terms of the merger agreement that had been negotiated with IBERIABANK Corporation and the shareholder and regulatory approvals that would be required to complete the transaction, including the possible timeframe for obtaining such approvals. Matters discussed at this meeting included potential pricing protection, the termination fee to be paid in the event that a superior proposal is received and accepted by Teche, the process undertaken to market-test the proposed terms of the transaction, the support agreements to be signed by the directors and executive officers of Teche, the noncompetition agreements that IBERIABANK Corporation required to be signed by Patrick Little and Ross Little and the related compensation to such individuals for signing such agreements, the severance and retention arrangements to be provided by IBERIABANK Corporation for employees of Teche, the employment agreements between IBERIABANK Corporation and three senior executive officers of Teche required by IBERIABANK Corporation in order to retain the individuals through the completion of the data processing systems conversion, the two-year non-compete limitations being imposed on the Teche directors, the invitation to Teche’s directors to join local advisory boards of IBERIABANK for three years, and various other transaction terms and limitations. Teche’s board of directors also considered the IBERIABANK Corporation proposal in the context of the potential risks to Teche in the event of an unanticipated delay or inability of IBERIABANK Corporation to consummate the merger and how such risks might be mitigated through employee retention payments and a termination fee to be paid by IBERIABANK Corporation to Teche in certain circumstances. IBERIABANK Corporation’s offer based upon a fixed exchange ratio at 1.162, represented aggregate merger consideration for Teche’s shareholders of approximately $165 million, based on the closing price of IBERIABANK Corporation common stock of $62.10 per share on January 10, 2014.

At the meeting, Sheshunoff also presented an analysis of the financial terms of the IBERIABANK Corporation proposal, including the value of the transaction to Teche’s shareholders, the form of consideration, the impact on dividends to be received by Teche’s shareholders following the merger, the historical performance of IBERIABANK Corporation’s stock, the potential effects of the proposed merger on IBERIABANK Corporation, IBERIABANK Corporation’s business and financial condition, IBERIABANK Corporation’s asset and deposit mixes and retail profile and IBERIABANK Corporation’s branch network and overlap with Teche’s branches. Sheshunoff’s presentation included a discussion of the matters described under “Approval of the Merger — Opinion of Teche’s Financial Advisor” beginning on page 32 of this proxy statement-prospectus. Sheshunoff noted that IBERIABANK Corporation’s proposal of common stock (with cash to be paid in lieu of fractional shares) had a value as of January 10, 2014 of $72.16 per share of Teche common stock, representing approximately a 32% premium over Teche’s closing stock price of $54.50 on January 10, 2014. Sheshunoff further noted that IBERIABANK Corporation’s proposal would be significantly accretive to Teche’s dividends per share.

Sheshunoff then delivered to Teche’s board of directors its written opinion that based upon and subject to the factors and assumptions stated in that opinion, as of such date, the merger consideration to be received in respect of each share of Teche common stock in the transaction was fair to Teche’s shareholders from a financial point of view.

Following these discussions and extensive review and discussion among Teche’s directors, including consideration of the factors described below under “Approval of the Merger — Teche’s Reasons for the Merger; Recommendation of the Teche Board of Directors” and consideration of Sheshunoff’s presentation, including Sheshunoff’s analyses of transaction ratios, the trading histories of Teche common stock and IBERIABANK Corporation common stock, financial results of comparable companies, selected merger transactions, discounted dividend analysis on a stand-alone basis, and the pro forma impact of the proposed merger with IBERIABANK Corporation, Teche’s board of directors unanimously approved the merger agreement with IBERIABANK Corporation and the transactions contemplated thereby. See “Approval of the Merger — Opinion of Teche’s Financial Advisor” beginning on page 32 of this proxy statement-prospectus.

The merger agreement was considered and approved by the board of directors of IBERIABANK Corporation at a special meeting of the board held on January 12, 2014.

Later in the evening on January 12, 2014, the parties executed the merger agreement. The transaction was announced by a press release during the morning of January 13, 2014.

Teche’s Reasons for the Merger; Recommendation of the Teche Board of Directors

After careful consideration, Teche’s board of directors determined that the merger is in the best interests of Teche and its shareholders. Teche’s board of directors therefore unanimously recommends that the Teche shareholders vote “FOR” the approval of the merger agreement and of the merger.

In reaching the determination to approve the merger agreement and the merger, Teche’s board of directors consulted with Teche’s senior management and its financial and legal advisors, and drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of Teche and IBERIABANK Corporation, as well as current economic and market conditions. In connection with its review and approval of the merger agreement and the merger, and in the course of its deliberations, Teche’s board of directors considered numerous factors that weighed in favor of the merger, including the following:

Merger Consideration. Teche’s board of directors considered the value of the consideration offered by IBERIABANK Corporation. The merger consideration, at the time of the board’s decision, represented an approximate 32% premium over the closing market price of Teche’s common stock on January 10, 2014, the last trading day before the merger agreement and the merger were approved and announced. Teche’s board of directors also considered the adequacy of the merger consideration, not only in relation to the market price of Teche’s common stock, but also in relation to the historical, present and anticipated future operating results and financial position of Teche as an independent entity. Teche’s board of directors also considered the price level of IBERIABANK Corporation’s common stock in relation to its price level in recent years and in relation to its peers and the possibility that Teche shareholders who receive IBERIABANK Corporation common stock in the merger would have the opportunity to participate in future stock price growth of IBERIABANK Corporation.

Teche’s board of directors also considered the risks and uncertainties in evaluating the merger consideration in view of the potential fluctuation of IBERIABANK Corporation common stock price given the fixed exchange ratio, subject to certain adjustments, and the anticipated period of time between the execution of the merger agreement and the consummation of the merger.

•	Strategic Alternatives. Teche’s board of directors carefully considered the strategic alternatives available to Teche, including pursuing a business combination with a third party and remaining an independent entity. In this context, Teche’s board of directors considered the economic and competitive pressures facing smaller financial institutions, including, without limitation, increasing risks and regulatory burdens and the potential need to make substantial additional investments in personnel, technology and compliance. Teche’s board of directors discussed these alternatives in its deliberations and received advice from senior management. Teche’s board of directors concluded that the execution of Teche’s business plan under the best case scenarios was not likely to create greater present value for Teche shareholders than the value to be paid by IBERIABANK Corporation.

•	The Sale Process. Teche’s board of directors considered the extent and breadth of the sale process conducted by Teche, with the assistance of Sheshunoff and its legal advisors, in soliciting, evaluating and responding to potential bidders likely to be interested in acquiring Teche.

•	Sheshunoff’s Fairness Opinion and Analysis. Teche’s board of directors considered the opinion, analyses and presentations of Sheshunoff described under the heading “Approval of the Merger — Opinion of Teche’s Financial Advisor.” Sheshunoff’s opinion concluded that the merger consideration offered to Teche’s shareholders in the merger was fair from a financial point of view to the holders of such stock.

•	Future Prospects. Teche’s board of directors evaluated the business, operations, financial condition, earnings, management and future prospects of IBERIABANK Corporation and Teche and believed that a business combination with IBERIABANK Corporation would enable Teche’s shareholders to participate in a combined company that would have enhanced future prospects compared to those that Teche is likely to achieve on a stand-alone basis. In reaching its conclusion, Teche’s board of directors took into consideration, among other things, the following benefits of a merger with IBERIABANK Corporation: enhanced revenue, increased market capitalization, a lower cost of capital, stronger capital position, funding capabilities and liquidity position, cost savings through integration and synergies and, as a result, improved capabilities to cope with potential challenges and risks.

•	Likelihood of Prompt Regulatory Approval. Teche’s board of directors considered the likelihood that IBERIABANK Corporation and Teche would receive the necessary regulatory approvals to complete the transactions contemplated in the merger agreement, including the merger and the merger of Teche Federal Bank with and into IBERIABANK, in a timely fashion.

•	Terms and Conditions of the Merger Agreement Relating to Closing. Teche’s board of directors believed the terms and conditions of the merger agreement, including the parties’ respective representations and warranties, the conditions to closing and termination provisions, provided adequate assurances as to IBERIABANK Corporation’s obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions.

•	Tax. Teche’s board of directors expected that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code and Teche shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Teche common stock for shares of IBERIABANK Corporation common stock in the merger, except with respect to any cash received instead of fractional shares of IBERIABANK Corporation common stock.

In the course of its deliberation regarding the merger with IBERIABANK Corporation, Teche’s board of directors also considered the following factors, which it determined did not outweigh the expected benefits of the merger to Teche and its shareholders:

•	Provisions and Covenants Contained in the Merger Agreement. Teche’s board of directors considered the restrictions on the operation of Teche’s business during the period between signing of the merger agreement and consummation of the merger, as well as other covenants and agreements of Teche contained in the merger agreement. Teche’s board of directors also considered the provisions of the merger agreement relating to payment of the termination fee upon certain events, and the limitations on Teche’s ability to discuss alternative transactions during the pendency of the merger.

•	Completion Risks. Teche’s board of directors considered the risks and costs associated with the merger not being completed in a timely manner or at all, including as a result of any failure to obtain requisite regulatory approvals. Teche’s board of directors considered that these risks and costs included the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and potential litigation brought by shareholders of Teche arising from the merger agreement or the transactions contemplated thereby.

•	Integration Risks. Teche’s board of directors considered the challenges of combining the businesses, assets and workforces of Teche and IBERIABANK Corporation, which could affect the post-merger success and the ability to achieve anticipated cost savings and other potential synergies. Teche’s board of directors considered the prior experience of IBERIABANK Corporation in integrating its acquisitions.

•	Insider Interests. Teche’s board of directors considered the fact that the interests of Teche directors and executive officers with respect to the merger may be different from those of other Teche shareholders in certain limited circumstances. See “Approval of the Merger — Interests of Certain Executive Officers and Directors in the Merger” on page 38.

The reasons set forth above are not intended to be exhaustive, but include the material considerations of Teche’s board of directors in approving the merger agreement. In reaching its determination to approve and recommend the transaction, Teche’s board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. AFTER CONSIDERING, AMONG OTHER THINGS, THE MATTERS DISCUSSED ABOVE AND THE OPINION OF SHESHUNOFF REFERRED TO ABOVE, TECHE’S BOARD OF DIRECTORS BELIEVED THAT THE MERGER WAS IN THE BEST INTERESTS OF TECHE AND ITS SHAREHOLDERS, AND THEREFORE, UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT THE TECHE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

It should be noted that this explanation of the reasoning of Teche’s board of directors (and some other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement-prospectus entitled “Special Note Regarding Forward-Looking Statements” beginning on page 94.

Teche’s board unanimously recommends that Teche shareholders vote “FOR” the merger agreement.

Opinion of Teche’s Financial Advisor

Teche retained Sheshunoff to provide an opinion as to the fairness from a financial viewpoint to Teche’s shareholders of the merger consideration to be received by the shareholders of Teche. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporation and other purposes. Teche retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On January 12, 2014, Sheshunoff rendered its fairness opinion to the board of directors of Teche, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Teche. The full text of the fairness opinion which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this proxy statement-prospectus. The description of the fairness opinion of Sheshunoff contained herein is qualified in its entirety by the full text of such opinion. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Teche and does not constitute a recommendation to any shareholder of Teche as to how he or she should vote at the special meeting of shareholders of Teche.

In connection with the fairness opinion, Sheshunoff:

•	Reviewed the merger agreement;

•	Discussed the terms of the merger agreement with the management of Teche and Teche’s legal counsel;

•	Conducted conversations with management of Teche regarding recent and projected financial performance of Teche;

•	Evaluated the financial condition of Teche based upon a review of financial filings with the Securities and Exchange Commission for the five-year period ended September 30, 2013, and internally-prepared financial reports for the interim period through November 30, 2013;

•	Compared Teche’s recent operating results with those of certain other banks in the United States and the Southwest Region of the United States that have recently been acquired;

•	Compared pricing multiples for Teche in the merger to recent acquisitions of banks in the United States and the Southwest Region of the United States with similar characteristics to Teche;

•	Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by Teche through the year-ending September 30, 2018;

•	Reviewed the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of Teche and IBERIABANK Corporation;

•	Discussed certain matters regarding IBERIABANK Corporation’s regulatory standing, financial performance and business prospects with IBERIABANK Corporation’s executives and representatives;

•	Reviewed certain internal information regarding IBERIABANK Corporation that Sheshunoff deemed relevant;

•	Compared IBERIABANK Corporation’s recent operating results and pricing multiples with those of certain other publicly traded banks in the United States that Sheshunoff deemed relevant;

•	Compared the historical stock price data and trading volume of IBERIABANK Corporation to certain relevant indices;

•	Reviewed available analysts’ reports concerning IBERIABANK Corporation; and

•	Performed such other analyses as deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by Teche for the purposes of this opinion. Sheshunoff assumed that any projections provided by or approved by Teche were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Teche’s management. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at times contemplated thereby.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Teche or IBERIABANK Corporation nor was Sheshunoff furnished with any such appraisal. Sheshunoff assumed that any off-balance-sheet activities of Teche or IBERIABANK Corporation will not materially and adversely impact the future financial position or results of operation of IBERIABANK Corporation after the merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for Teche and IBERIABANK Corporation are, respectively, adequate to cover such losses.

Sheshunoff assumed that the merger agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on Teche or IBERIABANK Corporation and thereby on the results of its analyses. Sheshunoff assumed that any and all regulatory approvals, if required, would be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of IBERIABANK Corporation after the completion of the merger.

The fairness opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to Sheshunoff as of January 12, 2014.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Teche, IBERIABANK Corporation or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Teche or IBERIABANK Corporation. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Teche with respect to the value of Teche or IBERIABANK Corporation or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning Teche and IBERIABANK Corporation as of September 30, 2013 that is believed to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Pursuant to the terms of the merger agreement, IBERIABANK Corporation has agreed to exchange 1.162 shares of IBERIABANK Corporation common stock for each Teche common share outstanding, for a total value of approximately $164.8 million based on the mid-point of the pricing collars discussed below and the assumption of the exercise of all Teche options and the full vesting of Teche’s restricted stock. The value and the composition of the total merger consideration may be adjusted pursuant to the terms of the merger agreement. In the event that the Market Value of IBERIABANK Corporation is greater than $68.20 or less than $55.80 (the IBERIABANK Corporation price collars) IBERIABANK Corporation the Exchange Ratio will be adjusted. If the Market Value is greater than $68.20, then your Teche common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $79.25 by the Market Value. If the Market Value is less than $55.80, each share of Teche common stock will be converted into the right to receive a number of shares of IBERIABANK Corporation common stock equal to the quotient obtained by dividing $64.84 by the Market Value. The calculation of the Market Value of IBERIABANK Corporation common stock will be the average of the twenty-four (24) hour daily weighted average trading prices of the IBERIABANK Corporation common stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the fifteen (15) trading days ending one (1) business day prior to the date of receipt of the later to occur of (i) approval of the merger agreement by Teche or its shareholders and (ii) receipt of the approval of the Federal Reserve Board of the transactions contemplated thereby.

Teche Discounted Cash Flow Analysis: Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Teche could produce on a stand-alone basis through September 30, 2018 under various circumstances, assuming that it performed in accordance with the projections provided by Teche’s management.

Sheshunoff estimated the terminal value for Teche at the end of September 30, 2018 by (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of Teche of 5.0% (or 1.05) and (2) dividing this product by the difference between the required rates of return shown below and the assumed annual long-term growth rate of earnings of 5.0% in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8.0%) and the terminal values using discount rates ranging from 12.0% to 14.0%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Teche and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $46.43 to $60.03 as shown in the table below compared to the estimated merger consideration of $72.04 per share.

	Discount Rate
	14.0%	13.0%	12.0%
Present value (in thousands)	$106,183	$119,773	$137,291
Present value (per share)	$46.43	$52.37	$60.03

Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to the merger. Two sets of transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of selected transactions for banks and thrifts in the United States for which pricing data were available, with the following characteristics: total assets greater than $250 million that were announced since July 1, 2012, reporting return on average assets greater than or equal to 0.75%, and a non-performing assets to total assets ratio less than 2%. These comparable transactions consisted of 32 mergers and acquisitions of banks and thrifts with total assets ranging between $260.6 million and $9.94 billion that were announced between July 5, 2012 and January 8, 2014. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	2.84	2.84	2.50	23.9	20.1	30.1	15.1
Minimum	0.84	1.00	0.91	2.6	8.2	7.4	0.0
Median	1.43	1.51	1.61	14.4	15.1	17.4	6.3
Teche*	1.70	1.77	2.06	18.8	19.2	25.2	11.6

*	Assumes the merger consideration equals $164.8 million (mid-point of the pricing collars) and the assumed conversion of Teche’s options and inclusion of its restricted stock.
**	Last-twelve-months

The median pricing multiples in the comparable transactions were all lower than those in the merger.

The second set of comparable transactions consisted of a group of selected transactions for banks and thrifts headquartered in the Southwest Region of the United States for which pricing data was available, with the following characteristics: total assets greater than $200 million that were announced since July 1, 2012, a positive return on average assets, and a non-performing assets to total assets ratio less than 2%. These comparable transactions consisted of 16 mergers and acquisitions of banks and thrifts with total assets ranging between $204.1 million and $2.44 billion that were announced between July 5, 2012 and January 8, 2014. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	2.84	2.84	2.50	23.9	19.7	24.3	15.1
Minimum	0.91	1.00	1.00	9.3	8.9	7.2	0.0
Median	1.56	1.63	1.53	16.5	15.4	17.6	5.6
Teche*	1.70	1.77	2.06	18.8	19.2	25.2	11.6

*	Assumes the merger consideration equals $164.8 million (mid-point of the pricing collars) and the assumed conversion of Teche’s options and inclusion of its restricted stock.
**	Last-twelve-months

The median pricing multiples in the comparable transactions were all lower than those in the merger.

Contribution Analysis: Sheshunoff reviewed the relative contributions of Teche and IBERIABANK Corporation to the combined company based on regulatory data as of September 30, 2013 for Teche and IBERIABANK Corporation. Sheshunoff compared the pro forma ownership interests of Teche and IBERIABANK Corporation of 8.2% and 91.8%, respectively, to: (1) total assets of 6.1% and 93.9%, respectively; (2) total loans of 7.0% and 93.0%, respectively; (3) total deposits of 5.6% and 94.4%, respectively; (4) net-interest income of 7.3% and 92.7%, respectively; (5) non-interest income of 8.8% and 91.2%, respectively; (6) non-interest expenses of 6.6% and 93.4%, respectively; (7) September 30, 2013 LTM earnings of 12.2% and 87.8%, respectively; and (8) total tangible equity of 7.2% and 92.8%, respectively. The contribution analysis shows that the ownership of Teche shareholders in the combined company is above the contribution of assets, loans and deposits. The contributions are shown in the table following.

($000)	Assets	%	Loans	%	Deposits	%
TSH	$857,108	6.1%	$685,203	7.0%	$654,557	5.6%
IBKC	13,145,077	93.9	9,043,037	93.0	10,950,764	94.4

Combined Company	$14,002,185	100.0%	$9,728,240	100.0%	$11,605,321	100.0%

	Net Interest Income	%	Non-Interest Income	%	Non-Interest Expenses	%
TSH	$30,594	7.3%	$17,487	8.8%	$34,595	6.7%
IBKC	386,796	92.7	180,596	91.2	483,851	93.3

Combined Company	$417,390	100.0%	$198,083	100.0%	$518,446	100.0%

	Earnings	%	Shares	%	Tg. Equity	%
TSH	$8,731	12.2%	2,657,586	8.2%	$85,022	7.2%
IBKC	62,707	87.8	29,734,459	91.8	1,098,885	92.8

Combined Company	$71,438	100.0%	32,392,045	100.0%	$1,183,007	100.0%

Income data is last-twelve months as of September 30, 2013. Shares and tangible equity data as of September 30, 2013.

Pro Forma Financial Impact: Sheshunoff analyzed the pro forma impact of the merger on estimated earnings per share, book value per share and tangible book value per share for the twelve-month periods ending December 31, 2014 and December 31, 2015 based on the projections provided by Teche’s management for Teche on a stand-alone basis assuming pre-tax cost savings of $13.8 million phased in by the end of calendar year 2015.

The analysis indicated pro forma consolidated earnings per share accretion of $0.31 per share or 7.5% in 2014 and $0.67 per share or 15.0% in 2015 compared to estimated earnings per share for Teche on a stand-alone basis. The implied book value per share accretion in the merger was $20.88 per share or 46.9% in 2014 and the implied book value accretion was $21.22 per share or 44.5% in 2015. The analysis further indicated pro forma consolidated tangible book value per share accretion of $3.91 per share or 9.1% in 2014 and accretion of $4.25 per share or 9.3% in 2015 compared to Teche’s tangible book value on a stand-alone basis. The analysis of whether the merger consideration is accretive or dilutive to Teche based on the above measures and the amounts of such accretion or dilution is sensitive to the composition of the merger consideration and the accounting assumptions to be made by IBERIABANK Corporation.

Comparable Company Analysis: Sheshunoff compared the operating and market results of IBERIABANK Corporation to the results of other publicly traded banking companies. The comparable publicly traded companies in the Southeast and Southwest Regions of the United States (as defined by SNL Financial) were selected primarily on the basis of location, total asset size, and profitability. IBERIABANK Corporation was compared to banks with total assets between $5 billion and $25 billion that had a positive core return on average assets for the last twelve months ending September 30, 2013, and being headquartered in either the Southeast Region or Southwest Region of the United States. The data for the following table is based on US GAAP financial information as of September 30, 2013 provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	IBERIABANK Corporation (%)	Peer Group Median (%)
Return on Average Assets	0.49	0.97
Return on Average Equity	4.11	8.41
Net Interest Margin	3.41	3.74
Efficiency Ratio	81.8	62.9
Tangible Equity to Tangible Asset Ratio	8.65	8.77
Total Risk-Based Capital Ratio	13.28	15.54
Ratio of Non-performing Assets to Total Assets	1.00	1.20
Ratio of Loan Loss Reserves to Loans	1.62	1.18

IBERIABANK Corporation’s performance as measured by its return on average assets and return on average equity was lower than that of its peers. IBERIABANK Corporation’s net interest margin was weaker than its peers with its efficiency ratio being somewhat worse than its peers. IBERIABANK Corporation’s tangible capital level was similar to its peers with its risk-based capital ratio being slightly below that of its peer group median. IBERIABANK Corporation’s asset quality, as measured by its ratio of non-performing assets to total assets, was slightly better than the peer group median. Its ratio of loan loss reserves to loans was higher than the median of the peer group.

Sheshunoff compared IBERIABANK Corporation’s trading results to its peers. The results are summarized in the following table. The data for the following table is based on publicly available US GAAP financial information and market data as of September 30, 2013 provided by SNL Financial.

	IBERIABANK Corporation	Peer Group Median
Market Price as a Multiple of Stated Book Value (times)	1.01	1.30
Market Price as a Multiple of Stated Tangible Book Value (times)	1.40	1.73
Price as a Multiple of LTM Earnings (times)	24.5	16.3
Market Price as a Percent of Assets	11.7	14.9
Dividend Yield (percent)	2.62	1.77
Dividend Payout (percent)	64.2	34.7

IBERIABANK Corporation’s price-to-book multiples as measured by its market price as a multiple of stated book value and its market price as a multiple of stated tangible book value were slightly lower than the comparable peer group medians. IBERIABANK Corporation’s price-to-earnings multiple as shown by the price as a multiple of LTM earnings through September 30, 2013 was higher compared to its peers. IBERIABANK Corporation’s market price to assets ratio was slightly lower than that of its peers. IBERIABANK Corporation’s dividend yield and dividend payout ratio were both higher than its peers as of September 30, 2013.

Sheshunoff compared selected stock market results of IBERIABANK Corporation to the KBW Bank index and the SNL Southwest U.S. Bank index for all publicly traded banks over the past one and three-year period. IBERIABANK Corporation’s common stock price generally performed in-line with each index for the period from March 2011 until July 2012. From early-July 2012 to early January 2014, IBERIABANK Corporation’s stock price has generally underperformed the KBW Bank index and the SNL Southwest Bank index.

No company or transaction used in the comparable company and comparable transaction analysis is identical to Teche, IBERIABANK Corporation, or IBERIABANK Corporation as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Teche and IBERIABANK Corporation and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with the Teche, Sheshunoff received a retainer of $25,000 upon signing of the engagement letter and will receive a fee of $75,000 for the fairness opinion that is not contingent on the closing of the merger. Upon consummation of the merger, Sheshunoff will receive a fee equal to 1.0% of the value of the transaction less the $75,000 paid for the fairness opinion. upon consummation of the merger . In addition, Teche agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Teche also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation, or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability. Teche has previously engaged Sheshunoff as an advisor to assist it in formulating a bid for a possible acquisition for which Sheshunoff received a fee of $15,000. Otherwise, neither Teche nor IBERIABANK Corporation has paid Sheshunoff any fees during the last two years.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective to the shareholders of Teche and does not constitute a recommendation to any Teche shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Teche.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by Teche pursuant to the merger is fair to the shareholders of Teche, from a financial point of view.

Employee Matters

Each individual who is an employee of Teche or Teche Federal Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of IBERIABANK Corporation or IBERIABANK. All Teche or Teche Federal Bank employees who remain employed by IBERIABANK Corporation or IBERIABANK at the effective time will be given credit for service at Teche or Teche Federal Bank for eligibility to participate in and the satisfaction of vesting requirements, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing conditions limitations (but not for pension benefit accrual purposes) under IBERIABANK Corporation’s compensation and benefit plans.

Any employee of Teche or Teche Federal Bank who becomes an employee of IBERIABANK Corporation after the merger date but later does not remain employed by IBERIABANK Corporation or its subsidiaries after the merger date and who does not otherwise receive a severance payment from Teche in connection with the merger will receive a severance payment from IBERIABANK Corporation as an employee of IBERIABANK Corporation for the entire time he or she were an employee of Teche in accordance with the IBERIABANK Severance Pay Plan. Such employee who is eligible for severance after the merger date and terminates employment within one year following the merger date shall receive a severance payment from IBERIABANK Corporation equal to the greater of the payment to which the employee would be entitled under Teche’s severance policies as in effect as of the date of the merger agreement and the payment to which the employee would be entitled under the severance policies and procedures of IBERIABANK Corporation. No former employee of Teche or Teche Federal Bank will receive a change of control or severance payment from IBERIABANK Corporation if he or she received a change of control payment from Teche, unless provided otherwise pursuant to an agreement entered into between IBERIABANK Corporation and the employee. Teche will, prior to the merger date, use reasonable best efforts to take all steps, and obtain such consents, as may be necessary to effectuate these provisions in the merger agreement.

In accordance with the merger agreement, and subject to certain limitations, Teche Federal Bank may accrue funds and pay retention bonuses to certain key employees who remain employed as of the effective date of the merger. IBERIABANK Corporation may pay retention payments to certain officers and other key employees of Teche upon the completion of Teche Federal Bank’s branch and operating systems conversion by IBERIABANK.

Pursuant to the terms of the merger agreement, Teche and Teche Federal Bank are required to terminate the Teche Federal Bank 401(k) Plan and Teche Federal Bank ESOP as of or immediately prior to the effective date of the merger, subject to the consummation of the merger. The account balances of all participants and beneficiaries in these plans will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, in accordance with the terms of the plan and as directed by the participant or beneficiary. However, if IBERIABANK Corporation elects to pursue a favorable determination letter from the Internal Revenue Service with respect to the qualified status of either such plan on its termination, no distributions shall be made from such plan until a favorable determination letter is received; provided, that distributions may still be made as required by applicable law and in accordance with the plan’s terms regarding distributable events other than plan termination.

See “Interests of Certain Executive Officers and Directors in the Merger” below for a discussion of employment and change of control agreements and certain other matters.

Interests of Certain Executive Officers and Directors in the Merger

Certain of Teche’s officers and directors have financial and other interests in the merger as individuals in addition to, or different from, their interests as shareholders of Teche, including, but not limited to, payments under their existing employment agreements, change of control severance agreements and continuation of indemnification and insurance coverage (for officers and directors) provided by IBERIABANK Corporation for a limited time after the merger. The Teche board of directors was aware of these interests and considered them in its decision to approve the merger agreement. These interests are discussed below.

Stock Options. Under the terms of the merger agreement, outstanding and unexercised options to purchase shares of Teche common stock granted under Teche’s stock benefit plans, whether or not earned and exercisable, will be cancelled and converted into the right to receive a cash payment as of the effective date of the merger. Based upon the equity holdings as of the Teche record date, the number of Teche stock options held by the executive officers and non-employee directors of Teche are as follows:

Executive/Director of Teche	Teche Stock Options (#)	Weighted-Average Exercise Price ($)
Patrick O. Little	—	N/A
W. Ross Little, Jr.	—	N/A
J. L. Chauvin	22,510	36.35
Darryl R. Broussard	13,214	37.26
Jason P. Freyou	8,140	35.48
All non-employee directors as a group (8 persons)	23,600	39.45

Restricted Stock. Under the terms of the merger agreement, Teche restricted stock awards that have not yet become vested and non-forfeitable will become fully vested and non-forfeitable as of the effective date of the merger. Based upon the equity holdings as of the Teche record date, the number of restricted stock awards that will become earned and non-forfeitable as a result of the merger held by the executive officers and non-employee directors of Teche are as follows:

Executive/Director of Teche	Unvested Restricted Stock Awards (#)
Patrick O. Little	7,895
W. Ross Little, Jr.	3,588
J. L. Chauvin	2,052
Darryl R. Broussard	2,052
Jason P. Freyou	2,052
All non-employee directors as a group (8 persons)	—

Employment Agreements with Teche and Teche Federal Bank. Each of Teche and Teche Federal Bank entered into an employment agreement with Patrick O. Little, Chairman, President and Chief Executive Officer. Patrick O. Little will terminate employment at the effective date of the merger, and pursuant to the terms of the merger agreement the employment agreements will be terminated and the cash payments due under his employment agreements will be paid by Teche or Teche Federal Bank.

At the effective date of the merger, in accordance with the terms of the employment agreements, as amended, Mr. Little will become entitled to receive approximately $1,463,272 subject to adjustment/cutback pursuant to Section 280G of the

Internal Revenue Code, and subject to applicable withholding taxes. It is anticipated that, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, Teche or Teche Federal Bank will pay $520,000 to Mr. Little at the effective date of the merger, and the remainder will be paid by IBERIABANK Corporation or IBERIABANK on the date that is six months following the effective date of the merger in complete satisfaction of Mr. Little’s rights under the employment agreements. As discussed below, Mr. Little has entered into a noncompetition agreement with IBERIABANK Corporation for a period of two years following the merger date.

Change in Control Severance Agreements with Teche Federal Bank. Teche Federal Bank also entered into change in control severance agreements with each of W. Ross Little, Jr., Jason P. Freyou, Darryl R. Broussard and J.L. Chauvin. Pursuant to the merger agreement, Teche and Teche Federal Bank will terminate these agreements at the effective date of the merger, provided that the cash payments due thereunder are paid by Teche or Teche Federal Bank. The amount due in the aggregate to these four executive officers in connection with the termination of their employment agreements is approximately $2,386,920 subject to adjustment/cutback pursuant to Section 280G of the Internal Revenue Code. As discussed below, Mr. W. Ross Little, Jr. has entered into a noncompetition agreement with IBERIABANK Corporation to be effective as of the merger date. Each of Messrs. Freyou, Chauvin and Broussard have entered into employment agreements with IBERIABANK to be effective as of the merger date, as discussed below.

Noncompetition Agreements. In connection with the execution of the merger agreement, Patrick O. Little, Chairman, President and Chief Executive Officer of Teche and Teche Federal Bank, entered into a noncompetition agreement with IBERIABANK Corporation, effective as of the date of the merger and ending two years thereafter. Pursuant to the noncompetition agreement, Mr. Little has agreed not to compete with or solicit customers away from IBERIABANK in St. Mary, Lafayette, Iberia, St. Martin, Terrebonne, Upper Lafourche, East Baton Rouge and St. Landry parishes in the State of Louisiana. The noncompetition agreement provides that Mr. Little is entitled to receive an aggregate sum of $435,000, payable in six monthly installments of $72,500 during the six-month period following the closing of the merger. The noncompete payment includes an aggregate benefit of $3,000 for country club and civic dues and an aggregate benefit of $2,000 for cell phone costs.

In addition, under the agreement, Mr. Little is entitled to continued use of his automobile provided by Teche for the six-month period commencing on the closing date of the merger. At the expiration of such six-month period, Mr. Little will have the option to purchase such automobile at its then current fair market value. Further, under the agreement, IBERIABANK Corporation will provide office space to Mr. Little for use during the six-month period commencing on the closing date of the merger. The location of such office space will be at IBERIABANK Corporation’s discretion and IBERIABANK Corporation will provide telephone and internet service in such office space for Mr. Little during the six-month period. Mr. Little is solely responsible for all costs associated with administrative support.

In connection with the execution of the merger agreement, W. Ross Little, Jr., Senior Executive Officer and Secretary of Teche Federal Bank, entered into a noncompetition agreement with IBERIABANK Corporation, effective as of the date of the merger and ending two years thereafter. Pursuant to the noncompetition agreement, Mr. Little has agreed not to compete with or solicit customers away from IBERIABANK Corporation in St. Mary, Lafayette, Iberia, St. Martin, Terrebonne, Upper Lafourche, East Baton Rouge and St. Landry parishes in the State of Louisiana. The noncompetition agreement provides that Mr. Little is entitled to receive an aggregate sum of $228,000, payable in six monthly installments of $38,000 during the six-month period following the closing of the merger. The noncompete payment includes an aggregate benefit of $3,000 for country club and civic dues and an aggregate benefit of $2,000 for cell phone costs. In addition, under the agreement, Mr. Little is entitled to continued use of his automobile provided by Teche for the six-month period commencing on the closing date of the merger. At the expiration of such six-month period, Mr. Little will have the option to purchase such automobile at its then current fair market value.

Employment Agreements with IBERIABANK. In connection with the execution of the merger agreement, Jason P. Freyou, Senior Vice President and Chief Operations Officer of Teche Federal Bank, Darryl R. Broussard, Senior Vice President and Chief Lending Officer of Teche Federal Bank and J.L. Chauvin, Senior Vice President, Treasurer and Chief Financial Officer of Teche Federal Bank (each, an “Officer”, and together, the “Officers”), have each entered into an employment agreement with IBERIABANK pursuant to which each has agreed to provide administrative and management services to IBERIABANK commencing on the effective date of the merger of Teche Federal Bank with and into IBERIABANK and ending on the date of conversion of Teche Federal Bank’s branch and operating systems. The Officers’ respective employment agreements provide that Messrs. Freyou, Broussard and Chauvin that will be entitled to a base salary of $14,671.61, $12,099.34 and $12,901.87 per month, respectively, and that the Officers will be eligible to participate in all employee benefit plans and fringe benefits provided to similarly-situated employees of IBERIABANK, and that they will be reimbursed for all reasonable business expenses. Each Officer is also entitled to the continued use of his automobile previously owned and provided by Teche Federal Bank during the term of the employment agreement, and will have the right to purchase the automobile on termination of the employment agreement at its fair market value on that date. In addition, the Officers are each entitled to receive a success bonus in the amount of $250,000 upon the successful completion by IBERIABANK of the branch and operating systems conversion of Teche Federal Bank.

In the event of an Officer’s death during the term of his employment agreement, his estate will receive regular base compensation due to such Officer through the last day of the calendar month of his death and his success bonus. If an Officer’s employment is terminated by IBERIABANK without “just cause” (as defined in the employment agreement) or if an Officer terminates his employment for “cause” (as defined in the employment agreement), he will receive: (i) one month’s salary and (ii) the success bonus. In the event that IBERIABANK terminates an Officer for just cause, he will not be entitled to receive any compensation under the employment agreement. An Officer may terminate employment at any time by written notice, in which case (unless he terminates employment for cause) he will receive his compensation, vested rights and benefits up to the date of termination of employment and $50,000 in lieu of the success bonus. “Just cause” under the employment agreement means personal dishonesty, willful failure to discharge duties, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the employment agreement. “Cause” under the employment agreement arises if (i) IBERIABANK violates any material provision of the employment agreement; (ii) IBERIABANK requires the Officer to relocate more than fifty miles from his current work location; (iii) IBERIABANK reduces the Officer’s compensation without his consent; or (iv) IBERIABANK requests that the Officer perform an illegal or unethical business practice. The employment agreements require an Officer to provide written notice to IBERIABANK of any such basis for termination for cause and opportunity to remedy such event or condition.

Under the employment agreements, Messrs. Freyou, Broussard and Chauvin each has agreed not to compete with IBERIABANK throughout the term of his employment and for two months after the end of his employment in St. Mary, Lafayette, Iberia, St. Martin, Terrebonne, Upper Lafourche, East Baton Rouge and St. Landry parishes in Louisiana. They have also each agreed that, throughout the term of his employment and for a period of two months following the end of his employment, he will not, within such parishes, (i) solicit with regard to hiring any individual who is an employee of IBERIABANK, (ii) solicit, divert or entice away any customer of IBERIABANK (who was a customer during the Officer’s employment or within the two months following the end of his employment relationship with IBERIABANK), or (iii) solicit, induce or attempt to influence any such customer of IBERIABANK, to discontinue, reduce or limit the extent of such relationship with IBERIABANK.

Teche Federal Bank ESOP. The Teche Federal Bank ESOP is a tax-qualified plan that covers substantially all of the employees of Teche Federal Bank who have at least one year of service and have attained age 21. As of the effective date of the merger, the Teche Federal Bank ESOP will be terminated and all participants will become fully vested in their accounts under the ESOP. The shares of Teche common stock allocated to participant accounts under the ESOP will be converted in the merger into the right to receive shares of IBERIABANK Corporation common stock as described above in the section entitled “Approval of the Merger — Conversion of Teche Common Stock” beginning on page 23.

Indemnification. Pursuant to the merger agreement, for a period of six years after the effective time of the merger, all rights to indemnification and all limitations of liability currently existing in favor of any officer or director of Teche or any of its subsidiaries with respect to matters occurring on or prior to the effective date of the merger will continue in effect and will be enforceable against IBERIABANK Corporation. IBERIABANK Corporation has agreed to provide such indemnification and limitation of liability to the fullest extent currently provided under the articles and/or bylaws of Teche, Teche Federal Bank or any other subsidiary, if such claim pertains to any matter arising, existing or occurring before the effective time of the merger, regardless of whether such claim is asserted or claimed before, or after, the effective time of the merger for a period of six years following the merger. In the event that a claim for indemnification is asserted or made within the six-year period, it will continue until the final disposition of the claim or action, even if that is after the end of the six-year period.

Officers’ and Directors’ Insurance. IBERIABANK Corporation and Teche have agreed that for total premiums not to exceed 150% of the current annual premium in effect for Teche and Teche Federal Bank’s management liability insurance, Teche and Teche Federal Bank may purchase a continuation of the current management liability insurance policy of Teche and Teche Federal Bank for a coverage period of up to six years following the effective date of the merger.

Appointment to Advisory Boards and Non-Compete Restrictions. IBERIABANK Corporation has invited each Teche director to join, as of the effective date of the merger, the IBERIABANK advisory board in Louisiana for the local market where such Teche director currently resides. IBERIABANK’s advisory boards meet on a regular basis as determined by the market president and their purpose is to advise IBERIABANK as to its market areas and customers. Each of these directors who accepts the invitation will become a member of the appropriate advisory board and will receive a fee of not less than $500 per meeting attended for three years’ service in such capacity. Pursuant to support agreements between IBERIABANK Corporation and each director of Teche, the directors have agreed not to be a member of or be affiliated with a board of directors or advisory board of any other financial institution serving St. Mary, Lafayette, Iberia, St. Martin, Terrebonne, Upper Lafourche, East Baton Rouge and St. Landry parishes in Louisiana for two years after consummation of the merger, except for any such memberships or affiliations existing on the date of the support agreements.

Litigation Relating to the Merger

On February 3, 2014, a putative shareholder class action lawsuit captioned John Solak v. Teche Holding Company, IBERIABANK Corporation, et al., Case No. 123884, was filed in the 16th Judicial District Court for the Parish of Iberia of the State of Louisiana naming IBERIABANK Corporation, Teche and members of Teche’s board of directors as defendants. This lawsuit is purportedly brought on behalf of a putative class of Teche’s common shareholders and seeks a declaration that it is properly maintainable as a class action. The lawsuit alleges that Teche’s directors breached their fiduciary duties and/or violated Louisiana state law and that IBERIABANK Corporation and Teche conspired in those alleged breaches of fiduciary duty by, among other things, (a) agreeing to consideration that undervalues Teche; (b) agreeing to deal protection devices that preclude a fair sales process; (c) engaging in self-dealing; and (d) failing to protect against conflicts of interest. Among other relief, the plaintiff seeks to enjoin the merger. On April 15, 2014, the district court dismissed the suit but granted plaintiff leave to amend within seven days to state a derivative claim. No amendment has yet been filed. If an amendment is filed and includes Teche and IBERIABANK Corporation as defendants, Teche and IBERIABANK Corporation intend to vigorously defend against this lawsuit.

Management and Operations After the Merger

Upon closing of the merger between Teche and IBERIABANK Corporation, the separate existence of Teche will cease. The directors and officers of IBERIABANK Corporation immediately prior to the merger will continue as directors and officers of IBERIABANK Corporation after the merger.

Under the terms of the merger agreement, the articles of incorporation and bylaws of IBERIABANK Corporation will be the articles of incorporation and bylaws of the combined entity which will retain the name of IBERIABANK Corporation. IBERIABANK Corporation, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by Teche will become immediately the property of IBERIABANK Corporation.

Effective Date of Merger

The parties expect that the merger will be effective in the second quarter of 2014, or as soon as possible after the receipt of all regulatory and shareholder approvals, the expiration of all regulatory waiting periods and the satisfaction or waiver of all other conditions to the completion of the merger. The merger will be legally completed by the filing of a certificate of merger with the Louisiana Secretary of State. If the merger is not consummated by January 12, 2015, and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, the merger agreement may be terminated by either Teche or IBERIABANK Corporation provided that the party seeking to terminate is not otherwise in material breach of the terms of the merger agreement.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Teche before the effective time of the merger. In general, the merger agreement obligates Teche to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, Teche has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of IBERIABANK Corporation (which consent will not be unreasonably withheld), it will not, among other things:

•	Amend its articles of incorporation or bylaws;

•	Permit any material lien or encumbrance on any share of capital stock held by it or by one of its subsidiaries;

•	Repurchase or acquire any shares of its capital stock;

•	Acquire direct or indirect control over any corporation or organization, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, acquisitions of control by a banking subsidiary in a bona fide fiduciary capacity, investments made by small business investment corporations or by subsidiaries that invest in unaffiliated companies in the ordinary course of business, or the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

•	Issue (other than upon the exercise of stock options), sell, pledge, or otherwise dispose of any shares of its capital stock, any substantial part of its assets or earning power, or any asset other than in the ordinary course of business for reasonable and adequate consideration;

•	Incur any additional material debt obligation or other material obligation for borrowed money, except in the ordinary course of its business consistent with past practices;

•	Grant any increase in compensation or benefits to its officers or other employees, pay any bonus or severance except as contemplated by the merger agreement, enter into any severance agreements with any of its directors or officers, grant any increase in compensation or other benefits to any of its present or former directors, or effect any change in retirement benefits (except as required by law or as necessary to maintain tax qualification);

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the merger agreement;

•	Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the merger agreement other than any such change that is required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

•	Place on any of its assets any mortgage, lien, or other encumbrance, other than in the ordinary course of business consistent with past practices, or cancel any material indebtedness;

•	Charge off (except as may otherwise be required by law or by regulatory authorities or by US GAAP consistently applied) any material credit, or make or enter into any commitments to make any credit which varies materially from its written credit policies, copies of which have been made available to IBERIABANK Corporation;

•	Fail to maintain its reserve for loan losses at the level required by US GAAP or any regulatory authorities; or

•	Other than in the normal course of providing credit to its customers as part of its banking business, accepting deposits or making investments, enter into any contract or series of related contracts involving a payment of more than $100,000.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its reasonable efforts to obtain all required consents.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by IBERIABANK Corporation and Teche regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities;

•	the absence of adverse material litigation;

•	the accuracy of IBERIABANK Corporation’s and Teche’s reports and financial statements filed with the Securities and Exchange Commission;

•	the existence, performance and legal effect of certain contracts;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by each party.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

Conditions to the Merger

The respective obligations of IBERIABANK Corporation and Teche to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the chief executive officers and chief financial officers of Teche and IBERIABANK Corporation;

•	the approval of the merger agreement by the shareholders of Teche;

•	the receipt of all material, required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition (other than a divestiture of up to 5 branches) which in the reasonable judgment of the board of directors of IBERIABANK Corporation so materially and adversely affects the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	the absence of any proceeding to restrain or prohibit completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of IBERIABANK Corporation of which this proxy statement-prospectus is a part must have become effective under the Securities Act and no stop order suspending the effectiveness shall be in effect or proceedings for such purpose be pending before or threatened by the Securities and Exchange Commission;

•	the issuance of tax opinions to IBERIABANK Corporation and Teche to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	no payments to Teche’s executive officers shall constitute an excess parachute payment under the Internal Revenue Code;

•	the shares of IBERIABANK Corporation to be issued in the merger shall have been authorized for listing on the NASDAQ Global Select Market;

•	the exchange agent shall have delivered a certificate certifying that IBERIABANK Corporation has delivered the stock certificates and cash for fractional shares to the exchange agent and irrevocably authorized the exchange agent to issue the merger consideration;

•	since December 31, 2013, no event shall have occurred or circumstance arisen that, individually or in the aggregate, has had a material adverse effect on either IBERIABANK Corporation or Teche; and

•	the receipt of any necessary, material third party consents.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. Teche and IBERIABANK Corporation have agreed to use reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger. This includes the approval of the Federal Reserve Board and the Commissioner of the Office of Financial Institutions

of the State of Louisiana. The merger cannot be completed until such approvals have been received and all waiting periods have expired. IBERIABANK Corporation cannot assure that there will not be any litigation challenging the approvals. IBERIABANK Corporation also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

IBERIABANK Corporation is not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. IBERIABANK Corporation presently contemplates that it will seek any additional governmental approvals or actions that may be required; however, it cannot assure that it will obtain any such additional approvals or actions.

Federal Reserve Board. The mergers are subject to the prior approval of or waiver from the Federal Reserve Board which may not approve a merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

The Federal Reserve Board approved the merger in March 2014. Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Louisiana Office of Financial Institutions. The merger of Teche Federal Bank and IBERIABANK received approval of the Commissioner of the Office of Financial Institutions of the State of Louisiana on April 11, 2014. The merger of Teche Federal Bank and IBERIABANK will become effective when the merger agreement has been filed with and recorded by the Commissioner.

Agreement to Not Solicit Other Offers

Until the merger is completed or the merger agreement is terminated, Teche has agreed that it, its subsidiaries, its officers and its directors will not:

•	initiate, solicit, or encourage any inquiries or the making of any acquisition proposal;

•	enter into or continue any discussions or negotiations regarding any acquisition proposals; or

•	agree to or endorse any other acquisition proposal.

Teche may, however, furnish information regarding Teche to, or enter into and engage in discussions with, any person or entity in response to an unsolicited bona fide written acquisition proposal by the person or entity, if the board of directors of Teche reasonably determines in good faith, after consultation with its outside legal counsel, that failing to do so may cause the Teche board to breach its fiduciary duties.

If the board of directors of Teche determines that such acquisition proposal is a superior proposal, before it may withdraw or adversely modify its approval or recommendation of the merger and recommend the superior proposal or terminate the merger agreement, Teche must notify IBERIABANK Corporation of such superior proposal and, the material terms and conditions of the superior proposal. A superior proposal is an unsolicited, bona fide, written acquisition proposal on terms that the board of directors of Teche determines, after consultation with its financial advisor, are materially more favorable to the shareholders of Teche from a financial point of view than the IBERIABANK Corporation merger (after giving effect to any termination fee that would be required in order to terminate the merger agreement) from an entity that the board of directors of Teche reasonably determines is capable (from a financial, regulatory and other appropriate perspective) of consummating the proposal on the terms proposed. IBERIABANK Corporation has a right of first refusal for two business days after receipt from Teche of a notice that it has received a superior proposal to adjust the terms of the merger agreement in order to allow the board of directors of Teche to proceed with the merger agreement without breaching its fiduciary duty.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by Teche shareholders, for various reasons, including the following:

•	by mutual consent of the boards of directors of IBERIABANK Corporation and Teche;

•	by a party who is not in material breach of the merger agreement if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement or (2) materially breaches any representations or warranties contained in the merger agreement, which would result in the failure to satisfy a closing condition, in each case if such breach cannot be or has not been cured within forty-five (45) days after notice from the terminating party of such material breach;

•	by either IBERIABANK Corporation or Teche if the merger has not occurred on or before January 12, 2015, except if the reason that the merger has not been consummated by that date is due to a material breach of a representation, warranty or covenant by the party seeking to terminate;

•	by either IBERIABANK Corporation or Teche if Teche’s shareholders do not approve the merger agreement and merger;

•	by either party if any required regulatory approvals for consummation of the merger is denied by final, non-appealable action;

•	by IBERIABANK Corporation, in the event any regulatory approval is conditioned upon the satisfaction of any condition or requirement that, in the reasonable opinion of IBERIABANK Corporation, would so materially adversely affect its business or the economic benefits of the merger as to render consummation of the merger inadvisable or unduly burdensome, and the time period for appeals and request for reconsideration has run; it being understood that a requirement to divest of five or fewer branches would not constitute such a burdensome condition;

•	by IBERIABANK Corporation or Teche if the other party has experienced, or is reasonably likely to experience, a material adverse effect, which is not remedied or cured within 30 days after notice of intention to terminate is given by a party; provided, however, the right to terminate that is specified in such notice of intention shall itself terminate unless the notice of intention is given within 15 days following the end of the remedial or curative period;

•	by IBERIABANK Corporation if the board of directors of Teche resolves to withdraw, modify or change its recommendation to Teche’s shareholders of the merger agreement or the merger, or recommends any acquisition proposal of Teche’s other than the merger; or

•	by Teche in order to accept a superior proposal not solicited in breach of the terms of the merger agreement.

If Teche’s board of directors determines that another acquisition proposal is superior to the merger because it is materially more favorable to Teche’s shareholders from a financial point of view than the proposed merger, it may terminate the merger agreement subject to IBERIABANK Corporation’s right of first refusal to submit a revised acquisition proposal. IBERIABANK Corporation will have the right to exercise its right of first refusal within two business days after receipt of notice of the superior proposal from Teche. If IBERIABANK Corporation fails to adjust the terms of the merger agreement in order to allow the board of directors of Teche to proceed with the merger agreement without breaching its fiduciary duty during that two business day period. Teche will be at liberty to accept the superior proposal, subject to payment of the termination fee described below.

The parties may waive in writing any of the conditions to their respective obligations to consummate the merger other than the receipt of necessary regulatory and shareholder approvals. The merger agreement may also be amended or modified at any time, before or after its approval by the shareholders of Teche, by mutual agreement, except that any amendment made after shareholder approval may not alter the consideration to Teche shareholders without the additional approval of shareholders.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive. In addition:

•	if the agreement is terminated because of material breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination and, if such breach was willful, a termination fee may be due as described further below; and

•	each party will remain liable for any subsequent breach of any covenant that survives termination of the agreement.

If the merger agreement is terminated by (i) IBERIABANK Corporation due to a willful material breach by Teche, or (ii) by Teche in order to accept a superior proposal, and, in each case, within 12 months after the date of termination for such events, Teche, without IBERIABANK Corporation’s prior written consent, accepts an acquisition proposal, then Teche will pay to IBERIABANK Corporation $5 million, which shall be paid as follows: $2,500,000 not later than the fifth business day following the date Teche accepts an acquisition proposal, and $2,500,000 on the earlier of the date of consummation of such acquisition proposal or twelve (12) months from the date of acceptance of the acquisition proposal. On the other hand, if the merger agreement is terminated by Teche due to a willful material breach of a representation, warranty, covenant or other agreement by IBERIABANK Corporation or certain other limited reasons, or by Teche because IBERIABANK Corporation terminates the merger due to a materially burdensome or inadvisable regulatory condition, then IBERIABANK Corporation will pay Teche $4 million to be paid within five business days after Teche provides to IBERIABANK Corporation notice of termination.

If the merger agreement is terminated by IBERIABANK Corporation due to (i) a willful breach of a representation, warranty, covenant or other agreement by Teche or (ii) Teche withdrawing, modifying or changing its recommendation to its shareholders (other than in the exercise of the Teche board’s fiduciary duties after delivery to IBERIABANK Corporation of a notice of intention to terminate because of a material adverse effect, which is not remedied or cured by IBERIABANK Corporation prior to the withdrawal, modification or change), then Teche will pay to IBERIABANK Corporation $4,000,000. Upon payment of such fee, IBERIABANK Corporation would not have any other rights or claims against Teche or its subsidiaries or officers or directors under the merger agreement.

Fees and Expenses

IBERIABANK Corporation and Teche will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material federal income tax consequences of the merger to IBERIABANK Corporation, Teche and holders of Teche common stock. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this proxy statement-prospectus. This discussion assumes that the Teche common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Teche common stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of IBERIABANK Corporation and Teche.

It is a condition to each of the party’s obligations to complete the merger that IBERIABANK Corporation and Teche have received an opinion of Jones Walker LLP and Spidi & Fisch, PC, respectively, dated as of the date of the completion of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In connection with the registration statement of which this proxy statement-prospectus forms a part, Jones Walker LLP, counsel to IBERIABANK Corporation, has delivered its opinion to IBERIABANK Corporation, which provides that:

•	the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBERIABANK Corporation and Teche will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	no gain or loss will be recognized by IBERIABANK Corporation and Teche as a result of the merger;

•	a shareholder of Teche who receives IBERIABANK Corporation common stock and cash in exchange for all of such shareholder’s shares of Teche common stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the IBERIABANK Corporation common stock received and the amount of cash received (except for any cash received in lieu of a fractional share of IBERIABANK Corporation common stock) over (b) the shareholder’s aggregate tax basis in the shares of Teche common stock exchanged in the merger; and (2) the amount of cash received (except for cash in lieu of a fractional share of IBERIABANK Corporation common stock);

•	a shareholder of Teche who receives cash in lieu of a fractional share of IBERIABANK Corporation common stock will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of a fractional share of IBERIABANK Corporation common stock and the amount of adjusted tax basis allocable to the fractional common shares of IBERIABANK Corporation common stock;

•	the aggregate tax basis of the IBERIABANK Corporation common stock received by a shareholder of Teche who exchanges all of such shareholder’s Teche common stock in the merger will equal such shareholder’s aggregate tax basis in the shares of Teche common stock being exchanged, reduced by any amount allocable to a fractional share interest of IBERIABANK Corporation common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the merger (other than gain recognized with respect to fractional shares); and

•	the holding period of the shares of IBERIABANK Corporation common stock received in the merger will include the period during which the shares of Teche common stock surrendered in exchange therefor were held, provided such shares of Teche common stock were held as capital assets at the effective date of the merger.

In addition, in connection with the registration statement of which this proxy statement-prospectus forms a part, Spidi & Fisch, PC, counsel to Teche, has delivered its opinion to Teche, which provides that:

•	the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBERIABANK Corporation and Teche will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

The opinions to IBERIABANK Corporation and Teche are filed with the registration statement, as Exhibits 8.1 and 8.2, respectively.

Limitations on Tax Opinions and Discussion. As noted earlier, the tax opinions are subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by IBERIABANK Corporation and Teche, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Teche shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of IBERIABANK Corporation Common Stock

The shares of IBERIABANK Corporation common stock to be issued to shareholders of Teche under the merger agreement have been registered under the Securities Act and may be freely traded by such shareholders without restriction (unless they are affiliates of IBERIABANK Corporation, in which case certain restrictions under the securities laws may apply). Certain shareholders who are deemed to be affiliates of IBERIABANK Corporation must abide by certain transfer restrictions under the Securities Act. IBERIABANK Corporation does not anticipate that any current Teche shareholder will be deemed to be an affiliate of IBERIABANK Corporation after the merger.

Bank Merger

IBERIABANK Corporation will merge Teche Federal Bank into IBERIABANK immediately after the merger of Teche with and into IBERIABANK Corporation. IBERIABANK Corporation will not operate Teche Federal Bank as a separate bank subsidiary.

Accounting Treatment

IBERIABANK Corporation will account for the merger using the purchase method of accounting. Under this accounting method, IBERIABANK Corporation would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Teche over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on the April 16, 2014 closing price of $66.66, management of IBERIABANK Corporation estimates that the common stock consideration at closing would be approximately $163.3 million. Utilizing information as of December 31, 2013, estimated goodwill and other intangibles would total approximately $84.4 million. IBERIABANK Corporation’s reported income would include the operations of Teche after the merger. Financial statements of IBERIABANK Corporation after completion of the merger would reflect the impact of the acquisition of Teche. Financial statements of IBERIABANK Corporation issued before completion of the merger would not be restated retroactively to reflect Teche historical financial position or results of operation.

No Dissenters’ Rights of Appraisal

Holders of Teche common stock are not entitled to appraisal rights in the merger with IBERIABANK Corporation under the Louisiana Business Corporation Law.

Stock Trading and Dividend Information

IBERIABANK Corporation common stock is currently listed on the NASDAQ Global Select Market under the symbol “IBKC.” The following table sets forth the high and low prices for shares of IBERIABANK Corporation common stock and cash dividends paid per share for the periods indicated. As of April 16, 2014, the latest practicable date prior to the printing of this document for which it was practicable to obtain this information, there were 30,048,185 shares of IBERIABANK Corporation common stock outstanding, and approximately 2,383 shareholders of record.

	Price Range of Common Stock and Dividends
	IBERIABANK Corporation
	High ($)	Low ($)	Dividends ($)
Calendar 2012
First Quarter	$55.67	$49.83	$0.34
Second Quarter	$54.03	$45.53	$0.34
Third Quarter	$51.87	$44.46	$0.34
Fourth Quarter	$50.55	$44.28	$0.34
Calendar 2013
First Quarter	$52.78	$48.73	$0.34
Second Quarter	$54.27	$44.91	$0.34
Third Quarter	$59.81	$51.54	$0.34
Fourth Quarter	$63.98	$51.55	$0.34
Calendar 2014
First Quarter	$72.41	$60.96	$0.34
Second Quarter (through April 16, 2014)	$71.94	$65.15	—

On January 10, 2014, the business day immediately preceding the public announcement of the merger, the closing price of IBERIABANK common stock as reported on the NASDAQ Global Select Market was $62.10 per share. Based on an average closing price over the 15-day trading period ending on April 16, 2014 of $68.95 the Exchange Ratio would have been 1.149 and the equivalent per share market value of each share of Teche common stock to be exchanged for IBERIABANK Corporation common stock would be $79.22 per share (IBERIABANK Corporation common stock price of $68.95 times the Exchange Ratio of 1.149).

Teche common stock is currently listed on the NYSE MKT LLC under the symbol “TSH.” The following table sets forth the high and low prices for shares of Teche common stock and cash dividends paid per share for the periods indicated. As of April 16, 2014, the last date prior to the printing of this document for which it was practicable to obtain this information, there were 4,874,447 shares of Teche common stock issued and 2,109,504 outstanding, and approximately 387 shareholders of record.

	Price Range of Common Stock and Dividends
	Teche Holding Company
	High ($)	Low ($)	Dividends ($)
Calendar 2012
First Quarter	$38.09	$34.21	$0.365
Second Quarter	$40.05	$36.13	$0.365
Third Quarter	$42.20	$37.50	$0.365
Fourth Quarter	$41.88	$36.60	$0.73
Calendar 2013
First Quarter	$41.37	$37.87	—
Second Quarter	$45.95	$39.65	$0.37
Third Quarter	$46.69	$42.53	$0.375
Fourth Quarter	$50.46	$45.34	$0.38
Calendar 2014
First Quarter	$79.50	$49.40	$0.38
Second Quarter (through April 16, 2014)	$79.41	$75.01	—

ADVISORY VOTE REGARDING MERGER-RELATED COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Teche is required to include in this proxy statement-prospectus a non-binding, shareholder advisory vote on the compensation payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K in connection with the proposed merger pursuant to arrangements entered into with Teche. Accordingly, Teche is asking its shareholders to approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Teche Holding Company in connection with the merger with IBERIABANK Corporation, as disclosed in the section in the proxy statement-prospectus entitled “Merger-Related Compensation,” pursuant to Item 402(t) of Regulation S-K, is hereby APPROVED on a non-binding advisory basis.

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. Accordingly, you may vote not to approve this proposal on golden parachute compensation and vote to approve the proposal on the approval of the merger agreement, and vice versa. Because the vote regarding golden parachute compensation is advisory in nature only, it will not be binding on either Teche or IBERIABANK Corporation. Accordingly, if the merger is completed, the named executive officers will be contractually entitled to receive the merger-related compensation that may become payable in connection with the consummation of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the shareholder vote on this proposal.

Merger-Related Compensation

The following table and related footnotes provide information about the compensation to be paid to Teche’s named executive officers that is based on or otherwise relates to the merger (the “Merger-Related Compensation”). The Merger-Related Compensation shown in the table and described in the footnotes below is pursuant to rights, agreements, plans, policies and arrangements that are more fully described in the section entitled “Interests of Certain Executive Officers and Directors in the Merger” beginning on page 38.

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Compensation that each named executive officer of Teche would receive that is based on or otherwise relates to the merger, assuming the following:

•	the anticipated closing date of the merger is June 30, 2014;

•	Mr. J. L. Chauvin remains continuously employed with IBERIABANK beginning at the effective time of the merger through the conversion of Teche Federal Bank’s branch and operating systems conversion, as described above under “Interests of Certain Executive Officers and Directors in the Merger;”

•	Mr. Patrick O. Little and Mr. W. Ross Little, Jr. comply with the terms of their noncompetition agreements with IBERIABANK;

•	as required by Securities and Exchange Commission rules, all amounts below have been calculated based on a per share price of Teche common stock of $72.94 (the average closing market price of IBERIABANK Corporation common stock over the first five business days following the public announcement of the merger on January 13, 2014 multiplied by the Exchange Ratio of 1.162); and

•	there are no regulatory restrictions to paying the Merger-Related Compensation provided below to the named executive officers.

As a result of the foregoing assumptions, the actual amounts received by a named executive officer may materially differ from the amounts set forth below.

Merger-Related Compensation
Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (3)	Tax Reimbursement ($)	Other ($) (4)	Total ($)
Patrick O. Little	1,463,272	575,861	—	12,600	—	435,000	2,486,733
W. Ross Little, Jr.	553,426	498,064	—	600	—	228,000	1,280,090
J. L. Chauvin	551,461	973,313	—	1,000	—	250,000	1,775,774

(footnotes on following page)

(1)	For Mr. Patrick O. Little, the amount in this column represents the total cash payment, including reimbursement of $40,690 for the cost of continued participation in Teche Federal Bank’s health plans and insurance programs for 36 months, that he will receive from Teche and Teche Federal Bank on the effective date of the merger in accordance with his employment agreements, and upon termination of his employment, subject to adjustment/cutback pursuant to Section 280G of the Internal Revenue Code, a portion of which may be delayed in accordance with Section 409A of the Code and paid by IBERIABANK Corporation or IBERIABANK on the date that is six months following the merger. For Mr. W. Ross Little, Jr., the amount in this column represents the total cash payment, including reimbursement of $33,670 for the cost of continued participation in Teche Federal Bank’s health plans and insurance programs for 36 months, that he will receive from Teche Federal Bank on the effective date of the merger in accordance with his change in control severance agreement, and upon termination of his employment, subject to adjustment/cutback pursuant to Section 280G of the Internal Revenue Code. For Mr. J. L. Chauvin, the amount in this column represents the total cash payment, including reimbursement of $29,882 for the cost of continued participation in Teche Federal Bank’s health plans and insurance programs for 36 months, that he will receive from Teche Federal Bank on the effective date of the merger in accordance with his change in control severance agreement, and upon termination of his employment with Teche Federal Bank as its chief financial officer, subject to adjustment/cutback pursuant to Section 280G of the Internal Revenue Code.
(2)	The amounts in this column represent, with respect to Teche stock options and restricted stock awards, the total value of the accelerated vesting of outstanding restricted stock awards and payments in cancellation of option awards, based on per share value of $72.94. Vesting of restricted stock awards is a single trigger event upon a change in control and is not conditioned upon termination of the executive’s employment. For Mr. Patrick Little, his equity amount represents $575,861 attributable to the value of 7,895 shares of Teche restricted stock for which vesting is accelerated. For Mr. W. Ross Little, his equity amount represents $261,709 attributable to the value of 3,588 shares of Teche restricted stock for which vesting is accelerated, and $236,355 as payment in cancellation of option awards. For Mr. Chauvin, his equity amount represents $149,673 attributable to the value of 2,052 shares of Teche restricted stock for which vesting is accelerated and $823,640 as payment in cancellation of option awards.
(3)	The amounts in this column represent, for Mr. Patrick Little, $600 for the continued use of the automobile previously provided by Teche for six months following the merger, and $12,000 for the use of office space and related utilities for six months following the merger, and for Mr. W. Ross Little, Jr. and Mr. Chauvin, the continued use of his automobile previously provided by Teche following the merger for six months, and through conversion (which is assumed to occur at three months following the merger), respectively.
(4)	For Mr. Patrick O. Little and Mr. W. Ross Little, Jr., the amounts in this column represent the aggregate cash payment that each will be entitled to receive from IBERIABANK pursuant to his respective noncompetition agreement, which amounts will be paid in six equal monthly installments during the six-month period following the effective date of the merger. For Mr. J. L. Chauvin, the amount in this column represents the success bonus that Mr. Chauvin will be entitled to receive from IBERIABANK upon the successful completion of the systems conversion pursuant to his employment agreement with IBERIABANK.

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively without regard to broker non-votes or proxies marked “ABSTAIN” with respect to such matter.

The board of directors unanimously recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the resolution set forth above regarding compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Teche at the time of the special meeting to be voted for an adjournment, if necessary, Teche has submitted to its shareholders as a separate matter for their consideration the question of adjournment if necessary to solicit additional proxies to approve the merger agreement. The board of directors of Teche unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors unanimously recommends that you vote “FOR” the approval to adjourn the special meeting.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the proposed merger, holders of Teche common stock will be exchanging their shares of a Louisiana corporation governed by the LBCL and the articles of incorporation and bylaws of Teche, for shares of IBERIABANK Corporation, a Louisiana corporation governed by the LBCL and IBERIABANK Corporation’s articles of incorporation and bylaws. Certain significant differences exist between the rights of Teche shareholders and those of IBERIABANK Corporation shareholders. Material differences are summarized below.

The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the LBCL as well as to the articles of incorporation and bylaws of Teche and IBERIABANK Corporation.

IBERIABANK Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of IBERIABANK Corporation more difficult.

The following description is a summary of the provisions of the articles of incorporation and bylaws. See “Where You Can Find More Information” on page 92 for information regarding how to review a copy of these documents.

Authorized Capital Stock

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation authorize the issuance of 50,000,000 shares of common stock, par value $1.00 per share, of which 31,917,385 shares were issued and outstanding as of April 16, 2014, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued or outstanding.

Holders of IBERIABANK Corporation common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Louisiana Business Corporation Law and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. IBERIABANK Corporation shareholders do not have any preemptive rights with respect to any conversion, redemption or sinking fund provision. The outstanding shares of IBERIABANK Corporation common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. IBERIABANK Corporation shareholders do not have cumulative voting rights in the election of directors.

IBERIABANK Corporation’s board of directors may authorize the issuance of authorized but unissued shares of IBERIABANK Corporation’s common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations. The authorized but unissued shares of IBERIABANK Corporation common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital.

These shares could be used to dilute the stock ownership of persons seeking to obtain control of IBERIABANK Corporation. In addition, the sale of a substantial number of shares of IBERIABANK Corporation common stock to persons who have an understanding with IBERIABANK Corporation concerning the voting of such shares, or the distribution or declaration of a common stock dividend to IBERIABANK Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of IBERIABANK Corporation.

IBERIABANK Corporation also is authorized to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. The IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock. The board of directors of IBERIABANK Corporation represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of IBERIABANK Corporation more difficult or costly. Subject to these limitations, the board of directors may issue preferred stock in connection with capital raising transactions, acquisitions, and joint ventures and for other corporate purposes that may have the effect of making such an acquisition more difficult or costly, as could also be the case if the board of directors were to issue additional shares of common stock. The board of directors of IBERIABANK Corporation has no present plan or understanding to issue any preferred stock.

Teche. Teche’s articles of incorporation authorize the issuance of 10,000,000 shares of common stock, par value $0.01 per share, of which 4,867,907 shares were issued and 2,109,504 shares were outstanding as of April 11, 2014, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding. The board of directors of Teche may authorize the issuance of authorized but unissued shares of Teche common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations. Holders of common stock of Teche are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Louisiana Business Corporation Law and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Shareholders of Teche do not have any preemptive rights. The outstanding shares of Teche common stock are fully paid and nonassessable. Teche shareholders do not have cumulative voting rights in the election of directors.

Teche is also authorized to issue preferred stock from time to time in one or more series with such powers, designations, preferences and rights as Teche’s board of directors may from time to time determine. Teche’s board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock and may assist management in impeding an unfriendly takeover or attempted takeover.

Amendment of Articles of Incorporation and Bylaws

IBERIABANK Corporation. No amendment to the articles of incorporation of IBERIABANK Corporation will be made unless it is first approved by a majority of the board of directors and thereafter by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least 75% of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, nomination, election and removal of directors; preemptive rights; personal liability, indemnification, advancement of expenses and other rights of officers, directors, employees and agents; meetings of shareholders and shareholder proposals; and amendment of the articles and bylaws.

The articles of incorporation of IBERIABANK Corporation provide that the board of directors or shareholders may amend the bylaws. Action by the board requires the affirmative vote of a majority of the directors then in office. Action by the shareholders requires the affirmative vote of a majority of the shares, as well as any additional vote of preferred stock if then issued and outstanding; provided that the affirmative vote of 75% of the shares is required to amend bylaws relating to meetings of the board of directors.

Teche. Pursuant to the provisions of the Louisiana Business Corporation Law, the articles of incorporation of Teche may generally be amended by a vote of at least two-thirds of the voting power present at an annual or special meeting of shareholders. In addition, the Louisiana Business Corporation Law provides that if an amendment to the articles of incorporation would adversely affect the rights of the holders of shares of any class or series, then in addition to the vote specified in the preceding sentence, the holders of each class or series of shares affected by the amendment will also be entitled to vote as a class upon such amendment, and the vote of the holders of at least two-thirds of the shares of each class or series affected by the amendment, present or represented at the meeting, will be necessary to adopt the amendment. Furthermore, the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Teche entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose is required to amend provisions of the articles of incorporation relating to: meetings of stockholders; cumulative voting; proxies; notice for nominations and proposals; directors; removal of directors; certain limitations on voting rights; the approval of business combinations (transactions with certain beneficial owners of ten percent or more of the voting power of Teche’s then outstanding common stock); the evaluation of offers; the elimination of directors’ liability; indemnification; the amendment of the bylaws of Teche; and the amendment of Teche’s articles of incorporation.

The articles of incorporation of Teche provide that the board of directors or shareholders may amend the bylaws. Action by the board requires the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. Action by the shareholders requires the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting called for that purpose.

Directors and Absence of Cumulative Voting

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation provide that the number of directors shall be as specified in the bylaws. Currently, the bylaws specify 11 members. The directors do not need to be shareholders of IBERIABANK Corporation.

The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of IBERIABANK Corporation’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

There is no cumulative voting on directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of IBERIABANK Corporation common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on IBERIABANK Corporation’s board of directors.

The provisions regarding election of IBERIABANK Corporation’s directors are designed to protect the ability of the board of directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the company by making it more difficult and time-consuming to change majority control of the board, even if holders of a majority of the capital stock believe that a change in the composition of the board is desirable. These requirements are intended to help ensure continuity and stability of management and policies and facilitate long-range planning.

The bylaws of IBERIABANK Corporation provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors for an unexpired term; provided that the shareholders will have the right at any special meeting called for that purpose prior to an action by the board of directors to fill the vacancy.

Teche. Teche’s articles of incorporation provide that the number of directors shall be as specified in the bylaws, but shall be not less than three nor more than 15. Currently, the bylaws specify that the board of directors shall consist of 11 members. Each director must at all times be a resident of Louisiana and must beneficially own at least 100 shares of Teche’s capital stock.

As with IBERIABANK Corporation, as described above, the board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of Teche’s board of directors. In addition, Teche’s articles of incorporation impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. There is no cumulative voting in the election of directors of Teche.

The articles of incorporation of Teche provide that vacancies in the board of directors, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office. Any director so chosen will hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

Removal of Directors

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation and bylaws provide that any director may be removed, with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of IBERIABANK Corporation entitled to vote.

Teche. Under Teche’s articles of incorporation and bylaws, any director may be removed from office, without cause, by an affirmative vote of at least 80% of the total votes eligible to be cast at a meeting of the shareholders called expressly for such purpose. Any director may be removed from office, with cause, by an affirmative vote of at least a majority of the total votes eligible to be cast by stockholders.

Limitations on Director Liability

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation provide that a director or officer of the company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the company’s directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to the company or its shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

Teche. Teche’s articles of incorporation provide that directors and officers shall have no liability to Teche or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except that directors and officers shall remain liable for (a) any breach of the director’s or officer’s duty of loyalty to Teche or its shareholders, (b) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under section 12:92D of the Louisiana Business Corporation Law, as amended, which covers unlawful dividends or any other unlawful distribution, payment or return of assets to shareholders, and also the purchase or redemption of Teche’s shares in violation of the Louisiana Business Corporation Law, or (d) any transaction from which a director or officer derived an improper personal benefit.

Indemnification

IBERIABANK Corporation. The LBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, if he was serving at the request of the corporation as a director, officer, employee, or agent against expenses actually and reasonably incurred, including attorneys’ fees, judgments, fines, and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

However, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion and no indemnification shall be made if such person shall have been held liable for willful or intentional misconduct unless determined by a court of competent jurisdiction that in view of all of the circumstances of the case such person is entitled to indemnity.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to such suit, or (2) if such a quorum is unobtainable and the board of directors so directs, by independent legal counsel, or (3) by the shareholders.

IBERIABANK Corporation’s articles of incorporation provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the board of directors, provided that the indemnified person undertakes to repay the company if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the charter authorizes the company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, whether or not the company would have the power to provide indemnification to such person. By action of the board of directors, the company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the charter and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling IBERIABANK Corporation pursuant to the foregoing provisions, IBERIABANK Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Teche. The provisions of the Louisiana Business Corporation Law relating to indemnification, as described above, also apply to Teche as a Louisiana corporation. As with IBERIABANK Corporation’s articles of incorporation, Teche’s articles of incorporation provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the board of directors, provided that the indemnified person undertakes to repay the company if it is ultimately determined that such person was not entitled to indemnification.

As is the case with IBERIABANK Corporation, the rights of indemnification provided in Teche’s articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, Teche’s articles of incorporation provide that Teche may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against any liability asserted against and incurred by the person in or arising from that capacity, whether or not Teche would have been required to indemnify the person against the liability under the articles of incorporation. By action of the board of directors, Teche may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the articles of incorporation. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the company to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Teche pursuant to the foregoing provisions, Teche has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Special Meetings of Shareholders

IBERIABANK Corporation. Special meetings of the shareholders may be called only by the board of directors, chairman of the board, president or holders of at least 50% of the shares entitled to vote.

Teche. Under Teche’s articles of incorporation, special meetings of the shareholders may be called only by a majority of the board of directors, the president or the beneficial owners of at least 50% of the shares outstanding and entitled to vote.

Consent of Shareholders

IBERIABANK Corporation. Under Louisiana law, the consent in writing of shareholders to authorize corporate action, signed by all of the shareholders having voting power on the particular question, is sufficient for the purpose, without necessity for a meeting of shareholders.

Teche. Under Louisiana law and Teche’s articles of incorporation, any action that may be taken at a meeting of the shareholders may also be taken without a meeting by the consent in writing of all shareholders entitled to vote on such action.

Shareholder Nominations

IBERIABANK Corporation. IBERIABANK Corporation’s articles of incorporation establish advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of IBERIABANK Corporation’s board of directors or one of its committees) of candidates for election as directors. A shareholder of IBERIABANK Corporation wishing to nominate a person as a candidate for election to the board of directors must submit the nomination in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with (a) as to each person the shareholder proposes to nominate, and as to the shareholder submitting the notice, (i) their names, ages, business and residence addresses, (ii) principal occupation or employment, (iii) stockholdings, and (iv) other information required by Securities and Exchange Commission proxy rules; and (b) to the extent known, (i) the name and address of other shareholders supporting the nominee(s), and (ii) their stockholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting that is not intended to be included in the proxy statement for the meeting must notify IBERIABANK Corporation in writing at least 60 days before the one year anniversary of the most recent annual meeting of the shareholder’s intention. The notice must contain: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name, address and stockholdings of the shareholder submitting the proposal and other shareholders supporting the proposal, and (c) any financial interest of the shareholder in the proposal.

In accordance with SEC Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by IBERIABANK Corporation at least 120 days before the anniversary of the date that previous year’s proxy statement was first mailed to shareholders. As provided in SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before IBERIABANK Corporation begins to mail its proxy materials.

The procedures regarding shareholder nominations provide IBERIABANK Corporation’s board of directors with sufficient time and information to evaluate a shareholder nominee to the board and other relevant information, such as existing shareholder support for the nominee. The procedures, however, provide incumbent directors advance notice of a dissident slate of nominees for directors, and make it easier for the board to solicit proxies resisting shareholder nominees. This may make it easier for incumbent directors to retain their status as directors, even when certain shareholders view the shareholder nominations as in the best interests of IBERIABANK Corporation or its shareholders.

Teche. The requirements and procedures provided under Teche’s articles of incorporation with respect to shareholder proposals and the nomination by shareholders of candidates for election as directors are the same as those described above for IBERIABANK Corporation. The provisions of the Exchange Act and other rules of the Securities and Exchange Commission described above also apply to Teche in the same way that they apply to IBERIABANK Corporation.

Business Combinations and Control Share Acquisitions

IBERIABANK Corporation. The Louisiana Business Corporation Law sets forth heightened voting requirements with respect to certain mergers, consolidations and other business combinations between corporations and persons deemed to be interested shareholders. Interested shareholders include any person who beneficially owns at least 10% of the outstanding voting stock of the corporation. Generally, the business combination provisions require that transactions involving a Louisiana corporation and an interested shareholder be approved by shareholders owning at least 80% of the total voting power of the corporation and by at least two-thirds of the total voting power of the corporation (excluding the interested shareholder), unless certain complicated pricing and procedural requirements are satisfied.

The Louisiana Business Corporation Law also sets forth certain procedures applicable to control share acquisitions with respect to Louisiana corporations. These provisions generally remove the voting rights of shares acquired by a shareholder whose ownership reaches certain stock ownership thresholds unless the remaining shareholders reinstate such voting rights.

A Louisiana corporation may elect to opt out of the business combination and control share acquisition provisions referenced above by providing in its articles of incorporation that the provisions shall not apply to the corporation. Because the articles of incorporation of IBERIABANK Corporation do not expressly opt out of these provisions, the business combination and control share acquisition provisions apply to IBERIABANK Corporation.

Teche. The provisions of the Louisiana Business Corporation Law relating to business combinations and control share acquisitions, as described above, also apply to Teche as a Louisiana corporation. Teche has not elected to opt out of these provisions. In addition, the articles of incorporation of Teche provide that a record owner of common stock that is beneficially owned by a person who beneficially owns more than 10% of the outstanding shares of common stock (the “Limit”) may not vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner in respect of common stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit.

Dissenters’ Rights

IBERIABANK Corporation. The Louisiana Business Corporation Law provides that if a Louisiana corporation, by vote of its shareholders, authorizes a sale, lease or exchange of all of its assets, or, by vote of its shareholders, becomes a party to a merger or consolidation, then, unless such authorization or action shall be given or approved by at least 80% of the total voting power, a shareholder who votes against the corporate action has the right to dissent. The right to dissent, however, generally does not exist in the case of: (i) a sale pursuant to an order of a court; (ii) a sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders within one year after the date of the sale; (iii) shareholders holding shares of any class of stock which, at the record date, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by Financial Industry Regulatory Authority, unless the articles of the corporation provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

Teche. The provisions of the Louisiana Business Corporation Law relating to dissenters’ rights, as described above, also apply to Teche as a Louisiana corporation.

Shareholders’ Rights to Examine Books and Records

IBERIABANK Corporation. Pursuant to the Louisiana Business Corporation Law, upon written notice of a demand to inspect corporate records, a person who is and has been a shareholder of record of at least 5% (or 25% for a business competitor) of the outstanding shares of any class for at least six months is entitled to inspect records and accounts at any reasonable time and for any proper and reasonable purpose. If IBERIABANK Corporation refuses to permit the inspection, the shareholder may file a civil action requesting a court order to permit inspection. The court will grant the order if it finds the shareholder qualified and is requesting the records for a proper and reasonable purpose.

Teche. The provisions of the Louisiana Business Corporation Law relating to shareholders’ rights to examine books and records, as described above, also apply to Teche as a Louisiana corporation.

Dividends

IBERIABANK Corporation. Pursuant to the Louisiana Business Corporation Law, a board of directors may from time to time pay dividends to its shareholders out of the surplus of the corporation, or, if no surplus is available, out of the corporation’s net profits for the current or preceding fiscal year, or both. No dividend may be paid out of surplus if: (i) the corporation is insolvent or would thereby be made insolvent; or (ii) when the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. No dividend may be paid out of profits if: (i) the liabilities of the corporation exceed its assets, or the net assets are less than the aggregate amount payable on liquidation upon any shares which have a preferential right to participate in the assets upon liquidation; or (ii) the assets would be reduced below the liabilities, or the net assets would be reduced below the aggregate amount payable on liquidation upon issued shares which have a preferential participation right on liquidation. As with Teche, substantially all of the funds available for the payment of dividends by IBERIABANK Corporation are also derived from its subsidiary depository institution, and there are various statutory and regulatory limitations on the ability of such subsidiary to pay dividends to IBERIABANK Corporation.

Teche. The provisions of the Louisiana Business Corporation Law relating to dividends, as described above, also apply to Teche as a Louisiana corporation.

DESCRIPTION OF IBERIABANK CORPORATION CAPITAL STOCK

In this section, we describe the material features and rights of the IBERIABANK Corporation capital stock after the merger. This summary is qualified in its entirety by reference to applicable Louisiana law and IBERIABANK Corporation’s articles of incorporation and bylaws. See “WHERE YOU CAN FIND MORE INFORMATION” on page 92.

General

IBERIABANK Corporation is authorized to issue 50,000,000 shares of common stock, having a par value of $1.00 per share, and 5,000,000 shares of preferred stock, having a par value of $1.00 per share, none of which preferred stock is issued or outstanding. Each share of IBERIABANK Corporation common stock has the same relative rights as, and is identical in all respects to, each other share of IBERIABANK Corporation common stock.

As of April 16, 2014, there were 31,917,385 shares of IBERIABANK Corporation common stock issued and 30,048,185 outstanding, 1,869,200 shares of IBERIABANK Corporation common stock were held in treasury and 410,631 shares of IBERIABANK Corporation common stock were reserved for issuance pursuant to IBERIABANK Corporation’s employee benefit and stock option plans. After giving effect to the merger on a pro forma basis (using an exchange ratio of 1.162 resulting in the issuance of approximately 2,595,747 additional IBERIABANK Corporation shares) and the merger with First Private Holdings, Inc. (using an exchange ratio of 0.27 resulting in the issuance of approximately 847,517 additional IBERIABANK Corporation shares), approximately 33,491,449 shares of IBERIABANK Corporation common stock will be outstanding.

Common Stock

Dividends. Subject to certain regulatory restrictions, IBERIABANK Corporation can pay dividends from funds legally available if, as and when declared by its board of directors. Funds for IBERIABANK Corporation dividends are generally provided through dividends from IBERIABANK and, subsequent to the merger, also will continue to be provided through dividends from IBERIABANK. Payments of dividends by IBERIABANK Corporation are subject to limitations that are imposed by law and applicable regulations. The holders of IBERIABANK Corporation common stock are entitled to receive and share equally in such dividends as may be declared by the board of directors of IBERIABANK Corporation out of funds legally available therefore. If IBERIABANK Corporation issues preferred stock, the holders thereof may have a priority over the holders of the IBERIABANK Corporation common stock with respect to dividends.

Voting Rights. The holders of IBERIABANK Corporation common stock possess exclusive voting rights in IBERIABANK Corporation. They elect the IBERIABANK Corporation board of directors and act on such other matters as are required to be presented to them under Louisiana law or as are otherwise presented to them by the board of directors. Each holder of IBERIABANK Corporation common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If IBERIABANK Corporation were to issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of IBERIABANK, IBERIABANK Corporation, as holder of the subsidiary’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of IBERIABANK (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders of IBERIABANK, all assets of IBERIABANK available for distribution. In the event of liquidation, dissolution or winding up of IBERIABANK Corporation, the holders of IBERIABANK Corporation common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of IBERIABANK Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the IBERIABANK Corporation common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of IBERIABANK Corporation common stock are not entitled to preemptive rights with respect to any shares that may be issued. IBERIABANK Corporation common stock is not subject to redemption.

Preferred Stock

Shares of IBERIABANK Corporation preferred stock may be issued with such designations, powers, preferences and rights as the IBERIABANK Corporation board of directors may from time to time determine. The IBERIABANK Corporation board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN INFORMATION CONCERNING IBERIABANK CORPORATION

General

IBERIABANK Corporation is a registered financial holding company subject to supervision and regulation by the Federal Reserve Board and is a corporation organized under the laws of the State of Louisiana. Its main office is located at 200 West Congress Street, Lafayette, Louisiana 70501 (Telephone Number: (337) 521-4003). IBERIABANK Corporation owns all of the outstanding stock of IBERIABANK, a Louisiana state banking corporation.

At December 31, 2013, IBERIABANK Corporation had total assets of approximately $13.4 billion, total deposits of approximately $10.7 billion, and total shareholders’ equity of approximately $1.5 billion. Additional information about IBERIABANK Corporation is included in documents incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information” on page 92.

Additional Information

Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to IBERIABANK Corporation is incorporated by reference or set forth in IBERIABANK Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated into this document by reference. See “Where You Can Find More Information.”

CERTAIN INFORMATION CONCERNING TECHE HOLDING COMPANY

General

Teche is a Louisiana corporation organized in December 1994 at the direction of Teche Federal Bank to acquire all of the capital stock that Teche Federal Bank issued in its conversion from the mutual to stock form of ownership (the “Conversion”). References to Teche herein, unless the context requires otherwise, refer to Teche and Teche Federal Bank on a consolidated basis.

On June 21, 2011, Teche Federal Bank completed the conversion of its existing federal savings bank charter to that of a Louisiana commercial bank (the “Charter Conversion”). Upon completion of the Charter Conversion, Teche Federal Bank became a Louisiana state-chartered commercial bank regulated by the Commissioner of the Office of Financial Institutions of the State of Louisiana and the Federal Deposit Insurance Corporation (“FDIC”) and Teche became a bank holding company regulated by the Federal Reserve Board.

Teche Federal Bank offers a variety of financial services to meet the local banking needs of St. Mary, Lafayette, Iberia, St. Martin, Terrebonne, upper Lafourche, East Baton Rouge, and St. Landry Parishes, Louisiana (the “primary market area”). Teche Federal Bank operates from its main office located at 1120 Jefferson Terrace Boulevard, New Iberia, Louisiana and currently has nineteen other offices. As of December 31, 2013, Teche Federal Bank had 253 full-time and 78 part-time employees.

Market Area/Competition

Teche Federal Bank’s home office is located in New Iberia, Iberia Parish, Louisiana. Teche Federal Bank also has branch offices in the Parishes of Iberia, St. Mary, St. Martin, Lafayette, Terrebonne, Lafourche, St. Landry, and East Baton Rouge, Louisiana.

The regional economy is dependent to a certain extent on the oil and gas, seafood and agricultural (primarily sugar cane) industries. These industries are cyclical in nature and have a direct impact on the level and performance of Teche Federal Bank’s loan portfolio. Economic downturns in the past have caused a decrease in loan originations and an increase in nonperforming assets. The oil drilling moratorium which the federal government imposed after the Deep Water Horizon explosion has been lifted. The effects of the oil drilling moratorium have not totally been realized and may affect job growth in Teche’s market area. However, the metropolitan Lafayette area, which is the fourth largest city in Louisiana, has experienced sustained growth and is the home to the University of Louisiana at Lafayette, several hospitals and various small-to medium-size businesses, and has provided Teche Federal Bank with increased lending opportunities.

Teche Federal Bank encounters strong competition both in the attraction of deposits and origination of real estate and other loans. Competition comes primarily from other financial institutions in its primary market area, including savings banks, commercial banks and savings associations, credit unions and investment and mortgage brokers in serving its primary market area. Competition is also increasing from non-traditional providers of financial services. Teche Federal Bank also originates mortgage loans through its branch offices, secured by properties throughout its primary market area and other locations in Louisiana.

Lending Activities

Teche Federal Bank’s lending strategy historically focused on the origination of traditional one-to-four-family mortgage loans with the primary emphasis on single family residences in Teche Federal Bank’s primary market area. In recent years, Teche Federal Bank has emphasized SmartGrowth Loans, consisting of commercial loans, home equity loans, Smart mortgage loans and consumer loans. In furtherance of this strategy, Teche Federal Bank has increased the amount of its commercial real estate and non-real estate loan portfolios, consumer loans and Smart mortgage loans for retention in Teche’s loan portfolio. Smart mortgage loans originated by Teche Federal Bank are residential real estate loans that do not meet all of Teche Federal Bank’s standard loan underwriting criteria. Smart mortgage loans are residential real estate loans that are underwritten to established Teche Federal Bank criteria, but may or may not conform to secondary market requirements. Smart mortgage loans comprised $115.3 million, or 16.4%, of the total loan portfolio. For more information regarding loans see Note 4 to the Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-16 and Note 7 to the Unaudited Consolidated Financial Statements for the three months ended December 31, 2013 beginning on page F-53 of this proxy statement-prospectus. At December 31, 2013, SmartGrowth Loans totaled $524.3 million or 74.5% of total loans.

Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of Teche Federal Bank’s loan portfolio at the dates indicated. Except as set forth below, there are no concentrations of loans exceeding 10% of the loan portfolio.

	At December 31,		At September 30,
	2013		2013		2012		2011		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate loans	$137,833	19.6%	$133,649	19.4%	$120,557	17.8%	$111,558	18.3%	$118,858	19.9%	$119,602	20.0%
Commercial non-real estate loans	33,365	4.7	30,685	4.5	34,032	5.0	27,403	4.5	30,929	5.2	30,434	5.1
Commercial-construction loans	11,631	1.7	8,593	1.3	7,357	1.1	9,473	1.5	5,526	0.9	6,814	1.1
Commercial-land	10,108	1.4	10,349	1.5	13,312	2.0	15,721	2.6	19,004	3.2	20,531	3.4
Residential-construction loans	5,274	0.7	5,112	0.7	9,478	1.4	10,604	1.7	4,320	0.7	4,800	0.8
Residential-real estate loans	417,120	59.1	409,693	59.7	413,500	61.1	356,950	58.5	337,885	56.6	335,199	56.2
Consumer-Mobile home loans	45,182	6.4	43,198	6.3	37,030	5.5	38,285	6.3	40,094	6.7	40,328	6.8
Consumer-other	45,337	6.4	45,171	6.6	41,110	6.1	40,227	6.6	40,807	6.8	39,163	6.6

Total Loans	705,850	100.00%	686,450	100.00%	676,376	100.00%	610,221	100.00%	597,423	100.00%	596,871	100.00%

Less:
Allowance for loan losses	7,709		7,868		8,559		8,331		9,256		6,806
Deferred loan fees	2,065		2,047		1,975		1,619		1,532		1,538

Total net loans	$696,076		$676,535		$665,842		$600,271		$586,635		$588,527

Loan Maturity Tables. The following table sets forth the maturity of Teche Federal Bank’s construction loans, commercial real estate loans and commercial non-real estate loans at September 30, 2013. The table does not include prepayments or scheduled principal repayments. Adjustable-rate loans are shown as maturing based on contractual maturities.

	Residential	Commercial	Commercial
	Construction	Real Estate	Non Real
	Loans	Loans	Estate Loans
(In Thousands)
Amounts due:
1 year or less	$4,616	$18,988	$10,790
After 1 year:
1 year to 5 years	209	73,641	19,105
More than 5 years	287	41,020	790

Total due after September 30, 2014	496	114,661	19,895

Total amount due	$5,112	$133,649	$30,685

The following table sets forth the dollar amount of Teche Federal Bank’s construction loans and commercial real estate and non-real estate loans due more than one year after September 30, 2013 that have pre-determined interest rates and that have floating or adjustable interest rates.

	Fixed Rates	Floating or Adjustable Rates	Total
(In Thousands)
Residential Construction loans	$496	$—	$496
Commercial real estate loans	108,792	5,869	114,661
Commercial non-real estate loans	19,895	—	19,895

Total	$129,183	$5,869	$135,052

One- to Four-Family Residential Real Estate Loans. Teche Federal Bank generally originates single-family owner occupied residential mortgage loans in amounts up to 80% of the lower of the appraised value or selling price of the property securing the loan. Teche Federal Bank also originates such loans in amounts up to 100% of the lower of the appraised value or selling price of the mortgaged property, provided that private mortgage insurance is provided on the amount in excess of 90% of the lesser of the appraised value or selling price.

Teche Federal Bank offers fixed-rate and adjustable-rate mortgage loans with terms of up to 30 years, which amortize monthly. Interest rates charged on mortgage loans are competitively priced based on market conditions and Teche Federal Bank’s cost of funds. Teche Federal Bank originates and holds most of its fixed-rate mortgage loans as long term investments. Most loans are originated in conformance with the Federal Home Loan Mortgage Corporation (“FHLMC”) and the Federal National Mortgage Association (“FNMA”) guidelines and can therefore be sold in the secondary market should management deem it necessary to manage interest rate risk. Teche Federal Bank originated $71.7 million of fixed-rate mortgage loans during the year ended September 30, 2013 and sold an aggregate of $58.0 million of such loans in 73 transactions during the year ended September 30, 2013. Teche Federal Bank retains servicing of these loans. During the three months ended December 31, 2013, Teche Federal Bank sold an aggregate of $3.1 million in loans.

Smart one-to-four family mortgages represent those loans not meeting all of Teche Federal Bank’s standard loan underwriting criteria. Smart mortgage loans consist primarily of smaller mortgage loans of $100,000 or less with higher interest rates, first time home buyer loans with 100% loan-to-value ratios (“LTVs”), and loans with LTVs greater than 80% to conforming borrowers. Because these loans may have higher credit risks, they also provide higher yields to Teche Federal Bank. Underwriting criteria for these loans require sufficient mitigating factors, such as higher FICO scores and/or additional equity, to minimize the additional credit risk associated with these types of loans. In addition, Teche Federal Bank does not originate exotic loans, such as interest only ARMs. Teche does allow a borrower to pay interest only on funds advanced for a construction loan during the construction phase, see “Construction Loans” below for further explanation. At December 31, 2013, Smart mortgage loans comprised $115.3 million, or 16.4%, of the total loan portfolio.

Construction Loans. Teche Federal Bank’s construction loans have primarily been made to finance the construction of single-family owner occupied residential properties and, to a limited extent, single family housing for sale by contractors. Construction loans generally are made to customers of Teche Federal Bank in its primary market area. Teche Federal Bank offers construction loans in amounts up to 80% of the appraised value of the property securing the loan. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction loans to individuals generally do not pay off at completion of the construction phase, but are automatically transferred to Teche Federal Bank’s one-to-four family residential portfolio. These single-family residential loans are structured to allow the borrower to pay interest only on the funds advanced for the construction during the construction phase (normally for a period of up to nine months) at the end of which time the construction loan converts to a mortgage loan.

Multi-Family and Commercial Real Estate Loans. This portfolio has grown in recent years and management anticipates that it will continue to grow. Teche Federal Bank originates loans secured by multi-family (greater than four family units) properties. Teche Federal Bank also originates loans secured by commercial real estate, primarily office buildings (both owner and non-owner occupied) and development loans to builders.

Teche Federal Bank generally originates multi-family and commercial real estate loans in amounts of up to 80%-85% of the appraised value of the property securing the loan depending upon the type of collateral. Teche Federal Bank’s philosophy is to originate commercial real estate and multi-family loans only to borrowers known to Teche Federal Bank and on properties in its market area. This portfolio generally consists of short term (generally five years or less) fixed rate balloon loans originated at prevailing market rates with amortizations up to 15-20 years.

Loans secured by multi-family and commercial real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Teche Federal Bank may occasionally participate larger commercial real estate loans to mitigate risk. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness, the feasibility and cash flow potential of the project, and the outlook for successful operation or management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. In accordance with Teche Federal Bank’s classification of assets policy and procedure, Teche Federal Bank requests annual financial statements on major loans secured by multi-family and commercial real estate. At December 31, 2013 the aggregate balance of the five largest multi-family and commercial real estate loans totaled $16.7 million, with no single loan larger than $4.1 million.

Commercial Non-real Estate Loans. At December 31, 2013, Teche Federal Bank had $33.4 million invested in commercial non-real estate loans. Such loans are commercial business loans primarily to small business owners in Teche Federal Bank’s market area. These loans are typically secured by equipment, machinery and other business assets and generally have terms of three to five years. The largest single relationship loan in this category is $1.7 million and is secured by equipment. Commercial business loans generally have higher interest rates and shorter terms than one-to-four family residential mortgage loans, but also involve a greater degree of risk. These loans may have higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business. Teche Federal Bank tries to minimize its risk exposure by limiting these loans to proven businesses and obtaining personal guarantees from the borrowers whenever possible.

Commercial Land Loans. Teche Federal Bank offers commercial land and development loans. Balances in this category have continued to decrease from $15.7 million at September 30, 2011, $13.3 million at September 30, 2012, $10.3 million at September 30, 2013 and currently $10.1 million at December 31, 2013.

Consumer Lot Loans. At December 31, 2013, Teche Federal Bank had $21.3 million invested in residential lot loans made to individuals. Balances in this category have remained relatively stable over the last few years.

Home Equity Loans. Teche Federal Bank also offers home equity loans on single family residences. At December 31, 2013, home equity mortgage loans totaled $40.6 million which makes up part of the category residential real-estate loans. While Teche Federal Bank does offer adjustable rate home equity lines of credit, the majority of the home equity portfolio have fixed rates with a maximum term of 15 years. A variety of home equity loan programs are offered including combined LTVs up to 100% of collateral, however, such loans are generally for shorter terms. Loans with LTVs 100% and greater total $171.4 thousand as of December 31, 2013. Creditworthiness, capacity, and loan to value are the primary factors considered during underwriting. To offset additional credit risk and higher combined LTVs, Teche Federal Bank reduces loan terms and increases loan yields.

Consumer Loans. Teche Federal Bank also offers loans in the form of loans secured by deposits, home equity loans, automobile loans, mobile home loans and unsecured personal consumer loans. Federal regulations allow Teche Federal Bank to make secured and unsecured consumer loans of up to 35% of Teche Federal Bank’s assets.

Loans secured by deposits at Teche Federal Bank are made up to 100% of the deposit. At December 31, 2013, Teche Federal Bank had $3.3 million of loans secured by deposits.

At December 31, 2013, Teche Federal Bank had $2.8 million in automobile loans and $45.2 million in mobile home loans.

Consumer loans tend to be originated at higher interest rates than conventional residential mortgage loans and for shorter terms, which benefits Teche Federal Bank’s interest rate risk management. However, consumer loans generally involve more risk than first mortgage one-to-four family residential real estate loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various state and federal laws, including federal and state bankruptcy and insolvency law, may limit the amount which may be recovered. These loans may also give rise to defenses by the borrower against Teche Federal Bank and a borrower may be able to assert against Teche Federal Bank claims and defenses which it has against the seller of the underlying collateral. In underwriting consumer loans, Teche Federal Bank considers the borrower’s credit history, an analysis of the borrower’s income and ability to repay the loan, and the value of the collateral.

Loans-to-One Borrower. Banks cannot make loans to one borrower in an amount that exceeds in the aggregate 15% of unimpaired capital and allowance for loan and lease losses (ALLL) on an unsecured basis and an additional amount equal to 10% of unimpaired capital and ALLL if the loan is secured by readily marketable collateral (generally, financial instruments, not real estate) or $500,000, whichever is higher. Teche Federal Bank’s maximum loan-to-one borrower limit was approximately $12.9 million as of December 31, 2013.

Non-Performing and Problem Assets

General. Teche Federal Bank’s primary market area is dependent, to a certain extent, on the oil and gas, seafood and agricultural (primarily sugar cane) industries. These industries are cyclical in nature and have a direct impact on the level and performance of Teche Federal Bank’s loan portfolio. Management continually monitors its loan portfolio for appropriate underwriting standards.

Non-Performing Assets and Delinquencies. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. In this event, the normal procedure followed by Teche Federal Bank is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status. In most cases, delinquencies are cured promptly. If a delinquency is not cured, Teche Federal Bank normally, subject to any required prior notice to the borrower, commences foreclosure proceedings, in which the property may be sold. In a foreclosure sale, Teche Federal Bank may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan involving terms more favorable to the borrower than those normally offered. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by Teche Federal Bank to recover its investment. Any real estate acquired in settlement of loans is initially recorded at the estimated fair value less estimated selling cost at the time of acquisition and is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value of the property declines below its initial value. Subsequent costs directly relating to development and improvement of property are capitalized (not to exceed fair value), whereas costs related to holding property are expensed.

Teche Federal Bank’s general policy is to place a loan on nonaccrual status when the loan becomes 90 days delinquent or otherwise demonstrates other risks of collectability. Interest on loans that are contractually 90 days or more past due is generally reserved through an allowance account. Teche Federal Bank sometimes modifies this general policy after a review of the value of the collateral pledged against individual loans. The allowance is established by a charge to interest income equal to all interest previously accrued and unpaid, and interest is subsequently recognized only to the extent cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status. A return to accrual status usually requires a satisfactory period of regular payments that is no less than six months.

The following table sets forth information regarding non-accrual loans, real estate owned (“REO”), and loans that are 90 days or more delinquent but on which Teche Federal Bank was accruing interest at the dates indicated and restructured loans.

	At December 31, 2013		At September 30,
			2013	2012	2011	2010	2009
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
All loans:
Commercial real estate loans		$—	$—	$810	$1,275	$1,640	$695
Commercial non-real estate loans		—	—	2	—	154	98
Commercial-construction loans		—	—	—	1,021	1,066	760
Commercial-land		—	—	4,344	4,594	6,042	49
Residential-construction loans		—	—	—	—	—	—
Residential-real estate loans		2,744	1,973	4,249	2,487	4,594	3,666
Consumer-Mobile home loans		308	246	425	379	458	232
Consumer-other		182	206	343	322	184	120

Total		$3,234	$2,425	$10,173	$10,078	$14,138	$5,620

Accruing loans which are contractually past due 90 days or more:
All loans:
Commercial real estate loans	$		$—	$—	$—	$—	$—
Commercial non-real estate loans			—	—	—	—	—
Commercial-construction loans			—	—	—	—	—
Commercial-land			—	—	239	249	255
Residential-construction loans			—	—	—	—	—
Residential-real estate loans		350	353	351	554	556	1,186
Consumer-mobile home loans			—	—	—	—	34
Consumer-other			—	—	—	—	36

Total		$350	$353	$351	$793	$805	$1,511

Total non-performing loans		$3,584	$2,778	$10,524	$10,871	$14,943	$7,131

Real estate owned		$467	$741	$513	$1,405	$1,181	$1,953

Troubled debt restructurings accruing		$3,167	$3,203	$2,373	$1,056	$—	$—

Total non-performing assets		$7,218	$6,722	$13,410	$13,332	$16,124	$9,084

Total non-performing loans to total loans outstanding before allowance		0.51%	0.40%	1.56%	1.79%	2.51%	1.20%
Total non-performing loans to total assets		0.41%	0.37%	1.27%	1.37%	1.96%	0.93%
Total non-performing assets to total assets		0.82%	0.78%	1.34%	1.68%	2.12%	1.19%

Interest income that would have been recorded on loans accounted for on a non-accrual basis under the original terms of such loans was $141,000 for the three months ended December 31, 2013 and $126,000 for the year ended September 30, 2013. Interest income of $3,000 and $3,000, respectively, on nonaccrual loans was included in net income for the three months ended December 31, 2013 and for the year ended September 30, 2013.

Real Estate Owned. Real estate acquired by Teche Federal Bank as the result of foreclosure or by deed in lieu of foreclosure is classified as REO until it is sold. When property is acquired it is recorded at the fair value less estimated costs to sell at the date of foreclosure. At December 31, 2013, Teche Federal Bank had REO with a net balance of $467,000, comprised of seven properties, the largest of which is a parcel of undeveloped commercial land with a book carrying value of $109,000.

Allowances for Loan Losses. The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is probable to occur. Recoveries are credited to the allowance at the time of recovery.

Periodically during the year management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb losses in the existing portfolio. Based on the estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

Management’s judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral.

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods Teche may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance of loan losses reflected in the consolidated balance sheets is adequate to absorb losses in the existing loan portfolio.

Allocation of Allowance for Loan Losses. The following table sets forth the allocation of Teche Federal Bank’s allowance for loan losses by loan category and the percent of loans in each category to total loans receivable at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio.

	At December 31,		At September 30,
	2013		2013		2012
		Percent of Loans to		Percent of Loans to		Percent of Loans to

		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)
At end of period allocated to:
Commercial real estate loans	$1,959	19.6%	$1,959	19.4%	$2,045	17.8%
Commercial non-real estate loans	268	4.7	268	4.5	265	5.0
Commercial-construction loans	141	1.7	141	1.3	141	1.1
Commercial-land	398	1.4	398	1.5	437	2.0
Residential-construction loans	80	0.7	80	0.7	80	1.4
Residential-real estate loans	3,863	59.1	3,931	59.7	4,390	61.1
Consumer-Mobile home loans	527	6.4	560	6.3	609	5.5
Consumer-other	473	6.4	531	6.6	592	6.1

Total allowance	$7,709	100.00%	$7,868	100.00%	$8,559	100.00%

	At September 30,
	2011		2010		2009
		Percent of Loans to		Percent of Loans to		Percent of Loans to

		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)
At end of year allocated to:
Commercial real estate loans	$1,991	18.2%	$2,179	19.9%	$1,869	20.0%
Commercial non-real estate loans	258	4.5	497	5.2	369	5.1
Commercial-construction loans	136	1.6	64	0.9	96	1.1
Commercial-land	425	2.6	1,137	3.2	205	3.4
Residential-construction loans	78	1.7	50	0.7	47	0.8
Residential-real estate loans	4,274	58.5	4,363	56.6	3,421	56.2
Consumer-Mobile home loans	593	6.3	477	6.7	397	6.8
Consumer-other	576	6.6	489	6.8	402	6.6

Total allowance	$8,331	100.00%	$9,256	100.00%	$6,806	100.00%

Analysis of the Allowance for Loan Losses. The following table sets forth information with respect to Teche Federal Bank’s allowance for loan losses for the periods indicated:

	At December 31,	At September 30,
	2013	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Total loans outstanding, net	$696,076	$676,535	$665,842	$600,271	$586,635	$588,527

Average loans outstanding	$695,696	$660,218	$643,224	$590,354	$599,134	$606,751

Allowance balances (at beginning of period)	$7,868	$8,559	$8,331	$9,256	$6,806	$5,545

Provision	—	400	1,910	3,900	3,896	3,026

Charge offs:
Commercial real estate loans	—	(103)	(426)	(1,565)	(610)	(1,206)
Commercial non-real estate loans	—	(13)	(165)	(138)	(83)	(168)
Commercial-construction loans	—	—	—	(51)	(3)	—
Commercial-land		(168)	(250)	(1,666)	(23)	—
Residential-construction loans		—	—	—	—	—
Residential-real estate loans	(72)	(658)	(753)	(1,131)	(443)	(162)
Consumer-Mobile home loans	(37)	(230)	(209)	(234)	(151)	(167)
Consumer-other	(59)	(69)	(82)	(97)	(164)	(91)

Total charge-offs	(168)	(1,241)	(1,885)	(4,882)	(1,476)	(1,794)
Recoveries
Commercial real estate loans	—	17	159	—
Commercial non-real estate loans	—	16	—	1	1	—
Commercial-construction loans	—	—	5	—	1	—
Commercial-land	—	26	—	—	—	—
Residential-construction loans	—	—	—	—	—	—
Residential-real estate loans	4	49	12	39	15	5
Consumer-Mobile home loans	4	34	16	10	5	7
Consumer-other	1	8	11	7	8	17

Total recoveries	9	150	203	57	30	29

Net (charge-offs)	(159)	(1,091)	(1,682)	(4,825)	(1,446)	(1,765)

Allowance balance (at end of period)	$7,709	$7,868	$8,559	$8,331	$9,256	$6,806

Allowance for loan losses to total loans outstanding before allowance	1.10%	1.15%	1.27%	1.37%	1.55%	1.14%
Net loans charged off as a percent of average loans outstanding before allowance	0.12%	0.17%	0.26%	0.82%	0.24%	0.29%

Investment Activities

General. To supplement lending activities, Teche invests in residential mortgage-backed securities, including collateralized mortgage obligations (“CMOs”), investment securities and interest-bearing deposits. These investments have historically consisted of investment securities issued by U.S. government agencies and government-sponsored corporations. Such securities can serve as collateral for borrowings and, through repayments and maturities, as a source of liquidity.

Teche is authorized to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies and government-sponsored corporations, including securities issued by FHLMC, FNMA, and the Government National Mortgage Association (“GNMA”), securities of state and municipal governments, deposits at the FHLB of Dallas, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, Teche also has the authority to invest in commercial paper and corporate debt and/or equity securities, the assets of which conform to the investments that a State Chartered Bank are otherwise authorized to make directly. At December 31, 2013, Teche’s securities portfolio did not contain securities of any non-GSE issuer having an aggregate book value in excess of 10% of Teche’s equity.

Teche’s investments in mortgage-backed securities and CMOs include securities issued by government agencies, private issuers and financial institutions. The CMOs held by Teche at December 31, 2013 consisted of floating rate and fixed rate tranches. Generally, private issued CMOs tend to have greater prepayment and credit risk than those issued by government agencies or government-sponsored corporations, such as the FHLMC, FNMA and GNMA, because they often are secured by jumbo loans. At December 31, 2013, Teche Federal Bank had CMOs with an aggregate estimated market value of $1.8 million.

Securities are classified as held-to-maturity or available-for-sale. Management determines the classification of securities when they are purchased and reevaluates this classification periodically as conditions change that could require reclassification.

Securities which Teche both positively intends and has the ability to hold to maturity are classified as securities held-to-maturity and are carried at amortized cost. Intent and ability to hold are not considered satisfied when a security is available to be sold in response to changes in interest rates, prepayment rates, liquidity needs or other reasons as part of an overall asset/liability management strategy.

Securities not meeting the criteria to be classified as securities held-to-maturity are classified as available-for-sale and are carried at fair value. Net unrealized holding gains or losses are excluded from net income and are recognized, net of income taxes, in other comprehensive income and in accumulated other comprehensive income, a separate component of stockholders’ equity.

Premiums and discounts on securities, both those held-to-maturity and those available-for-sale, are amortized and accreted to income as an adjustment to the securities’ yields using the interest method. Realized gains and losses on securities, including declines in value judged to be other than temporary, are reported as a component of income. The cost of securities sold is specifically identified for use in calculating realized gains and losses.

If the fair value of a security is below its amortized cost basis at the quarter end, the security is evaluated for other-than-temporary impairment (“OTTI”). For debt securities, Teche considers its intention to sell the security. If it does not intend on selling the security, then Teche evaluates whether it is more likely than not it will be required to sell the security before recovery of the security’s amortized cost. If Teche fails either of those tests, then it records OTTI for the affected security equal to the difference between the fair value and amortized cost.

If it is not more likely than not Teche will be required to sell the debt security, then Teche must go to the next step to determine if OTTI exists. In determining if OTTI exists, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) adverse conditions related to the security, industry or geographic area, (3) the financial condition and near-term prospects of the issuer, (4) failure of the issuer to make scheduled interest or principal payments and the outlook for receiving the contractual cash flows of the investments, (5) changes in the rating of the security (for these purposes, a drop below AA is considered an adverse change) and (6) historical and subsequent volatility of fair value of the security. If these conditions provide an indication of a reduction in expected cash flows, then cash flows are evaluated to determine the amount of credit related impairment. If a debt security is an investment in a beneficial interest security and it is rated below AA, cash flows are evaluated for a decrease in expected cash flows and related credit impairment. If OTTI has been identified, the credit related impairment, to the extent it does not reduce the security below fair value, is charged to earnings and the non-credit-related impairment is adjusted through other comprehensive income for both held to maturity and available for sale securities.

For marketable equity securities, Teche evaluates its ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Evidence considered to determine anticipated recovery are analysts’ reports on the near-term prospects of the issuer and the financial condition of the issuer or the industry, in addition to the length and extent of market value decline. If OTTI is identified, the security is adjusted to fair value through a charge to earnings.

See Note 3 in the Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-13 and Note 6 in the Unaudited Consolidated Financial Statements for the three months ended December 31, 2013 beginning on page F-50 for further discussion of other-than-temporary impairments on investment securities. Teche had 333 investments at December 31, 2013 none of which had unrealized losses. During the fourth quarter ended September 30, 2012, Management took the opportunity to sell the portfolio of private label mortgage securities at an immaterial gain. While Teche had the ability to hold these securities, due to the current uncertainties in the market place, Management made the decision to move these securities out of the portfolio.

The following table sets forth the carrying value of Teche’s investment portfolio, short-term investments and FHLB stock at the dates indicated.

	At December 31,	At September 30,
	2013	2013	2012	2011
	(Dollars in Thousands)
FHLB Stock	$5,848	$5,068	$6,809	$5,318
Time Deposits Other Banks	54,136	52,995	44,673	47,975
Mortgage-backed securities
Government sponsored entities	24,962	26,768	38,923	52,176
Private label	—	—	—	1,377
CMOs
Government sponsored entities	1,733	1,855	2,690	3,379
Private label	—	—	—	320
Equity securities	434	561	494	519

Total investment and mortgage-backed securities	87,113	87,247	93,589	111,064
Interest-bearing deposits	18,668	16,039	21,639	15,614

Total investments	$105,781	$103,286	$115,228	$126,678

Investment Portfolio Maturities. The following table sets forth certain information regarding the carrying values and weighted average yields of Teche Federal Bank’s securities portfolios by scheduled maturity date at December 31, 2013. The table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ. Securities with no maturity date (FHLB stock and equity securities) are shown under the total investments column only. The total investments carrying value differs from the total amortized cost because available for sale securities are carried at their fair value instead of their amortized cost while the carrying value of held to maturity securities is equal to their amortized cost.

	As of December 31, 2013
	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investments
	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Carrying Value	Average Yield	Amortized Cost
	(Dollars in thousands)
Investment securities held-to-maturity-time deposits other banks	$27,959	0.69%	$26,177	0.96%	$—	—	$—	—	$54,136	0.82%	$54,136
Mortgage-backed securities available for sale government sponsored entities (1)	—	—%	904	4.27%	443	5.00%	10,283	2.94%	11,630	3.12%	11,190
Mortgage-backed securities held to maturity-government sponsored entities (1)	—	—	1,482	4.43%	2,342	5.31%	9,508	3.38%	13,332	3.87%	13,332
Mortgage-backed securities held to maturity-private label	—	—	—	—	—	—	—	—	—	—	—

CMOs (1):
Available for sale government sponsored entities	—	—	—	—	—	—	1,217	4.50%	1,217	4.50%	1,114
Held-to maturity-private label	—	—	—	—	—	—	—	—	—	—	—
Held-to-maturity-government Sponsored entities	—	—	—	—	—	—	516	4.21%	516	4.21%	516
FHLB stock (2)	—	—	—	—	—	—	—	—%	5,848	0.38%	5,848
Equity securities (2)	—	—	—	—	—	—	—	—%	434	0.07%	299

Total	$27,959	0.69%	$28,563	1.26%	$2,785	5.26%	$21,524	3.26%	$87,113	1.63%	$86,435

(1)	Does not assume prepayments.
(2)	Equity investments have no stated maturity

Sources of Funds

General. Deposits are the major source of Teche Federal Bank’s funds for lending and other investment purposes. Teche Federal Bank also derives funds from amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and operations. Scheduled loan principal and interest payments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. Teche Federal Bank also utilizes advances from the FHLB of Dallas. In recent years, Teche Federal Bank has emphasized SmartGrowth Deposits consisting of checking accounts, money market accounts and savings accounts. SmartGrowth Deposits totaled $500.1 million at December 31, 2013.

Deposits. Consumer and commercial deposits are attracted principally from within Teche Federal Bank’s primary market area through the offering of a broad selection of deposit instruments including regular savings, demand and NOW accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors.

The interest rates paid by Teche Federal Bank on deposits can be set daily at the direction of senior management. Senior management determines the interest rate to offer the public on new and maturing accounts. Senior management obtains the interest rates being offered by other financial institutions within its market area. This data along with a report showing the dollar value of certificates of deposit maturing is reviewed and interest rates are determined.

Non-interest bearing demand accounts constituted $105.0 million or 16.2% of Teche Federal Bank’s deposit portfolio at December 31, 2013. Money market accounts and NOW accounts constituted $195.3 million, or 30.1% of Teche Federal Bank’s deposit portfolio at December 31, 2013. Regular savings accounts constituted $199.8 million, or 30.8% of Teche Federal Bank’s deposit portfolio at December 31, 2013. Certificates of deposit constituted of $148.4 million or 22.9% of the deposit portfolio, including $68.7 million of which had balances of $100,000 and over. As of December 31, 2013, Teche Federal Bank had no brokered deposits.

Certificates of Deposit Accounts of $100,000 or More. Teche Federal Bank maintains a policy of offering higher interest rates on certificates of deposit with larger balances. As a result, to some extent, Teche Federal Bank customers tend to consolidate accounts to earn the highest possible interest. This enables Teche Federal Bank to effectively compete in the marketplace, reduce the number of accounts and associated costs, and increase, to some extent the number of accounts with balances of $100,000 or more. The following table indicates the amount of Teche Federal Bank’s certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2013.

	Certificates of Deposit	Weighted Interest Rate
Maturity Period:	(In Thousands)
3 months or less	$14,762	0.93%
Over 3 through 6 months	11,617	1.66
Over 6 through 12 months	12,366	1.03
Over 12 months	29,954	1.98

Totals	$68,699	1.53%

Borrowings

Deposits are the primary source of funds of Teche Federal Bank’s lending and investment activities and for its general business purposes. Teche Federal Bank may obtain advances from the FHLB of Dallas to supplement its supply of lendable funds. Advances from the FHLB of Dallas are typically secured by a pledge of Teche Federal Bank’s stock in the FHLB of Dallas and a portion of Teche Federal Bank’s first mortgage loans and certain other assets. Funds available under existing credit facilities from the FHLB and two other correspondent banks combined totaled $230.4 million. Teche Federal Bank had total FHLB borrowings of $129.1 million, or 14.7% of Teche Federal Bank’s assets at December 31, 2013. Approximately $29.2 million is due in the year ending September 30, 2014.

The following table sets forth certain information regarding Teche Federal Bank’s short term advances at or for the years ended on the dates indicated:

	At or for the Three Months Ended December 31, 2013	At or for the Year Ended September 30,
		2013	2012	2011
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$38,834	$25,525	$34,944	$12,738
Maximum amount outstanding at any month-end during the year	50,607	56,314	56,558	30,839
Balance outstanding at end of year	50,607	29,247	53,214	27,093
Weighted average interest rate during the year	1.21%	1.27%	0.79%	3.27%
Weighted average interest rate at end of year	0.99%	1.90%	0.70%	0.92%

Subsidiary Activity

The only subsidiary of Teche is Teche Federal Bank. As of September 30, 2013, Teche Federal Bank had one inactive subsidiary: Family Investment Services, Inc. (“FISI”) which had total assets of approximately $182,000 thousand consisting primarily of cash.

Regulation

Teche Federal Bank and Teche operate in a highly regulated industry. This regulation establishes a comprehensive framework of activities in which a bank holding company and its subsidiary bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors. Set forth below is a brief description of certain laws that relate to the regulation of Teche Federal Bank and Teche. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution and its holding company, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material adverse impact on Teche, Teche Federal Bank and their operations. The adoption of regulations or the enactment of laws that restrict the operations of Teche Federal Bank and/or Teche or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of Teche Federal Bank’s franchise, resulting in negative effects on the trading price of Teche’s common stock.

Regulation of Teche Federal Bank

General. As a Louisiana state-chartered commercial bank with deposits insured by the FDIC, Teche Federal Bank is subject to extensive regulation by the Office of Financial Institutions of the State of Louisiana and the FDIC. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of state- chartered commercial banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Both state and federal law regulate a state-chartered commercial bank’s relationship with its depositors and borrowers, especially in such matters as the ownership of savings accounts and the form and content of the bank’s mortgage documents.

Teche Federal Bank must file reports with the FDIC concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. The FDIC will regularly examine Teche Federal Bank and prepares reports to Teche Federal Bank’s Board of Directors on deficiencies, if any, found in its operations. The FDIC has substantial discretion to impose enforcement action on an institution that fails to comply with applicable regulatory requirements, particularly with respect to its capital requirements.

Federal Deposit Insurance. Teche Federal Bank’s deposits are insured to applicable limits by the FDIC. As a result of the passage of the Dodd-Frank Act, the maximum deposit insurance amount has been permanently increased from $100,000 to $250,000. The FDIC has adopted a risk-based premium system that provides for quarterly assessments based on an insured institution’s ranking in one of four risk categories based on their examination ratings and capital ratios. Starting in 2009, the FDIC significantly raised the assessment rate in order to restore the reserve ratio of the Deposit Insurance Fund to the statutory minimum of 1.15%.

The FDIC imposed a special assessment equal to five basis points of assets less Tier 1 capital as of June 30, 2009, payable on September 30, 2009. The prepaid assessment was applied against actual quarterly assessments until exhausted. Prepaid funds of $971,000 were refunded to the bank in June 2013.

The Dodd-Frank Act required the FDIC to take such steps as necessary to increase the minimum reserve ratio of the Deposit Insurance Fund from 1.15% to 1.35% of insured deposits by 2020. In setting the insurance assessments, the FDIC is required to offset the effect of the higher reserve ratio against insured depository institutions with total consolidated assets of less than $10 billion. The Dodd-Frank Act also broadened the base for FDIC insurance assessments so that assessments will be based on the average consolidated total assets less average tangible equity capital of a financial institution rather than on its insured deposits.

In 2011, the FDIC adopted new assessment regulations redefined the assessment base as average consolidated assets less average tangible equity. Insured banks with more than $1.0 billion in assets must calculate quarterly average assets based on daily balances while smaller banks and newly chartered banks may use weekly averages. In the case of a merger, the average assets of the surviving bank for the quarter must include the average assets of the merged institution for the period in the quarter prior to the merger. Average assets would be reduced by goodwill and other intangibles. Average tangible equity will equal Tier 1 capital. For institutions with more than $1.0 billion in assets average tangible equity will be calculated on a weekly basis while smaller institutions may use the quarter-end balance. The base assessment rate for insured institutions in Risk Category I now ranges between 5 to 9 basis points and for institutions in Risk Categories II, III, and IV will be 14, 23 and 35 basis points. An institution’s assessment rate will be reduced based on the amount of its outstanding unsecured long-term debt and for institutions in Risk Categories II, III and IV may be increased based on their brokered deposits. Risk Categories are eliminated for institutions with more than $10 billion in assets which will be assessed at a rate between 5 and 35 basis points.

In addition, all FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation (“FICO”), an agency of the Federal government established to recapitalize the Federal Savings and Loan Insurance Corporation. The FICO assessment rates, which are determined quarterly, averaged 0.64 basis points of insured deposits on an annualized basis in fiscal year 2013. These assessments will continue until the FICO bonds mature in 2017.

Regulatory Capital Requirements. Teche Federal Bank is required to maintain certain minimum levels of regulatory capital. At December 31, 2013, Teche Federal Bank was in compliance with these requirements. For further information regarding Teche Federal Bank’s compliance with these regulatory capital standards, see Note 17 to the Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-37. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors but also qualitative factors as well and has the authority to establish higher capital requirements for individual institutions where necessary.

Dividend and Other Capital Distribution Limitations. Federal regulations and the State of Louisiana impose various restrictions or requirements on the ability of Teche Federal Bank to make capital distributions, including cash dividends. Teche Federal Bank does not expect that these laws, regulations or policies will materially affect the ability of Teche Federal Bank to pay dividends.

Community Reinvestment Act. Under the CRA, every insured depository institution, including Teche Federal Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC to assess the depository institution’s record of meeting the credit needs of its community and to consider such record in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Teche Federal Bank. The FDIC may use an unsatisfactory CRA examination rating as the basis for the denial of an application. Teche Federal Bank received an outstanding CRA rating in its most recent CRA examination.

Federal Home Loan Bank System. Teche Federal Bank is a member of the FHLB of Dallas, which is one of twelve regional Federal Home Loan Banks. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

As a member, Teche Federal Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of Teche Federal Bank’s aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of outstanding FHLB advances. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member’s capital and limiting total advances to a member.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. In addition, these requirements could result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

Changes to Regulatory Capital Requirements

In June 2013, the federal banking agencies approved amendments to their regulatory capital rules to conform them with the international regulatory standards agreed to by the Basel Committee on Banking Supervision in the accord often referred to as “Basel III”. The revisions would establish new higher capital ratio requirements, tighten the definitions of capital, impose new operating restrictions on banking organizations with insufficient capital buffers and increase the risk weighting of certain assets including residential mortgages. The new capital requirements apply to all banks and savings associations, bank holding companies with more than $500 million in assets and all savings and loan holding companies regardless of asset size. The rules became effective for institutions with assets over $250 billion and internationally active institutions starting in January 2014 and will become effective for all other institutions beginning in January 2015.

The following discussion summarizes the changes which are most likely to affect Teche and Teche Federal Bank.

New and Higher Capital Requirements. The regulations establish a new capital measure called “Common Equity Tier 1 Capital” which consists of common stock instruments and related surplus (net of treasury stock), retained earnings, accumulated other comprehensive income and, subject to certain adjustments, minority common equity interests in subsidiaries. Unlike the current rules which exclude unrealized gains and losses on available-for-sale debt securities from regulatory capital, the proposed rules would generally require accumulated other comprehensive income to flow through to regulatory capital. Depository institutions and their holding companies will be required to maintain Common Equity Tier 1 Capital equal to 4.5% of risk-weighted assets by 2015.

The regulations increase the required ratio of Tier 1 Capital to risk-weighted assets from the current 4% to 6% by 2015. Tier 1 Capital would consist of Common Equity Tier 1 Capital plus Additional Tier 1 Capital elements which would include non-cumulative perpetual preferred stock. Neither cumulative preferred stock (other than cumulative preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program or the Small Business Lending Fund) will qualify as Additional Tier 1 Capital. Trust preferred securities and other non-qualifying capital instruments issued prior to May 19, 2010 by bank and savings and loan holding companies with less than $15 billion in assets as of December 31, 2009 may continue to be included in Tier 1 Capital but will be phased out over 10 years beginning in 2016 for all other banking organizations.

These non-qualifying elements, however, could be included in Tier 2 Capital which could also include qualifying subordinated debt. The regulations also require a minimum Tier 1 leverage ratio of 4% for all institutions eliminating the 3% option for institutions with the highest supervisory ratings. The minimum required ratio of total capital to risk-weighted assets would remain at 8%.

Capital Buffer Requirement. In addition to higher capital requirements, depository institutions and their holding companies will be required to maintain a capital buffer of at least 2.5% of risk-weighted assets over and above the minimum risk-based capital requirements. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital buffer requirement will be phased in over four years beginning in 2016. The capital buffer requirement effectively raises the minimum required risk-based capital ratios to 7% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.

Changes to Prompt Corrective Action Capital Categories. The Prompt Corrective Action rules were amended to incorporate a Common Equity Tier 1 Capital requirement and to raise the capital requirements for certain capital categories. In order to be adequately capitalized for purposes of the prompt corrective action rules, a banking organization will be required to have at least an 8% Total Risk-Based Capital Ratio, a 6% Tier 1 Risk-Based Capital Ratio, a 4.5% Common Equity Tier 1 Risk Based Capital Ratio and a 4% Tier 1 Leverage Ratio. To be well capitalized, a banking organization will be required to have at least a 10% Total Risk-Based Capital Ratio, an 8% Tier 1 Risk-Based Capital Ratio, a 6.5% Common Equity Tier 1 Risk Based Capital Ratio and a 5% Tier 1 Leverage Ratio.

Additional Deductions from Capital. Banking organizations will be required to deduct goodwill and other intangible assets (other than certain mortgage servicing assets), net of associated deferred tax liabilities, from Common Equity Tier 1 Capital. Deferred tax assets arising from temporary timing differences that could not be realized through net operating loss carrybacks will continue to be deducted but deferred tax assets that could be realized through NOL carrybacks would not be deducted but would be subject to 100% risk weighting. Defined benefit pension fund assets, net of any associated deferred tax liability, would be deducted from Common Equity Tier 1 Capital unless the banking organization has unrestricted and unfettered access to such assets. Reciprocal cross-holdings of capital instruments in any other financial institutions will now be deducted from capital, not just holdings in other depository institutions. For this purpose, financial institutions are broadly defined to include securities and commodities firms, hedge and private equity funds and non-depository lenders. Banking organizations would also be required to deduct non-significant investments (less than 10% of outstanding stock) in other financial institutions to the extent these exceed 10% of Common Equity Tier 1 Capital subject to a 15% of Common Equity Tier 1 Capital cap. Greater than 10% investments must be deducted if they exceed 10% of Common Equity Tier 1 Capital. If the aggregate amount of certain items excluded from capital deduction due to a 10% threshold exceeds 17.65% of Common Equity Tier 1 Capital, the excess must be deducted.

Changes in Risk-Weightings. The new regulations apply a 250% risk-weighting to mortgage servicing rights, deferred tax assets that cannot be realized through NOL carrybacks and significant (greater than 10%) investments in other financial institutions. The rules will also significantly change the risk-weighting for residential mortgages. Current capital rules assign a 50% risk-weighting to “qualifying mortgage loans” which generally consist of residential first mortgages with an 80% loan-to-value ratio (or which carry mortgage insurance that reduces the bank’s exposure to 80%) that are not more than 90 days past due. All other mortgage loans have a 100% risk weight. Under the new regulations, one-to-four family residential mortgage loans will be divided into two broad risk categories with their risk-weighting determined by their loan-to-value ratio without regard to mortgage insurance. Prudently underwritten 30-year residential mortgages providing for regular periodic payments that do not result in negative amortization or balloon payments or allow payment deferrals and caps on annual and lifetime interest rate adjustments and which are not more than 90 days past due will be assigned a risk weighting from 35% for loans with a 60% or lower loan-to-value ratio to 100% for loans over 90%. Residential mortgage loans in this category with a loan-to-value ratio greater than 60% but not more than 80% will continue to carry a 50% risk weighting. All other residential mortgage loans will be risk-weighted between 100% and 200%. The new rules also create a new 150% risk-weighting category for “high volatility commercial real estate loans,” which are credit facilities for the acquisition, construction or development of real property other than one- to four-family residential properties or commercial real projects where: (i) the loan-to-value ratio is not in excess of interagency real estate lending standards; and (ii) the borrower has contributed capital equal to not less than 15% of the real estate’s “as completed” value before the loan was made.

Regulation of Teche

General. Teche is a bank holding company registered with the Federal Reserve Board. As a result, it is required to file reports with the Federal Reserve Board and is subject to regulation and examination by the Federal Reserve Board. Teche must also obtain regulatory approval from the Federal Reserve Board before engaging in certain transactions, such as mergers with or acquisitions of other financial institutions. In addition, the Federal Reserve Board has enforcement authority over Teche. This permits the Federal Reserve Board to restrict or prohibit activities that it determines to be a serious risk to Teche Federal Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Teche.

Activities Restrictions. As a bank holding company, Teche is subject to statutory and regulatory restrictions on its business activities. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, Teche must file with the Federal Reserve Board either a prior notice or (in the case of non-banking activities permissible for bank holding companies) an application regarding its planned activity or acquisition. Teche has not elected to become a financial holding company.

Mergers and Acquisitions. Teche must obtain approval from the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of the voting stock of another bank holding company or bank or acquiring such an institution or holding company by merger, consolidation, or purchase of its assets. In evaluating an application for Teche to acquire control of another institution, the Federal Reserve Board would consider the financial and managerial resources and future prospects of Teche and the target institution, the effect of the acquisition on the risk to the insurance fund, the convenience and the needs of the community and competitive factors.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company. Under the Change in Bank Control Act, the Federal Reserve Board has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control is then subject to regulation as a bank holding company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TECHE HOLDING COMPANY

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believe”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risk associated with the effect of opening new branches, the ability to control costs and expenses, and general economic conditions. Teche undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Teche is a “smaller reporting company” as defined in Item 10 of Regulation S-K and its financial statements were prepared in accordance with instructions applicable to such companies.

Teche’s consolidated results of operations are primarily dependent on Teche Federal Bank’s net interest income, or the difference between the interest income earned on its loan, mortgage-backed securities and investment securities portfolios, and the interest expense paid on its savings deposits and other borrowings. Net interest income is affected not only by the difference between the yields earned on interest-earning assets and the costs incurred on interest-bearing liabilities, but also by the relative amounts of such interest-earning assets and interest-bearing liabilities.

Other components of net income include: provisions for losses on loans and other assets, non-interest income (primarily, service charges on deposit accounts and other fees), and non-interest expenses (primarily, compensation and employee benefits, office occupancy expense, marketing expense and expenses associated with foreclosed real estate) and income taxes.

Earnings of Teche also are significantly affected by economic and competitive conditions, particularly changes in interest rates, government policies and regulations of regulatory authorities.

References to the “Company” herein, unless the context requires otherwise, refer to Teche and Teche Federal Bank on a consolidated basis.

Fiscal 2013 Performance

Overview. Teche’s net income increased to $8.7 million for fiscal 2013 as compared to $7.3 million for fiscal 2012 and $7.2 million for fiscal 2011. The increase was due primarily to a gain, net of taxes, of $1.3 million from the sale of $46.3 million in mortgage loans in the first fiscal quarter of 2013 along with a continued decline in loan loss provision which was offset by an increase in compensation and employee benefits. Net income for fiscal 2012 compared to fiscal 2011 was higher due to an increase in net interest income of $864,000 along with a decrease in the loan loss provision of $2.0 million offset somewhat by $2.6 million increase in non-interest expense. Teche’s total assets increased $4.7 million to $856.7 million at September 30, 2013 as compared to September 30, 2012 due to increases in commercial and consumer loans offset somewhat by decreases in mortgage loans, cash balances and security balances.

Management Strategy. Management’s strategy has been to maximize earnings and profitability through steady growth while maintaining asset quality. Teche Federal Bank’s lending strategy has historically focused on the origination of traditional one- to four-family mortgage loans with the primary emphasis on single-family residences in Teche Federal Bank’s primary market area. Additionally, management emphasizes a “SmartGrowth” strategy that focuses on the origination of consumer loans (primarily home equity and mobile home loans), SmartMortgage loans, commercial loans and commercial real estate loans for retention in Teche’s loan portfolio. Smart mortgage loans are residential real estate loans that are underwritten to established Teche Federal Bank criteria, but may or may not conform to secondary market requirements. Smart mortgage loans comprised $113.6 million, or 16.6%, of the total loan portfolio. Consumer loans, commercial loans and commercial real estate loans generally have shorter terms to maturity and higher yields than residential real estate loans. While SmartMortgage loans, consumer loans, commercial loans, and commercial real estate loans have greater credit risk than conforming residential real estate loans, Teche believes its SmartGrowth strategy will have a favorable impact on Teche’s net interest margin, as well as assist in interest rate risk management. SmartGrowth also emphasizes growth in core deposits (primarily transaction accounts), which include demand deposits, NOW accounts, money market deposit accounts and savings accounts.

Interest Rate Sensitivity Analysis. Net interest income, the primary component of Teche Federal Bank’s net income, is derived from the difference between the interest income on interest-earning assets and the interest expense of interest-bearing liabilities. Teche Bank has sought to manage its exposure to changes in interest rates by monitoring the effective maturities or re-pricing characteristics of its interest-earning assets and interest-bearing liabilities. The matching of Teche Federal Bank’s assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on its net interest income and economic value of equity.

The ability to maximize net interest income is largely dependent upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Teche Federal Bank is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Because most deposit accounts react more quickly to market interest rate movements than do traditional mortgage loans due to their shorter terms to maturity, increases in interest rates may have an adverse effect on Teche Federal Bank’s earnings. Conversely, this same mismatch will generally benefit Teche Federal Bank’s earnings during periods of declining or stable interest rates.

Teche Federal Bank attempts to manage its interest rate exposure by shortening the maturities of its interest-earning assets by emphasizing adjustable rate mortgages (“ARMs”), periodically selling loans from the portfolio of long term fixed rate mortgages, originating shorter term loans such as residential construction, consumer, home equity and commercial loans and the investment of excess liquidity in purchased loans, adjustable rate mortgage-backed securities and other securities with relatively short terms to maturity. Furthermore, Teche Federal Bank works to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers. In recent years, Teche Federal Bank has used borrowings while continuing to rely primarily upon deposits as its source of funds. At September 30, 2013, the weighted average term to re-pricing of Teche Federal Bank’s ARM loan and ARM mortgage-backed securities portfolio was approximately 30 months. In contrast, at September 30, 2013, $78.6 million of Teche Federal Bank’s certificate of deposit accounts and $398.2 million of Teche Federal Bank’s regular deposit accounts (e.g. demand, NOW, money market, savings), out of $650.8 million of total deposits, were scheduled to mature or re-price within one year or sooner.

Management believes that it has adequate capital to accept a certain degree of interest rate risk. At September 30, 2013 Teche Federal Bank was slightly liability sensitive which indicates that an increase in market interest rates would not have a material impact on earnings and market value.

Rate/Volume Analysis. The table below sets forth certain information regarding changes in interest income and interest expense of Teche Federal Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	September 30			September 30
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in Thousands)
Interest-Earning Assets:
Securities (1)	$(534)	$(134)	$(668)	$136	$(334)	$(198)
Loans Receivable, Net	969	(1,904)	(935)	3,285	(3,295)	(10)
Other Interest-Earning Assets (2)	164	(267)	(103)	(44)	28	(16)

Total Interest-Earning Assets	599	(2,305)	(1,706)	3,377	(3,601)	(224)

Interest-Bearing Liabilities
Deposits	106	(1,335)	(1,229)	18	(1,207)	(1,189)
FHLB Advances	(451)	350	(101)	1,223	(1,122)	101

Total Interest-Bearing Liabilities	(345)	(985)	(1,330)	1,241	(2,329)	(1,088)

Net Change in Net Interest Income	$944	$(1,320)	$(376)	$2,136	(1,272)	$864

(1)	Includes investment securities and FHLB stock.
(2)	Includes certificates of deposit and other interest-bearing accounts.

Average Balance Sheet. The following table sets forth certain information relating to Teche’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

	Year Ended September 30,
	2013			2012			2011
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
				(Dollars in Thousands)
Assets
Interest-Earning Assets
Securities (1)	$40,898	$1,204	2.94%	$57,237	$1,872	3.27%	$53,698	$2,070	3.85%
Loans Receivable (2)(3)	660,218	35,734	5.41%	643,224	36,669	5.70%	590,354	36,679	6.21%
Other Interest-Earning Assets (4)	72,823	490	0.67%	57,027	593	1.04%	61,429	609	0.99%

Total Interest-Earning Assets	773,939	$37,428	4.84%	757,488	$39,134	5.17%	705,481	$39,358	5.58%

Non-Interest Earning Assets	74,892			67,548			66,507

Total Assets	$848,831			$825,036			$771,988

Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$139,930	$237	0.17%	$119,611	$238	0.20%	$109,177	$199	0.18%
Statement & Regular Savings Accounts	206,972	412	0.20%	192,985	627	0.32%	181,509	832	0.46%
Money Funds Accounts	52,152	54	0.10%	53,872	123	0.23%	56,376	163	0.29%
Certificates of Deposit	141,677	2,169	1.53%	153,694	3,113	2.02%	170,876	4,096	2.40%

Total Deposits	540,731	2,872	0.53%	520,162	4,101	0.67%	517,938	5,290	1.02%
FHLB Advances	114,077	3,878	3.40%	127,433	3,979	3.13%	88,337	3,878	4.39%

Total Interest-Bearing Liabilities	654,808	$6,750	1.03%	647,595	$8,080	1.25%	606,275	$9,168	1.51%

Non-Interest-Bearing Liabilities	106,403			94,630			86,484

Total Liabilities	761,211			742,225			692,759
Stockholders’ Equity	87,620			82,811			79,229

Total Liabilities and Stockholders’ Equity	$848,831			$825,036			$771,988

Net Interest Income/Interest Rate Spread (5)		$30,678	3.81%		$31,054	3.92%		$30,190	4.07%

Net Interest Margin (6)			3.96%			4.10%			4.28%
Interest-Earning Assets/
Interest-Bearing Liabilities			118.19%			116.97%			116.36%

(1)	Includes securities and Federal Home Loan Bank (FHLB) stock.
(2)	Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3)	Interest income includes loan fees of approximately $715,000 in 2013, $596,000 in 2012 and $611,000 in 2011.
(4)	Amount includes certificates of deposit and other interest-bearing deposits.
(5)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average interest-earning assets.

Changes in Financial Condition from September 30, 2012 to September 30, 2013

General. Total assets increased $4.7 million or 0.6% to $856.7 million at September 30, 2013 from $852.0 million at September 30, 2012, due primarily to increases in commercial and consumer loans offset somewhat by decreases in mortgage loans, cash balances and security balances.

Cash and Cash Equivalents. Cash and cash equivalents decreased $3.0 million from $37.3 million at September 30, 2012 to $34.3 million at September 30, 2013. The decrease resulted primarily from a decrease in overnight cash.

Securities Available-for-Sale and Held-to-Maturity. Securities available-for-sale decreased $5.6 million from $20.0 million at September 30, 2012 to $14.4 million at September 30, 2013 due primarily to repayments on existing securities. Securities held-to-maturity increased $0.9 million from $66.8 million to $67.7 million due primarily to purchases of certificates of deposits at other institutions offset somewhat by repayments on existing securities. For additional information regarding Teche’s securities portfolio see Note 3 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-13 hereto.

Loans Receivable, Net. Teche Federal Bank’s net loans receivable increased $10.7 million or 1.6% to $676.5 million from $665.8 million at September 30, 2012 due primarily to increases in commercial and consumer loans offset somewhat by decreases in mortgage loans. The sale of one-to-four family mortgage loans allowed Teche Federal Bank to increase originations of commercial, consumer, and new one-to-four family mortgage loans. (See Note 4 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-16 hereto for a comparative breakdown of Teche Federal Bank’s loan portfolio.)

Premises and Equipment, Net. Premises and equipment increased $3.0 million or 10.3% during the year ended September 30, 2013 due to additional investments in branch premises. Teche Federal Bank opened a new branch in the Baton Rouge market area and the Lafayette market area.

Deposits. Teche Federal Bank’s deposits increased $33.1 million or 5.4% to $650.8 million at September 30, 2013, from $617.7 million at September 30, 2012. SmartGrowth deposits which consist of non-interest bearing checking, interest-bearing checking, savings accounts, and money market accounts increased $24.9 million during the fiscal year from $474.2 million to $499.1 million. Time deposits increased $8.2 million from $143.5 million to $151.7 million. See Note 7 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013 for a comparative breakdown of Teche Federal Bank’s deposit portfolio.

Advances from FHLB. Advances from the Federal Home Loan Bank of Dallas decreased $33.8 million, or 23.7%, to $109.0 million from $142.8 million at September 30, 2012. The decrease was due to normal principal payments on existing advances and $48.6 million in maturities offset by a new overnight advance of $19.4 million.

Stockholders’ Equity. Stockholders’ equity increased $5.6 million, or 6.7% from $83.5 million at September 30, 2012, to $89.1 million at September 30, 2013. The increase was primarily due to net income and stock option exercises less $3.0 million in cash dividends and $2.6 million used to purchase treasury stock.

Comparison of Operating Results for the Years Ended September 30, 2013, 2012 and 2011

General. Teche had net income of $8.7 million, $7.3 million and $7.2 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $1.4 million increase during fiscal year 2013 was due primarily to $1.3 million net-tax gain on the sale of $46.3 million in mortgage loans during the first fiscal quarter of 2013, along with a decrease in the loan loss provision of $1.5 million offset somewhat by increases in non-interest expenses and decreases in net interest income. Fiscal 2012 net income remained relatively the same as fiscal 2011.

Operating Revenue. Operating revenue consisting of net interest income before provision for loan losses, plus non-interest income, amounted to $48.5 million, $46.5 million and $45.7 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $2.0 million increase during fiscal 2013 was primarily due to increased gain on sale of loans. The $0.8 million increase during fiscal 2012 was primarily due to a reduction in interest expense offset by a decrease in interest income and lower deposit fees.

Interest Income. Interest income amounted to $37.4 million, $39.1 million and $39.4 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $1.7 million decrease during fiscal 2013 was primarily due to lower rates on earning assets as well as a decrease in the average balance of the securities portfolio during the fiscal year offset by an increased volume of loans. The $0.3 million decrease during fiscal 2012 was primarily due to lower rates on earning assets offset by an increased volume of earning assets.

The average balance of loans increased during fiscal 2013 by $17.0 million, or 2.6% while increasing in fiscal 2012 by $52.9 million, or 9.0%. With sustained low interest rates, Teche Federal Bank retained more one-four family residential loan production in the loan portfolio during the year ended September 30, 2012 to increase earning assets. In the first quarter of fiscal 2013, Teche Federal Bank sold approximately $46 million of its one-four family loan portfolio and recognized a $2 million gain ($1.3 million net of taxes).

Interest Expense. Interest expense totaled $6.8 million, $8.1 million and $9.2 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. The $1.3 million decrease from fiscal 2012 to fiscal 2013 was primarily due to lower rates on interest bearing liabilities, primarily deposits, offset by an increased volume of loans. The $1.1 million decrease from fiscal 2011 to fiscal 2012 was primarily due to lower rates on interest bearing liabilities offset by an increased volume of interest bearing liabilities.

Net Interest Income. Net interest income decreased $0.4 million to $30.7 million during the year ended September 30, 2013 as compared to the prior fiscal year primarily due to a decrease in interest income on loans offset by a decrease in interest expense on deposits and FHLB advances. Net interest income increased $0.9 million to $31.1 million during the year ended September 30, 2012 as compared to the fiscal year ended September 30, 2011 primarily due to lower rates on deposits and a higher volume of loans offset by lower rates on earning assets.

Provision for Loan Losses. Teche Federal Bank provided $0.4 million, $1.9 million and $3.9 million to the allowance for loan losses for the years ended September 30, 2013, 2012 and 2011 respectively. The provision expense decrease of $1.5 million to $0.4 million during the year ended September 2013 as compared to $1.9 million for the fiscal year ended September 30, 2012 was primarily due to a decrease in non-performing loans as well as net charge-offs and improved credit metrics. The provision expense decrease of $2.0 million to $1.9 million during the year ended September 2012 as compared to $3.9 million for the fiscal year ended September 30, 2011 was primarily due to lower non-performing loans along with improved net charge-offs and credit metrics.

Management regularly estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses inherent in the existing portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to adequately absorb probable inherent losses.

While Teche Federal Bank maintains its allowance for losses at a level that it considers to be adequate to provide for existing losses, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. See Note 4 of the Notes to the Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-16.

Non-Interest Income. Non-interest income during the years ended September 30, 2013, 2012 and 2011 amounted to $17.8 million, $15.5 million and $15.5 million, respectively. Non-interest income in fiscal 2013 increased from fiscal 2012 due to the gain on sale of mortgage loans. Non-interest income in fiscal 2012 decreased slightly from fiscal 2011 due to lower deposit fee income. Non-interest income in the fiscal years ended September 30, 2013, 2012, and 2011 included gains on the sale of securities in the amount of $42,000, $167,000 and $96,000, respectively. The $42,000 recorded in fiscal 2013 resulted from the sale of equity securities. The $167,000 recorded in fiscal 2012 also resulted from gains from the sale of equity securities. See Note 3 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-13.

Non-Interest Expense. Non-interest expense totaled $35.0 million, $33.7 million and $31.1 million for the years ended September 30, 2013, 2012 and 2011, respectively. The increase in fiscal year 2013 was primarily due to an increase in compensation cost. Compensation cost in fiscal year 2013 increased from $18.4 million to $19.8 million, mainly due to additional employees and increased incentive payments on both loan originations and deposit growth, along with increases in occupancy expense related to two new branches opened in fiscal 2013.

Teche Federal Bank is subject to the Louisiana Shares Tax, which amounted to an expense of $406,000, $568,000 and $577,000 in the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Income Tax Expense. For the years ended September 30, 2013, 2012 and 2011, Teche incurred income tax expense of $4.4 million, $3.7 million and $3.5 million, respectively. There was a slight increase in 2013 and 2012 as compared to the previous fiscal year primarily due to an increase in taxable income at the maximum corporate rate of 35%. Teche’s effective income tax rates have remained relatively constant at 33.49%, 33.41%, and 32.46% for the years ended September 30, 2013, 2012, and 2011, respectively. See Note 10 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-28 for further explanation.

Liquidity and Capital Resources

Teche Federal Bank’s average liquidity ratio is based on deposits and was approximately 12% during September 2013. The liquidity ratio is calculated by dividing cash and cash equivalents plus securities less securities pledged by total assets. Teche Federal Bank manages its average liquidity ratio to meet its funding needs, including: deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; repayment of Federal Home Loan Bank advances and other borrowings; and loan principal disbursements. Teche Federal Bank also monitors its liquidity position in accordance with its asset/liability management objectives.

In addition to funds provided from operations, Teche Federal Bank’s primary sources of funds are: savings deposits, principal repayments on loans and mortgage-backed securities, and matured or called investment securities. Teche Federal Bank also borrows funds from the Federal Home Loan Bank of Dallas (the “FHLB”).

Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, savings deposit flows and prepayments on loans and mortgage-backed securities are significantly influenced by changes in market interest rates, economic conditions and competition. Teche Federal Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments and other predictable funding needs.

Teche Federal Bank usually maintains a portion of its cash on hand in interest-bearing demand deposits with the FHLB and other correspondent banks to meet immediate loan commitment and savings withdrawal funding requirements. When applicable, cash in excess of immediate funding needs is invested into longer-term investment and mortgage-backed securities, some of which may also qualify as liquid investments under current OFI and FDIC regulations.

Funds available under existing credit facilities from the FHLB totaled $184 million. Teche Federal Bank had total FHLB borrowings of $109 million, or 12.7% of Teche Federal Bank’s assets at September 30, 2013. Approximately $29.2 million is due in the year ending September 30, 2014. In the first fiscal quarter of 2013, Teche Federal Bank increased its liquidity position with the sale of $46 million of performing mortgage loans. The management of interest rate risk and other factors, aside from liquidity contributions, motivated the transaction.

Management believes Teche Federal Bank has sufficient resources available to meet its foreseeable funding requirements. At September 30, 2013, Teche Federal Bank had outstanding loan commitments of $81.2 million, and certificates of deposit scheduled to mature within one year of $78.6 million, much of which management expects, based on past experience, will remain with Teche Federal Bank upon maturity.

Regulations of the OFI and FDIC require Teche Federal Bank to meet or exceed three separate standards of capital adequacy. To be considered well capitalized, these regulations require financial institutions to have Tier 1 capital equal to at least 5% of total average assets; Tier 1 capital equal to 6% of risk-weighted assets; and total risk-based capital equal to 10% of total risk-weighted assets. Teche is also subject to minimum capital requirements prescribed by the Federal Reserve Board. At September 30, 2013, Teche and Teche Federal Bank exceeded all regulatory capital requirements. See Note 17 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013.

Economic Value of Equity Analysis — Interest Rate Risk

Teche Federal Bank is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short- and medium-term maturities, mature or re-price at different rates than Teche Federal Bank’s interest-earning assets. Although having liabilities that mature or re-price less frequently on average than assets will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net income during periods of declining interest rates, unless offset by other factors.

Teche Federal Bank believes it is critical to manage the relationship between interest rates and the effect on its economic value of equity (“EVE”). EVE is defined as the present value of expected cash flows from existing assets less the present value of expected cash flows from existing liabilities plus the present value of net expected cash inflows from existing off-balance sheet contracts. Teche Federal Bank manages assets and liabilities within the context of the marketplace, regulatory limitations and within its limits on the amount of change in EVE which is acceptable given certain interest rate changes.

Teche Federal Bank uses a third party model that provides an interest rate sensitivity report of EVE. The third party simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of EVE. Teche Federal Bank’s third party model estimates the economic value of each type of asset, liability, and off-balance sheet contract under the assumption that the Treasury yield curve shifts are instantaneous and parallel up and down 100 to 300 basis points in 100 basis point increments.

Teche Federal Bank’s third party model utilizes an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the prepayment option of the borrowers. The third party model uses various price indications and prepayment assumptions to estimate sensitivity of mortgage loans.

In Teche Federal Bank’s third party model, the value of deposit accounts appears on the liability side of the EVE analysis. In estimating the value of certificates of deposit accounts (“CD”), the liability portion of the CD is represented by the implied value when comparing the difference between the CD face rate and available wholesale CD rates.

Other deposit accounts such as NOW accounts, money market demand accounts, passbook accounts, and non-interest-bearing accounts also are included on the asset and liability side of the EVE calculation in the third party model. These accounts are valued based on current pricing compared to current market rates by product on the liability side.

The EVE sensitivity of borrowed funds is estimated by Teche Federal Bank’s internal model based on a discounted cash flow approach.

Teche Federal Bank uses, as a critical point, a change of plus or minus 200 basis points in order to set its “normal” institutional results and peer comparisons. Teche Federal Bank calculates the interest rate risk quarterly. The following table lists Teche Federal Bank’s latest percentage change in EVE assuming an immediate change of plus 100, 200, and 300 basis points or minus 100 basis points from the level of interest rates at September 30, 2013.

	Economic Value of Equity		EVE as % of PV of Assets
Change in Rates (1)	$ Amount	$ Change (2)	% Change (3)	EVE Ratio (4)	Change (5)
	(Dollars in Thousands)
+300 bp	$178,172	$(18,513)	-9.4%	22.60%	-29bp
+200 bp	185,952	(10,733)	-5.5%	22.93%	4bp
+100 bp	191,419	(5,266)	-2.7%	22.91%	2bp
0 bp	196,685			22.89%	bp
-100 bp	191,064	(5,621)	-2.9%	21.54%	-135bp

(1)	The -200bp and -300bp scenarios are not shown due to low interest rate environment.
(2)	Represents the excess (deficiency) of the estimated EVE assuming the indicated change in interest rates minus the estimated EVE assuming no change in interest rates.
(3)	Calculated as the amount of change in the estimated EVE divided by the estimated EVE assuming no change in interest rates.
(4)	Calculated as the estimated EVE divided by average total assets.
(5)	Calculated as the excess (deficiency) of the EVE ratio assuming the indicated change in interest rates over the estimated EVE ratio assuming no change in interest rates.

	September 30, 2013		September 30, 2012
*** RISK MEASURES: +200 BP RATE SHOCK ***
Pre-Shock EVE Ratio: EVE as % of PV of Assets	22.89%		11.04%
Exposure Measure: Post-Shock EVE Ratio	22.93%		14.83%
Sensitivity Measure: Increase in EVE Ratio	4	bp	379	bp
*** CALCULATION OF CAPITAL COMPONENT ***
Change in EVE as % of PV of Assets	-1.25%		3.09%

As the table shows, increases in interest rates would result in net decreases in Teche Federal Bank’s EVE. Teche Federal Bank’s EVE decreases by 5.46% if interest rates increase by 200 basis points. Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in EVE requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of Teche Federal Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. Accordingly, although the EVE measurements do provide an indication of Teche Federal Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on Teche Federal Bank’s net interest income.

In times of increasing interest rates, the value of fixed-rate assets could decrease in value and the lag in re-pricing of interest rate sensitive assets could be expected to have a negative effect on Teche Federal Bank.

Contractual Obligations

Teche has various contractual obligations related to borrowings, deposits and operating lease payments. These obligations are outlined in Notes 6, 7 and 8 of the Notes to Consolidated Financial Statements of Teche for the fiscal year ended September 30, 2013 beginning on page F-26 hereto.

Critical Accounting Policies

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. Teche’s most critical accounting policies are as follows:

Allowance for Loan Losses — The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is probable to occur. Recoveries are credited to the allowance at the time of recovery.

Management estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb losses inherent in the existing portfolio. Based on the estimates, an amount is charged to or recovered from the provision for loan losses and credited or debited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

Management’s judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral.

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods Teche may sustain losses, which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the existing loan portfolio.

Goodwill — Goodwill does not require amortization but is subject to at least an annual assessment for impairment unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. Goodwill is not deductible for income tax purposes. Teche’s market value based upon the last trade on the last working day of the fiscal quarter was $45.68 or $2.21 above book value. For the fiscal year ended September 30, 2013, Teche recorded record earnings of $8.7 million. Management reviews various bank peer data to aid in management’s analysis of goodwill for possible impairment. Management’s judgment is that goodwill is not impaired and no adjustment is necessary.

Impact of Off-Balance Sheet Instruments

Teche has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments are the same as for loans in its loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that Teche has the necessary resources to fund these commitments. See Note 15 of the Notes to Consolidated Financial Statements for the fiscal year ended September 30, 2013 beginning on page F-33 hereto.

First Quarter of Fiscal Year 2014 Performance

Comparison Of Financial Condition at December 31, 2013 and September 30, 2013

Teche’s total assets at December 31, 2013 amounted to $876.7 million, an increase of $20.0 million or 2.3% as compared to $856.7 million at September 30, 2013. The increase was primarily due to increases in commercial, consumer, and mortgage loans offset somewhat by decreases in cash balances and security balances.

Securities available-for-sale totaled $13.3 million and securities held to maturity totaled $68.0 million at December 31, 2013, which, combined, represented a decrease of $0.8 million or 1.0% as compared to September 30, 2013. The decrease was primarily due to the normal principal repayments on the existing portfolio offset somewhat by the increase in certificates of deposits at other banks.

Loans receivable, net of allowance for loan losses, totaled $696.0 million at December 31, 2013, which represented an increase of $19.5 million or 2.9% compared to September 30, 2013. The increase was primarily due to increases in all loan categories with residential real estate loans having the most growth at $7.4 million.

FHLB stock increased $0.7 million due to stock purchases.

Total deposits, after interest credited, at December 31, 2013 were $648.5 million, which represented a decrease of $2.3 million or 0.4% as compared to September 30, 2013. The decrease was due to decreases in savings, money market, and time deposit accounts offset somewhat by an increase in interest bearing checking and non-interest bearing checking. The weighted average remaining maturity on the time deposit portfolio is approximately 17 months.

Advances increased $20.1 million or 18.4% as compared to the amount at September 30, 2013. The increase was due to new advances totaling $40.0 million offset by normal principal payments on existing advances and $19.4 million in maturities.

Stockholders’ equity was $91.7 million at December 31, 2013 and $89.1 million at September 30, 2013. The increase was due primarily to net income and stock option exercises less dividend payments of $0.8 million.

Comparison Of Results of Operations For The Three Months Ended December 31, 2013 and 2012

Net Income. Teche had net income of $2.4 million or $1.15 per diluted share for the three months ended December 31, 2013 as compared to net income of $3.1 million or $1.49 per diluted share for the three months ended December 31, 2012. The first quarter of fiscal year 2013 had included a sale of mortgage loans totaling $46.3 million, generating a one-time after-tax gain of $1.3 million. There was no similar sale during the first quarter of fiscal year 2014. The changes affecting net income for the quarter ended December 31, 2013 are discussed in the following paragraphs by category.

Total Interest Income. Total interest income decreased approximately $0.1 million or 1.0% for the three months ended December 31, 2013. The average yield on loans decreased to 5.24% for the three months ended December 31, 2013, from 5.45% for the same period in 2012. Loan yields have trended downward because of the low interest rate environment.

Total Interest Expense. Total interest expense decreased approximately $0.2 million or 13.6% for the three month period ended December 31, 2013 as compared to the same period in the prior fiscal year. The decrease was due mainly to the average cost of deposits decreasing to 0.40% for the three months ended December 31, 2013 compared to 0.53% for the same period in 2012. Interest rates have steadily decreased affecting Teche Federal Bank’s pricing of deposits.

Net Interest Income. Net interest income increased approximately $0.2 million or 2.0% for the three month period ended December 31, 2013, as compared to the same period ended December 31, 2012. The increase for the three month period ended December 31, 2013 in net interest income was primarily due to a decrease in rates on interest bearing liabilities.

Provision for Loan Losses. Management recorded no provision for the first quarter of fiscal year 2014 as compared to a provision of $150 thousand for the first three months of fiscal 2013, due primarily to management’s assessment of the loan portfolio for probable losses. The ratio of the allowance for loan losses to total loans at December 31, 2013 was 1.10% compared to 1.15% at September 30, 2013 and 1.28% at December 31, 2012.

The calculation that supports the adequacy of the Allowance for Loan Losses (ALLL) includes management’s best estimates that are applied to known portfolio elements. Teche Federal Bank employs a 9-point grading system to track as accurately as possible the inherent quality of the loan portfolio. The application of a nine point system is used on all accounts in the commercial loan portfolio. Values of “1” or “2” are considered to be substantially risk free. Average and acceptable risk loans are assigned point values of “3” and “4”, Loans with some document deficiencies or are of modest financial strength are assigned a rating of “5”. Point values of 6, 7, 8, and 9 are assigned, respectively, to loans classified as special mention, substandard, doubtful, and loss. Consumer loans are only assigned risk ratings of “6” or worse, based on payment history. In addition, management considers other trends such as local economic conditions, the risk rating of the loan portfolios as discussed above, amounts and trends in non-performing assets and concentration factors.

Management regularly estimates the likely level of losses to determine whether the allowance for loan losses is adequate to absorb probable losses in the existing portfolio. Based on these estimates, an amount is charged or credited to the provision for loan losses and credited or charged to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb probable losses. There have been no significant changes in Teche’s estimation methods during the current period.

Management’s judgment as to the level of the allowance for loan losses involves the consideration of current economic conditions and their potential effects on specific borrowers, an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio and the present level of the allowance, results of examination of the loan portfolio by regulatory agencies and management’s internal review of the loan portfolio. In determining the collectability of impaired loans, management also considers the fair value of any underlying collateral. In addition, management considers changes in loan concentrations, the level of and trends in non-performing loans during the period, Teche Federal Bank’s historical loss experience and historical charge-off percentages for state and national savings associations for similar types of loans in determining the appropriate amount of the allowance for loan losses. Because certain types of loans have higher credit risk, greater concentrations of such loans may result in an increase to the allowance. For this reason, management segregates the loan portfolio by type of loan and number of days loans are past due. Non-performing loans as a percent of total loans plus real estate owned were 0.48% at December 31, 2013, compared to 0.38% at September 30, 2013 and 1.48% at December 31, 2012. Non-performing assets at December 31, 2012 had included a $3.8 million commercial credit relationship involving a residential land development in the Baton Rouge market area, the borrower of which filed for protection under Chapter 11 Bankruptcy. This loan represented 37.62% of non-performing assets at December 31, 2012. This loan has subsequently been paid off.

Non-Interest Income. Total non-interest income decreased $1.8 million for the three month period ended December 31, 2013 as compared to the same period in 2012. The decrease from a year ago was attributable to a $2.0 million before tax gain on the sale of $46.3 million in mortgage loans realized during the prior year. There was no similar sale during the first quarter of fiscal year 2014.

Non-Interest Expense. Total non-interest expense decreased approximately $0.3 million for the three months ended December 31, 2013, as compared to the same period in 2012. The decrease was primarily due to decreases in compensation, marketing and professional expenses offset by increases in occupancy expense.

Income Tax Expense. Income tax expense decreased approximately $0.5 million for the three months ended December 31, 2013 as compared to the same period in 2012. The decrease in tax expense for the three months was due to income before taxes being lower. Teche’s effective tax rate was 30.39% for the three months ended December 31, 2013 as compared to 33.92% for the comparable 2012 period.

Average Balance Sheet. The following table sets forth certain information relating to Teche’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

	Three Months Ended December 31,
	2013				2012
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
	(Dollars in Thousands)
Assets
Interest-Earning Assets
Securities (1)(7)	$33,726		$242	2.88%	$47,186		$344	2.92%
Loans Receivable (2)(3)(7)	695,696		9,113	5.24%	667,191		9,098	5.45%
Other Interest-Earning Assets (4)	59,806		120	0.80%	64,215		129	0.80%

Total Interest-Earning Assets	789,228		$9,475	4.80%	778,592		$9,571	4.92%

Non-Interest Earning Assets	77,799	(3)			72,534	(4)

Total Assets	$867,027				$851,126

Liabilities and Stockholders’ Equity
Interest-Bearing Liabilities
NOW Accounts	$148,451		$44	0.12%	$128,492		$70	0.22%
Statement & Regular Savings Accounts	200,626		53	0.11%	203,181		167	0.33%
Money Funds Accounts	49,639		8	0.06%	54,445		21	0.15%
Certificates of Deposit	150,046		553	1.47%	141,358		572	1.62%

Total Deposits	548,762		658	0.48%	527,476		830	0.63%
FHLB Advances	113,744		924	3.25%	131,845		1,002	3.04%

Total Interest-Bearing Liabilities	662,506		$1,582	0.96%	659,321		$1,832	1.11%

Non-Interest-Bearing Liabilities	112,454				105,092

Total Liabilities	774,960				764,413
Stockholders’ Equity	92,067				86,713

Total Liabilities and Stockholders’ Equity	$867,027				$851,126

Net Interest Income/Interest Rate Spread (5)			$7,893	3.85%			$7,739	3.81%

Net Interest Margin (6)				4.00%				3.98%
Interest-Earning Assets/
Interest-Bearing Liabilities				119.13%				118.09%

(1)	Includes securities and Federal Home Loan Bank (FHLB) stock.
(2)	Amount is net of deferred loan fees, loan discounts and premiums and loans-in-process and includes non-accruing loans.
(3)	Interest income includes loan fees of approximately $166,000 in 2013 and $148,000 in 2012.
(4)	Amount includes certificates of deposit and other interest-bearing deposits.
(5)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average interest-earning assets.
(7)	Tax exempt securities and loans are shown at their contractual yields and are not shown at a tax equivalent yield.

Liquidity And Capital Resources

Risk-based capital regulations adopted by the Federal Reserve Board and the FDIC require bank holding companies and banks, respectively, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital and Total Capital in relation to the credit risk of both on –and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, Tier 1, capital (consisting of common equity, retained earnings, and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income). These guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels.

Under current Office of Financial Institutions regulations, Teche Federal Bank is required to maintain certain levels of capital. At December 31, 2013 Teche Federal Bank was in compliance with its regulatory capital requirements as follows:

	Required Minimum Ratio	Required to be Well Capitalized	Bank	Company
Tier 1 risk-based capital	4.00%	6.00%	13.09%	14.49%
Total risk-based capital	8.00%	10.00%	14.34%	15.75%
Leverage Ratio	4.00%	5.00%	9.13%	10.11%

For Teche Federal Bank to be well capitalized under current risk-based capital standards, it is required to have Tier I capital of at least 6% and total risk-based capital of 10%. Based on these standards, Teche Federal Bank is categorized as well capitalized at December 31, 2013. Management believes that under current regulations, Teche Federal Bank will continue to meet its minimum capital requirements in the foreseeable future. Events beyond the control of Teche Federal Bank, such as increased interest rates or a downturn in the economy in areas in which Teche Federal Bank operates could adversely affect future earnings and as a result, the ability of Teche Federal Bank to meet its future minimum capital requirements.

Teche Federal Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost effective manner. Teche Federal Bank’s primary sources of funds are deposits, scheduled amortization and prepayments on loan and mortgage-backed securities, and advances from the FHLB. As of December 31, 2013, FHLB borrowed funds totaled $129.1 million. FHLB advances are collateralized by a blanket-floating lien on Teche’s residential real estate first mortgage loans. Additional borrowing capacity of approximately $169.1 million is available from the FHLB based on current collateral levels. Teche Federal Bank, if the need arises, may also access a line of credit in the amount of $61.3 million provided by two banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Loan repayments, maturing investments and mortgage-backed securities prepayments are greatly influenced by general interest rates and economic conditions.

Teche Federal Bank is required to maintain sufficient liquidity for its safe and sound operation. Teche Federal Bank believes that it maintains sufficient liquidity to operate Teche Federal Bank in a safe and sound manner.

Additional Key Ratios

	At or For the Three Months Ended December 31
	2013 (1)	2012 (1)
Return on average assets	1.11%	1.44%
Return on average equity	10.49%	14.17%
Average interest rate spread	3.85%	3.80%
Nonperforming assets to total assets	0.44%	1.20%
Nonperforming loans to total loans	0.48%	1.48%
Average net interest margin	4.00%	3.98%

(1)	Annualized where appropriate.

Interest Rate Sensitivity

At December 31, 2013 Teche was in a slightly liability sensitive position. Generally, a liability sensitive position will be detrimental to earnings in a rising interest rate environment and will enhance earnings in a falling interest rate environment. Conversely, an asset sensitive position will result in enhanced earnings in a rising interest rate environment and declining earnings in a falling interest rate environment because larger volumes of assets than liabilities will reprice.

CERTAIN BENEFICIAL OWNERS OF TECHE HOLDING COMPANY

As of April 11, 2014, Teche had 387 shareholders of record of its common stock. The following tables list the stock ownership of Teche’s directors, its executive officers, all directors and executive officers as a group, and those persons who, to Teche’s knowledge beneficially owned 5% or more of Teche common stock outstanding as of April 11, 2014. According to Securities and Exchange Commission rules, a “beneficial owner” of securities has or shares the power to vote securities or to direct their investment. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual includes any shares covered by the exercisable options and warrants issued to that individual.

Names of Directors, Executive Officers and 5% Shareholders:	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Total Class
Directors:
Mary C. Biggs	32,900	(2)	1.56%
J.L. Chauvin	55,780	(3)	2.62%
Dr. Thomas F. Kramer	44,560	(4)	2.11%
William Thomas Allen	2,825	(5)	0.13%
Henry L. Friedman	28,234	(6)	1.34%
W. Ross Little, Jr.	158,533	(7)	7.52%
Robert L. Wolfe, Jr.	29,928		1.42%
Donelson T. Caffery, Jr.	32,000	(8)	1.52%
Dr. William A. Anderson, III	10,024		0.48%
Patrick O. Little	259,293	(9)	12.29%
Ernest Freyou	6,050		0.29%

Executive Officers who are not directors:
Jason P. Freyou	6,888		0.33%
Darryl R. Broussard	17,820	(10)	0.84%

Directors and Executive Officers as a group (13 persons)	684,925	(12)	32.19%

Other 5% Shareholders:
Teche Federal Bank Employee Stock Ownership Plan 1120 Jefferson Terrace Boulevard New Iberia, Louisiana 70560	261,586		12.40%

Steven R. Gerbel Brown Trout Management, LLC 311 South Wacker Drive Suite 6025 Chicago, Illinois 60606	116,350	(11)	5.53%

(1)	Under SEC rules for determination of “beneficial ownership,” shares are considered to be “beneficially owned” where a person has, either alone or together with others, the power to vote or to direct the vote of shares, or the power to dispose or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date for the determination of beneficial ownership. Shares which a beneficial owner has the right to acquire within 60 days upon exercise of an option are considered outstanding for computing the percentage ownership, but not for the beneficial ownership of any other person.
(2)	Includes 10,200 shares held jointly with Mrs. Biggs’ husband.
(3)	Includes 16,370 shares that may be acquired pursuant to the exercise of options. Includes 4,000 shares held jointly with Mr. Chauvin’s wife. J.L. Chauvin has pledged 17,235 shares of Teche common stock as security for indebtedness.
(4)	Includes 6,000 shares owned by Dr. Kramer’s wife.
(5)	Includes 75 shares owned by Mr. Allen’s wife.
(6)	Includes 2,000 shares that may be acquired pursuant to the exercise of options. Includes 1,000 shares owned by Mr. Friedman’s wife and 1,800 shares held in trust for Mr. Friedman’s children.

(footnotes continued on following page)

(7)	Includes 283 shares (in MRP, LLC) owned by Mr. Little: 30,000 shares owned by MRP LLC (held in Ross Little, Jr. LLC); 106,357 (79,703 shares in Ross Little, Jr. LLC and 33,194 shares in Mr. Little’s name) owned by Mr. Little; 9,704 shares held for the benefit of Mr. Little in the ESOP; and 5,648 shares held jointly with Mr. Little’s mother. Excludes unvested restricted shares of Teche common stock. Ross Little, Jr. has pledged 14,187 shares of Teche common stock as security for indebtedness.
(8)	Includes 3,423 shares held in trust for Mr. Caffery’s children.
(9)	Includes 14,743 shares (2,535 shares in an IRA and 12,208 shares in Patrick Little, LLC) owned by Mr. Little’s wife; 10,000 shares (held in Patrick Little, LLC) owned by The Marcie O. Little Grandchildren’s Trust; 30,000 shares owned by MRP, LLC (held in Patrick Little, LLC); 24,762 shares (held in Patrick Little, LLC) owned by Mr. Little’s three adult children; 283 shares (held in MRP, LLC) owned by Mr. Little; 127,427 shares (96,343 shares held in Patrick Little, LLC and 31,084 shares held directly) owned by Mr. Little; 20,151 shares held in an IRA; 26,278 shares held for the benefit of Mr. Little in the ESOP and 5,648 shares held jointly with Mr. Little’s mother. Excludes 3,767 unvested restricted shares of Teche common stock.
(10)	Includes 7,074 shares that may be acquired pursuant to the exercise of options.
(11)	Based upon a Schedule 13G filed by the reporting persons on March 4, 2014.
(12)	Shares set forth above also include as to each director or executive officer the following presently exercisable stock options.

Name of Director or Executive Officer	Common Shares Underlying Outstanding Options
J. L. Chauvin	16,370
Henry L. Friedman	2,000
Darryl R. Broussard	7,074

EXPERTS

The consolidated financial statements of IBERIABANK Corporation appearing in IBERIABANK Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013 and the effectiveness of IBERIABANK Corporation’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Teche Holding Company as of September 30, 2013 and 2012 and for each of the years in the three year period ended September 30, 2013 have been audited by Dixon Hughes Goodman LLP, independent registered public accountants as set forth in their report therein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock to be issued in the merger will be passed upon by Jones Walker LLP, special counsel to IBERIABANK Corporation. The United States federal income tax consequences of the merger transaction will be passed upon for IBERIABANK Corporation by Jones Walker LLP and for Teche by Spidi & Fisch, PC, Washington, D.C.

OTHER MATTERS

As of the date of this document, the Teche board of directors knows of no matters that will be presented for consideration at its special meeting other than as described in this document.

WHERE YOU CAN FIND MORE INFORMATION

IBERIABANK Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the shares of IBERIABANK Corporation common stock to be issued to Teche shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the stock of IBERIABANK Corporation and Teche.

The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement-prospectus. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like IBERIABANK Corporation, that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov. The reports and other information filed by IBERIABANK Corporation with the Securities and Exchange Commission are also available at IBERIABANK Corporation’s website. The address is www.iberiabank.com. We have included the web addresses of the Securities Exchange Commission and IBERIABANK Corporation as inactive textual references only. Except as specifically incorporated by reference into this proxy statement-prospectus, information on those web sites is not part of this proxy statement-prospectus.

You should also be able to inspect reports, proxy statements and other information about IBERIABANK Corporation at the offices of the NASDAQ Global Select Market.

The Securities and Exchange Commission allows IBERIABANK Corporation to incorporate certain information into this proxy statement-prospectus by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information that is superseded by information in this proxy statement-prospectus. The documents that are incorporated by reference contain important information about IBERIABANK Corporation, and you should read this document together with any other documents incorporated by reference in this proxy statement-prospectus.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by IBERIABANK Corporation (File No. 000-25756):

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Current Report on Form 8-K filed on January 13, 2014, Current Report on Form 8-K filed on January 29, 2014, Current Report on Form 8-K filed on January 31, 2014, Current Report on Form 8-K filed on February 11, 2014, and Current Report on Form 8-K filed on February 21, 2014, except to the extent such information is deemed furnished;

•	Definitive Proxy Statement on Schedule 14A filed on April 7, 2014;

•	Supplement to Definitive Proxy Statement (Amendment No. 1 to Schedule 14A) filed on April 16, 2014; and

•	The description of IBERIABANK Corporation common stock set forth in the registration statement on Form 8-A filed on March 28, 1995, pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, IBERIABANK Corporation is incorporating by reference any documents it may file under the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the special meeting of Teche shareholders, except to the extent such information is deemed furnished.

IBERIABANK Corporation has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to IBERIABANK Corporation, and Teche has supplied all information contained in this proxy statement-prospectus relating to Teche.

Neither IBERIABANK Corporation nor Teche has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of IBERIABANK Corporation and Teche; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of IBERIABANK Corporation or Teche and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in IBERIABANK Corporation’s reports filed with the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither IBERIABANK Corporation nor Teche undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

TECHE HOLDING COMPANY

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Teche Holding Company

New Iberia, Louisiana

We have audited the accompanying consolidated balance sheets of Teche Holding Company and subsidiary (hereinafter referred to as the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teche Holding Company and subsidiary as of September 30, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
December 20, 2013

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

September 30, 2013 and 2012

	2013	2012
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and due from banks	$18,293	$15,661
Interest-bearing deposits	16,039	21,639
Securities available-for-sale-at estimated fair value (amortized cost of $13,569 in 2013 and $18,584 in 2012)	14,447	19,967
Securities held-to-maturity – at amortized cost (estimated fair value of $68,498 in 2013 and $68,390 in 2012)	67,732	66,813
Loans receivable – net of allowance for loans losses of $7,868 in 2013 and $8,559 in 2012	676,535	665,842
Accrued interest receivable	2,091	2,514
Investment in Federal Home Loan Bank stock, at cost	5,068	6,809
Real estate owned, net	741	513
Prepaid expenses and other assets	4,394	4,540
Goodwill	3,647	3,647
Life insurance contracts	15,125	14,513
Premises and equipment, net	32,552	29,504

TOTAL ASSETS	$856,664	$851,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$650,791	$617,722
Advances from Federal Home Loan Bank	108,997	142,751
Advance payments by borrowers for taxes and insurance	3,484	3,272
Accrued interest payable	353	370
Accounts payable and other liabilities	3,978	4,306

TOTAL LIABILITIES	767,603	768,421

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	—	—
Common stock , $.01 par value, 10,000,000 shares authorized; 4,813,831 and 4,734,035 shares issued, 2,048,888 and 2,033,336 outstanding	47	47
Additional paid-in capital	57,593	54,878
Retained earnings	88,228	82,505
Treasury stock 2,764,943 and 2,700,699 shares – at cost	(57,377)	(54,786)
Accumulated other comprehensive income on available for sale securities	570	897

TOTAL STOCKHOLDERS’ EQUITY	89,061	83,541

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$856,664	$851,962

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011
	(Amounts in thousands, except per share amounts)
INTEREST INCOME:
Interest and fees on loans	$35,734	$36,669	$36,679
Interest and dividends on securities	1,204	1,872	2,070
Other interest income	490	593	609

TOTAL INTEREST INCOME	37,428	39,134	39,358

INTEREST EXPENSE:
Deposits	2,872	4,101	5,290
Advances from Federal Home Loan Bank	3,878	3,979	3,878

TOTAL INTEREST EXPENSE	6,750	8,080	9,168

NET INTEREST INCOME	30,678	31,054	30,190
PROVISION FOR LOAN LOSSES	400	1,910	3,900

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	30,278	29,144	26,290

NON-INTEREST INCOME:
Total other-than temporary impairment losses	—	(35)	(532)
Portion of impairment losses recognized in other comprehensive loss	—	(93)	246

Net impairment losses recognized in earnings	—	(128)	(286)

Service charges and other	14,718	14,341	14,779
Gain on sale of premises and equipment	—	205	103
Gain on sale of securities	42	167	96
Gain on sale of loans	2,267	95	25
Other income	814	830	826

TOTAL NON-INTEREST INCOME	17,841	15,510	15,543

NON-INTEREST EXPENSE:
Compensation and employee benefits	19,768	18,425	16,717
Occupancy, equipment and data processing expense	6,919	6,500	6,120
Marketing and professional fees	3,389	3,123	2,776
Deposit insurance premiums	480	550	725
Louisiana shares tax	406	568	577
Other operating expenses	4,029	4,548	4,216

TOTAL NON-INTEREST EXPENSE	34,991	33,714	31,131

INCOME BEFORE INCOME TAXES	13,128	10,940	10,702
INCOME TAXES	4,397	3,655	3,474

NET INCOME	$8,731	$7,285	$7,228

BASIC INCOME PER COMMON SHARE	$4.29	$3.55	$3.49

DILUTED INCOME PER COMMON SHARE	$4.22	$3.51	$3.45

DIVIDENDS PER SHARE	$1.48	$1.46	$1.44

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011
Net income	$8,731	$7,285	$7,228
Gross change in unrealized loss on securities held-to-maturity with OTTI, net of tax of $0, $12, and $182, respectively	—	(23)	(352)
Less reclassification for OTTI losses on held- to-maturity included in net income, net of tax of $0, $12 and $97, respectively	—	23	189
Previously recorded non-credit OTTI loss reclassed and recognized as a loss in the statement of income, net of tax of $0, $33 and $0, respectively	—	60	—
Reduction in previously recorded non-credit OTTI for Securities sold or fully settled net of tax of $0, $157 and $0, respectively	—	293	—
Gross change in unrealized gain (loss) on securities available-for-sale, net of tax of $163, $92, and $355, respectively	(300)	165	688
Less reclassification for gain on sale of available-for-sale securities included in net income, net of tax of $15, $58, and $33, respectively	(27)	(109)	(64)

Other comprehensive income (loss)	(327)	409	461

Comprehensive income	$8,404	$7,694	$7,689

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended September 30, 2013 2012 and 2011

	Common stock	Additional Paid-in Capital	Retained earnings	Unearned compensation	Treasury stock	Accumulated other Comprehensive Income (loss)	Total
	(Dollars in thousands, except per share amounts)
BALANCE—September 30, 2010	$47	$52,685	$73,942	$(326)	$(50,862)	$27	$75,513
Unearned ESOP compensation	—	48	—	261	—	—	309
Exercise of stock options, including tax benefit	—	138	—	—	—	—	138
Tax effect of restricted stock vesting	—	(30)	—	—	—	—	(30)
Stock based compensation	—	531	—	—	—	—	531
Purchase of common stock for treasury	—	—	—	—	(1,196)	—	(1,196)
Dividends declared—$1.44 per share	—	—	(2,967)	—	—	—	(2,967)
Net income	—	—	7,228	—	—	—	7,228
Other comprehensive income, Net						461	461

BALANCE – September 30, 2011	$47	$53,372	$78,203	$(65)	$(52,058)	$488	$79,987
Unearned ESOP compensation	—	9	—	65	—	—	74
Exercise of stock options, including tax benefit	—	1,023	—	—	—	—	1,023
Tax effect of restricted stock vesting	—	(29)	—	—	—	—	(29)
Stock based compensation	—	503	—	—	—	—	503
Purchase of common stock for treasury	—	—	—	—	(2,728)	—	(2,728)
Dividends declared—$1.46 per share	—	—	(2,983)	—	—	—	(2,983)
Net income	—	—	7,285	—	—	—	7,285
Other comprehensive income, Net						409	409

BALANCE – September 30, 2012	$47	$54,878	$82,505	$—	$(54,786)	$897	$83,541
Exercise of stock options, including tax benefit	—	2,366	—	—	—	—	2,366
Tax effect of restricted stock vesting	—	(95)	—	—	—	—	(95)
Stock based compensation	—	444	—	—	—	—	444
Purchase of common stock for treasury	—	—	—	—	(2,591)	—	(2,591)
Dividends declared—$1.48 per share	—	—	(3,008)	—	—	—	(3,008)
Net income	—	—	8,731	—	—	—	8,731
Other comprehensive income, Net						(327)	(327)

BALANCE – September 30, 2013	$47	$57,593	$88,228	$—	$(57,377)	$570	$89,061

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,731	$7,285	$7,228
Adjustments to reconcile net income to net cash provided by operating activities:
(Accretion of discount) amortization of premium on investments and mortgage-backed securities	27	(167)	(317)
Provision for loan losses	400	1,910	3,900
Provision for loss on real estate owned	75	443	25
Stock-based compensation	444	503	531
Deferred income tax expense (benefit)	230	(268)	388
Gain on sale of loans	(2,267)	(95)	(25)
Gain on sale of securities	(42)	(167)	(96)
Gain on sale of premises and equipment	—	(205)	(103)
(Gain)/Loss on sale of real estate owned	(63)	117	47
Impairment of securities	—	128	286
Depreciation	1,659	1,597	1,442
Increase in bank owned life insurance	(612)	(608)	(595)
Amortization of intangible assets	6	11	17
Change in prepaid expenses and other assets	140	481	1,474
(Increase) Decrease in accrued interest receivable	423	(194)	160
Change in accounts payable and other liabilities	(328)	610	(51)
Increase (Decrease) in accrued interest payable	(17)	51	(110)
Excess tax benefits from share-based payment arrangements	95	29	30
Other, net	(652)	646	478

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,249	12,107	14,709

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities available-for-sale	179	370	232
Proceeds from sales of investment securities held-to-maturity	—	1,767	—
Purchase of securities available-for-sale	(100)	(186)	(13,926)
Principal repayments on securities available-for-sale	5,498	5,141	3,617
Purchase of securities held-to-maturity	(33,105)	(8,358)	(40,982)
Principle repayments on securities held-to-maturity	32,144	20,438	20,001
Net loan originations	(70,147)	(73,173)	(21,515)
Purchase of loans	(747)	(1,380)	(1,080)
Proceeds from sales of loans	60,219	6,080	2,132
Decrease (Increase) in FHLB stock, net	1,741	(1,491)	84
Purchase of premises and equipment	(4,707)	(4,771)	(1,499)
Proceeds from sale of premises and equipment	—	290	499
Proceeds from sale of real estate owned	1,609	1,419	2,656

NET CASH (USED) PROVIDED IN INVESTING ACTIVITIES	(7,416)	(53,854)	(49,781)

See notes to consolidated financial statements.

TECHE HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2013, 2012 and 2011

	2013	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(3,008)	$(2,983)	$(2,967)
Prepayment (loan to) ESOP	—	65	261
Net increase in deposits	33,069	19,140	19,227
Proceeds of long-term FHLB advances	—	44,000	33,667
Repayment of long-term FHLB advances	(28,554)	(32,332)	(27,201)
Net increase (decrease) in short-term FHLB advances	(5,200)	22,900	1,700
Cash paid for purchase of common stock for treasury	(2,591)	(2,728)	(1,196)
Proceeds from exercise of stock options	2,366	1,023	138
Excess tax benefit (expense) from share-based payment arrangements	(95)	(29)	(30)
Change in advance payments by borrowers for taxes and insurance	212	836	(27)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(3,801)	49,892	23,572

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,968)	8,145	(11,500)
CASH AND CASH EQUIVALENTS Beginning of year	37,300	29,155	40,655

CASH AND CASH EQUIVALENTS
End of year	$34,332	$37,300	$29,155

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$6,772	$8,029	$9,278

Cash paid for taxes	$4,700	$3,400	$2,900

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accumulated other comprehensive income, Net of income taxes	$(327)	$409	$461

Transfer from loans to real estate owned	$2,055	$1,582	$3,220

Loans originated to sell real estate owned	$206	$495	$268

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies of the Company are described below.

Principles of Consolidation – The consolidated financial statements include the accounts of Teche Holding Company and its wholly-owned subsidiary, Teche Federal Bank (the “Bank” and together with Teche Holding Company “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation. The Company operates principally in the community bank segment by attracting deposits from the general public and using such deposits primarily to originate loans. These loans include those secured by first mortgages on owner-occupied, family residences as well as home improvement and other consumer loans. The Company also makes commercial mortgage and non-mortgage loans.

Concentrations of Credit Risk – The Company makes loans to individuals and small businesses located primarily in southern Louisiana for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers’ ability to repay their loans is not directly dependent upon any specific economic sector. The Company will from time to time purchase loans from outside the market area.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents comprise cash on hand and non-interest bearing and interest bearing demand deposits with other financial institutions. The Company is required to maintain certain cash reserves relating to its deposit liabilities. At September 30, 2013 that Federal Reserve requirement was $9.2 million.

Securities – Securities are classified as held-to-maturity or available-for-sale. Management determines the classification of securities when they are purchased and reevaluates this classification periodically as conditions change that could require reclassification.

Securities which the Company both positively intends and has the ability to hold to maturity are classified as securities held-to-maturity and are carried at amortized cost. Intent and ability to hold are not considered satisfied when a security is available to be sold in response to changes in interest rates, prepayment rates, liquidity needs or other reasons as part of an overall asset/liability management strategy.

Securities not meeting the criteria to be classified as securities held-to-maturity are classified as available-for-sale and are carried at fair value. Net unrealized holding gains or losses are excluded from net income and are recognized, net of income taxes, in other comprehensive income and in accumulated other comprehensive income, a separate component of stockholders’ equity.

Premiums and discounts on securities, both those held-to-maturity and those available-for-sale, are amortized and accreted to income as an adjustment to the securities’ yields using the interest method. Realized gains and losses on securities, including declines in value judged to be other than temporary, are reported as a component of income. The cost of securities sold is specifically identified for use in calculating realized gains and losses.

If the fair value of a debt security is below its amortized cost basis at the quarter end, the security is evaluated for other-than-temporary impairment (“OTTI”). For debt securities, the Company considers its intention to sell the security. If the Company does not intend on selling the security, then it is evaluated whether it is more likely than not it will be required to sell the security before recovery of the amortized cost. If the Company fails either of those tests, then the Company records OTTI for the affected security equal to the difference between the fair value and amortized cost.

If it is not more likely than not that the Company will be required to sell a debt security, then it goes to the next step to determine if OTTI exists. In determining if OTTI exists, management considers: (1) the length of time and the extent to

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

which the fair value has been less than cost, (2) adverse conditions related to the security, industry or geographic area, (3) the financial condition and near-term prospects of the issuer, (4) failure of the issuer to make scheduled interest or principal payments and the outlook for receiving the contractual cash flows of the investments, (5) changes in the rating of the security (for purposes of the evaluation, a drop in the rating below AA is considered adverse) and (6) historical and subsequent volatility of fair value of the security. If these conditions provide an indication of a reduction in expected cash flows, then cash flows are evaluated to determine the amount of credit-related impairment equal to the present value of cash flows not expected to be received. If OTTI has been identified, the credit-related impairment, to the extent it does not reduce the security below fair value, is charged to earnings and the non-credit-related impairment is adjusted through other comprehensive income for both held to maturity and available-for-sale securities.

For marketable equity securities, the Company evaluates its ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Evidence considered to determine anticipated recovery are analysts reports on the issuer and the financial condition of the issuer or the industry. If OTTI is identified, the security is adjusted to fair value through a charge to earnings.

During the years ended September 30, 2012 and 2011, the Company recognized non-credit impairment charges in other comprehensive loss related to certain held-to-maturity securities. The cumulative amount of these charges created a separate accumulated other comprehensive loss for held-to-maturity securities. This accumulated other comprehensive loss is being accreted to other comprehensive income over the remaining life of the security in a prospective manner on the basis of the amount and timing of future estimated cash flows. See Note 3 for further discussion of OTTI on investment securities.

Loans Receivable – Loans receivable are stated at the unpaid principal balances, less the allowance for loan losses, net deferred loan fees, and unearned premiums and discounts. The unearned premiums and discounts relate principally to purchased loans. Interest on loans is credited to income based on the principal amount outstanding using the interest method.

When doubt exists as to the collectability of a loan (typically when the loan is 90 days’ delinquent or impaired), the loan is placed on non-accrual status. When a loan is placed on non-accrual status, interest accrued prior to the determination of uncollectibility is reversed from income. Loans are returned to an accruing status only as payments are received and when collection of all principal and interest is no longer in doubt. Payments received on such non-accrual loans are applied first to recovery of lost interest and next to outstanding loan amounts.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructurings and non-homogeneous loans in which full payment of all scheduled amounts due is not expected. The Company calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of its collateral if the loan is collateral dependent.

Allowance for Loan Losses – The allowance for loan losses is a valuation allowance available for losses incurred on loans. Any losses are charged to the allowance for loan losses when the loss is confirmed. Recoveries are credited to the allowance at the time of recovery.

Management estimates the level of losses that is adequate to absorb probable losses inherent in the existing portfolio. Based on these estimates, an amount is charged to or recovered from the provision for loan losses and credited or debited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb such losses.

Management’s judgment as to the level of losses on existing loans involves the consideration of current economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, known and inherent risks in the loan portfolio, and the present level of the allowance; results of examination of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the collectability of certain loans, management also considers the fair value of any underlying collateral.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

It should be understood that estimates of loan losses involve an exercise of judgment. While it is possible that in particular periods the Company may sustain losses which are substantially different from the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated balance sheets is adequate to absorb probable losses inherent in the loan portfolio.

Loan Fees, Loan Costs, Discounts and Premiums – Loan origination fees, certain direct loan origination costs and discounts and premiums on loans are deferred and amortized as an adjustment to the related loan’s yield using the interest method over the contractual life of the loan.

Federal Home Loan Bank Stock – Federal Home Loan Bank (“FHLB”) stock is recorded at cost and is periodically reviewed for impairment. The Company owns stock in the FHLB of Dallas in order to gain access to cost effective funding and liquidity sources. The Company considers the capital position of the FHLB of Dallas as well as recent redemptions of the common stock when considering whether or not the investment is impaired. As of September 30, 2013 the FHLB of Dallas was in compliance with its regulatory capital requirements, and was still redeeming excess activity-based common stock, therefore the Company concluded that the investment was not impaired. The FHLB of Dallas received an S&P rating of AA+ which reflects its consistent risk-adjusted earnings, superior asset quality, and unique position as a key funding source to its member institutions, as well as the substantial support of the U.S. Government.

No ready market exists for the FHLB of Dallas stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption policies and practices of the FHLB of Dallas, which provide redemption at par.

Goodwill – Goodwill does not require amortization but is subject to at least an annual assessment for impairment, unless interim events or circumstances make it more likely than not that an impairment loss has occurred. Impairment is defined as that amount by which the implied fair value of the goodwill is less than the goodwill’s carrying value. Impairment losses would be charged to operating expense. The existing goodwill is not deductible for income tax purposes. For the purposes of evaluating goodwill, the Company has determined that it operates only one reporting unit. The Company performed a qualitative assessment and determined that it was not more likely than not that the fair value of the reporting unit was less than the carrying amount at September 30, 2013.

Core Deposit Intangible – The core deposit intangible with a cost of $520 and accumulated amortization of $514 and $508 at September 30, 2013 and 2012, respectively, is included in prepaid expenses and other assets on the consolidated balance sheets.

Mortgage Servicing Rights – Servicing assets are recognized at fair value as separate assets when rights are acquired through purchase or sale of financial assets and are amortized over the estimated life of the underlying assets. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The present value of future earnings is the estimated market value for the loans, calculated by a third party using consensus assumptions that a third party purchaser would utilize in evaluating potential acquisition of the servicing such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, prepayment speeds, and default rates and losses. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. If the fair value is less than the amortized value of the servicing asset, a valuation allowance is established. If the Company later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. Capitalized servicing rights are amortized in proportion to and over the period of the estimated future net servicing income of the underlying financial asset.

Premises and Equipment – Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. The Company computes depreciation generally on the straight-line method for financial reporting. The estimated useful lives used to compute depreciation are: buildings and improvements, twenty to forty years; and furniture, fixtures and equipment, three to ten years.

Real Estate Owned – Real estate acquired through, or in lieu of, foreclosure is initially recorded at the fair value at the time of foreclosure, less estimated selling costs, and any related write-down is charged to the allowance for loan losses. Valuations

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

are periodically performed by management and provisions for estimated losses on real estate owned are charged to income when fair value is determined to be less than the carrying value. Costs relative to the development and improvement of properties are capitalized to the extent realizable, whereas, ordinary upkeep disbursements are charged to expense. The ability of the Company to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to affect such sales is subject to market conditions and other factors, many of which are beyond the Company’s control. Operating income of such properties, net of related expenses, and gains and losses on their disposition are included in the accompanying consolidated statements of income.

Life Insurance Contracts – Life insurance contracts represent single premium life insurance contracts on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other non-interest income.

Employee Stock Ownership Plan (“ESOP”) – The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of Teche Federal Bank’s employees who meet certain eligibility requirements. The Company records compensation expense associated with the ESOP based on the average market price (fair value) of the total Company shares committed to be released, and subsequently allocated to participants, during the year. The Company further records as compensation expense any dividends declared on unallocated Company shares in the ESOP trust. Earnings per share computations include any allocated shares in the ESOP trust.

Income Taxes – The Company follows the practice of filing a consolidated federal and state return. Income taxes are allocated to each company as if filed separately for federal purposes.

Certain items of income and expense for financial reporting are recognized differently for income tax purposes (principally the provision for loan losses and depreciation). Provisions for deferred taxes are made in recognition of such temporary differences using the liability method. Current income taxes are recorded based on amounts due with the current income tax returns. The need for a valuation allowance is considered when it is determined more likely than not that a deferred tax asset will not be realized.

The Company accounts for penalties and interest related to income tax liabilities as a component of other expense. The Company and its subsidiaries’ tax filings for the years ended September 30, 2010 through 2012 are currently open to audit under statutes of limitation by the Internal Revenue Service.

Income Per Share – Basic net income per common share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee’s individual account. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Company. Diluted EPS is computed by dividing net income by the total of the weighted-average number of shares outstanding plus the effect of outstanding options and stock grants. The dilution effect of stock options and stock grants is determined using the treasury stock method. The effect of any anti-dilutive common stock equivalents is excluded from the diluted EPS computation.

Comprehensive Income – Comprehensive income includes net income and other comprehensive income or loss, which in the case of the Company includes only unrealized gains and losses on securities, net of related income taxes. For the period September 30, 2013 and 2012 there were no items reclassified out of other comprehensive income with the exception of realized gains.

Stock-Based Compensation – The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). It also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. Excess tax benefits are reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

NEW ACCOUNTING PRONOUNCEMENTS

ASU-Accounting Standards Update (2012-02), Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The amendments in this Update will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible assets unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The amendments are effective for annual and interim impairment tests performed for fiscal year beginning after September 15, 2012. The adoption of this ASU did not have a significant impact to the Company’s financial statements.

ASU – Accounting Standards Update (2013-02), Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this Update do not change the current reporting requirements for net income or other comprehensive income (OCI), but finalize reporting requirements related to reclassifications out of accumulated other comprehensive income (AOCI). Presentation requirements were originally addressed in ASU 2011-05, but delayed by ASU 2011-12 as a result of feedback received and have been modified in this Update to address those concerns. This Update requires entities to provide information about significant amounts reclassified out of AOCI. If the reclassified amount is required to be reclassified in its entirety to net income in the same reporting period, the entity is required to present, either on the face of the income statement or in the notes, the impact of the reclassification on the respective line items of net income. For other amounts that are reclassified partially to the balance sheet and partially to the income statement (i.e. those amounts that are not reclassified in their entirety to net income in the same reporting period), the entity must cross-reference to other disclosures that provide additional detail about those amounts. For public entities, the amendments in this Update are effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this standard did not have a material impact on the consolidated financial statements.

2.	INTEREST RATE RISK

The Company is engaged principally in providing first mortgage and other types of loans to individuals and business. Loans are funded primarily with deposit accounts and borrowings from the FHLB. At September 30, 2013 the Company was slightly liability sensitive which indicates that interest-bearing liabilities will re-price faster than interest earning assets with changes in market interest rates. In both declining and rising market interest rate environments the Company is exposed to interest rate risk because interest bearing liabilities re-price faster than interest earning assets resulting in slightly lower net interest income.

The Company manages interest rate risk exposure by monitoring the mix of loans, deposit and borrowings and reports to the Board of Directors quarterly. The Company’s interest rate risk position at September 30, 2013 was within the limits established by the Board of Directors.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

3.	SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are as follows:

	September 30, 2013
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,383	$52	$—	$1,435
Federal Home Loan Mortgage Corp.	1,405	58	—	1,463
Federal National Mortgage Association	9,231	461	—	9,692

	12,019	571	—	12,590
CMOs:
Government National Mortgage Assoc.	1,175	121	—	1,296
Marketable equity securities	375	186	—	561

	$13,569	$878	$—	$14,447

	September 30, 2012
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,618	$56	$—	$1,674
Federal Home Loan Mortgage Corp.	2,077	92	—	2,169
Federal National Mortgage Association	12,914	928	—	13,842

	16,609	1,076	—	17,685
CMOs:
Government National Mortgage Assoc.	1,604	184	—	1,788
Marketable equity securities	371	125	(2)	494

	$18,584	$1,385	$(2)	$19,967

The amortized cost and estimated fair values of securities held-to-maturity are as follows:

	September 30, 2013
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
Time Deposits other banks	$52,995	$—	$—	$52,995
Mortgaged-backed securities:
Federal National Mortgage Association	11,650	578	(1)	12,227
Federal Home Loan Mortgage Corp	2,528	155	—	2,683
CMOs:
Federal Home Loan Mortgage Corp.	43	1	—	44
Federal National Mortgage Association	516	33	—	549

	$67,732	$767	$(1)	$68,498

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

	September 30, 2012
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment securities:
Time Deposits other banks	$44,673	$—	$—	$44,673
Mortgaged-backed securities:
Federal National Mortgage Association	17,364	1,180	—	18,544
Federal Home Loan Mortgage Corp.	3,874	321	—	4,195
CMOs:
Federal Home Loan Mortgage Corp.	76	5	—	81
Federal National Mortgage Association	826	71	—	897

	$66,813	$1,577	$—	$68,390

Details concerning securities with unrealized losses as of September 30, 2013 are as follows:

	Securities with losses under 12 months		Securities with losses over 12 months		Total
(In thousands)	Fair Value	Gross unrealized losses	Fair value	Gross Unrealized losses	Fair value	Gross unrealized losses
Held-to-Maturity
Mortgaged-backed securities:
Federal National Mortgage Association	$—	$—	$110	$(1)	$110	$(1)

Total	$—	$—	$110	$(1)	$110	$(1)

The Company has 330 investments at September 30, 2013 of which one had immaterial unrealized losses.

Details concerning securities with unrealized losses as of September 30, 2012 are as follows:

	Securities with losses under 12 months		Securities with losses Over 12 months		Total
(In thousands)	Fair value	Gross unrealized Losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-Sale
Marketable equity securities	$—	$—	$5	$(2)	$5	$(2)

Total	$—	$—	$5	$(2)	$5	$(2)

The Company had 325 investments at September 30, 2012 of which two immaterial had unrealized losses.

At September 30, 2013 and 2012, securities with a cost of approximately $17,000 and $18,850 were pledged to secure deposits and advances from the FHLB of Dallas as required or permitted by law.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at September 30, 2013, has not been presented due to the investment in mortgage-backed securities. Actual maturities of these securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at September 30, 2013, is shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)	Amortized Cost	Fair Value
Due within one year	$26,531	$26,531
Due after one year but within five years	26,464	26,464

Total	52,995	52,995

Mortgage-backed securities	14,737	15,503

	$67,732	$68,498

The following table presents a roll-forward of the amount of credit losses on debt securities held by the Company for which a portion of OTTI was recognized in other comprehensive income for the years ended September 30, 2013 and 2012:

Beginning balance of credit losses at October 1, 2012	$—
Other-than-temporary impairment credit losses on securities not previously OTTI	—
Increases for additional credit losses on securities previously determined to be OTTI	—
Reduction for increases in cash flows	—
Reduction due to credit impaired securities sold or fully settled	—

Ending balance of cumulative credit losses recognized in earnings at September 30, 2013	$—

The beginning balance includes credit related losses included in OTTI charges recognized on debt securities.

Beginning balance of credit losses at October 1, 2011	$1,563
Other-than-temporary impairment credit losses on securities not previously OTTI	35
Increases for additional credit losses on securities previously determined to be OTTI	93
Reduction for increases in cash flows	—
Reduction due to credit impaired securities sold or fully settled	(1,691)

Ending balance of cumulative credit losses recognized in earnings at September 30, 2012	$—

Debt securities with unrealized losses are reviewed for OTTI at each reporting period. Management monitors these securities for evidence of credit deterioration that could indicate that an OTTI has occurred. Among other factors, changes in the security’s credit rating from a credit rating agency are considered as evidence of potential credit deterioration. For securities that have indications of credit related impairment, management analyzes future expected cash flows to determine if any credit related impairment is evident. Estimated cash flows are determined using management’s best estimate of future cash flows based on specific assumptions. The assumptions used to determine the cash flows were based on estimates of loss severity, credit default, and prepayment speeds. For each security, these assumptions were developed by taking the trailing six month historical average rate for the security.

Gains on sale of available for sale securities of $50, $167 and $96 were realized on sales of securities in the years ended September 30, 2013, 2012, and 2011 respectively. Proceeds of $179, $370 and $232 were received from the sale of available

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

for sale securities during the twelve months ended September 30, 2013, 2012, and 2011 respectively. Losses on available for sale securities of $8, $0, and $0 were realized on sales of securities in the years ended September 30, 2013, 2012 and 2011.

Non-credit related OTTI losses in accumulated other comprehensive income were $0 as of September 30, 2013. During the fourth quarter ended September 30, 2012, private-label mortgage backed securities in our held-to-maturity portfolio with a carrying amount of $1,766 were sold for an immaterial gain. While the Company had the ability to hold these securities, due to the current uncertainties in the market place, management made the decision to move these securities out of the portfolio.

4.	LOANS RECEIVABLE

Loans receivable are summarized as follows:

	At Sept 30 ‘13	% Total	At Sept 30 ‘12	%Total
Commercial real estate loans	$133,649	19.4%	$120,557	17.8%
Commercial non-real estate loans	30,685	4.5%	34,032	5.0%
Commercial-construction loans	8,593	1.3%	7,357	1.1%
Commercial-land	10,349	1.5%	13,312	2.0%
Residential-construction loans	5,112	0.7%	9,478	1.4%
Residential-real estate loans	409,693	59.7%	413,500	61.1%
Consumer-Mobile home loans	43,198	6.3%	37,030	5.5%
Consumer-other	45,171	6.6%	41,110	6.1%

Total Loans	686,450	100.00%	676,376	100.0%

Less:
Allowance for loan losses	7,868		8,559
Deferred loan fees	2,047		1,975

Total Net Loans	$676,535		$665,842

Commercial real estate loans increased $13,092 from September 30, 2012 to September 30, 2013 mainly due to increased originations. Commercial non-real estate loans decreased $3,347 from September 30, 2012 to September 30, 2013 mainly due to decreased originations. Residential real estate loans decreased $3,807 from September 30, 2012 to September 30, 2013 mainly due to a loan sale to FNMA of $46,515 offset by increased loan originations. At September 30, 2013 approximately $292,928 of loans receivable were pledged as collateral securing advances from the FHLB. The Company has loans that it services for others which amounted to $66,917 and $25,235 at September 30, 2013 and 2012, respectively.

Changes in the allowance for loan losses were as follows:

	Year Ended September 30,
	2013	2012	2011
Beginning balance – October 1	$8,559	$8,331	$9,256
Provision charged to operating expense	400	1,910	3,900
Recoveries	150	203	57
Loans charged off	(1,241)	(1,885)	(4,882)

Ending balance – September 30	$7,868	$8,559	$8,331

The amount of nonaccrual loans at September 30, 2013 and September 30, 2012 was $2,425 and $10,173, respectively. The Company had total impaired loans of approximately $7,557 and $8,716 at September 30, 2013 and September 30, 2012, respectively. The average investment in impaired loans was $8,038 and $10,962 for the years ended September 30, 2013 and 2012, respectively. The amount of foregone interest on impaired loans was approximately $7 and $180, respectively. The amount of loans over 90 days and still accruing was approximately $353 and $351 as of September 30, 2013 and 2012,

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

respectively. Specific reserves allocated to impaired loans totaled approximately $138 and $0 as of September 30, 2013 and 2012, respectively. Impaired loans totaling approximately $6,579 and $8,716 had no specific reserves allocated as of September 30, 2013 and 2012, respectively.

The effect on net interest income of troubled debt restructurings was insignificant for the twelve months ended September 30, 2013.

Allowance for Loan Losses and Recorded Investment in Loans for the Twelve Months Ended September 30, 2013

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The methodology is based on the Bank’s historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, potential problem loans, and criticized loans and net charge-offs, among other factors. The provision for loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

The table below provides an allocation and rollforward of the allowance for loan losses by loan type as of and for the year ended September 30, 2013; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

	Real Estate
(in thousands)	Commercial- real estate	Commercial- construction	Commercial- Land	Residential- construction	Residential- real estate	Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other	Total
Allowance for loan losses:
Beginning Balance	$2,045	$141	$437	$80	$4,390	$265	$609	$592	$8,559
Charge-offs	103	—	168	—	658	13	230	69	1,241
Recoveries	17	—	26	—	49	16	34	8	150
Provision	—	—	103	—	150	—	147	—	400

Ending balance	1,959	141	398	80	3,931	268	560	531	7,868

Ending balance allocation:
Individually evaluated for impairment	138	—	—	—	—	—	—	—	138

Collectively evaluated for impairment	1,821	141	398	80	3,931	268	560	531	7,730

Ending Balance individually evaluated for impairment	5,558	—	—	—	597	1,402	—	—	7,557

Loans:
Ending Balance Collectively evaluated for impairment	$128,091	$8,593	$10,349	$5,112	$409,096	$29,283	$43,198	$45,171	$678,893

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

The table below provides an allocation and rollforward of the allowance for loan losses by loan type as of and for the year ended September 30, 2012; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

	Real Estate
(in thousands)	Commercial- real estate	Commercial- construction	Commercial- Land	Residential- construction	Residential- real estate	Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other	Total
Allowance for loan losses:
Beginning Balance	$1,991	$136	$425	$78	$4,274	$258	$593	$576	$8,331
Charge-offs	426	—	250	—	753	165	209	82	1,885
Recoveries	159	5	—	—	12	—	16	11	203
Provision	321	—	262	2	857	172	209	87	1,910

Ending balance	2,045	141	437	80	4,390	265	609	592	8,559

Ending balance allocation:
Individually evaluated for impairment	—	—	—	—	—	—	—	—	—

Collectively evaluated for impairment	2,045	141	437	80	4,390	265	609	592	8,559

Loans:
Ending Balance Collectively evaluated for impairment	117,034	7,357	8,654	9,478	413,119	33,878	37,030	41,110	667,660

Ending Balance individually evaluated for impairment	$3,523	$—	$4,658	$—	$381	$154	$—	$—	$8,716

Credit Quality Indicators

As of September 30, 2013

Commercial Credit Exposure

Credit Risk Profile by Internally Assigned Grade

Prime – Credits secured by cash (accounts held in the Bank), stocks, bonds (companies with debt ratings of “A” or better), U.S. Government securities with advance rates within Bank policy and cash value of insurance policies (with sound AM Best rating).

Excellent – Demonstrates exceptional credit fundamentals, including stable and predictable profit margins and cash flows, strong liquidity and conservative balance sheet. Significant historical cash flow coverage of existing and pro-forma debt service coverage. Credits rated Excellent will have a strong primary source of repayment usually consisting of strong historical cash flows along with strong secondary and tertiary repayment sources. Subsequent repayment sources could consist of financially strong guarantors or collateral with low loan to value ratios and a strong secondary market or resale source. Companies fitting the profile of minimal risk will have low leverage, a defined management succession plan and a broad product mix.

Average – Borrowers that fit this classification would most likely be a typical middle market business or high net worth individual. Loans would typically be secured and may have some reliance on inventory. Cash flow is adequate to service debt but may be susceptible to some deterioration due to cyclical, seasonal or economic events. Management is experienced but is concentrated in a few key people. Credits fitting this classification would typically have at least one very strong repayment source and a good secondary repayment source. Company product mix may lack diversity. The majority of loans fall within this classification. Annual financial statements on the borrower and guarantor(s) should be obtained.

Satisfactory – Displays an acceptable degree of risk in the short-term. Unfavorable characteristics may exist, however, these are offset by the positive trends. Some unpredictability in earnings and cash flow may exist. Leverage may be higher than typical in the industry and liquidity less than desirable. Management, while competent, may not be experienced and lack depth. Secondary and tertiary sources of repayment may be limited. Companies in a start-up situation typically fit this classification. Other characteristics of this classification would be companies with volatility in earnings and/or increasing leverage.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Watch List – Assets considered on a “Watch List” are technically not classified in the usual sense of the term and are considered “Pass” assets. Assets in this category do not trigger a need for additional valuation allowances. The purpose of this list is to identify assets that warrant increased monitoring for minor exceptions or problems, which could worsen in the near future if left unattended.

Special Mention – A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected these potential weaknesses may result in the deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard—Assets classified Substandard have a well-defined weakness or weaknesses. A Substandard asset is inadequately protected by the current net worth or paying capacity of the obligor or pledged collateral, if any. It is characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Weaknesses are to be based upon objective evidence.

Doubtful—Assets classified Doubtful have all of the weaknesses inherent in those classified Substandard. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, on the basis of the currently existing facts, conditions and values.

Loss—Assets classified as Loss are considered uncollectible, or of such little value that the continuance of the loan or other asset on the books of the Bank is not warranted. Some recovery of funds could be possible in the future, but the amount and probability of this recovery are not determinable, thus leaving little justification for the assets to remain on the books.

A Loss classification does not mean that an asset has no recovery or salvage value, but simply that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be effected in the future.

Commercial Loans

Our underwriting philosophy is centered primarily around the borrower’s ability to generate adequate cash flow to service the debt in accordance with the terms and conditions of the loan agreement. Understanding the borrower’s businesses along with their level of experience and the background of the principals is also a part of our lending philosophy. Generally, our loans are secured by collateral and we assess the market value of the collateral and the strength it brings to the loan. We generally require personal guarantees of the borrower’s principals and assess the financial strength and liquidity of each guarantor as part of our process.

Common risks to each class of commercial loans include risks that are not specific to the individual transactions such as general economic conditions within our markets. There are risks associated with each individual transaction such as a change in marital status, disability or death of the borrower and the loss of value of our collateral due to market conditions.

In addition to these common risks, additional risks are inherent in certain types of commercial loans.

Commercial Construction and Land Development:

Commercial construction and land development loans are dependent upon the supply and demand for commercial real estate in the markets we serve as well as the demand for newly constructed residential homes and lots. A continuing decrease in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our borrowers.

Commercial Mortgage and C&I Loans:

The repayment of commercial mortgage and C&I loans is primarily dependent upon the ability of our borrowers to produce cash flow consistent with original projections analyzed during the credit underwriting process. While our loans are generally secured by collateral with limitations on maximum loan to value, there is the risk that liquidation of the collateral will not fully satisfy the loan balance.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Non-owner occupied nonresidential and multifamily properties:

Loans secured by non-residential properties such as office buildings, and loans secured by multifamily housing are dependent upon the ability of the property to produce enough cash flow sufficient to service the debt. These types of properties are generally susceptible to high unemployment or generally weak economic conditions which can result in high vacancy rates.

Non-commercial loans

Most of our non-commercial loans are centrally underwritten. When assessing credit risk, we analyze certain factors relating to credit performance such as payment history, credit utilization, length of credit history. Since most of our non-commercial loans are secured, we evaluate the likely market value of the collateral. Common risks that are not specific to individual loan transactions include economic conditions within or markets, particularly unemployment rates and potential declines in real estate values. Personal events such as disability, death or a change in marital status also add risk to non-commercial loans.

In addition to these common risks, additional risks are inherent in certain types of non-commercial loans.

Revolving Mortgages:

Revolving loans such as home equity lines of credit (“HELOCs”) may be secured by first and junior liens on residential real estate making such loans susceptible to deterioration in residential real estate values. Additional risks include lien perfection deficiencies. Further, open end lines of credit have the inherent risk that the borrower may draw on the lines in excess of their collateral value particularly in a deteriorating real estate market.

Consumer Loans:

Consumer loans include loans secured by personal property such as automobiles, mobile homes, and other title recreational vehicles such as boats, RV’s and motorcycles. Consumer loans also may include unsecured loans. The value of the underlying collateral within this group of loans is especially volatile due to the potential rapid depreciation in values.

Residential Construction and Permanent Mortgages:

Residential mortgages are typically secured by 1-4 family residential property and residential lots. Declines in market value can result in residential mortgages with balances in excess of the value of the property securing the loan. Residential construction loans can experience delays in construction and cost overruns that can exceed the borrower’s financial ability to complete the home leading to unmarketable collateral.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Commercial Credit Exposure

Credit Risk Profile by Internally Assigned Grade

As of September 30, 2013

	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total
Prime	$—	$—	$3,074	$—	$3,074	1.7%
Excellent	—	—	16	9	25	0.0
Average	624	—	638	3,851	5,113	2.8
Satisfactory	9,119	8,233	25,213	110,415	152,980	83.4
Watch	606	—	342	12,478	13,426	7.3
Special Mention	—	360	—	1,781	2,141	1.2
Substandard	—	—	1,402	5,115	6,517	3.6
Doubtful	—	—	—	—	—	0.0
Loss	—	—	—	—	—	0.0

Total	$10,349	$8,593	$30,685	$133,649	$183,276	100.0%

As of September 30, 2012

	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total
Prime	$—	$—	$3,146	$—	$3,146	1.8%
Excellent	—	—	118	—	118	0.1
Average	815	—	500	4,921	6,236	3.6
Satisfactory	7,231	6,927	28,008	92,494	134,660	76.8
Watch	601	65	2,056	18,733	21,455	12.2
Special Mention	17	365	50	872	1,304	0.7
Substandard	4,648	—	154	3,537	8,339	4.8
Doubtful	—	—	—	—	—	0.0
Loss	—	—	—	—	—	0.0

Total	$13,312	$7,357	$34,032	$120,557	$175,258	100.0%

Consumer Credit Exposure Credit Risk Profile

By Creditworthiness Category

As of September 30, 2013

	Residential- Real Estate Construction	Residential- Real Estate	Total
Grade:
Pass	$5,112	$405,863	$410,975
Special Mention	—	316	316
Substandard	—	3,514	3,514
Loss	—	—	—

Total	$5,112	$409,693	$414,805

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

As of September 30, 2012

	Residential- Real Estate Construction	Residential- Real Estate	Total
Grade:
Pass	$9,478	$408,611	$418,089
Special Mention	—	328	328
Substandard	—	4,561	4,561
Loss	—	—	—

Total	$9,478	$413,500	$422,978

Consumer Credit Exposure

Credit Risk Profile Based on Payment Activity

As of September 30, 2013

	Consumer- Mobile Homes	Consumer- Other Loans	Total
Performing	$42,952	$44,905	$87,857
Nonperforming	246	266	512

Total	$43,198	$45,171	$88,369

As of September 30, 2012

	Consumer- Mobile Homes	Consumer- Other Loans	Total
Performing	$36,606	$40,680	$77,286
Nonperforming	424	430	854

Total	$37,030	$41,110	$78,140

Age Analysis of Past Due Loans

As of September 30, 2013

	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing
Commercial real estate loans	$783	$—	$783	$132,866	$133,649	$—
Commercial non-real estate loans	50	—	50	30,635	30,685	—
Commercial-construction loans	—	—	—	8,593	8,593	—
Commercial-land	—	—	—	10,349	10,349	—
Residential-construction loans	—	—	—	5,112	5,112	—
Residential-real estate loans	5,582	1,678	7,260	402,433	409,693	353
Consumer-Mobile home loans	1,073	246	1,319	41,879	43,198	—
Consumer-other	262	206	468	44,703	45,171	—

Total	$7,750	$2,130	$9,880	$676,570	$686,450	$353

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

As of September 30, 2012

	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing
Commercial real estate loans	$35	$810	$845	$119,712	$120,557	$—
Commercial non-real estate loans	28	2	30	34,002	34,032	—
Commercial-construction loans	—	—	—	7,357	7,357	—
Commercial-land	314	531	845	12,467	13,312	—
Residential-construction loans	—	—	—	9,478	9,478	—
Residential-real estate loans	4,410	4,249	8,659	404,841	413,500	351
Consumer-Mobile home loans	1,292	425	1,717	35,313	37,030	—
Consumer-other	332	343	675	40,435	41,110	—

Total	$6,411	$6,360	$12,771	$663,605	$676,376	$351

Impaired Loans

For the Year ended September 30, 2013

				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate loans	$4,580	$4,639	$—	$3,872	$190
Commercial non-real estate	1,402	1,402	—	791	53
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	2,069	—
Residential-real estate loans	597	873	—	584	34

Subtotal:	6,579	6,914	—	7,316	277
With an allowance recorded:
Commercial real estate loans	978	979	138	722	33
Commercial non-real estate	—	—	—	—	—
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	—	—
Residential-real estate loans	—	—	—	—	—

Subtotal:	978	979	138	722	33
Totals:
Commercial	6,960	7,020	138	7,454	276
Residential	597	873	—	584	34

Total	$7,557	$7,893	$138	$8,038	$310

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

For the Year ended September 30, 2012

				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate loans	$2,857	$2,883	$—	$3,839	$82
Commercial non-real estate	329	349	—	418	7
Commercial-construction loans	—	—	—	547	27
Commercial-land	4,658	6,274	—	4,959	11
Residential-real estate loans	872	1,266	—	1,199	40

Subtotal:	8,716	10,772	—	10,962	167
With an allowance recorded:
Commercial real estate loans	—	—	—	—	—
Commercial non-real estate	—	—	—	—	—
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	—	—
Residential-real estate loans	—	—	—	—	—

Subtotal:	—	—	—	—	—
Totals:
Commercial	7,844	9,506	—	9,763	127
Residential	872	1,266	—	1,199	40

Total	$8,716	$10,772	$—	$10,962	$167

Troubled debt restructured loans (“TDR”) which are included in the impaired loan totals, were approximately $3,202 with all still accruing and approximately $6,316 with $2,373 still accruing at September 30, 2013 and 2012, respectively. The decrease in TDRs was primarily due to the payoff of a non-performing loan in the amount of $3,813. The Company has not committed to lend additional funds to the customers with outstanding loans that are classified as a TDR. As of September 30, 2013, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Modifications

Year Ended September 30, 2013

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructuring occurring during the year ended September 30, 2013:
Commercial real estate loans	1	$935	$987
Commercial construction loans	—	—	—
Commercial non-real estate loans	—	—	—
Residential real estate loans

Total *	1	$935	$987

*	All of the troubled debt restructured loans presented above are still accruing.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Year Ended September 30, 2012

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructuring occurring during the year ended September 30, 2012:
Commercial real estate loans	3	$2,248	$2,248
Commercial construction loans	—	—	—
Commercial non-real estate loans	1	125	125
Residential real estate loans	—	—	—

Total *	4	$2,373	$2,373

*	All of the troubled debt restructured loans presented above are still accruing.

Three commercial loans totaling $2,373 were classified as troubled debt restructurings due to a modification of terms allowing customer to make interest only payments for an amount of time. One commercial loan secured by equipment for $125 was also classified as troubled debt restructure due to a modification of terms allowing customer to make interest only payments for an amount of time.

Loans on Nonaccrual Status

At September 30, 2013 and September 30, 2012

	September 30,
	2013	2012
Commercial real estate loans	$—	$810
Commercial non-real estate loans	—	2
Commercial-construction loans	—	—
Commercial-land	—	4,344
Residential-construction loans	—	—
Residential-real estate loans	1,973	4,249
Consumer-Mobile home loans	246	425
Consumer-other	206	343

Total	$2,425	$10,173

Total nonaccrual loans decreased $7,748 as of September 30, 2013 compared to September 30, 2012 primarily due to payoffs on commercial real estate loans in the amount of $5,156 along with a $2,276 reduction in residential real estate loans due to positive economic trends in our market area.

Related Party loans

The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $533 and $400 at September 30, 2013 and 2012, respectively. During fiscal 2013 and 2012 new loans aggregating approximately $149 and $0, respectively, and amounts collected of approximately $16 and $267 respectively, were transacted with such parties.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

5.	REAL ESTATE OWNED

Real estate owned consisted of the following:

	September 30,
	2013	2012
Real estate acquired through foreclosure:
One-to-four family units	$302	$478
Multi-family	—	—
Land loans	353	35
Commercial real estate loans	86	—
Less allowance for losses	—	—

Real estate owned – net	$741	$513

6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	September 30,
	2013	2012
Land	$13,270	$11,674
Buildings and improvements	24,539	22,403
Furniture, fixtures and equipment	12,818	12,667

	50,627	46,744
Less accumulated depreciation	(18,075)	(17,240)

	$32,552	$29,504

Pursuant to the terms of non-cancelable lease agreements in effect at September 30, 2013 pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2014	$35
2015	35
2016	35
2017	27
2018	—
$132

All leases contain options to extend for periods from three to ten years. Total rent expense for the years ended September 30, 2013, 2012, and 2011 amounted to $132, $93 and $101 respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

7.	DEPOSITS

Deposits are summarized as follows:

	September 30,
	2013	2012
Non-interest bearing demand account	$100,822	$93,410
Interest bearing:
NOW accounts	144,571	126,858
Passbook and regular savings	203,009	198,667
Money funds accounts	50,652	55,252
Certificates of deposit	151,737	143,535

	$650,791	$617,722

Certificates of deposit of $100 or more amounted to $69,643 and $58,752 at September 30, 2013 and 2012, respectively.

Certificates of deposit at September 30, 2013 mature as follows:

Less than one year	$78,553
1-2 years	$37,809
2-3 years	$15,320
3-4 years	$5,294
4-5 years	$5,292
Over 5 years	$9,469

TOTAL	$151,737

8.	ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS

At September 30, 2013 and 2012 respectively, the Company was indebted to the FHLB of Dallas for $108,997 and $142,751 of advances bearing interest at a weighted average rate of 3.38% and 2.82%, which are due as follows:

Year Ended September 30,
2014	$29,247
2015	8,092
2016	10,349
2017	8,299
2018	5,871
Thereafter	47,139

$108,997

These advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans, certain investment securities and stock in the FHLB.

At September 30, 2013, the Company had an additional $183,931 available under its line of credit with the FHLB of Dallas.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

9.	OTHER NON-INTEREST INCOME

Other non-interest income consisted of the following:

	Year Ended September 30,
	2013	2012	2011
Life insurance contracts	$612	$608	$595
Other	202	222	231

	$814	$830	$826

10.	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2013 and 2012 are as follows:

	September 30,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$2,386	$2,557
Accruals and stock based compensation	1,137	1,288
Impairments on securities	7	12

Total deferred tax assets	3,530	3,857

Deferred tax liabilities:
Deferred loan fees and costs – net	246	261
Tax over book depreciation	1,400	1,392
Net unrealized gain on investment securities	308	485
Dividends on FHLB stock	38	101
Other	324	351

Total deferred tax liabilities	2,316	2,590

Net deferred tax asset	$1,214	$1,267

The components of income tax expense are as follows:

	Year Ended September 30,
	2013	2012	2011
Current	$4,167	$3,923	$3,086
Deferred	230	(268)	388

	$4,397	$3,655	$3,474

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Income taxes differ from the amounts computed by applying the applicable statutory U.S. Federal income tax rate to earnings before income taxes. The reasons for these differences are as follows:

	Year Ended September 30,
	2013	2012	2011
Taxes computed at statutory rates	$4,595	$3,720	$3,639
Decrease in taxes due to net nontaxable income	(312)	(330)	(205)
Increase in taxes due to nondeductible expenses	114	166	40
Tax credits	—	—	—
Other	—	99	—

	$4,397	$3,655	$3,474

Effective tax rate	33.5%	33.4%	32.5%

GAAP does not require that deferred income taxes be provided on certain portions of the allowance for loan losses that existed as of September 30, 1988. At September 30, 2013, retained earnings include approximately $4.4 million representing such allowances for which no deferred income taxes have been provided.

11.	NON-INTEREST EXPENSE

Occupancy, equipment and data processing expenses consisted of the following:

	Year Ended September 30,
	2013	2012	2011
Occupancy, including depreciation, insurance, rent, utilities, etc.	$2,624	$2,508	$2,278
Equipment, including depreciation, telephone, etc.	2,719	2,632	2,623
Data processing	1,576	1,360	1,219

	$6,919	$6,500	$6,120

Other operating expenses consisted of the following:

	Year Ended September 30,
	2013	2012	2011
Stationery, printing and postage	$1,054	$979	$1,048
Debit card expense, and other deposit related costs	1,909	1,655	1,972
Other	1,066	1,914	1,196

	$4,029	$4,548	$4,216

12.	RETIREMENT PLAN

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 50 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 100 percent of the first 3 percent plus 50 percent after the next 2 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. For the years ended September 30, 2013, 2012 and 2011, expense attributable to the Plan amounted to approximately $438, $397, and $382, respectively.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

13.	INCOME PER SHARE

Following is a summary of the information used in the computation of basic and diluted income per common share for the years ended September 30, 2013, 2012, and 2011:

	Year Ended September 30,
	2013	2012	2011
Weighted average number of common shares outstanding – used in computation of basic income per common share	2,036,000	2,052,000	2,069,000
Effect of dilutive securities:
Stock options	16,000	17,000	12,000
Stock grants	16,000	7,000	11,000

Weighted average number of common shares outstanding plus effect of dilutive securities – used in computation of diluted income per common share	2,068,000	2,076,000	2,092,000

At September 30, 2013 and 2012 and 2011, approximately 3,000, 73,000 and 234,000, respectively, of common stock equivalents were excluded from diluted earnings per share because the option price exceeded the average market price.

14.	EMPLOYEE STOCK PLANS

The Company maintains an Employee Stock Ownership Plan (ESOP) for the benefit of the Bank’s employees who meet certain eligibility requirements. During the fiscal year ended September 30, 2009 the ESOP Trust purchased an additional 20,408 shares of common stock in the Company with a loan from the Company. Teche Federal Bank periodically made cash contributions to the ESOP on a basis sufficient to enable the ESOP to make the required loan payments to the Company.

The note payable referred to above bore interest at the prime rate adjusted quarterly with principal and interest payable quarterly for nine consecutive quarters with the final payment made in December 2011. The loan was collateralized by the unreleased shares of the stock purchased.

As the debt was repaid, shares were released from collateral and allocated to qualified employees based on the proportion of principal paid in the year. The shares pledged as collateral are reported as a reduction of stockholders’ equity in the consolidated balance sheets. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as a reduction of debt or as compensation expense if not used for debt service.

Compensation expense related to the ESOP was $250, $524 and $435 for the years ended September 30, 2013, 2012 and 2011, respectively. The ESOP had no unreleased shares at September 30, 2013.

The Company has 4 share-based compensation plans in effect at September 30, 2013. The compensation cost that has been charged against income for those plans was approximately $444, $503 and $531 for the years ended September 30, 2013, 2012 and 2011, respectively. The plans allow for the granting of both qualified and non-qualified stock options.

In 1998, the Company implemented the 1998 Stock Option Plan, which authorized the Board of Directors to grant up to 68,000 of stock options to employees, officers and directors of the Company. Options granted under the 1998 Stock Option Plan have a term of up to ten years from the date of grant. Vesting of options is determined at the time of grant and ranges from immediate to five years. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

In 2001, the Company implemented the 2001 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 250,000 stock options or restricted stock (limited to 37,500 shares) to officers and employees of the Company. Options granted under the 2001 Stock Option Plan have a term of up to ten years from the date of grant. Vesting of options is determined at the time of grant and ranges from immediate to five years. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

In 2005, the Company implemented the 2004 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 200,000 stock options or restricted stock (limited to 50,000 shares) to employees, officers and directors of the Company. Options granted under the 2004 Stock Based Incentive Plan will have a term of up to ten years from the date of grant and vesting of grants will be determined at the time of grant. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

In 2011, the Company implemented the 2011 Stock-Based Incentive Plan, which authorized the Board of Directors to grant up to 250,000 stock options or restricted stock (limited to 100,000 shares) to employees, officers and directors of the Company. Options granted under the 2011 Stock Based Incentive Plan will have a term of up to ten years from the date of grant and vesting of grants will be determined at the time of grant. Options under this plan must be granted at a price not less than the fair market value at the date of grant.

The share-based awards granted under the aforementioned Plans have similar characteristics, except that some awards have been granted in options and certain awards have been granted in restricted stock. Therefore, the following disclosures have been disaggregated for the stock option and restricted stock awards of the Plans due to their dissimilar characteristics.

Stock Options

The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company granted 8,000 stock options for the year ended September 30, 2013 with a weighted average fair value of $5.82 per option. The Company granted 50,220 stock options for the year ended September 30, 2012 with an average fair value of $5.05 per option. The Company granted 46,240 stock options for the year ended September 30, 2011 with an average fair value of $4.68 per option.

The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Company based upon the previous 6 years trading history. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on date of grant. No post-vesting restrictions exist for these options. The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted to employees in the years ended September 30, 2013, 2012, and 2011.

	Year Ended September 30, 2013	Year Ended September 30, 2012	Year Ended September 30, 2011
Dividend yield	3.35%	3.72%	4.29%
Risk-free interest rate	1.13%	1.12%	2.15%
Volatility	21.56%	22.54%	23.00%
Expected Life	6 years	6 years	6 years

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

A summary of option activity under the stock option plans as of September 30, 2013, and changes during the year ended September 30, 2013 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	310,131	$34.28	5.6 years		$186
Exercised	(43,756)	26.60
Forfeited	(10,698)	35.82
Granted	50,220	$39.67		$
Outstanding at September 30, 2012	305,897	$36.17	6.01 years		$1,365
Exercised	(71,371)	34.45
Forfeited	(11,465)	35.18
Granted	8,000	$44.82		$

Outstanding at September 30, 2013	231,061	$37.03	5.73 years		$2,013

Exercisable at September 30, 2013	141,767	$36.72	4.14 years		$1,281

For the years ended September 30, 2013, 2012 and 2011 respectively, the intrinsic value of options exercised was approximately $547, $484 and $257. The fair value of options vested during the years ended 2013, 2012 and 2011 was approximately $143, $518 and $333, respectively.

Net cash received from options exercised under all share-based payment arrangements for year ended September 30, 2013 was approximately $2,366. The actual tax benefit in stockholders’ equity realized for the tax deductions from option exercise of the share-based payment arrangements and the tax effect of restricted stock vesting totaled $95 for the year ended September 30, 2013.

As of September 30, 2013, there was $477 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.9 years.

Stock Awards

A summary of the status of the Company’s non-vested stock awards as of September 30, 2013, and changes during the year then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested – September 30, 2011	28,285	$32.31
Granted	16,068	$32.41
Forfeited	(2,412)	$33.56
Vested	(13,871)	$33.00
Non-vested – September 30, 2012	28,070	$31.92
Granted	9,547	$39.76
Forfeited	(2,199)	$30.70
Vested	(9,596)	$32.07

Non-vested – September 30, 2013	25,822	$34.86

The fair value of restricted stock vested and the fair value of shares vested as direct compensation for the years ended September 30, 2013, 2012 and 2011, respectively was $308, $458 and $139.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

As of September 30, 2013, there was $698 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock award plans. That cost is expected to be recognized over a weighted-average period of 1.82 years.

The Company funds the option shares and restricted stock from authorized, but unissued shares. The Company does not typically purchase shares to fulfill the obligations of the stock benefit plans. Company policy does allow option holders to exercise options with seasoned shares.

15.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. The financial instruments include commitments to extend credit and commitments to sell loans. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments.

As of September 30, 2013 the Company had made various commitments to extend credit totaling approximately $81,198 with an weighted average rate of 4.33% As of September 30, 2012, such commitments totaled approximately $58,550 with an weighted average rate of 4.26%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being fully drawn upon, the total commitment amount disclosed above does not necessarily represent future cash requirements.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

16.	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain financial assets and financial liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as securities held-to-maturity, and impaired loans. These nonrecurring fair value adjustments typically involve other than temporary impairment accounting or impairments of individual assets.

The Company uses a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Observable inputs such as quoted prices in active markets;

Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels. For example, changes in market activity or the addition of new unobservable inputs could, in the Company’s judgment, cause a transfer to either a higher or lower level. For the three and twelve months ended September 30, 2013, there were no transfers between levels.

Following is a description of valuation methodologies used for assets recorded at fair value.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Investment Securities

Securities available for sale are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, and encompass marketable equity securities. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Impaired Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan is identified as individually impaired; management measures impairment using one of several methods, including collateral value, market value of similar debt, or present values of cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2013, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell. Impaired loans where an allowance is established requires classification in the fair value hierarchy. When the fair value of the collateral is based on the observable market price or a current appraised value, less estimated costs to sell, the Company records the impaired loan as nonrecurring Level 3.

Fair value is also used on a nonrecurring basis for nonfinancial assets and liabilities such as foreclosed assets, and other real estate owned measured at fair value for purposes of assessing impairment. A description of the valuation methodologies used for nonfinancial assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Other Real Estate Owned

Other Real Estate Owned (“OREO”), consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs (Level 3). At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and generally any subsequent adjustments to the value are recorded as a component of OREO expense.

	Fair Value At September 30, 2013	Fair Value Hierarchy
		Level 1	Level 2	Level 3
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,435	$—	$1,435	$—
Federal Home Loan Mortgage Corp.	1,463	—	1,463	—
Federal National Mortgage Assoc.	9,692	—	9,692	—

	12,590	—	12,590	—

CMOs:
Government National Mortgage Assoc.	1,296	—	1,296	—
Marketable equity securities	561	561	—	—

Total recurring	$14,447	$561	$13,886	$—

Assets valued on a non-recurring basis:
Impaired loans	$1,471	$—	$—	$1,471
Other real estate owned	741	—	—	741

Total non-recurring	$2,212	$—	$—	$2,212

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Quantitative Information about Level 3 Fair Value Measurements

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range
(In thousands)
September 30, 2013:
				Weighted average discount rate 6.59%
Impaired Loans	$1,333	Discounted expected cash flows	Interest rate and repayment term
				Maturity range 60-72 months
Other real estate owned	$741	Property appraisals	Management discount for property type and recent market volatility	10%-33% discount

Quantitative Information about Level 3 Fair Value Measurements

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range
(In thousands)
September 30, 2012:
Impaired Loans	$5,053	Property appraisals	Management discount for property type and recent market volatility	5%-30% discount
Other real estate owned	$513	Property appraisals	Management discount for property type and recent market volatility	3%-61% discount

	Fair Value At September 30, 2012	Fair Value Hierarchy
		Level 1	Level 2	Level 3
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,674	$—	$1,674	$—
Federal Home Loan Mortgage Corp.	2,169	—	2,169	—
Federal National Mortgage Assoc.	13,842	—	13,842	—

	17,685	—	17,685	—

CMOs:
Government National Mortgage Assoc.	1,788	—	1,788	—
Marketable equity securities	494	494	—	—

Total recurring	$19,967	$494	$19,473	$—

Assets valued on a non-recurring basis:
Impaired loans	5,053	—	—	5,053
Other real estate owned	513	—	—	513

Total non-recurring	$5,566	$—	$—	$5,566

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The aggregate fair value amounts presented below may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash – For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities – For investment securities, fair value is determined as disclosed in the previous investment security disclosure.

Loans – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities. No adjustment has been made for illiquidity in the market for loans as there is no active market for many of the Company’s loans on which to reasonably base this estimate.

Federal Home Loan Bank Stock – The carrying value of the FHLB of Dallas stock approximates fair value based on the redemption provisions of the FHLB of Dallas.

Bank owned life insurance - The carrying amounts of bank owned life insurance contracts approximate fair value.

Accrued Interest – The carrying amounts of accrued interest approximate fair value.

Deposits – The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturities certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank – The fair value of advances is estimated using rates currently available for advances of similar remaining maturities.

Commitments – The fair value of commitments to extend credit was not significant.

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

The estimated fair values of the Company’s significant financial instruments are as follows at September 30, 2013 and 2012:

			Fair Value Measurements at September 30, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets:
Cash and cash equivalents	$34,332	$34,332	$34,332	$—	$—
Investment securities	82,179	82,945	561	82,384	—
FHLB stock	5,068	5,068	—	5,068	—
Accrued interest receivable	2,091	2,091	—	2,091	—
Life Insurance contracts	15,125	15,125	—	15,125	—
Loans receivable, net	676,535	680,901	—	—	680,901
Financial liabilities:
Deposits	650,791	652,019	100,822	551,197	—
Advance from Federal Home Loan Bank	108,997	113,774	—	113,774	—
Accrued interest payable	353	353	—	353	—

			Fair Value Measurements at September 30, 2012
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets:
Cash and cash equivalents	$37,300	$37,300	$37,300	$—	$—
Investment securities	86,780	88,357	494	87,863	—
FHLB stock	6,809	6,809	—	6,809	—
Accrued interest receivable	2,514	2,514	—	2,514	—
Life Insurance contracts	14,513	14,513	—	14,513	—
Loans receivable, net	665,842	665,384	—	—	665,384
Financial liabilities:
Deposits	617,722	621,676	93,410	528,266	—
Advance from Federal Home Loan Bank	142,751	153,855		153,855
Accrued interest payable	370	370	—	370	—

17.	REGULATORY CAPITAL

On June 21, 2011, the Bank completed the conversion of its existing federal savings bank charter to that of a Louisiana commercial bank charter (the “Charter Conversion”). Upon completion of the Charter Conversion, the Bank became a Louisiana state-chartered commercial bank regulated by the Commissioner of the Office of Financial Institutions of the State of Louisiana (the “Commissioner”) and the Federal Deposit Insurance Corporation (“FDIC”) and the Company became a bank holding company regulated by the Federal Reserve Board.

The Federal Reserve Board has adopted capital adequacy guidelines under which it assesses the adequacy of capital in examining and supervising bank holding companies and in processing applications to it under the Bank Holding Company Act. Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with its source of strength policy for subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with the corporation’s capital needs, asset quality and overall financial condition.

Risk-based capital regulations adopted by the Board of Governors of the Federal Reserve Board and the FDIC require bank holding companies and banks, respectively, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital and Total Capital in relation to the credit risk of both on –and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, Tier 1, capital (consisting of common equity, retained earnings, and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income). These guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels.

Under current OFI regulations and prior Office of Thrift Supervision regulations, the Bank is required to maintain certain levels of capital. At September 30, 2013 and 2012 the Bank was in compliance with its regulatory capital requirements as follows:

			For capital Adequacy purposes		To be well capitalized under prompt corrective action provisions
	Actual		Required		Required
Bank:	Amount	%	Amount	%	Amount	%
As of September 30, 2013:
Total Risk based capital	$83,540	14.31%	$46,707	8.0%	$58,384	10.0%
(to risk-weighted assets)
Tier 1 capital	$76,235	13.05%	$23,353	4.0%	$35,030	6.0%
(to risk-weighted assets)
Tier 1 capital	$76,235	9.07%	$33,572	4.0%	$41,965	5.0%
(to average assets)
Bank:
As of September 30, 2012:
Total Risk based capital	$79,670	14.09%	$45,260	8.0%	$56,576	10.0%
(to risk-weighted assets)
Tier 1 capital	$72,580	12.82%	$22,630	4.0%	$33,945	6.0%
(to risk-weighted assets)
Tier 1 capital	$72,580	8.65%	$33,513	4.0%	$41,891	5.0%
(to average assets)

The Company is also subject to certain capital requirements. At September 30, 2013 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 14.39%, 10.02% and 15.66%, respectively. At September 30, 2012 the Tier 1 risk-based capital ratio, Tier 1 capital ratio and the total risk-based capital ratio were 13.86%, 9.36% and 15.13%, respectively.

For the Bank to be well capitalized under current risk-based capital standards, it is required to have Tier I capital of at least 6% and total risk-based capital of 10%. Based on these standards, the Bank is categorized as well capitalized at September 30, 2013. Management believes that under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. Events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in areas in which the Bank operates could adversely affect future earnings and as a result, the ability of the Bank to meet its future minimum capital requirements. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the previous table) of risk-based capital (as defined in the regulations) to risk weighted assets (as defined), total Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2013, that the Bank meets all capital adequacy requirements to which it is are subject.

As of September 30, 2013, the most recent notification from its regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 core capital and Tier 1 leverage ratios as set forth in the previous tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of September 30, 2013 and 2012 are also presented in the previous table. In July 2013, the federal banking agencies adopted rules that will, on January 1, 2015, implement the Basel III risk-weighted framework and changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act in place of the existing risk-based capital rules and Basel framework that currently apply to the Company and the Bank. Basel III is intended to improve both the quality and quantity of banking organizations’ capital, as well as to strengthen various aspects of the international capital standards for calculating regulatory capital. Although we continue to evaluate the anticipated impact the new capital rules will have on us, we currently anticipate the Bank will remain well-capitalized in accordance with the regulatory standards.

The Bank is required under federal regulations to maintain sufficient liquidity for its safe and sound operation. The Bank believes that it maintains sufficient liquidity to operate the Bank in a safe and sound manner. The Bank’s liquidity is a measure of its ability to fund loans, pay withdrawals of deposits, and other cash outflows in an efficient, cost effective manner. The Bank’s primary sources of funds are deposits, scheduled amortization and prepayments on loan and mortgage-backed securities, and advances from the FHLB. As of September 30, 2013, FHLB borrowed funds totaled $109.0 million. FHLB advances are collateralized by a blanket-floating lien on the Company’s residential real estate first mortgage loans. Additional borrowing capacity of approximately $184 million is available from the FHLB based on current collateral levels. The Bank, if the need arises, may also access a line of credit in the amount of $59.9 million provided by two banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Loan repayments, maturing investments and mortgage-backed securities prepayments are greatly influenced by general interest rates and economic conditions.

18.	SUMMARIZED FINANCIAL INFORMATION OF TECHE HOLDING COMPANY (PARENT COMPANY ONLY)

Balance Sheets
	Year ended September 30,
	2013	2012
Assets:
Investment in subsidiary	$80,724	$77,240
Cash and cash equivalents	7,120	5,303
Other	1,217	998

Total assets	$89,061	$83,541

Stockholder’s equity	$89,061	$83,541

TECHE HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended September 30, 2013, 2012 and 2011

(in thousands except share and per share data)

Statements of Earnings
	Year Ended September 30,
	2013	2012	2011
Dividends received from subsidiary	$5,500	$4,400	$4,000
Equity in earnings of subsidiary (less than) greater than dividends received	3,580	3,090	3,578
Interest income from subsidiary	4	5	5
Management fees and other expenses allocated to the parent	(77)	(77)	(77)
Other expenses—net	(464)	(245)	(471)

Income before income taxes	8,543	7,173	7,035
Income tax benefit	(188)	(112)	(193)

Net Income	$8,731	$7,285	$7,228

Statements of Cash Flows
	Year Ended September 30,
	2013	2012	2011
Cash flows from operating activities	$4,971	$3,925	$3,487
Cash flow from investing activities:
Purchase of securities available-for-sale	(100)	(186)	(150)
Proceeds from sale of land to bank	—	1,023	—
Proceeds from sale of securities	179	370	232

Net cash provided by investing activities	79	1,207	82

Cash flows from financing activities:
Dividends paid	(3,008)	(2,983)	(2,967)
Proceeds from exercise of stock options	2,366	1,023	138
Net loan activity with ESOP	—	65	261
Cash paid for purchase of common stock for treasury	(2,591)	(2,728)	(1,196)

Net cash used in financing activities	(3,233)	(4,623)	(3,764)

Net (decrease) increase in cash and cash equivalents	1,817	509	(195)
Cash and cash equivalents – beginning of year	5,303	4,794	4,989

Cash and cash equivalents – end of year	$7,120	$5,303	$4,794

TECHE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2013	September 30, 2013*
	(unaudited)
ASSETS
Cash and due from banks	$16,876	$18,293
Interest-bearing deposits	18,668	16,039
Securities available-for-sale at fair value (amortized cost of $12,602 and $13,569)	13,281	14,447
Securities held-to-maturity—at amortized cost (estimated fair value of $68,632 and $68,498)	67,984	67,732
Loans receivable—net of allowance for loan losses of $7,709 and $7,868	696,076	676,535
Accrued interest receivable	2,098	2,091
Investment in Federal Home Loan Bank stock, at cost	5,848	5,068
Real estate owned, net	467	741
Prepaid expenses and other assets	4,201	4,394
Goodwill	3,647	3,647
Life insurance contracts	15,279	15,125
Premises and equipment, net	32,298	32,552

TOTAL ASSETS	$876,723	$856,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$648,475	$650,791
Advances from Federal Home Loan Bank	129,123	108,997
Advance payments by borrowers for taxes and insurance	2,710	3,484
Accrued interest payable	396	353
Accounts payable and other liabilities	4,282	3,978

TOTAL LIABILITIES	784,986	767,603
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 10,000,000 shares authorized; 4,847,017 and 4,813,831 shares issued, 2,082,074 and 2,048,888 outstanding	48	47
Additional paid-in capital	58,772	57,593
Retained earnings	89,855	88,228
Treasury stock, 2,764,943 and 2,764,943 shares—at cost	(57,377)	(57,377)
Accumulated other comprehensive income on available for sale securities	439	570

TOTAL STOCKHOLDERS’ EQUITY	91,737	89,061

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$876,723	$856,664

*	derived from audited financial statements

See Notes to Unaudited Consolidated Financial Statements.

TECHE HOLDING COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,
	2013	2012
INTEREST INCOME
Interest and fees on loans	$9,113	$9,098
Interest and dividends on investments	242	344
Other interest income	120	129

TOTAL INTEREST INCOME	9,475	9,571

INTEREST EXPENSE:
Deposits	658	830
Advances from Federal Home Loan Bank	924	1,002

TOTAL INTEREST EXPENSE	1,582	1,832

NET INTEREST INCOME	7,893	7,739
PROVISION FOR LOAN LOSSES	—	150

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,893	7,589

NON-INTEREST INCOME:
Service charges and other	3,698	3,581
Gain on sale of equity securities	60	—
Gain on sale of loans	74	2,030
Other income	194	201

TOTAL NON-INTEREST INCOME	4,026	5,812

NON-INTEREST EXPENSE:
Compensation and employee benefits	4,913	5,077
Occupancy expense	1,752	1,652
Marketing and professional	637	916
FDIC premiums and assessment	111	135
Louisiana Shares Tax	111	49
Other operating expenses	926	923

TOTAL NON-INTEREST EXPENSE	8,450	8,752

INCOME BEFORE INCOME TAXES	3,469	4,649
INCOME TAXES	1,054	1,577

NET INCOME	$2,415	$3,072

BASIC EARNINGS PER COMMON SHARE	$1.17	$1.51

DILUTED EARNINGS PER COMMON SHARE	$1.15	$1.49

See Notes to Unaudited Consolidated Financial Statements.

TECHE HOLDING COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS)

	Three Months Ended December 31,
	2013	2012
Net income	$2,415	$3,072
Reclassification of realized losses (gains), net of tax	(39)	—
Unrealized gains (losses), net of tax	(92)	(101)

Comprehensive income	$2,284	$2,971

See Notes to Unaudited Consolidated Financial Statements.

TECHE HOLDING COMPANY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Three Months Ended December 31,
	2013	2012
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income	$2,415	$3,072
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount and amortization of premium on investments and mortgage-backed securities	3	12
Provision for loan losses	—	150
Provision for loss on real estate owned	—	19
(Gain)/Loss on sale of OREO	(48)	19
Gain on securities	(60)	—
Gain on sale of loans	(74)	(2,030)
Depreciation	452	390
Excess tax benefits from share-based payment arrangements	—	(61)
Change in accounts payable and other liabilities	304	560
Change in life insurance contracts	(154)	(156)
Amortization of intangible assets	1	2
Change in prepaid expenses and other assets	9	(374)
Change in accrued interest receivable	(7)	289
Change in accrued interest payable	43	(25)
Stock-based compensation	253	65
Other items– net	64	(43)

Net cash provided by operating activities	3,201	1,889

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal repayments of mortgage-backed securities available for sale	1,032	1,565
Principal repayments of securities held to maturity	5,134	4,664
Purchase of securities held to maturity	(5,390)	(2,400)
Purchase of securities available for sale & equity securities	—	(100)
Proceeds from sale of investment securities available for sale	195	—
Net loan originations	(22,536)	(17,061)
Proceeds from sale of loans	3,064	49,961
(Purchase) Redemption of FHLB stock	(780)	323
Proceeds from sale of OREO	327	237
Purchase of premises and equipment	(198)	(1,176)

Net cash (used) provided by investing activities	(19,152)	36,013

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	(2,316)	12,917
Net increase (decrease) in FHLB advances	20,126	(25,717)
Net decrease in advance payments by borrowers for taxes and insurance	(774)	(1,225)
Dividends paid	(788)	(1,493)
Excess tax benefits from share-based payment arrangements	—	(61)
Purchase of common stock for treasury	—	(566)
Proceeds from exercise of stock options	915	310

Net cash provided (used) by financing activities	17,163	(15,835)

NET INCREASE (DECREASE) IN CASH	1,212	22,067
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	34,332	37,300

CASH AND CASH EQUIVALENTS, END OF PERIOD	$35,544	$59,367

Supplemental schedule of noncash investing activities:
Accumulated Other comprehensive income, net of income taxes	$(131)	$(101)
Transfer from loans to real estate owned	$175	$532
Loans originated to finance sale of real estate owned	$170	$73

See Notes to Unaudited Consolidated Financial Statements.

TECHE HOLDING COMPANY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—PRINCIPLES OF CONSOLIDATION

The consolidated financial statements as of December 31, 2013 and September 30, 2013 and for the three months ended December 31, 2013 and 2012, include the accounts of Teche Holding Company (the “Company”) and its subsidiary, Teche Federal Bank (the “Bank”). The Company’s business is conducted principally through the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

NOTE 2—BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all information necessary for a complete presentation of consolidated financial condition, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of the consolidated financial statements, have been included. The results of operations for the three months ended December 31, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other period. These financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.

NOTE 3—INCOME PER SHARE

Basic and diluted net income per share is computed based on the weighted average number of shares outstanding during each period. Diluted net income per share reflects the potential dilution that could occur if stock options were exercised, resulting in the issuance of common stock that then shared in the net income of the Company.

Following is a summary of the information used in the computation of basic and diluted income per common share for the three months ended December 31, 2013 and 2012 (in thousands).

	Three Months Ended December 31,
	2013	2012
Weighted average number of common shares outstanding—used in computation of basic income per common share	2,059	2,040
Effect of dilutive securities:
Stock options and grants	39	24

Weighted average number of common shares outstanding plus effect of dilutive securities—used in computation of diluted net income per common share	2,098	2,064

For the three months ended December 31, 2013 and 2012, net income for determining diluted earnings per share was equivalent to net income. Options to purchase shares that have been excluded from the determination of diluted earnings per share because they are antidilutive (the exercise price is higher than the current market price) amounted to approximately 3,000 and 72,220 for the three months ended December 31, 2013 and 2012, respectively.

NOTE 4—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income for the Company consists of unrealized holding gains and losses on investments classified as available for sale, net of income taxes. For the three months ended December 31, 2013, there was a $39,000 net of tax, reclassification out of accumulated other comprehensive income for realized gains on sale of investments. The reclassification out of accumulated other comprehensive income was reported within non-interest income on the Unaudited Consolidated Statements of Income. There were no reclassifications out of accumulated other comprehensive income for the three months ended December 31, 2012.

NOTE 5—FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets or liabilities on a nonrecurring basis, such as securities held-to-maturity, loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting, other than temporary impairment accounting or impairments of individual assets.

This is a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs such as quoted prices in active markets;

Level 2—Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels. For example, changes in market activity or the addition of new unobservable inputs could, in the Company’s judgment, cause a transfer to either a higher or lower level. For the three months ended December 31, 2013, there were no transfers between levels.

Following is a description of valuation methodologies used for assets recorded at fair value.

Investment Securities

Securities available for sale are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. These are inputs used by a third-party pricing service used by the Company. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government-sponsored entities. Securities classified as Level 3 include asset-backed securities in less liquid markets. Securities held to maturity are valued using discounted cash flow models that use assumptions about prepayment speeds, coupon default rates, discount rates and timing and other assumptions that may affect the amounts of cash flows. The Company periodically updates its understanding of the inputs used and compares valuations to an additional third party source.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with ASC 310-10-35. The fair value of impaired loans is estimated using one of several methods, including the collateral value if the impaired loan is collateral-dependent, which is typically derived from appraisals that take into consideration prices in observed transactions involving similar assets and similar locations. Each appraisal is updated on an annual basis, either through a new appraisal or through an internal review process. Other methods used to determine fair value are enterprise value, liquidation value and discounted cash flows. The fair value of impaired loans that are not collateral dependent would require a measure using a discounted cash flow analysis considered to be a Level 3 input. Fair value is re-assessed at least quarterly, or more frequently when circumstances occur that indicate a change in fair value. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2013, substantially all of the impaired loans were evaluated based on the fair value of the collateral less estimated costs to sell. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Fair value is also used on a nonrecurring basis for nonfinancial assets and liabilities such as foreclosed assets, and other real estate owned measured at fair value for purposes of assessing impairment. A description of the valuation methodologies used for nonfinancial assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Other Real Estate Owned

Other Real Estate Owned (“OREO”), consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisal, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs (Level 3). The fair value of OREO is based on a property’s appraised value adjusted at management’s discretion to reflect a further decline in the fair value of properties since the time the appraisal analysis was performed. The Company has experienced that appraisals quickly become outdated due to the volatile real estate environment. The inputs used to determine the fair value of OREO fall within Level 3. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and generally any subsequent adjustments to the value are recorded as a component of OREO expense.

The following tables present the fair value measurements of financial assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2013 and September 30, 2013, respectively, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

		Fair Value Measurements using:
	Fair Value At December 31, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,358	$—	$1,358	$—
Federal Home Loan Mortgage Corp.	1,168	—	1,168	—
Federal National Mortgage Assoc.	9,104	—	9,104	—

	11,630	—	11,630	—

CMOs:
Government National Mortgage Assoc.	1,217	—	1,217	—
Marketable equity securities	434	434	—	—

Total recurring	$13,281	$434	$12,847	$—

Assets valued on a non-recurring basis:
Impaired loans	1,327	—	—	1,327
Other real estate owned	467	—	—	467

Total non-recurring	$1,794	$—	$—	$1,794

	Fair Value At September 30, 2013	Fair Value Hierarchy
		Level 1	Level 2	Level 3
(In thousands)
Assets valued on a recurring basis:
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,435	$—	$1,435	$—
Federal Home Loan Mortgage Corp.	1,463	—	1,463	—
Federal National Mortgage Assoc.	9,692	—	9,692	—

	12,590	—	12,590	—

CMOs:
Government National Mortgage Assoc.	1,296	—	1,296	—
Marketable equity securities	561	561	—	—

Total recurring	$14,447	$561	$13,886	$—

Assets valued on a non-recurring basis:
Impaired loans	1,333	—	—	1,333
Other real estate owned	741	—	—	741

Total non-recurring	$2,074	$—	$—	$2,074

The following tables presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
(In thousands)
December 31, 2013:

Impaired Loans	$1,327	Discounted expected cash flows	Interest rate and Repayment term	Weighted average discount rate 6.59% Maturity range 60-72 months

Other real estate owned	$467	Property appraisals	Management discount for property type and recent market volatility	10%-37% discount
September 30, 2013:

Impaired Loans	$1,333	Discounted expected cash flows	Interest rate and Repayment term	Weighted average discount rate 6.59%

				Maturity range 60-72 months

Other real estate owned	$741	Property appraisals	Management discount for property type and recent market volatility	10%-33% discount

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. ASC 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash—For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities – See the discussion elsewhere in this Note 5 on the valuation of the fair value of investment securities. Investment securities’ fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans—See the discussion in Note 5 on the valuation of fair value of impaired loans. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers for the same remaining maturities. No adjustment has been made for illiquidity in the market for loans as there is no active market for many of the Company’s loans on which to reasonably base this estimate.

Federal Home Loan Bank Stock—Federal Home Loan Bank (FHLB) stock is recorded at cost and is periodically reviewed for impairment. No ready market exists for the FHLB stock. It has no quoted market value and is carried at cost. Cost approximates fair market value based upon the redemption requirements of the FHLB, and this investment is not considered impaired at December 31, 2013. The FHLB of Dallas is still redeeming stock.

Bank Owned Life Insurance—The carrying amounts of bank owned life insurance contracts approximate fair value.

Accrued Interest—The carrying amounts of accrued interest receivable and payable approximate fair value.

Deposits—The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from Federal Home Loan Bank—The fair value of advances is estimated using rates currently available for advances of similar remaining maturities.

Commitments—The fair value of commitments to extend credit was not significant.

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2013 and September 30, 2013:

			Fair Value Measurements at December 31, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In thousands)
Financial assets:
Cash and cash equivalents	$35,544	$35,544	$35,544	$—	$—
Investment securities	81,265	81,913	434	81,479	—
FHLB stock	5,848	5,848	—	5,848	—
Accrued interest receivable	2,098	2,098	—	2,098	—
Life Insurance contracts	15,279	15,279	—	15,279	—
Loans receivable, net	696,076	695,192	—	—	695,192
Financial liabilities:
Deposits	648,475	649,166	104,974	544,192	—
Advance from Federal Home Loan Bank	129,123	132,961	—	132,961	—
Accrued interest payable	396	396	—	396	—

			Fair Value Measurements at September 30, 2013
	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In thousands)
Financial assets:
Cash and cash equivalents	$34,332	$34,332	$34,332	$—	$—
Investment securities	82,179	82,945	561	82,384	—
FHLB stock	5,068	5,068	—	5,068	—
Accrued interest receivable	2,091	2,091	—	2,091	—
Life Insurance contracts	15,125	15,125	—	15,125	—
Loans receivable, net	676,535	680,901	—	—	680,901
Financial liabilities:
Deposits	650,791	652,019	100,822	551,197	—
Advance from Federal Home Loan Bank	108,997	113,774	—	113,774	—
Accrued interest payable	353	353	—	353	—

NOTE 6—SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,311	$47	$—	$1,358
Federal Home Loan Mortgage Corp.	1,112	56	—	1,168
Federal National Mortgage Assoc.	8,766	338	—	9,104

	11,189	441	—	11,630

CMOs:
Government National Mortgage Assoc.	1,114	103	—	1,217
Marketable equity securities	299	135	—	434

Total	$12,602	$679	$—	$13,281

	September 30, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Mortgage-backed securities:
Government National Mortgage Assoc.	$1,383	$52	$—	$1,435
Federal Home Loan Mortgage Corp.	1,405	58	—	1,463
Federal National Mortgage Assoc.	9,231	461	—	9,692

	12,019	571	—	12,590

CMOs:
Government National Mortgage Assoc.	1,175	121	—	1,296
Marketable equity securities	375	186	—	561

Total	$13,569	$878	$—	$14,447

The amortized cost and estimated fair values of securities held-to-maturity were as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Investment securities:
Time deposits other banks	$54,136	$—	$—	$54,136
Mortgage-backed securities:
Federal National Mortgage Assoc.	11,018	476	—	11,494
Federal Home Loan Mortgage Corp.	2,314	150	—	2,464
CMOs:
Federal Home Loan Mortgage Corp.	41	—	—	41
Federal National Mortgage Assoc.	475	22	—	497

Total	$67,984	$648	$—	$68,632

	September 30, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
(In thousands)
Investment securities:
Time deposits other banks	$52,995	$—	$—	$52,995
Mortgage-backed securities:
Federal National Mortgage Assoc.	11,650	578	(1)	12,227
Federal Home Loan Mortgage Corp.	2,528	155	—	2,683
CMOs:
Federal Home Loan Mortgage Corp.	43	1	—	44
Federal National Mortgage Assoc.	516	33	—	549

Total	$67,732	$767	$(1)	$68,498

The Company has 333 investments at December 31, 2013 none of which had unrealized losses.

Details concerning securities with unrealized losses as of September 30, 2013 are as follows:

	Securities with losses under 12 months		Securities with losses over 12 months		Total
(In thousands)	Fair Value	Gross Unrealized losses	Fair value	Gross Unrealized losses	Fair value	Gross unrealized losses
Held-to-Maturity
Mortgaged-backed securities:
Federal National Mortgage Association	$—	$—	$110	$(1)	$110	$(1)

Total	$—	$—	$110	$(1)	$110	$(1)

The Company has 330 investments at September 30, 2013 of which one had immaterial unrealized losses.

The amortized cost and estimated fair value of available-for-sale securities by contractual maturity at December 31, 2013, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)	Amortized Cost	Fair Value
Due within one year	$—	$—
Due after one year but within five years	—	—

Total	—	—

Mortgage-backed securities	12,303	12,847
Equity securities	299	434

Total	$12,602	$13,281

The amortized cost and estimated fair value of held-to-maturity securities by contractual maturity at December 31, 2013, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)	Amortized Cost	Fair Value
Due within one year	$27,959	$27,959
Due after one year but within five years	26,177	26,177

Total	54,136	54,136

Mortgage-backed securities	13,848	14,496

Total	$67,984	$68,632

There were no other than temporary impairment losses in the equity securities portfolio for the three months ended December 31, 2013 and the three months ended December 31, 2012. Management will continue to monitor the equity securities and make an impairment adjustment if deemed necessary based upon the prospects for recovery and the duration and severity of any future unrealized losses.

NOTE 7—LOANS

Loans Receivable

Loans receivable are summarized as follows:

	At Dec 31 ‘13	% Total	At Sept 30 ‘13	% Total
(In thousands)
Commercial real estate loans	$137,833	19.6%	$133,649	19.4%
Commercial non-real estate loans	33,365	4.7%	30,685	4.5%
Commercial-construction loans	11,631	1.7%	8,593	1.3%
Commercial-land	10,108	1.4%	10,349	1.5%
Residential-construction loans	5,274	0.7%	5,112	0.7%
Residential-real estate loans	417,120	59.1%	409,693	59.7%
Consumer-Mobile home loans	45,182	6.4%	43,198	6.3%
Consumer-other	45,337	6.4%	45,171	6.6%

Total Loans	705,850	100.00%	686,450	100.00%

Less:
Allowance for loan losses	7,709		7,868
Deferred loan fees	2,065		2,047

Total Net Loans	$696,076		$676,535

Residential real estate loans increased $7.4 million between September 30, 2013 and December 31, 2013 due to increased loan originations. Commercial real estate loans increased $4.2 million due to increased loan originations. At December 31, 2013 approximately $298.9 million of loans receivable were pledged as collateral securing advances from the FHLB.

CREDIT QUALITY OF LOANS AND ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

	Three Months Ended December 31,
(in 000’s)	2013	2012
Beginning ALLL	$7,868	$8,559
Provision for Loan Losses	—	150
Recoveries	9	17
Charge-offs	(168)	(492)

Ending ALLL	$7,709	$8,234

The amount of nonaccrual loans at December 31, 2013 and September 30, 2013 was $3.2 million and $2.4 million, respectively. The Company had total impaired loans of approximately $7.3 million and $7.6 million at December 31, 2013 and September 30, 2013, respectively. Specific reserves allocated to impaired loans totaled $138,000 at both December 31, 2013 and September 30, 2013.

Allowance for Loan Losses and Recorded Investment in Loans as of December 31, 2013 and September 30, 2013 and for the three months ended December 31, 2013 and December 31, 2012.

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance is the amount, in the judgment of management, necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The methodology is based on the Bank’s historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, potential problem loans, and criticized loans and net charge-offs, among other factors. The provision for loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan class.

The table below provides an allocation of the allowance for possible loan losses by loan type; however, allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories:

	Quarter Ended December 31, 2013
	Real Estate					Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other	Total
(In thousands)	Commercial- real estate	Commercial- construction	Commercial- Land	Residential- construction	Residential- real estate
Allowance for loan losses:
Beginning Balance	$1,959	$141	$398	$80	$3,931	$268	$560	$531	$7,868
Charge-offs	—	—	—	—	72	—	37	59	168
Recoveries	—	—	—	—	4	—	4	1	9
Provision	—	—	—	—	—	—	—	—	—

Ending balance	$1,959	$141	$398	$80	$3,863	$268	$527	$473	$7,709

	Quarter Ended December 31, 2012
	Real Estate					Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other	Total
(In thousands)	Commercial- real estate	Commercial- construction	Commercial- Land	Residential- construction	Residential- real estate
Allowance for loan losses:
Beginning Balance	$2,045	$141	$437	$80	$4,390	$265	$609	$592	$8,559
Charge-offs	—	—	121	—	300	—	57	14	492
Recoveries	—	—	—	—	14	—	3	—	17
Provision	—	—	52	—	67	—	31	—	150

Ending balance	$2,045	$141	$368	$80	$4,171	$265	$586	$578	$8,234

	As of December 31, 2013
	Real Estate					Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other
(In thousands)	Commercial- real estate	Commercial- construction	Commercial- Land	Residential- construction	Residential- real estate				Total
Allowance for loan losses:
Ending balance allocation:
Individually evaluated for impairment	$138	$—	$—	$—	$—	$—	$—	$—	$138

Collectively evaluated for impairment	$1,821	$141	$398	$80	$3,863	$268	$527	$473	$7,571

Loans:
Ending Balance Collectively evaluated for impairment	$132,410	$11,631	$10,108	$5,274	$416,586	$31,975	$45,182	$45,337	$698,503

Ending Balance individually evaluated for impairment	$5,423	$—	$—	$—	$534	$1,390	$—	$—	$7,347

	As of September 30, 2013
	Real Estate					Commercial- non real estate	Consumer- Mobile Homes	Consumer- Other	Total
(In thousands)	Commercial- real estate	Commercial- construction	Commercial- Land	Residential- construction	Residential- real estate
Allowance for loan losses:
Ending balance allocation:
Individually evaluated for impairment	$138	$—	$—	$—	$—	$—	$—	$—	$138

Collectively evaluated for impairment	$1,821	$141	$398	$80	$3,931	$268	$560	$531	$7,730

Loans:
Ending Balance Collectively evaluated for impairment	$128,091	$8,593	$10,349	$5,112	$409,096	$29,283	$43,198	$45,171	$678,893

Ending Balance individually evaluated for impairment	$5,558	$—	$—	$—	$597	$1,402	$—	$—	$7,557

Credit Quality Indicators

As of December 31, 2013

Commercial Credit Exposure

Credit Risk Profile by Internally Assigned Grade

Prime – Credits secured by cash (accounts held in the Bank), stocks, bonds (companies with debt ratings of “A” or better), U.S. Government securities with advance rates within bank policy and cash value of insurance policies (with sound AM Best rating).

Excellent – Borrowers that demonstrate exceptional credit fundamentals, including stable and predictable profit margins, cash flows, strong liquidity, conservative balance sheet and significant historical cash flow coverage of existing and pro-forma debt service coverage. Credits rated Excellent will have a strong primary source of repayment usually consisting of strong historical cash flows along with strong secondary and tertiary repayment sources. Subsequent repayment sources could consist of financially strong guarantors, low loan to value ratios on collateral with a strong secondary market or resale source. Companies fitting the profile of minimal risk will have low leverage, a defined management succession plan and a broad product mix.

Average – Borrowers that fit this classification would most likely be a typical middle market businesses or a high net worth individual. Loans would typically be secured and may have some reliance on inventory. Cash flow is adequate to service debt but may be susceptible to some deterioration due to cyclical, seasonal or economic events. Management is experienced but is concentrated in a few key people. Credits fitting this classification would typically have at least one very strong repayment source and a good secondary repayment source. Company product mix may lack diversity. The majority of loans fall within this classification. Annual financial statements on the borrower and guarantor(s) should be obtained.

Satisfactory – These loans display an acceptable degree of risk in the short-term. Unfavorable characteristics may exist however; these are offset by the positive trends. Some unpredictability in earnings and cash flow may exist. Leverage may be higher than typical in the industry and liquidity less than desirable. Management, while competent, may not be experienced and lack depth. Secondary and tertiary sources of repayment may be limited. Companies in a start-up situation typically fit this classification. Other characteristics of this classification would be companies with volatility in earnings and/or increasing leverage.

Watch List – Assets considered on a “Watch List” are technically not classified in the usual sense of the term and are considered “Pass” assets. Assets in this category do not trigger a need for additional valuation allowances. The purpose of this list is to identify assets that warrant increased monitoring for minor exceptions or problems, which could worsen in the near future if left unattended.

Special Mention – A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected these potential weaknesses may result in the deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Substandard – Assets classified Substandard have a well-defined weakness or weaknesses. A Substandard asset is inadequately protected by the current net worth or paying capacity of the obligor or pledged collateral, if any. It is characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Weaknesses are to be based upon objective evidence.

Doubtful – Assets classified Doubtful have all of the weaknesses inherent in those classified Substandard. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, on the basis of the currently existing facts, conditions and values.

Loss – Assets classified as Loss are considered uncollectible, or of such little value that the continuance of the loan or other asset on the books of the Bank is not warranted. Some recovery of funds could be possible in the future, but the amount and probability of this recovery are not determinable, thus leaving little justification for the assets to remain on the books.

A Loss classification does not mean that an asset has no recovery or salvage value, but simply that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be effected in the future.

Commercial Loans

Our underwriting philosophy is centered primarily on the borrower’s ability to generate adequate cash flow to service the debt in accordance with the terms and conditions of the loan agreement. Understanding the borrowers’ businesses along with their level of experience and the background of the principals is also a part of our lending philosophy. Generally, our loans are secured by collateral and we assess the market value of the collateral and the strength it brings to the loan. We generally require personal guarantees of the borrower’s principals and assess the financial strength and liquidity of each guarantor as part of our process.

Common risks to each class of commercial loans include risks that are not specific to the individual transactions such as general economic conditions within our markets. There are risks associated with each individual transaction such as a change in marital status, disability or death of the borrower and the loss of value of our collateral due to market conditions.

In addition to these common risks, additional risks are inherent in certain types of commercial loans.

Commercial Construction and Land Development:

Commercial construction and land development loans are dependent upon the supply and demand for commercial real estate in the markets we serve as well as the demand for newly constructed residential homes and lots. A continuing decrease in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our borrowers.

Commercial Mortgage and C&I Loans:

The repayment of commercial mortgage and C&I loans is primarily dependent upon the ability of our borrowers to produce cash flow consistent with original projections analyzed during the credit underwriting process. While our loans are generally secured by collateral with limitations on maximum loan to value, there is the risk that liquidation of the collateral will not fully satisfy the loan balance.

Non-owner occupied nonresidential and multifamily properties:

Loans secured by non-residential properties such as office buildings, and loans secured by multifamily housing are dependent upon the ability of the property to produce enough cash flow sufficient to service the debt. These types of properties are generally susceptible to high unemployment or generally weak economic conditions which can result in high vacancy rates.

Non-commercial loans

Most of our non-commercial loans are centrally underwritten. When assessing credit risk, we analyze certain factors relating to credit performance such as payment history, credit utilization, length of credit history. Since most of our non-commercial loans are secured, we evaluate the likely market value of the collateral. Common risks that are not specific to individual loan transactions include economic conditions within or markets, particularly unemployment rates and potential declines in real estate values. Personal events such as disability, death or a change in marital status also add risk to non-commercial loans.

In addition to these common risks, additional risks are inherent in certain types of non-commercial loans.

Revolving Mortgages:

Revolving loans such as HELOCs may be secured by first and junior liens on residential real estate making such loans susceptible to deterioration in residential real estate values. Additional risks include lien perfection deficiencies. Further, open end lines of credit have the inherent risk that the borrower may draw on the lines in excess of their collateral value particularly in a deteriorating real estate market.

Consumer Loans:

Consumer loans include loans secured by personal property such as automobiles, mobile homes, and other title recreational vehicles such as boats, RV’s and motorcycles. Consumer loans also may include unsecured loans. The value of the underlying collateral within this group of loans is especially volatile due to the potential rapid depreciation in values.

Residential Construction and Permanent Mortgages:

Residential mortgages are typically secured by 1-4 family residential property and residential lots. Declines in market value can result in residential mortgages with balances in excess of the value of the property securing the loan. Residential construction loans can experience delays in construction and cost overruns that can exceed the borrower’s financial ability to complete the home leading to unmarketable collateral.

Commercial Credit Exposure

Credit Risk Profile by Internally Assigned Grade at December 31, 2013

(In thousands)	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total
Prime	$—	$—	$2,621	$—	$2,621	1.4%
Excellent	—	—	15	7	22	0.0
Average	613	—	603	3,755	4,971	2.6
Satisfactory	8,903	11,274	28,272	115,249	163,698	84.8
Watch	592	—	464	11,760	12,816	6.6
Special Mention	—	357	—	1,958	2,315	1.2
Substandard	—	—	1,390	5,104	6,494	3.4
Doubtful	—	—	—	—	—	0.0
Loss	—	—	—	—	—	0.0

Total	$10,108	$11,631	$33,365	$137,833	$192,937	100.00%

Commercial Credit Exposure

Credit Risk Profile by Internally Assigned Grade at September 30, 2013

(In thousands)	Commercial- Land	Commercial- Construction	Commercial- Non-Real Estate	Commercial- Real Estate	Total	% Total
Prime	$—	$—	$3,074	$—	$3,074	1.7%
Excellent	—	—	16	9	25	0.0
Average	624	—	638	3,851	5,113	2.8
Satisfactory	9,119	8,233	25,213	110,415	152,980	83.4
Watch	606	—	342	12,478	13,426	7.3
Special Mention	—	360	—	1,781	2,141	1.2
Substandard	—	—	1,402	5,115	6,517	3.6
Doubtful	—	—	—	—	—	0.0
Loss	—	—	—	—	—	0.0

Total	$10,349	$8,593	$30,685	$133,649	$183,276	100.0%

Consumer Credit Exposure Credit Risk Profile

By Creditworthiness Category at December 31, 2013

	Residential- Real Estate Construction	Residential- Real Estate	Total
(In thousands)
Grade:
Pass	$5,274	$412,433	$417,707
Special Mention	—	314	314
Substandard	—	4,373	4,373
Loss	—	—	—

Total	$5,274	$417,120	$422,394

Consumer Credit Exposure Credit Risk Profile

By Creditworthiness Category at September 30, 2013

	Residential- Real Estate Construction	Residential- Real Estate	Total
(In thousands)
Grade:
Pass	$5,112	$405,863	$410,975
Special Mention	—	316	316
Substandard	—	3,514	3,514
Loss	—	—	—

Total	$5,112	$409,693	$414,805

Consumer Credit Exposure

Credit Risk Profile Based on Payment Activity at December 31, 2013

	Consumer- Mobile Homes	Consumer- Other Loans	Total
(In thousands)
Performing	$44,874	$45,165	$90,039
Nonperforming	308	172	480

Total	$45,182	$45,337	$90,519

Consumer Credit Exposure

Credit Risk Profile Based on Payment Activity at September 30, 2013

	Consumer- Mobile Homes	Consumer- Other Loans	Total
(In thousands)
Performing	$42,952	$44,905	$87,857
Nonperforming	246	266	512

Total	$43,198	$45,171	$88,369

Age Analysis of Past Due Loans

As of December 31, 2013

	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing
(In thousands)
Commercial real estate loans	$1,280	$—	$1,280	$136,553	$137,833	$—
Commercial non-real estate loans	130	—	130	33,235	33,365	—
Commercial-construction loans	—	—	—	11,631	11,631
Commercial-land	66	—	66	10,042	10,108	—
Residential-construction loans	—	—	—	5,274	5,274	—
Residential-real estate loans	4,407	2,671	7,078	410,042	417,120	350
Consumer-Mobile home loans	1,327	308	1,635	43,547	45,182	—
Consumer-other	269	182	451	44,886	45,337	—

Total	$7,479	$3,161	$10,640	$695,210	$705,850	$350

Age Analysis of Past Due Loans

As of September 30, 2013

	30-89 Days Past Due	Greater than 90 days Past Due	Total Past Due	Current	Total Loans	Recorded Investment > 90 days and Accruing
(In thousands)
Commercial real estate loans	$783	$—	$783	$132,866	$133,649	$—
Commercial non-real estate loans	50	—	50	30,635	30,685	—
Commercial-construction loans	—	—	—	8,593	8,593	—
Commercial-land	—	—	—	10,349	10,349	—
Residential-construction loans	—	—	—	5,112	5,112	—
Residential-real estate loans	5,582	1,678	7,260	402,433	409,693	353
Consumer-Mobile home loans	1,073	246	1,319	41,879	43,198	—
Consumer-other	262	206	468	44,703	45,171	—

Total	$7,750	$2,130	$9,880	$676,570	$686,450	$353

Impaired Loans

For the three months ended December 31, 2013

				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(In thousands)
With no related allowance recorded:
Commercial real estate loans	$4,452	$4,452	$—	$4,516	$65
Commercial non-real estate	1,390	1,390	—	1,392	19
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	—	—
Residential-real estate loans	534	649	—	532	10

Subtotal:	6,376	6,491	—	6,440	94
With an allowance recorded:
Commercial real estate loans	971	971	138	973	9
Commercial non-real estate	—	—	—	—	—
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	—	—
Residential-real estate loans	—	—	—	—	—

Subtotal:	971	971	138	973	9
Totals:
Commercial	6,813	6,813	138	6,881	93
Residential	534	649	—	532	10

Total	$7,347	$7,462	$138	$7,413	$103

Impaired Loans

For the year ended September 30, 2013

				Year to Date
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(In thousands)
With no related allowance recorded:
Commercial real estate loans	$4,580	$4,639	$—	$3,872	$190
Commercial non-real estate	1,402	1,402	—	791	53
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	2,069	—
Residential-real estate loans	597	873	—	584	34

Subtotal:	6,579	6,914	—	7,316	277
With an allowance recorded:
Commercial real estate loans	978	979	138	722	33
Commercial non-real estate	—	—	—	—	—
Commercial-construction loans	—	—	—	—	—
Commercial-land	—	—	—	—	—
Residential-real estate loans	—	—	—	—	—

Subtotal:	978	979	138	722	33
Totals:
Commercial	6,960	7,020	138	7,454	276
Residential	597	873	—	584	34

Total	$7,557	$7,893	$138	$8,038	$310

Troubled debt restructured loans (“TDRs”) which are included in the impaired loan totals, were $3.2 million with all still accruing and $3.2 million with all still accruing at December 31, 2013 and September 30, 2013, respectively. The Company has not committed to lend additional funds to the customers with outstanding loans that are classified as a TDR. As of September 30, 2013, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Modifications

As of December 31, 2013

There were no new troubled debt restructurings for the three month period ended December 31, 2013.

As of December 31, 2013, no loans that were modified as TDRs within the previous twelve months defaulted after their restructure.

Modifications

As of December 31, 2012

There were no new troubled debt restructurings for the three month period ended December 31, 2012.

As of December 31, 2012, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Loans on Nonaccrual Status

At December 31, 2013 and September 30, 2013

(in thousands)	December 31, 2013	September 30, 2013
Commercial real estate loans	$—	$—
Commercial non-real estate loans	—	—
Commercial-construction loans	—	—
Commercial-land	—	—
Residential-construction loans	—	—
Residential-real estate loans	2,744	1,973
Consumer-Mobile home loans	308	246
Consumer-other	182	206

Total	$3,234	$2,425

Nonaccrual loans at December 31, 2013 increased by $809,000 primarily due to the increase of delinquent residential-real estate loans in the amount of $771,000.

NOTE 8—SUBSEQUENT EVENTS

On January 12, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IBERIABANK Corporation (“IBKC”), the parent company of IBERIABANK. Under the Merger Agreement, subject to the receipt of shareholder and regulatory approval and the satisfaction of certain other conditions, the Company will merge with and into IBKC (the “Merger”) after which Teche Federal Bank is expected to merge with and into IBERIABANK. As a result of the Merger, each share of Company common stock will be exchanged for 1.162 shares of IBKC common stock, subject to adjustment as set forth in the Merger Agreement.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is dated as of January 12, 2014, between Teche Holding Company (“TSH”), a bank holding company with principal offices in New Iberia, Louisiana, and IBERIABANK Corporation (“IBKC”), a bank holding company with principal offices in Lafayette, Louisiana.

RECITALS

1. The Board of Directors of each party hereto believes that the transactions described in this Agreement are in the best interests of such party.

2. By virtue of the reorganization that is effectuated by this Agreement, TSH will be merged with and into IBKC (the “Merger”), and except as provided in this Agreement, the then outstanding shares of TSH Common Stock will be converted into shares of IBKC Common Stock, with cash paid in lieu of fractional shares.

3. IBKC owns all of the issued and outstanding capital stock of IBERIABANK and TSH owns all of the issued and outstanding capital stock of TFB, and it is contemplated that, immediately following the Merger, TFB will be merged with and into IBERIABANK with IBERIABANK as the surviving entity.

4. The Merger is subject to prior TSH shareholder approval and regulatory approvals and the prior satisfaction of certain other conditions set forth in this Agreement.

5. The parties hereto intend that the reorganization contemplated by this Agreement qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

SECTION I.

DEFINITIONS

Except as may otherwise be provided in this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms as applicable:

1.1 “Acquisition Proposal” – shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the capital stock or assets of, share exchange, or other business combination involving the acquisition of TSH or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, TSH or any of its Subsidiaries, or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated under this Agreement.

1.2 “Agreement” – this Agreement and Plan of Merger, including any amendment hereto.

1.3 “Bank Plan of Merger” – the merger agreement effecting the Bank Merger, the form of which is attached hereto as Exhibit I.

1.4 “Bank Merger” – the merger of TFB with and into IBERIABANK immediately following the Merger on the Effective Date.

1.5 “BCL” – the Louisiana Business Corporation Law.

1.6 “BHC Act” – the federal Bank Holding Company Act of 1956, as amended.

1.7 “Business Day” – Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the state of Louisiana are authorized or obligated to close.

1.8 “Certificate of Merger” – the certificate of merger to be filed with Louisiana Secretary of State, effective as of the Effective Date, pursuant to which TSH will merge with and into IBKC.

1.9 “Certificates” – the certificates representing shares of TSH Common Stock on or prior to the Effective Date.

1.10 “Closing” – the closing of the transactions contemplated hereunder as described in Section 3.1 of this Agreement.

1.11 “Code”– the Internal Revenue Code of 1986, as amended.

1.12 “Effective Date” – the date and time at which the Merger becomes effective, as described in Section 3.2 of this Agreement.

1.13 “ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

1.14 “Exchange Agent” – IBKC’s stock transfer agent or such other third party experienced in the stock transfer business reasonably acceptable to TSH which shall act as the exchange agent pursuant to Section 2.2(f) hereof.

1.15 “Exchange Ratio” – 1.162 shares of IBKC Common Stock, as may be adjusted in accordance with Section 2.2 (a) and 2.2(c) of this Agreement.

1.16 “Federal Reserve” – the Board of Governors of the Federal Reserve System.

1.17 “Financial Statements” – (i) the audited consolidated balance sheets (including related notes and schedules, if any) of a Warrantor, as of December 31, 2012 and 2011 with respect to IBKC and as of September 30, 2013 and 2012 with respect to TSH, and the related consolidated statements of income (or statements of income and comprehensive income), changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the respective years then ended, and (ii) the unaudited consolidated balance sheets of such Warrantor (including related notes and schedules, if any) and related consolidated statements of income (or statements of income and comprehensive income), changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to the quarterly periods ended subsequent thereto.

1.18 “GAAP” – generally accepted accounting principles in the United States of America.

1.19 “IBERIABANK” – IBERIABANK, a Louisiana banking corporation and a wholly owned subsidiary of IBKC.

1.20 “IBKC” – IBERIABANK Corporation, a Louisiana corporation.

1.21 “IBKC Common Stock” – the common stock, par value $1.00 per share, of IBKC.

1.22 “Knowledge” – with respect to a party, the actual knowledge of the executive officers after reasonable inquiry.

1.23 “Market Value” – the average of the twenty-four (24) hour daily weighted average trading prices of the IBKC Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the fifteen (15) trading days ending one (1) Business Day prior to the date of receipt of the later to occur of (i) approval of this Agreement by TSH or its shareholders and (ii) receipt of the approval of the Federal Reserve of the transactions contemplated thereby.

1.24 “Material Adverse Effect” – with respect to a Warrantor, means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Warrantor and its Subsidiaries taken as a whole, or (b) materially and adversely affects the ability of the Warrantor to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) any change in the value of the securities or loan portfolio of the Warrantor, whether held as available for sale or held to maturity, (ii) changes in economic or market conditions or changes in the prevailing level or interest rates, currency exchange rates or price levels or trading volumes in the U.S. or foreign securities markets; (iii) any change, effect, event or occurrence relating to or resulting from the announcement or performance of this Agreement and the transactions contemplated hereby, including the expenses incurred by the Warrantor in consummating the transactions contemplated by this Agreement; (iv) with respect to TSH and TFB, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC or IBERIABANK; (v) any change in banking, or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (vi) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; (vii) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; and (viii) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of TSH and its Subsidiaries pursuant to employment agreements, plans and other arrangements described in this Agreement; except, to the extent that the impact of such change, effect, event, occurrence or state of facts has a disproportionately adverse effect on Warrantor and its Subsidiaries, taken as a whole, compared to similarly situated banks, bank holding companies or financial holding companies.

1.25 “Merger” – the merger of TSH with and into IBKC.

1.26 “1933 Act” – the Securities Act of 1933, as amended.

1.27 “1934 Act” – the Securities Exchange Act of 1934, as amended.

1.28 “OFI” – the Office of Financial Institutions of the State of Louisiana.

1.29 “Person” – any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company or unincorporated association.

1.30 “Proxy Statement” – the proxy statement to be used by TSH to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall also constitute the prospectus of IBKC with respect to the shares of IBKC Common Stock to be issued pursuant to the terms of this Agreement, together with any and all amendments or supplements thereto.

1.31 “Registration Statement” – the Registration Statement on Form S-4 (or other appropriate form) and all amendments and supplements thereto filed with the SEC by IBKC under the 1933 Act in connection with the transactions contemplated by this Agreement, which shall include the Proxy Statement.

1.32 “Regulatory Authorities” – collectively, any federal or state banking, insurance, securities or other governmental or regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement.

1.33 “SEC” – the United States Securities and Exchange Commission.

1.34 “SEC Documents” – all reports, proxy statements, registration statements and other documents filed by any Warrantor pursuant to the Securities Laws.

1.35 “Securities Laws” – the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of the SEC under each of such acts.

1.36 “Shareholders Meeting” – the meeting of the shareholders of TSH to be held pursuant to Section 7.1(b) of this Agreement, including any adjournments thereof.

1.37 “Subsidiaries” – all those corporations, banks, savings banks, associations and other entities of which the Person in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by such Person;

provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

1.38 “TFB” – Teche Federal Bank, a Louisiana-chartered commercial bank and a wholly owned subsidiary of TSH.

1.39 “TSH” – Teche Holding Company, a Louisiana corporation.

1.40 “TSH Common Stock” – the common stock, par value $0.01 per share, of TSH.

1.41 “TSH Credits” – All loans (including discounts) and financing leases in which TSH is lessor reflected in the TSH Financial Statements.

1.42 “TSH Financial Statements” – the Financial Statements of TSH.

1.43 “WARN Act” – shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.44 “Warrantor” – IBKC or TSH, as the case may be.

1.45 “Warrantor Benefit Plans” – the benefit plans of IBKC or TSH, as defined in Section 5.6(a) of this Agreement and as the context shall require, which shall depend on whether the Warrantor is IBKC or TSH and shall correspond therewith.

1.46 “Warrantor Common Stock” – the IBKC Common Stock or the TSH Common Stock, as the context shall require, which shall depend on whether the Warrantor is IBKC or TSH and shall correspond therewith.

1.47 “Warrantor Companies” – collectively, TSH and all TSH Subsidiaries or, collectively, IBKC and all IBKC Subsidiaries, as the context shall require

1.48 “Warrantor Credits” – all loans (including discounts) and financing leases in which Warrantor is lessor reflected in the Warrantor Financial Statements.

1.49 “Warrantor Financial Statements” – the Financial Statements of a Warrantor.

1.50 “Warrantor Subsidiaries” – the Subsidiaries of TSH or IBKC, as the context shall require, which shall include the Subsidiaries described in Section 5.12 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes or is acquired as a Subsidiary of a Warrantor in the future.

Other terms are defined as set forth below.

SECTION II.

CERTAIN TRANSACTIONS AND TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Date, TSH will be merged with and into IBKC in accordance with this Agreement and the BCL.

2.2 Conversion of TSH Common Stock.

(a) Except as set forth in Section 2.2(b), at the Effective Date each outstanding share of TSH Common Stock will be converted into the right to receive shares of IBKC Common Stock pursuant to the Exchange Ratio and cash in lieu of fractional shares (such number of shares of IBKC Common Stock and cash in lieu of fractional shares is hereinafter referred to as the “Merger Consideration”), as set forth below:

(i)	1.162 shares of IBKC Common Stock (to the nearest thousandth of a share) to be exchanged for each share of TSH Common Stock and cash (without interest) payable with respect to any fractional share of IBKC Common Stock (as determined below); or

(ii)	if the Market Value is greater than $68.20 per share, the adjusted Exchange Ratio shall equal the quotient (to the nearest thousandth of a share) obtained by dividing $79.25 by the Market Value; or

(iii)	if the Market Value is less than $55.80 per share, the adjusted Exchange Ratio shall equal the quotient (to the nearest thousandth of a share) obtained by dividing $64.84 by the Market Value; plus

(iv)	in lieu of issuing any fractional share of IBKC Common Stock which would otherwise be distributable to a TSH shareholder as determined following application of Section 2.2(a)(i), (a)(ii) or (a)(iii) above, each holder of TSH Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the Certificate(s) which represented TSH Common Stock, will receive, without interest, cash equal to such fractional share multiplied by the Market Value.

(b) Shares of TSH Common Stock that are held by TSH and any TSH Subsidiary (other than shares held in a fiduciary capacity or pursuant to debts previously contracted) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Date and without any further action by any party.

(c) If, before the Effective Date, IBKC should split, reclassify, recapitalize or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other stock dividend or distribution in respect of the outstanding IBKC Common Stock, and the record date therefore is prior to the Effective Date, then the Exchange Ratio will be appropriately and proportionately adjusted to reflect such split, reclassification, recapitalization, combination, stock dividend or other distribution or change.

(d) Immediately prior to the Effective Date, IBKC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of TSH Common Stock, for exchange in accordance with this Section 2.2, certificates representing the shares of IBKC Common Stock and the estimated amount of cash to be paid in lieu of fractional shares of IBKC Common Stock. After the Effective Date, each holder of TSH Common Stock, upon surrender of such holder’s Certificates in accordance herewith, will be entitled to receive the shares of IBKC Common Stock and cash for fractional shares into which such holder’s shares have been converted, less any applicable tax withholding. Until then, each Certificate for TSH Common Stock will represent the number of whole shares of IBKC Common Stock and cash into which the shares of TSH Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered Certificate for TSH Common Stock (without any interest thereon) until surrender. Whether or not a Certificate for TSH Common Stock is surrendered, after the Effective Date it will represent only the right to receive the Merger Consideration for each share represented by such Certificate.

(e) As soon as practicable after the Effective Date, but in no event later than five (5) Business Days following the Effective Date, IBKC or the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates, or affidavits of loss in lieu thereof in form and substance reasonably satisfactory to the Exchange Agent, to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of TSH Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Section 2.2. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, within three (3) Business Days thereafter, in exchange therefore, as applicable, (i) a certificate representing that number of shares of IBKC Common Stock to which such former holder of TSH Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing that amount of cash for fractional shares to which such former holder of TSH Common Stock shall have become entitled pursuant to this Agreement.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as IBKC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(g) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.3 TSH Stock Options and Restricted Stock.

(a) Schedule 2.3(a) sets forth all outstanding options to purchase shares of TSH Common Stock as of the date of this Agreement, whether or not then vested or exercisable (the “TSH Options”), including the names of the holders thereof, the vesting and expiration dates thereof, and the exercise prices thereof. TSH shall take all actions necessary prior to the Effective Date, to cause each TSH Option, by reason of the Merger, to be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to the difference between (i) the average of the twenty-four (24) hour daily weighted average trading prices of the IBKC Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the two (2) trading days ending one (1) Business Day prior to the Effective Date, multiplied by the number of shares of TSH Common Stock subject to such TSH Option, multiplied by the Exchange Ratio and (ii) the exercise price per share of the TSH Option multiplied by the number of shares of TSH Common Stock subject to such TSH Option (the “Option Payment”).

(b) In connection with such cancellation and conversion, prior to the receipt of the Option Payment, each holder of a TSH Option shall execute a cancellation agreement, substantially in the form of Schedule 2.3(b).

(c) Schedule 2.3(c) sets forth all outstanding restricted shares of TSH Common Stock as of the date of this Agreement, whether or not then vested or exercisable (the “TSH Restricted Stock”), including the names of the holders thereof, and the vesting dates thereof. Subject to the terms and conditions herein, as of the Effective Date, the restrictions on each share of TSH Restricted Stock under the TSH stock benefit plans shall, and without any action on the part of the holder thereof, TSH or TFB, lapse, and each share of TSH Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of TSH Restricted Stock will be treated at the Closing the same as, and have the same rights and be subject to the same conditions, as each share of TSH Common Stock not subject to any restrictions. Prior to the Effective Date, TSH shall take all action necessary under the stock benefit plans, the award agreements thereunder and otherwise to effectuate this Section 2.3(c).

SECTION III.

CLOSING AND EFFECTIVE DATE

3.1 Time and Place of Closing. (a) The Closing will take place on a mutually agreed upon Business Day within forty-five (45) days subsequent to the last of (i) the date of receipt of all required federal or state regulatory agency approvals of the Merger and the expiration of all required waiting periods, and (ii) the date on which the shareholders of TSH approve this Agreement at the Shareholders Meeting to be held pursuant to Section 7.1(b) of this Agreement; or such other date as the parties hereto may mutually agree. If all conditions in Section VIII hereof are satisfied, or waived by the party entitled to grant such waiver, at the Closing (i) the parties shall each provide to the others such proof of satisfaction of the conditions in Section VIII as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Section VIII shall be delivered, (iii) the directors and appropriate officers of the parties shall execute, deliver and acknowledge this Agreement, and (iv) the parties shall take such further action including (without limitation) filing the Certificate of Merger as is required to consummate the transactions contemplated by this Agreement.

(b) If on any date established for the Closing all conditions in Section VIII hereof have not been satisfied or waived by each party entitled to grant such waiver, then either party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten (10) days, as the declaring party shall select, but no such delay shall extend beyond the last date set forth in subparagraph (c) of Section 9.1(c), and no such delay shall interfere with the right of either party to declare a termination pursuant to Section IX. The Closing shall take place telephonically or at the office of IBKC set forth in Section 10.7.

3.2 Effective Date. The Certificate of Merger will be filed with the Secretary of State of Louisiana before or concurrently with the Closing, and the Merger will be effective on the date and time (the “Effective Date”) specified in the Certificate of Merger.

SECTION IV.

MANAGEMENT AND RELATED MATTERS FOLLOWING MERGER

4.1 Board of Directors and Officers of IBKC. At the Effective Date, the board of directors and officers of IBKC shall consist of those persons serving as directors and officers of IBKC immediately prior to the Effective Date.

4.2 Board of Directors and Officers of IBERIABANK. At the Effective Date, the directors and officers of IBERIABANK shall consist of those persons serving as directors and officers of IBERIABANK prior to the Effective Date.

4.3 Employees and Benefits.

(a) The employees of TSH and its Subsidiaries who remain employed after the Effective Date (“Continuing Employees”) shall be given credit under each employee benefit plan, policy, program and arrangement maintained by IBERIABANK after the Closing for their service with TSH or its Subsidiaries (or any predecessor thereto) prior to the Closing for all purposes, including severance, vacation and sick leave, eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements in accordance with IBKC’s plan, seniority, or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA); provided, that all accrued but unused vacation time and paid time off as of the Effective Date shall be paid out by TSH at the employee’s then-current rate of salary as set forth on Schedule 4.3(a).

(b) Any employee of TSH or its Subsidiaries who becomes an IBKC employee after the Effective Date but later does not remain employed by IBKC or its Subsidiaries after the Effective Date and who does not otherwise receive a severance payment from TSH in connection with the Merger shall receive a severance payment from IBKC as an employee of IBKC for the entire time he or she were an employee of TSH in accordance with the IBERIABANK Severance Pay Plan. Such employee who is eligible for severance after the Effective Date and terminates employment within one year following the Effective Date shall receive a severance payment from IBKC equal to the greater of the payment to which the employee would be entitled under TSH’s severance policies as in effect as of the date hereof and the severance policies and procedures of IBKC. No former employee of TSH shall receive a change of control or severance payment from IBKC if he or she received a change of control payment from TSH, unless provided otherwise pursuant to an agreement entered into between IBKC and such employee, and TSH shall, prior to the Effective Date, use reasonable best efforts to take all steps, and obtain such consents, as may be necessary to effectuate this Section 4.3(b).

(c) In the event of any termination of any TSH or TFB Subsidiary health plan (a “TSH health plan”), IBKC and IBERIABANK shall make available to Continuing Employees and their dependents, employer-provided health care coverage under health plans provided by IBKC and IBERIABANK. Unless a Continuing Employee affirmatively terminates coverage under a TSH health plan prior to the time that such Continuing Employee becomes eligible to participate in the IBKC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the TSH health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees and their dependents of IBKC and IBERIABANK. In the event IBKC terminates any TSH health plan or consolidates any TSH health plan with any IBKC health plan, individuals covered by the TSH health plan shall be entitled to immediate coverage under the IBKC health plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights.

4.4 Indemnification and Insurance.

(a) IBKC and IBERIABANK agree that all rights to indemnification and all limitations of liability existing in favor of any director or officer of TSH and TFB (the “Indemnified Parties”) as provided in TSH’s certificate of incorporation or bylaws or in the similar governing documents of TFB as in effect as of the date hereof (including without limitation the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Date shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim, suit, proceeding, investigation, or other action (“Claim”) asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this Section 4.4(a) shall be deemed to preclude the liquidation, consolidation or merger of TSH or TFB, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against IBKC. Nothing contained in this Section 4.4(a) shall be deemed to preclude any rights to indemnification or limitations on liability provided in TSH’s articles of incorporation or the similar governing documents of TFB with respect to matters occurring subsequent to the Effective Date to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary prior to the Effective Date.

(b) Any Indemnified Party wishing to claim indemnification under Section 4.4, upon learning of any claim, shall notify IBKC thereof in writing as promptly as is practicable; provided, however, that failure to so notify IBKC shall not relieve IBKC and IBERIABANK from any liability that would otherwise arise under this Section 4.4 except to the extent such failure prejudices IBKC or IBERIABANK. IBKC and IBERIABANK shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if IBKC and IBERIABANK do not assume or continue to pursue such defense, or counsel for the Indemnified Party advises in writing that issues raise conflicts of interest between IBKC and IBERIABANK and the Indemnified Party, then the Indemnified Party may retain counsel satisfactory to such Indemnified Party (and reasonably satisfactory to IBKC) at IBKC’s and IBERIABANK’s expense; provided, however, that (i) IBKC and IBERIABANK shall not be obligated to pay for more than one counsel for all Indemnified Parties in any jurisdiction except as may be required due to conflicts of interest; (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim; and (iii) IBKC and IBERIABANK shall not be liable for any settlement effected without the prior written consent of IBKC, which consent may not be unreasonably withheld.

(c) TSH and TFB will, for total premiums not to exceed 150% of the current annual premium in effect for TSH and TFB management liability (the “Maximum Amount”), purchase a continuation of their current management liability insurance for a coverage period of up to six (6) years after the Merger.

(d) If IBKC or IBERIABANK or any of their successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC and IBERIABANK set forth in this Agreement. The obligations of IBKC and IBERIABANK under this Section 4.4 are intended to be for the benefit of, and enforceable against IBKC and IBERIABANK directly by, the Indemnified Parties and their heirs and representatives and shall be binding on all respective successors and assigns of IBKC and IBERIABANK. IBKC shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.4 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law. The provisions of this Section 4.4 shall survive the Effective Date.

SECTION V.

REPRESENTATIONS AND WARRANTIES OF IBKC AND TSH

IBKC and TSH hereby represent and warrant to the other Warrantor, to the extent pertaining to itself, its Subsidiaries, and/or its business or affairs, subject to the standard set forth in Section 5.10 and except as set forth in their respective Schedules hereto (and for purposes of such Schedules, any information disclosed on one Schedule is deemed to be fully disclosed with respect to all Schedules to which it may relate provided that it is reasonably clear on the face of such Schedule that it relates to such other Schedules), that:

5.1 Organization, Standing, and Authority. Warrantor is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business and in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Warrantor has corporate power and authority to carry on its business as now conducted in all material respects, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement. IBKC is duly registered with the Federal Reserve as a bank holding company under the BHC Act. TSH is duly registered with the Federal Reserve as a bank holding company under the BHC Act. Warrantor has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted in all material respects. Each of IBERIABANK and TFB is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

5.2 Capital Stock.

(a) The authorized, issued and outstanding capital stock of Warrantor as of the date of this Agreement, the number of shares of Warrantor Common Stock reserved for issuance under the Warrantor Benefit Plans as of such date and the number of shares of Warrantor Common Stock that are subject to outstanding stock options under such Warrantor Benefit Plans as of such date, are set forth in Schedule 5.2(a) that pertains to Warrantor. All of the issued and outstanding shares of capital stock of Warrantor are duly and validly authorized and issued and are fully paid and non-assessable. None of the outstanding shares of the capital stock of Warrantor has been issued in violation of any preemptive rights of the current or past shareholders of Warrantor. All of the IBKC Common Stock to be issued in exchange for TSH Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly authorized and fully paid and non-assessable.

(b) Except as set forth in Section 5.2(a), Schedule 5.2(a) and Schedule 5.2(b), there are, as of the date of this Agreement and will be, at the Effective Date, no shares of capital stock or other equity securities of Warrantor outstanding or underlying unvested restricted stock awards and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Warrantor or contracts, commitments, understandings or arrangements by which Warrantor is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

5.3 Authority.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Warrantor, subject in the case of TSH, with respect to this Agreement, to the approval of the shareholders of TSH at the Shareholders Meeting. Assuming due authorization, execution and delivery on the part of the other Warrantor, this Agreement represents valid and legally binding obligations of Warrantor, enforceable against Warrantor, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Neither the execution and delivery of this Agreement by Warrantor, nor the consummation by Warrantor of the transactions contemplated herein, nor compliance by Warrantor with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of IBKC, IBERIABANK, TSH, or TFB or (ii) except as set forth on Schedule 5.3(b), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Warrantor, pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, except such as individually or in the aggregate will not have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals, authorizations, filings, registrations and notifications referred to in Section 8.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Warrantor, or any of its properties or assets.

(c) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Laws and the rules and regulations thereunder, and other than consents, authorizations, approvals or exemptions required from Regulatory Authorities, no notice to, filing with, authorization of, exemption by or consent or approval of any public body or authority is necessary for the consummation by Warrantor of the Merger and the other transactions contemplated by this Agreement.

(d) The Board of Directors of each of the parties hereto (at a meeting duly called and held prior to the execution of this Agreement) has by requisite vote (i) determined that the Merger is in the best interests of such party and its shareholders, (ii) authorized and approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iii) in the case of TSH, directed that the Merger be submitted for consideration to TSH’s shareholders at the Shareholders Meeting.

(e) The Boards of Directors of IBERIABANK and TFB have approved the Bank Plan of Merger and the transactions contemplated thereby and have authorized the execution and delivery of the Bank Plan of Merger.

5.4 Absence of Undisclosed Liabilities. Except as set forth in its respective Schedule 5.4, Warrantor does not have any obligation or liability (contingent or otherwise) that is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor’s knowledge, business prospects of the Warrantor on a consolidated basis, or that when combined with all similar obligations or liabilities would, either individually or in the aggregate, be material to the financial condition, results of operations or, to the Warrantor’s knowledge, business prospects of the Warrantor on a consolidated basis, except (i) as reflected in the Warrantor Financial Statements delivered prior to the date of this Agreement, (ii) as reflected by this Agreement, or (iii) for commitments and obligations made, or liabilities incurred, since September 30, 2013, in the ordinary course of its business consistent with past practices.

5.5 Compliance with Laws. Except as set forth in its respective Schedule 5.5, Warrantor:

(a) Is, to its Knowledge, in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders necessary for it to own or lease its properties or to conduct its business as such business is currently conducted;

(b) Has not received any notification or communication from any Regulatory Authority (i) threatening to revoke any license, franchise, permit or governmental authorization which is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor’s knowledge, business prospects of the Warrantor on a consolidated basis or the ability of the Warrantor to consummate the transactions contemplated under this Agreement, under the terms hereof, or (ii) requiring Warrantor (or any of its officers, directors or controlling Persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

(c) Has complied in all material respects with the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, and has a CRA rating of not less than “satisfactory”.

5.6 Employee Benefit Plans.

(a) (i) Warrantor has delivered or made available to the other Warrantor, prior to the execution of this Agreement, copies of each pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay (including, without limitation change of control or golden parachute arrangements), incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect on the date of this Agreement, including, without limitation, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA, in respect of any of the present or former directors, officers, other employees or independent contractors of, or dependents, spouses or other beneficiaries of any of such directors, officers, other employees or independent contractors of, any of the Warrantor Companies (collectively, the “Warrantor Benefit Plans”), and (ii) TSH and TFB have delivered or made available to IBKC, prior to the execution of this Agreement, copies of each employment or consulting agreement as in effect on the date of this Agreement which provides any benefit or perquisites to or in respect of any of the present or former directors or officers of, or dependents, spouses or other beneficiaries of any of such directors or officers of, TSH and TFB, which employment and consulting agreements are, with respect to TSH and TFB, included in the term “Warrantor Benefit Plans” as defined above. Any of the Warrantor Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Warrantor ERISA Plan”. No Warrantor has participated in or been a member of, and no Warrantor Benefit Plan is or has been, a multi-employer plan within the meaning of Section 3(37) of ERISA. Except as set forth on Schedule 5.6(a), the Warrantor Benefit Plans of TSH are terminable on their terms without penalty or payment except for accrued and vested benefits thereunder.

(b) All Warrantor Benefit Plans comply in all material respects with the applicable provisions of ERISA and the Code, and any other applicable laws, rules and regulations the breach or violation of which could result in a liability, either individually or in the aggregate, material to the financial condition, results of operations or prospects of the Warrantor on a consolidated basis. With respect to the Warrantor Benefit Plans, no event has occurred and, to the knowledge of Warrantor’s management, there exists no condition or set of circumstances, in connection with which the Warrantor could be subject to any liability (except liability for severance payments, benefit claims, Pension Benefit Guaranty Corporation premiums, and funding obligations payable in the ordinary course). No notice of a “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Warrantor ERISA Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. No Warrantor has provided, or is required to provide, security to any Warrantor ERISA Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(20) of the Code.

(c) Except as set forth on its respective Schedule 5.6(c), no Warrantor ERISA Plan which is subject to Title IV of ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of each such plan exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable legal requirements.

5.7 Material Contracts.

(a) Except as set forth on its respective Schedule 5.7(a), none of the Warrantor Companies, nor any of their respective assets, businesses or operations, as of the date of this Agreement, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by Warrantor as of the date of this Agreement and that was not so filed (each such contract, agreement or amendment, a “Warrantor Material Contract”).

(b) Except as set forth on its respective Schedule 5.7(b), no Warrantor Company is in default under any Warrantor Material Contract, and there has not occurred any event with respect to Warrantor that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.8 Reports. Since December 31, 2012 each of IBKC and IBERIABANK, and TSH and TFB, have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve, (iii) the Federal Deposit Insurance Corporation, (iv) the OFI, and (v) any other applicable state banking insurance, securities or other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

5.9 Statements True and Correct. None of the information supplied or to be supplied by Warrantor for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, and (iii) any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of TSH, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Warrantor is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby or by this Agreement will comply in all material respects with the provisions of applicable law including applicable provisions of the Securities Laws.

5.10 Materiality. No representation or warranty by a Warrantor contained in this Section V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section V, as applicable, there is or is reasonably likely to be a Material Adverse Effect, except that the representations and warranties in Sections 5.1, 5.2, 5.3 and 5.4 shall be true and correct in all respects. TSH’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written consent or request of IBERIABANK or IBKC.

5.11 Financial Statements; Accounting. Prior to the execution of this Agreement, each Warrantor has delivered to the other Warrantor its Warrantor Financial Statements through the period ended September 30, 2013, and each Warrantor will promptly deliver when available copies of such Warrantor Financial Statements in respect of periods ending after September 30, 2013. Each of the Warrantor Financial Statements (as of the dates thereof and for the periods covered thereby): (i) is (and, in the case of Warrantor Financial Statements in respect of periods ending after September 30, 2013, will be) in accordance with the books and records of the Warrantor, and have been and will continue to be maintained in accordance with GAAP (except as permitted by Regulation S-X of the SEC), in all material respects, and (ii) except as permitted by Regulation S-X of the SEC, presents (and, in the case of Warrantor Financial Statements in respect of periods ending after September 30, 2013, will present) fairly in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Warrantor as of the dates and for the periods indicated, in all material respects in accordance with GAAP applicable to financial institution holding companies applied on a basis consistent with prior periods, except as otherwise described (subject in the case of interim financial statements to normal year-end adjustments and the absence of footnotes).

5.12 Subsidiaries. The respective Schedule 5.12 lists all of the Subsidiaries of Warrantor as of the date of this Agreement. Except as provided in Louisiana Revised Statutes 6:262, all of the shares of capital stock of TFB held by TSH are fully paid and non-assessable and are owned by TSH free and clear of any claim, lien or encumbrance. Except as provided in Louisiana Revised Statutes 6:262, all of the shares of capital stock of IBERIABANK held by IBKC are fully paid and non-assessable and are owned by IBKC free and clear of any claim, lien or encumbrance. Each Subsidiary of Warrantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. TFB has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted in all material respects. IBERIABANK has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted in all material respects.

5.13 Tax Matters.

(a) Warrantor and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Warrantor nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Warrantor and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Warrantor and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Warrantor nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Warrantor and its Subsidiaries for all years to and including 2009 are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Except as set forth on Schedule 5.13(a), neither Warrantor nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Warrantor and its Subsidiaries or the assets of Warrantor and its Subsidiaries. Warrantor has made available to the other Warrantor true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Warrantor nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Warrantor and its Subsidiaries).

Neither Warrantor nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Warrantor) or (ii) has any liability for the Taxes of any person (other than Warrantor or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Warrantor nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Warrantor nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five (5) years has Warrantor been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a governmental entity.

5.14 Loans, Reserves and Investments.

(a) All Warrantor Credits were (i) made for adequate consideration in the ordinary course of business, (ii) evidenced by instruments that were true and genuine, and (iii) if secured, secured by valid perfected security interests. An accurate trial balance of all such TSH Credits as of November 30, 2013 is set forth on Schedule 5.14(a).

(b) The aggregate allowances for losses on Warrantor Credits and other real estate and foreclosed assets owned reflected on the latest Warrantor Financial Statement delivered on or prior to the date of this Agreement were, as of the date of such Warrantor Financial Statements and will be, at the Closing, adequate, as of the respective dates of the Financial Statements, in accordance with regulatory guidelines and GAAP in all material respects.

(c) A complete and accurate listing of the TSH investments of TSH as of November 30, 2013 is set forth on Schedule 5.14(c).

5.15 Properties and Insurance. Except as set forth on Schedule 5.15 or as reserved against in the TSH Financial Statements, TSH and TFB have good and, as to real property, marketable title, free and clear of all material liens, encumbrances, charges or defaults of any character, to all of the material properties and assets, tangible or intangible, reflected in the TSH Financial Statements as being owned by TSH as of the dates thereof. To the knowledge of TSH’s management, (i) all buildings and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by the TSH are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought); and (ii) the policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of TSH provide adequate coverage against loss.

5.16 Legal Proceedings. Except as set forth on its respective Schedule 5.16, there are no actions, suits or proceedings instituted or pending against Warrantor or, to the Knowledge of Warrantor, threatened against Warrantor or its Subsidiaries, or affecting any property, asset, interest or right of any of them.

5.17 Absence of Certain Changes or Events. Since September 30, 2013, Warrantor and its Subsidiaries, taken as a whole on a consolidated basis, have not suffered any change in any respect that has had or is reasonably likely to have a Material Adverse Effect.

5.18 Environmental Matters. (a) Except as set forth in its respective Schedule 5.18(a), to the Knowledge of Warrantor, Warrantor and its Subsidiaries is in compliance, and has complied, with any federal, state or local law, regulation, order, decree, permit, authorization or agency requirement, each as may be applicable to it, relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).

(b) Except as set forth in its respective Schedule 5.18(b), there are no legal, administrative, arbitral or other proceedings or actions pending, or, to the knowledge of Warrantor, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Warrantor or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Warrantor or any of its Subsidiaries. To the Knowledge of Warrantor or its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Warrantor and its Subsidiaries. Except with respect to any agreement entered into in the ordinary course of Warrantor’s or a Subsidiary’s business (including, but not limited to, agreements creating security interests in real property in favor of Warrantor or a Subsidiary), Warrantor and its Subsidiaries are not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

5.19 Knowledge as to Conditions. On the date of this Agreement, Warrantor knows of no reason with respect to it why the regulatory approvals, authorizations, filings, registrations and notices contemplated by Section 8.5 should not be obtained without the imposition of any material and adverse condition or restriction.

5.20 Labor Matters. Neither Warrantor nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Warrantor or any of its Subsidiaries the subject of any proceeding asserting that Warrantor or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization as to wages and conditions of employment; nor is there any strike or other labor dispute involving Warrantor or any of its Subsidiaries pending or threatened.

5.21 Fairness Opinion. TSH shall have received from Sheshunoff & Co. Investment Banking, L.P., TSH’s financial advisor, an opinion dated the date of this Agreement, to the effect that the Merger Consideration is fair to TSH’s shareholders from a financial point of view. TSH shall provide IBKC with a copy of such written opinion promptly after its receipt of such opinion.

SECTION VI.

COVENANTS AND AGREEMENTS

Each of the parties to this Agreement hereby covenants and agrees with the other parties as follows:

6.1 Conduct of Business – Negative Covenants. From the date of this Agreement until the earlier of the Effective Date or until the termination of this Agreement, except as otherwise permitted by this Agreement or as set forth on Schedule 6.1, TSH will not do, or agree or commit to do, and will cause each of its Subsidiaries not to do or agree to commit to do, any of the following without the prior written consent of a duly authorized officer of IBKC, which consent will not be unreasonably withheld:

(a) Amend its articles of incorporation, by-laws, or other governing instruments, or

(b) Impose, or suffer the imposition, on any share of capital stock held by it or by one of its Subsidiaries, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, or

(c) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, or

(d) Except as expressly contemplated by this Agreement, acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) good faith foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by Subsidiaries that invest in unaffiliated companies in the ordinary course of business, or (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or

(e) Except as set forth on Schedule 6.1(e) or upon the exercise of stock options, issue, sell, pledge, encumber, authorize the issuance of, or otherwise dispose of: (i) any shares of its capital stock, including any agreement to issue, sell, pledge, encumber, or authorize the issuance of its capital stock; (ii) any substantial part of its assets or earning power; or (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration, or

(f) Adjust, split, combine, or reclassify any capital stock of TSH or issue or authorize the issuance of any other securities in respect of or in substitution for TSH Common Stock, or

(g) Except as set forth on Schedule 6.1(g), incur any additional material debt obligation or other material obligation for borrowed money, except in the ordinary course of its business consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, Federal Home Loan Bank advances, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements), or

(h) Grant any increase in compensation or benefits to its officers or other employees, or continue replacement hiring with other than temporary employees; notwithstanding the foregoing, TSH and TFB may continue replacement hiring of temporary employees; pay any bonus not in accordance with Schedule 6.1(h) or as set forth below, enter into any severance agreements with any of its directors or officers; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would increase the retirement benefit liabilities of TSH; except that TFB may accrue up to $1,000,000 in the aggregate as retention bonus payments to the key employees listed on Schedule 6.1(h) (the “Closing Date Retention Bonuses”). Schedule 6.1(h) shall be provided to IBKC within five (5) Business Days of the date of this Agreement. The allocation of the Closing Date Retention Bonuses to such key employees listed on Schedule 6.1(h) shall be within TFB’s discretion prior to the Closing, shall not exceed $70,000 to any one employee, and shall be distributed in accordance with TFB’s standard payroll processing to such TFB employees who continue to be TFB employees as of the Effective Date, or

(i) Except as contemplated by this Agreement, or any of the agreements, documents or instruments contemplated hereby, or as set forth on Schedule 6.1(i), amend any existing employment, severance or similar contract between it or any of its Subsidiaries (unless such amendment is required by law), or enter into any new such contract with, any person, or

(j) Except as contemplated by this Agreement or any of the agreements, documents or instruments contemplated hereby, or set forth in Schedule 6.1(j), adopt any new employee benefit plan or make any material change in or to any existing employee benefit plan, other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or

(k) Place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, other than in the ordinary course of business consistent with past practices, or as disclosed in Schedule 6.1(k), cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or discharge or satisfy any material noncurrent liability, or

(l) Charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) any material Credit, or make or enter into any commitments to make any Credit which varies materially from its written credit policies, copies of which have been made available to IBKC, or

(m) Fail to maintain its allowance for loan losses at the level required by GAAP or any Regulatory Authority,

(n) Other than in the normal course of providing credit to customers as part of its banking business, accepting deposits and making investments, enter into any contract or series of related contracts involving a payment of more than $100,000, or

(o) Commit to do any of the foregoing.

6.2 Conduct of Business—Affirmative Covenants. During the period from the date of this Agreement to the Effective Date or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Schedule 6.2), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), Warrantor shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the ordinary course of business in all material respects; provided, that IBKC or any of its Subsidiaries shall not be precluded from making any acquisition or investment in any other Person, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) take no other action that would reasonably be expected to adversely affect or materially delay the ability of either IBKC or TSH to obtain any necessary approvals of any Regulatory Authorities required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

6.3 Adverse Changes in Condition. Each Warrantor shall give written notice promptly to the other Warrantor concerning (i) any event which has had, or is reasonably likely to have, a Material Adverse Effect on such Warrantor, or (ii) the occurrence or impending occurrence of any event or circumstance known to such Warrantor which would have needed to be reported in a Schedule hereunder if it had occurred or been pending on or prior to the date of this Agreement, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Warrantor contained herein or that would reasonably be expected to materially and adversely affect the timely consummation of the transactions contemplated hereby. Each Warrantor shall use its reasonable best efforts to prevent or to promptly remedy the same.

6.4 Investigation and Confidentiality.

(a) Prior to the Effective Date, TSH will keep IBKC promptly advised of all developments which may reasonably result in a Material Adverse Effect relevant to its business and to the consummation of the Merger, and IBKC may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of TSH and its Subsidiaries as IBKC reasonably deems necessary or advisable to familiarize itself and its advisors with such Material Adverse Effect; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b) Each Warrantor agrees to furnish the other Warrantor and the other Warrantor’s respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other Warrantor shall from time to time reasonably request. No investigation by one Warrantor shall affect the representations and warranties of the other Warrantor and, subject to Section 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each Warrantor agrees to furnish the other Warrantor with all information necessary to expedite pre-conversion planning and implementation, including, but not limited to, all things necessary, proper or advisable under applicable laws and regulations to plan, make effective and consummate systems and branch conversions. Notwithstanding the foregoing, neither party hereto shall be required to provide access to or to disclose information where such access or disclosure would violate its attorney-client privilege or violate or prejudice the rights of any customer or contravene any law, rule, regulation, order or judgment, nor to disclose board minutes of any confidential discussion of this Agreement and the transactions contemplated hereby, or any Acquisition Proposal. Each Warrantor shall maintain the confidentiality of all confidential information furnished to it by the other Warrantor in accordance with the terms of the confidentiality agreement dated October 4, 2013 between the Warrantors (the “Confidentiality Agreement”).

6.5 Reports. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, each Warrantor shall, IBKC shall cause IBERIABANK to, and TSH shall cause TFB to, file all reports required to be filed by such Warrantor, TFB and IBERIABANK with any Regulatory Authority, and shall deliver to the other Warrantor copies of all such reports promptly after the same are filed.

6.6 Dividends. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, TSH shall not declare or pay any dividend or other distribution to its shareholders; provided, however, that TSH may (to the extent legally able to do so), but shall not be obligated to, declare and pay consistent with past practices and prior to the Effective Date, a quarterly cash dividend (in an amount per share not to exceed the amount disclosed in Schedule 6.6). With respect to the fiscal quarter of the Effective Date, TSH shall not pay any dividend or other distribution if IBKC shall declare and pay a dividend or other distribution in such fiscal quarter that would be payable to former TSH shareholders after the Effective Date.

6.7 Capital Stock. Except as otherwise contemplated by this Agreement (including Section 6.1(e) hereof), or as set forth on Schedule 6.7, without the prior written consent of IBKC, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, TSH shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of TSH Common Stock or any other capital stock of TSH and any Subsidiary of TSH, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock except for the issuance of TSH Common Stock upon the exercise of stock options.

6.8 Certain Actions.

(a) Subject to Section 6.8(d) of this Agreement, TSH agrees that, from the date of this Agreement until the earlier of the Effective Date or the termination of this Agreement, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) TSH agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore (other than IBKC) with respect to any Acquisition Proposal informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

(c) TSH agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.8.

(d) Notwithstanding the provisions of Section 6.8(a) of this Agreement, if any Person after the date of this Agreement submits to TSH’s board of directors an unsolicited, bona fide, written Acquisition Proposal, and TSH’s board of directors reasonably determines in good faith, after receipt of advice from outside legal counsel, that the failure to engage in discussions with such Person concerning such Acquisition Proposal may cause TSH’s board of directors to breach its fiduciary duties to TSH and its shareholders, and after consultation with its financial advisor, then, in such case, (i) TSH may (A) furnish information about its business to such Person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Person, provided that TSH must contemporaneously furnish to IBKC all such non-public information furnished to such Person, and (B) negotiate and participate in discussions and negotiations with such Person; and (ii) if TSH’s board of directors determines that such an Acquisition Proposal is a Superior Proposal (defined below), TSH’s board of directors may (subject to the provisions of this Section 6.8) (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, (i) at any time after two (2) Business Days following IBKC’s receipt of written notice (a “Notice of Superior Proposal”) advising IBKC that TSH’s board of directors has received a Superior Proposal, comprehensively specifying the material terms and conditions of such Superior Proposal, and (ii) subject to IBKC’s Right of First Refusal (defined below). In the event IBKC elects not to exercise the Right of First Refusal, TSH shall provide IBKC with a final written notice of acceptance before or simultaneous with accepting any Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which TSH’s board of directors determines, after consultation with its financial advisor, are materially more favorable to TSH’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger after giving effect to the provisions of Section 9.2 (or other revised proposal submitted by IBKC). For the purposes of this Section 6.8(d), an Acquisition Proposal shall be “bona fide” if the board of directors of TSH reasonably determines that the Person submitting such Acquisition Proposal is capable, from a financial, regulatory and other appropriate perspectives, of consummating such Acquisition Proposal on the terms proposed.

(e) IBKC shall have the right (“Right of First Refusal”) for two (2) Business Days after receipt of Notice of Superior Proposal to make such adjustments in the terms and conditions of this Agreement as would enable TSH to proceed with the Merger on the basis of such adjusted terms. If IBKC fails to exercise such Right of First Refusal within the time herein specified, TSH shall be at liberty to accept the Superior Proposal, subject to the obligations of TSH pursuant to Section 9.2 hereof.

6.9 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement and its fiduciary duties under applicable law, each Warrantor agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Bank Plan of Merger, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. Each Warrantor shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This Section 6.9 shall not require either Warrantor to waive any condition to such Warrantor’s obligation to consummate the Merger.

6.10 Operating Functions. TSH and TFB shall cooperate with IBKC and IBERIABANK in connection with planning for the efficient and orderly combination of the parties and the operation of TFB after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date.

6.11 Preservation of Business. TSH shall use its reasonable best efforts to preserve the possession and control of all of TSH’s and TFB’s assets (other than those consumed or disposed of for value in the ordinary course), and the goodwill of customers and others having business relations with them, and will do nothing knowingly to impair their ability keep and preserve their businesses as they exist on the date hereof. From the date hereof until the Effective Date, TFB (i) shall notify IBERIABANK prior to establishing the rates to be paid by TFB on its deposit accounts, (ii) shall review with IBERIABANK biweekly conduct of TSH’s loan approval process, and (iii) shall notify IBERIABANK promptly of any change to the TSH Credits identified in Schedule 5.14(a) hereto.

6.12 Issuance of IBKC Common Stock. IBKC shall, prior to the Closing, take such action as is required to authorize and reserve for issuance the IBKC Common Stock to the shareholders of TSH pursuant to the Merger, and to permit such IBKC Common Stock to be approved for listing and quotation on the NASDAQ Global Select Market.

6.13 Support Agreements. TSH has delivered, or will deliver, to IBKC Support Agreements executed by TSH’s directors and executive officers, substantially in the form of Exhibit II, pursuant to which certain TSH directors will be invited to join IBERIABANK’s local advisory board.

6.14 Bank Merger. Warrantor will, and will cause its banking subsidiary to, take such action as shall reasonably be deemed necessary or advisable to effect the Bank Merger pursuant to the terms of the Bank Plan of Merger.

SECTION VII.

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Shareholder Approval.

(a) The Warrantors shall cooperate in the preparation of the Registration Statement. IBKC shall, as soon as practicable but in no event later than 60 days from the date hereof, file the Registration Statement with the SEC, and the Warrantors shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act. IBKC shall provide TSH and its counsel with a reasonable opportunity to review and comment on the Registration Statement, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. IBKC shall take, and TSH shall cooperate with IBKC in connection with, any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of shares of IBKC Common Stock upon consummation of the Merger. Each Warrantor shall furnish all information concerning it and the holders of its capital stock as the other Warrantor may reasonably request in connection with such action. TSH and IBKC shall promptly notify the other party if at any time it becomes aware that the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Warrantors shall cooperate in the preparation of a supplement or amendment to such Registration Statement that corrects such misstatement or omission, and IBKC shall file an amended Registration Statement with the SEC, and TSH shall mail an amended Proxy Statement to TSH’s shareholders.

(b) TSH shall call a Shareholders Meeting to be held as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of considering and voting upon this Agreement and the Merger. In connection with the Shareholders Meeting, (i) TSH shall mail the Proxy Statement to its shareholders, (ii) each Warrantor shall furnish to the other Warrantor all information concerning it and its Subsidiaries that the other Warrantor may reasonably request in connection with the Proxy Statement, and (iii) the Board of Directors of TSH shall, subject to its fiduciary duties under applicable law, recommend to its shareholders the approval of this Agreement and cause TSH to use its best efforts to obtain such shareholder approval.

7.2 Filings. Promptly following, or contemporaneous with, the Closing, each of IBKC and TSH shall cause to be made all filings as are required by applicable federal and state law, including filings required by the BCL.

7.3 IBKC Tax Opinion. IBKC shall use its reasonable best effects to obtain a written opinion from Jones Walker LLP, counsel to IBKC, dated as of the date of Closing, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of IBKC and TSH, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

7.4 TSH Tax Opinion. TSH shall use its reasonable best efforts to obtain a written opinion from Spidi & Fisch PC, counsel to TSH, dated as of the date of Closing, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of IBKC and TSH, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

7.5 Press Releases. IBKC and TSH shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, and except as may be otherwise required by law, neither IBKC nor TSH shall issue any news release, or other public announcement or communication with respect to this Agreement without first consulting with the other party and using its best efforts to provide the other party with the proposed news release, public announcement or communication prior to its distribution.

7.6 Applications. The Warrantors shall, and shall cause their Subsidiaries to, as soon as practicable but in any event no later than 60 days from the date hereof, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. Each Warrantor shall have the right to review and approve in advance all characterizations of the information relating to that party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, each Warrantor shall furnish to the other party for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing. The Warrantors shall provide copies of all such filings to each other within two (2) business days after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

7.7 Medical Claims. In the event of any termination or consolidation of any TSH or TFB health plan prior or subsequent to Closing, TSH and TFB will use their reasonable best efforts to cause their employees to submit all bills and receipts representing claims for reimbursement of medical expenses incurred prior to the effective date of such termination or consolidation.

7.8 Employee Stock Ownership Plan. The TFB Employee Stock Ownership Plan (“ESOP”) shall be terminated as of, or immediately prior to, the Effective Date, subject to the consummation of the Merger. All shares held by the ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the shares and any other assets remaining shall be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the Internal Revenue Service, in the case of ESOP participants who do not have a distribution event under the ESOP other than the ESOP termination), as provided for in the ESOP and unless otherwise required by applicable law. If IBERIABANK elects to pursue a favorable determination letter with respect to the ESOP’s termination, prior to the Effective Date, TFB, and following the Effective Date, IBERIABANK, shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the Internal Revenue Service as a condition to its issuance of a favorable determination letter). Prior to the Effective Date, TFB, and following the Effective Date, IBERIABANK, will adopt such amendments to the TFB ESOP as may be reasonably required by the Internal Revenue Service as a condition to granting such favorable determination letter on termination. Following the effective date of the ESOP’s termination, neither TFB, prior to the Effective Date, nor IBERIABANK, following the Effective Date, shall make any distribution from the ESOP until receipt of such favorable determination letter, except (i) as may be required by applicable law and (ii) in accordance with the ESOP’s terms regarding distributable events other than due to termination of the ESOP (e.g., due to minimum mandatory distributions, diversification distributions, retirements or termination of employees). In the case of a conflict between the terms of this Section 7.8 and the terms of the ESOP, the terms of the ESOP shall control; provided, however, in the event of any such conflict, TFB, before the Effective Date, and IBERIABANK, after the Effective Date, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section 7.8

7.9 TFB 401(k) Plan. Prior to the Effective Date, the TSH Board of Directors shall adopt a resolution providing that the TFB 401(k) Plan (the “Plan”) shall terminate as of the Effective Date, subject to the consummation of the Merger. Prior to the Effective Date, TFB, and following the Effective Date, IBERIABANK, shall use their respective reasonable best efforts in good faith to obtain a favorable determination letter from the Internal Revenue Service, provided IBERIABANK elects to pursue a favorable determination letter for the Plan with respect to the Plan’s termination (including, but not limited to, making such changes to the Plan and the proposed allocations as may be requested by the Internal Revenue Service as a condition to its issuance of a favorable determination letter). Prior to the Effective Date, TFB, and following the Effective Date, IBERIABANK, will adopt such amendments to the Plan as may be reasonably required by the Internal Revenue Service as a condition to granting such favorable determination letter on termination. Following the effective date of the Plan’s termination, neither TFB, prior to the Effective Date, nor IBERIABANK, following the Effective Date, shall make any distribution from the Plan except (i) as may be required by applicable law, or (ii) in accordance with the Plan’s terms regarding distributable events in the ordinary course other than due to the termination of the Plan (e.g., due to retirements or terminations of employees), until receipt of such favorable determination letter. Any distributions may, at the recipient’s option, be rolled into a defined contribution plan of IBERIABANK (or IBKC, as the case may be), subject to IBKC’s discretion: (i) to reject any such rollover if it may reasonably jeopardize the qualified status of such IBERIABANK or IBKC plan; and (ii) to reject non-cash rollovers or rollovers of plan loans. In the case of a conflict between the terms of this Section 7.9 and the terms of the Plan, the terms of the Plan shall control; provided, however, in the event of any such conflict, TFB, before the Effective Date, and IBERIABANK, after the Effective Date, shall use their reasonable best efforts to cause the Plan to be amended to conform to the requirements of this Section 7.9 Additionally, the Plan trustees shall resign and IBKC shall appoint new trustees of the Plan as of the Effective Date.

7.10 Employment Agreements.

(a) Each of the existing employment and change in control severance agreements with TSH and/or TFB listed on Schedule 7.10(a) shall be terminated as of or immediately prior to the Effective Date, and each employee shall receive any payments that such employee is entitled to receive under such existing employment or change in control severance agreements in accordance with the terms of such agreements with such payments made by TFB or TSH on the Effective Date.

(b) Except as set forth on Schedule 7.10(b), no payments or benefits to officers of TSH and TFB in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

7.11 Noncompetition Agreements. As of the date of this Agreement, Patrick O. Little and W. Ross Little, Jr. shall enter into noncompetition agreements with IBKC, to be effective on the Effective Date, and attached hereto as Exhibit III.

7.12 New Employment Agreements. As of the date of this Agreement, J.L. Chauvin, Jason P. Freyou and Darryl R. Broussard shall enter into employment agreements with IBKC, to be effective on the Effective Date, and attached hereto as Exhibit IV.

7.13 Post-Closing Retention Payments. IBKC may pay to certain officers and other key employees of TSH post-closing retention payments upon consummation of TFB’s branch and operating systems conversion.

7.14 Section 16(b) Exemption. Prior to the Effective Date, if TSH provides IBKC the Section 16 Information reasonably in advance of the Effective Date, TSH and IBKC will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of TSH Common Stock or conversion of any derivative securities in respect of shares of TSH Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the 1934 Act. “Section 16 Information” shall mean information accurate in all respects regarding TSH Insiders, the number of shares of TSH Common Stock held by each such TSH Insider and the number and description of the TSH Options held by each such TSH Insider. “TSH Insiders” shall mean those officers and directors of TSH who are subject to the reporting requirements of Section 16(a) of the 1934 Act.

7.15 WARN Act Notices. TSH agrees that, upon IBKC’s written request, it shall provide a notification under the WARN Act for any TSH employee terminations or layoffs following the Effective Date. IBKC shall indemnify, hold harmless and defend TSH from and against any and all claims, lawsuits, costs (including reasonable attorneys’ fees) and liabilities suffered by TSH as a result of any notice to TSH employees at IBKC’s request.

SECTION VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

The obligation of each Warrantor to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived by such party pursuant to Section 10.5 of this Agreement:

8.1 Representations and Warranties. The representations and warranties of the other Warrantor set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the time of the Closing with the same effect as though all such representations and warranties had been made on and as of the time of the Closing, in each case subject to the standard set forth in Section 5.10 hereof, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date or (ii) as expressly contemplated or permitted by this Agreement.

8.2 Performance of Agreements and Covenants. Each and all of the agreements and covenants of the other Warrantor to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the time of the Closing shall have been duly performed and complied with by it in all material respects.

8.3 Certificates. Each Warrantor shall have delivered to the other Warrantor a certificate, dated as of the date of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.1 and Section 8.2 of this Agreement with respect to it have been satisfied, all in such reasonable detail as the other Warrantor shall request.

8.4 Shareholder Approval. The shareholders of TSH shall have approved this Agreement, the Merger and the consummation of the transactions contemplated hereby, as and to the extent required by law and by the provisions of the governing instruments of TSH, and TSH shall have furnished to IBKC certified copies of resolutions duly adopted by its shareholders evidencing the same.

8.5 Consents and Approvals. All material approvals and authorizations of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not contain any non-standard term or condition which in the reasonable judgment of the Board of Directors of IBKC so materially and adversely affects the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; it being understood that a requirement to divest five (5) or fewer branches shall not constitute such a non-standard term or condition. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which Warrantor is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, following the Merger, have a Material Adverse Effect on such Warrantor.

8.6 Legal Proceedings. No Warrantor shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

8.7 Tax Matters. Each Warrantor shall have received the tax opinion addressed to it referred to in Sections 7.3 and 7.4 of this Agreement. Except as set forth on Schedule 7.11(b), no payments or benefits to officers of TSH and TFB in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

8.8 Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose shall be pending before or threatened by the SEC.

8.9 Simultaneous Transactions. The Warrantors shall have executed all documents and taken all such other actions as are necessary to effectuate the Merger other than filing a certificate of merger with the Louisiana Secretary of State as referred to in Section 7.2, and the Warrantors shall have irrevocably authorized their agents to make such filing in its behalf.

8.10 NASDAQ Listing. The shares of IBKC common stock to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market.

8.11 Exchange Agent Certificate. IBKC shall have delivered the stock certificates and cash consideration for fractional shares of IBKC Common Stock to the Exchange Agent on or before the Closing and irrevocably authorized the Exchange Agent to issue the Merger Consideration pursuant to the terms and conditions of this Agreement and in accordance with a letter of transmittal to be acceptable to the parties, and the Exchange Agent shall provide TSH with a certificate evidencing such delivery and authorization.

8.12 No Material Adverse Effect. Since December 31, 2013, no event has occurred or circumstance arisen that, individually or in the aggregate, has had a Material Adverse Effect on the other Warrantor.

SECTION IX.

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement and notwithstanding the approval of this Agreement by the shareholders of TSH, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) By mutual consent of the Boards of Directors of the Warrantors; or

(b) By the Board of Directors of either Warrantor (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Warrantor of any representation, warranty, covenant or agreement of such other Warrantor contained herein which would result in the failure to satisfy the closing condition set forth in Section 8.1 or 8.2 of this Agreement, which breach cannot be or has not been cured within forty–five (45) days after the giving of a written notice to the breaching Warrantor of such material breach; or

(c) By the Board of Directors of either Warrantor in the event that the Merger shall not have been consummated within twelve (12) months after the date of this Agreement except if the reason that the Merger has not been so consummated is due to a material breach of a representation, warranty or covenant by the party seeking to terminate; or

(d) By the Board of Directors of either Warrantor in the event any approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such Regulatory Authority or if any such action taken by such Regulatory Authority is not appealed within the time limit for appeal; or

(e) By the Board of Directors of IBKC, in the event any such approval of any Regulatory Authority is conditioned upon the satisfaction of any condition or requirement that, in the opinion of IBKC, would so materially adversely affect its business or the economic benefits of the Merger as to render consummation of the Merger inadvisable or unduly burdensome, and the time period for appeals and request for reconsideration has run; it being understood that the requirement to divest five (5) or fewer branches shall not render the Merger inadvisable or constitute an unduly burdensome condition; or

(f) By the Board of Directors of either Warrantor, if the shareholders of TSH fail to approve this Agreement and the Merger, and the consummation of the transactions contemplated hereby at the Shareholders Meeting; or

(g) By the Board of Directors of IBKC if the Board of Directors of TSH shall, or shall have resolved to, withdraw, modify or change its recommendation to TSH’s shareholders of this Agreement or the Merger, or recommend any Acquisition Proposal other than the Merger; or

(h) By the Board of Directors of either Warrantor if the other Warrantor has experienced, or is reasonably likely to experience, a Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by the Warrantor invoking this Section 9.1(h), which notice shall specify the nature of the matter or matters constituting such Material Adverse Effect and which are the basis of such intention; provided, however, that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by such Warrantor within fifteen (15) days following the end of such remedial or curative period; or

(i) By the Board of Directors of TSH, pursuant to Section 6.8(d).

9.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect and the parties hereto will be relieved of all obligations and liabilities under this Agreement, except that: (i) the provision of Section IX hereof shall survive any such termination and abandonment; (ii) a termination pursuant to Section 9.1(b) of this Agreement shall not relieve a breaching Warrantor from liability for any breach giving rise to such termination; and (iii) each Warrantor shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

(b) In the event this Agreement is terminated (i) by IBKC pursuant to Section 9.1(b) hereof because of a willful breach of a representation, warranty, covenant or other agreement by TSH, or (ii) by TSH pursuant to Section 9.1(i) hereof, and in each case within twelve (12) months after the date of any such termination TSH, without IBKC’s prior written consent, accepts in a written agreement an Acquisition Proposal, then TSH shall pay IBKC $5,000,000, which shall be due and payable as follows: (a) $2,500,000 shall be paid not later than the fifth Business Day following the date TSH accepts such Acquisition Proposal, and (b) $2,500,000 shall be paid on the earlier of the date of consummation of such Acquisition Proposal or twelve (12) months from the date of acceptance of the Acquisition Proposal. Upon payment of such termination fee pursuant to this Section 9.2(b), IBKC will not have any other rights or claims against TSH or its Subsidiaries, or their respective officers and directors, under this Agreement.

(c) In the event this Agreement is terminated by TSH pursuant to Section 9.1(b) hereof because of a willful breach of a representation, warranty, covenant or other agreement by IBKC, or by IBKC pursuant to Section 9.1(e) hereof, then IBKC shall pay TSH $4,000,000 (the “IBKC Termination Fee”) not later than the fifth Business Day following the date of notice of its termination and the reasons for such termination. Upon payment of the IBKC Termination Fee to TSH pursuant to this Section 9.2(c), TSH will not have any other rights or claims against IBKC or its Subsidiaries, or their respective officers and directors, under this Agreement.

(d) In the event this Agreement is terminated by IBKC (i) pursuant to Section 9.1(b) hereof because of a willful breach of a representation, warranty, covenant or other agreement by TSH, or (ii) pursuant to Section 9.1(g) hereof because the Board of Directors of TSH shall have withdrawn, modified or changed its recommendation to TSH’s shareholders (other than in the exercise of the TSH Board’s fiduciary duties after delivery to IBKC of a notice of intention to terminate pursuant to Section 9.1(h) which is not remedied or cured by IBKC prior to the withdrawal, modification or change), then TSH shall pay IBKC $4,000,000 (the “TSH Termination Fee”). Upon payment of the TSH Termination Fee to IBKC pursuant to this Section 9.2(d), IBKC will not have any other rights or claims against TSH or its Subsidiaries, or their respective officers and directors, under this Agreement.

9.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Warrantors shall not survive the Effective Date, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Date; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Warrantor (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of any Warrantor, the aforesaid representations, warranties and covenants being material inducements to consummation by the Warrantors of the transactions contemplated hereby.

SECTION X.

MISCELLANEOUS

10.1 Expenses.

Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay all costs and expenses, incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

10.2 Brokers and Finders. Except as set forth on Schedule 10.2, TSH represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

10.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits and Schedules hereto, and the Confidentiality Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for (i) the rights of shareholders of TSH to receive the Merger Consideration following the Effective Date and (ii) the provisions of Section 4.4, which shall inure to the benefit of and be enforceable by the Persons referenced therein.

10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the boards of directors of such parties; provided, however, that the provisions of this Agreement relating to the manner or basis in which shares of TSH Common Stock will be exchanged for IBKC Common Stock shall not be amended after the Shareholders Meeting without the requisite approval of the holders of the issued and outstanding shares of TSH Common Stock entitled to vote thereon. The parties hereto may, without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby. TSH agrees to take such reasonable actions requested by IBKC as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is a Subsidiary of IBKC) the transactions contemplated hereby; provided, however, that such modification shall not change the amount, kind, manner or basis in which shares of TSH Common Stock will be exchanged for IBKC Common Stock or abrogate the covenants and other agreements contained in this Agreement, result in adverse tax consequences to the shareholders of TSH, materially delay consummation of the Merger or jeopardize the timely receipt of approvals of a Regulatory Authority required to consummate the Merger.

10.5 Waivers. Prior to or at the Effective Date, each party hereto, acting through its Board of Directors or chief executive officer or other authorized officer, shall, as to such party’s rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement by any other party, (ii) to waive or extend the time for the compliance or fulfillment by any other party of any and all of its obligations under this Agreement, and (iii) to waive any or all of the conditions precedent to the obligations of such party under this Agreement.

10.6 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other Persons, without the express written consent of the other parties and any such purported assignment without such requisite consent shall be null and void.

10.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to IBKC and/or IBERIABANK:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr.

 Executive Vice President and General Counsel

Email: robert.worley@iberiabank.com

With a copy to:

Jones Walker LLP

499 S. Capitol Street, SW, Suite 600

Washington, D.C. 20003

Attention: Edward B. Crosland, Jr., Esq.

Facsimile: (202) 203-0000

If to TSH and/or TFB:

Teche Holding Company

1120 Jefferson Terrace Boulevard

New Iberia, Louisiana 70560

Attention: Patrick O. Little

 President and Chief Executive Officer

Facsimile: (337) 359-1831

With a copy to:

Spidi & Fisch PC

1227 25th Street NW, Suite 200 West

Washington, D.C. 20037

Attention: John J. Spidi, Esq.

Facsimile: (202) 434-4661

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

10.9 Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature or electronic transmission of a signature page, each of which shall be deemed to be an original signature page.

10.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.

IBERIABANK CORPORATION		TECHE HOLDING COMPANY

By:	/s/ Daryl G. Byrd	By:	/s/ Patrick O. Little
	Daryl G. Byrd		Patrick O. Little
	President and Chief Executive Officer		President, Chief Executive Officer and Chairman of the Board

Attest		Attest

By:	/s/ Hope Gajan	By:	/s/ Cindy F. North

Appendix B

January 12, 2014

Board of Directors

Teche Holding Company

1120 Jefferson Terrace Boulevard

New Iberia, Louisiana 70560

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to the shareholders of Teche Holding Company (“TSH”), a bank holding company organized as a Louisiana corporation, of the consideration to be paid to the TSH shareholders in the proposed merger of TSH with and into IBERIABANK Corporation (“IBKC”), a Louisiana corporation (the “Merger”). TSH’s subsidiary, Teche Federal Bank, will be merged into IBKC’s wholly-owned subsidiary, IBERIABANK, at the completion of the Merger.

Pursuant to an Agreement and Plan of Merger dated January 12, 2014 (the “Agreement”), IBKC has agreed to exchange 1.162 shares of IBKC common stock for each TSH common share outstanding, or approximately $164.8 million based on the mid-point of the pricing collars discussed below. The value and the composition of the total merger consideration may be adjusted pursuant to the terms of the Agreement. In the event that the Market Value of IBKC market value is greater than $68.20 or less than $55.80 (the IBKC price collars) IBKC may adjust the exchange ratio. The calculation of the Market Value of IBKC common stock will be the average of the twenty-four (24) hour daily weighted average trading prices of the IBKC Common Stock on the NASDAQ Global Select Market (as calculated by Bloomberg Screen AQR) on each of the fifteen (15) trading days ending one (1) Business Day prior to the date of receipt of the later to occur of (i) approval of this Agreement by TSH or its shareholders and (ii) receipt of the approval of the Federal Reserve of the transactions contemplated thereby.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for tax, financial reporting, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by TSH.

In connection with its opinion, Sheshunoff, among other things:

1.	Reviewed the latest draft of the Agreement;

2.	Discussed the terms of the Agreement with the management of TSH and TSH’s legal counsel;

3.	Conducted conversations with management of TSH regarding recent and projected financial performance of TSH;

4.	Evaluated the financial condition of TSH based upon a review of financial filings with the Securities and Exchange Commission for the five-year period ended September 30, 2013, and internally-prepared financial reports for the interim period through November 30, 2013;

5.	Compared TSH’s recent operating results with those of certain other banks in the United States that have recently been acquired;

6.	Compared the pricing multiples for TSH in the Merger to recent acquisitions of banks in the United States with similar characteristics to TSH;

901 South Mopac Expressway, Building V, Suite 140, Austin, TX 78746 | Phone 800.279.2241 | Fax 512.479.8200 | www.SheshunoffIB.com

Board of Directors

Teche Holding Company

January 12, 2014

7.	Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by TSH through the year 2018;

8.	Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of TSH and IBKC;

9.	Discussed certain matters regarding IBKC’s regulatory standing, financial performance, and business prospects with IBKC executives and representatives;

10.	Reviewed certain internal information regarding IBKC that Sheshunoff deemed relevant;

11.	Compared IBKC’s recent operating results and pricing multiples with those of certain other publicly traded banks in the United States that Sheshunoff deemed relevant;

12.	Reviewed available analysts’ reports concerning IBKC;

13.	Compared the historical stock price data and trading volume of IBKC to certain relevant indices; and

14.	Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by TSH for the purposes of this opinion. Sheshunoff assumed that any projections provided or approved by TSH were reasonably prepared on a basis reflecting the best currently available estimates and judgments of TSH’s management. Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumes no responsibility for and expresses no opinion on any such projections or the assumptions on which they are based. In addition, where appropriate, Sheshunoff relied upon publicly available information that is believed to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of TSH or IBKC nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that any off-balance sheet activities of TSH or IBKC will not materially and adversely impact the future financial position or results of operations of IBKC after the Merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for TSH and IBKC are, respectively, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of TSH or IBKC nor has Sheshunoff been furnished with any such evaluations or appraisals. Sheshunoff did not perform an onsite review of TSH or IBKC in the preparation of this opinion.

Sheshunoff assumed that the latest draft of the Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on TSH or IBKC and thereby on the results of our analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of IBKC after the completion of the Merger.

Sheshunoff’s opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and we assume no responsibility for advising any person of any change in any matter affecting this opinion. Sheshunoff assumed that there are no material changes in the assets, financial condition, results of operations, regulatory standing, business or prospects of TSH since the date of the last financial statement reviewed by us. TSH’s management has advised us that they know of no additional information that would have a material effect on this opinion. This opinion does not address any legal, regulatory, tax or accounting matters, as to which TSH has informed us that they have received such advice as they deem necessary from qualified professionals.

Board of Directors

Teche Holding Company

January 12, 2014

Sheshunoff expresses no opinion on the underlying decision by TSH to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to TSH. This opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger, from a financial point of view, to the shareholders of TSH. We do not express any view, nor does this opinion, on any other term or aspect of the Merger, including, without limitation, (i) the fairness of the Merger to any class of securities, creditors or constituencies of TSH or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of TSH resulting directly or indirectly from the completion of the transactions as contemplated in the Merger.

This letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger. Sheshunoff is an independent contractor for the purposes of this engagement and owes its duty solely to TSH and not to any third party, including, without limitation, any individual board members or shareholders. Sheshunoff specifically disclaims any liability or fiduciary duties to TSH’s shareholders or any third parties. It is understood that this letter, and the opinion expressed herein, is for the information of the Board of Directors of TSH and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in any filing with respect to the Merger with the Securities and Exchange Commission or proxy statement or similar communication to TSH’s stockholders provided that this opinion is included in its entirety.

Sheshunoff’s fairness opinion is solely for the information of the Board of Directors of TSH in the discharge of its fiduciary obligations and TSH’s shareholders and not for any other third party, including, without limitation, individual board members. TSH retained Sheshunoff based upon Sheshunoff’s reputation in bank valuations, mergers and acquisitions, and familiarity with the banking business. TSH placed no limit on the scope of our analyses. In addition, TSH agreed to reimburse Sheshunoff’s expenses and to indemnify Sheshunoff and its officers, employees and affiliates for certain liabilities that may arise out of this engagement.

Sheshunoff will receive a fee for rendering its opinion that is not contingent upon the completion of the Merger and additional fees that are contingent upon consummation of the Merger. Sheshunoff has provided other services to TSH for which they have received compensation during the last two years. This opinion and the analyses supporting it were approved by a fairness committee of Sheshunoff.

Based on the foregoing and such other matters Sheshunoff deemed relevant, it is our opinion, as of the date hereof, that the consideration to be received pursuant to the Merger is fair to the shareholders of TSH, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO.

INVESTMENT BANKING, L.P.

TECHE HOLDING COMPANY

1120 JEFFERSON TERRACE BOULEVARD

NEW IBERIA, LOUISIANA 70560

(337) 560-7151

SPECIAL MEETING OF SHAREHOLDERS

May 28, 2014

The undersigned hereby appoints the Board of Directors of Teche Holding Company (“Teche”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Teche which the undersigned is entitled to vote at the Special Meeting of Shareholders, to be held at the Ramada Inn, located at 2915 Highway 14, New Iberia, Louisiana on May 28, 2014, at 11:30 a.m. and at any and all adjournments thereof, in the following manner:

		FOR	AGAINST	ABSTAIN
1.	The approval of the Agreement and Plan of Merger, dated January 12, 2014, by and between Teche Holding Company and IBERIABANK Corporation, pursuant to which Teche will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation surviving the merger.	☐	☐	☐

2.	The approval of an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger.	☐	☐	☐

3.	The approval of a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.	☐	☐	☐

In their discretion, such attorneys and proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” each of the Proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROPERLY-EXECUTED PROXY WILL BE VOTED “FOR” THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the special meeting, or at any adjournments thereof, and after notification to the Secretary of Teche at the special meeting of the shareholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of Teche of his or her decision to terminate this proxy.

The undersigned acknowledges receipt from Teche prior to the execution of this proxy of a Notice of Special Meeting of Shareholders and a Proxy Statement-Prospectus.

Dated:	☐ Check Box if You Plan to Attend the Special Meeting.

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

TECHE HOLDING COMPANY LETTERHEAD

TO:	Participants in the Employee Stock Ownership Plan of Teche Federal Bank

Date:	April 24, 2014

As described in the enclosed materials, your voting instructions are being requested as a participant under the Teche Federal Bank Employee Stock Ownership Plan (the “ESOP”) in connection with an upcoming Special Meeting of Shareholders of Teche Holding Company (“Teche”) to be held on May 28, 2014. The special meeting is for the purpose of considering and acting upon the following matters:

(1)	The approval of the Agreement and Plan of Merger, dated January 12, 2014, by and between Teche Holding Company and IBERIABANK Corporation, pursuant to which Teche will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation surviving the merger;

(2)	The approval of an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger; and

(3)	The approval of a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

We hope you will take advantage of the opportunity to direct the manner in which shares of Teche common stock allocated to your account under the ESOP will be voted.

Enclosed with this letter are a Notice of Special Meeting of Shareholders, a Proxy Statement-Prospectus and an ESOP Voting Instruction Form, which will permit you to vote the shares allocated to your ESOP account. After you have reviewed these materials, we urge you to vote your shares held pursuant to the ESOP by marking, dating and signing the enclosed ESOP Voting Instruction Form and returning it to the ESOP Trustees, care of Registrar and Transfer Company (“R&T”) in the enclosed envelope by May 22, 2014. The ESOP Trustees have engaged R&T to tally the votes and certify the totals to Teche for the purpose of having those shares voted. R&T will maintain the confidentiality of your personal voting instructions.

We urge each of you to vote as a means of participating in the governance of the affairs of Teche. The Board of Directors of Teche recommends a vote “FOR” approval of the merger agreement, “FOR” the advisory proposal on compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional votes in favor of approval of the merger agreement.

If your voting instructions for the ESOP are not received in a timely manner or if you abstain from voting, the shares allocated to your account will be voted by the ESOP Trustees at the direction of the ESOP Committee, subject to their fiduciary duties, in the same proportions as the ESOP Trustees vote the allocated shares for which they receive timely participant instructions. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates only to those shares that have been allocated to your account under the ESOP. You will receive other voting material for those shares owned by you individually and not under the ESOP.

Sincerely,

Patrick O. Little

Chairman, President and Chief Executive Officer

ESOP VOTING INSTRUCTION FORM

TECHE HOLDING COMPANY

[X] PLEASE MARK VOTES

AS IN THIS EXAMPLE

SPECIAL MEETING OF SHAREHOLDERS			FOR	AGAINST	ABSTAIN
MAY 28, 2014
The undersigned hereby instructs the Trustees of the Teche Federal Bank Employee Stock Ownership Plan (“ESOP”) to vote all the shares of Common Stock of Teche Holding Company (“Teche”) allocated to the undersigned pursuant to the ESOP as of April 11, 2014, at the Special Meeting of Shareholders to be held at the Ramada Inn, located at 2915 Highway 14, New Iberia, Louisiana on May 28, 2014 at 11:30 a.m., and at any and all adjournments thereof, as follows:	1.	The approval of the Agreement and Plan of Merger, dated January 12, 2014, by and between Teche Holding Company and IBERIABANK Corporation, pursuant to which Teche will merge with and into IBERIABANK Corporation, with IBERIABANK Corporation surviving the merger.	[ ]	[ ]	[ ]
	2.	The approval of an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Teche’s named executive officers in connection with the merger.	[ ]	[ ]	[ ]
3.

The approval of a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

			[ ]	[ ]	[ ]

If you do not return this Voting Instruction Form or you abstain from voting, your shares will be voted by the ESOP Trustees, subject to their fiduciary duties, at the direction of the ESOP Committee, in the same proportions as the ESOP trustees vote the allocated shares for which they receive timely participant directions.

Teche’s Board of Directors recommends a vote “FOR” each of the Proposals.

The undersigned acknowledges receipt from Teche prior to the execution of this Voting Instruction Form of a Notice of Special Meeting of Shareholders and a Proxy Statement-Prospectus.

Dated:
Signature

Print Name:

PLEASE ACT PROMPTLY

SIGN, DATE AND RETURN THIS ESOP VOTING INSTRUCTION FORM TODAY IN THE ENCLOSED ENVELOPE ADDRESSED TO THE ESOP TRUSTEES.